Form 10-K, Exhibit 13
period 1996-12-31
VISTA BANCORP INC
filed 1997-03-31
CIK 831979

EXHIBIT 13

                  PORTIONS OF THE ANNUAL REPORT TO SHAREHOLDERS
                     FOR FISCAL YEAR ENDED DECEMBER 31, 1996

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW
          Vista Bancorp, Inc. (Vista), formed in 1988, is a two-bank holding company with approximately $500 million in assets operating 14 branches in New Jersey and Pennsylvania. Vista is the parent company for two wholly-owned subsidiary banks, The Phillipsburg National Bank and Trust Company (PNB) and Twin Rivers Community Bank (Twin Rivers). PNB, a $378 million commercial bank operating ten branches, was formed in 1856 and is located in Phillipsburg, Warren County, New Jersey. Twin Rivers, a $117 million Pennsylvania state chartered commercial bank operating four branches, was formed in 1990 and is located in Palmer Township, Northampton County, Pennsylvania. Vista Bancorp, Inc. is traded under the symbol "VBNJ" on the Nasdaq SmallCap Market.

        The year that ended on December 31, 1996, was significant for Vista and its bank subsidiaries. Vista began the year with approximately $5.33 million in new capital raised through a secondary stock offering completed in December 1995 and ended 1996 with a consolidated capital position of $39 million. The capital was raised to support the growth experienced by its two subsidiary banks and to position itself to take advantage of opportunities that arose from the industry consolidation taking place in its markets. Since 1993, Vista has experienced compound annual growth rates of 10% in assets, 8% in deposits, 20% in capital and 13% in net income. Its compound growth rate of 6% in earnings per common share has lagged due to the heavy dilutive effect of two stock offerings.

        Expansion opportunities arose in late 1996 as Vista, through its two subsidiary banks, executed agreements with large regional banks to acquire three established branch locations, two in Bethlehem, Pennsylvania, that were acquired by Twin Rivers and one in Flemington, New Jersey, acquired by PNB.

        Due to its rapid historical growth and its prospects for future growth, Vista moved to strengthen its management ranks in late 1996 with new executives in the areas of retail banking, commercial lending, operations and technology. The year 1997 is expected to be a transition year for earnings as Vista and its subsidiaries assimilate the new sites into the organization and focus attention on growing assets and profitability over the long term. Earnings will be impacted by the recent expansion due to the typical 12- to 18-month time frame for new branches to reach a level of profitability. Based on its current plans and projections, additional equity capital raising activities are remote at this time, thereby enabling management to focus on growing earni ngs per share and book value per share as the key drivers of building long-term shareholder value.



                     PHOTO OF


__________________________________________________

        David L. Hensley, President, PNB;
       Marc S. Winkler, President and CEO,
  Twin Rivers Community Bank; William F. Keefe,
    Executive Vice President and CFO, Vista.
__________________________________________________

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FACTORS THAT MAY AFFECT FUTURE RESULTS

          General. The business of banking is affected, directly and indirectly, by local, domestic and international economic and political conditions, and by government monetary and fiscal policies. Conditions such as inflation, recession, unemployment, volatile interest rates, tight money supply, real estate values, international conflicts and other factors beyond the control of Vista and its bank subsidiaries may adversely affect the future results of Vista and its subsidiaries. Management does not expect any one particular factor to affect Vista or its subsidiaries' results of operations. A downward trend in several areas, however, including real estate, construction and consumer spending, could have an adverse impact on Vista's ability to maintain or increase profitability. Therefore, there is no assurance that Vista will be able to continue its current rates of income and growth.

          Interest Rates. Vista's earnings depend, to a large extent, upon net interest income, which is primarily influenced by the relationship between its cost of funds on interest-bearing liabilities (deposits and borrowings) and the yield on its interest-earning assets (loans and investments). This relationship, known as the net interest spread, is subject to fluctuation and is affected by regulatory, economic and competitive factors which influence interest rates, the volume, rate and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. As part of its interest rate risk management strategy, management seeks to control its exposure to interest rate changes by managing the maturity and repricing characteristics of interest-earning assets and interest-bearing liabilities.

          As of December 31, 1996, total interest-earning assets maturing or repricing within one year were less than total interest-bearing liabilities maturing or repricing in the same period by $20.8 million, representing a cumulative one-year interest rate sensitivity gap as a percentage of total assets of negative 4.18%. This condition suggests that the yield on Vista's interest-earning assets should adjust to changes in market rates at a slower rate than the cost of interest-bearing liabilities. Consequently, net interest income could decrease during periods of rising interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Interest Rate Sensitivity."

          Adequacy of Allowance for Loan Losses. In originating loans, there is a likelihood that some credit losses will occur. This risk of loss varies with, among other things, general economic conditions, the type of loan being made, the credit-worthiness and debt servicing capacity of the borrower over the term of the loan and, in the case of a collateralized loan, the value and marketability of the collateral securing the loan. Management maintains an allowance for loan losses based on, among other things, historical loan loss experience, known inherent risks in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and an evaluation of current economic conditions. Management currently believes that the allowance for loan losses is adequate, but there can be no assurance that nonperforming loans will not increase in the future.

          Local Economic Conditions. The success of Vista is dependent, to a certain extent, upon the general economic conditions in the geographic markets served by the bank subsidiaries. Although Vista expects that economic conditions will continue to be favorable in these markets, no assurance can be given that favorable economic conditions will continue. Adverse changes in economic conditions in the geographic markets that the bank subsidiaries serve would likely impair their ability to collect loans and could otherwise have a material adverse effect on the consolidated results of operations and financial condition of Vista.

          Competition. The banking industry is highly competitive, with rapid changes in product delivery systems and in consolidation of service providers. Many of Vista's competitors are larger in terms of assets and capital and have substantially greater technical, marketing and financial resources. Because

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


of their size, many of these competitors can (and do) offer products and services that Vista does not offer. Vista is constantly striving to meet the convenience and needs of its customers and to enlarge its customer base. No assurance can be given that these efforts will be successful in maintaining and expanding Vista's customer base.

         Growth by Internal Expansion and Acquisition. Vista's strategy to expand internally by establishing new branch offices is dependent on its ability to identify advantageous branch office locations and generate new deposits and loans from those locations that will create an acceptable level of net income for Vista. At the same time, Vista's strategy to grow externally through selective acquisitions of other financial institutions or branches of such institutions is dependent on successfully identifying, acquiring and integrating such institutions or branches. There can be no assurance Vista will be successful in implementing its internal growth strategy or in identifying attractive acquisition candidates, acquiring such candidates on favorable terms or successfully integrating any acquired institutions or branches into Vista.

         Federal and State Government Regulation. The operations of Vista are heavily regulated and will be affected by present and future legislation and by the policies established from time to time by various federal and state regulatory authorities. In particular, the monetary policies of the Federal Reserve Board have had a significant effect on the operating results of banks in the past and are expected to continue to do so in the future.

RESULTS OF OPERATIONS

         Vista's earnings from operations increased 8.4% in 1996 to a record $4.44 million, or $1.10 per common share, before a one-time Savings Association Insurance Fund (SAIF) assessment. Including the net tax effect of the assessment, net income equaled $4.25 million, or $1.05 per common share. This was the fifth consecutive year of increased earnings. The SAIF assessment, mandated by Congress in September to recapitalize the deposit insurance fund for thrift institutions, amounted to a one-time charge of $190 thousand after-tax, or $.05 per common share.

         These results compare with 1995 net income of $4.09 million, or $1.18 per common share. Earnings per common share in 1996 was impacted by a 16% increase in average common shares outstanding due to the secondary stock offering of 500,000 new shares in December 1995.

         The increase in net income for 1996 was due primarily to an increased level of net interest income, growth of noninterest income and a positive swing in the contribution from sales of securities. Offsetting these positive factors were growth in noninterest expenses and a higher provision for loan losses.

         Return on average shareholders' equity was 11.65% in 1996 compared to 15.02% in 1995 and 13.53% in 1994. Return on average assets was .89% in 1996 compared to .96% for 1995 and .83% for 1994.

         The operating results of Vista depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, consisting primarily of loans and investments and interest expense on interest-bearing liabilities, consisting primarily of deposits and borrowings. Vista's results of operations are also affected by the provision for loan losses, resulting from management's assessment of the adequacy of the allowance for loan losses, the level of its noninterest income, including gains and losses on the sales of securities, noninterest expense, and income tax expense. Each of these principle components of Vista's operating results are discussed below.

NET INTEREST INCOME

         Tax-equivalent net interest income, which is the largest component of operating income, increased 7% or $1.2 million to $17.2 million in 1996 compared to $16.0 million in 1995 which in turn increased 5% or

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

$750 thousand compared to 1994. The increase in 1996 primarily reflected strong loan growth and growth in the volume of interest-earning assets.

          The net interest margin, which is tax-equivalent net interest income as a percent of average interest-earning assets, averaged 3.80% for 1996, 3.96% for 1995 and 4.08% in 1994.

          The margin decline in 1996 was attributable to asset growth at narrower average margins. While the net interest margin is not a managed goal or target, management's goal is to continue to increase net interest income each year.
          Average interest-earning assets increased $50.3 million in 1996 and $31.2 million in 1995. The average yield on interest-earning assets was 7.51% in 1996, compared with 7.74% in 1995. The average rate paid on interest-bearing liabilities was 4.22% in 1996 compared to 4.24% in 1995.

          Vista uses its securities portfolio and prospective balance sheet growth to manage its interest rate sensitivity. More information on interest rate risk management is included in the "Interest Rate Sensitivity" section.

          The following table, "Consolidated Average Balances, Net Interest Income and Average Rates," presents Vista's average assets, liabilities and shareholders' equity. Vista's net interest income, net interest spreads and net interest margin for the periods ended December 31, 1996, 1995 and 1994, are also reflected.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



CONSOLIDATED AVERAGE BALANCES, NET INTEREST INCOME AND AVERAGE RATES (TAX-EQUIVALENT BASIS)
AMOUNTS IN THOUSANDS (EXCEPT PERCENTAGES)


For The Years Ended December 31,                 1996                           1995                         1994
--------------------------------------------------------------------------------------------------------------------------------
                                     Average              Average    Average            Average    Average               Average
                                     Balances  Interest    Rates     Balances  Interest   Rates    Balances   Interest    Rates
                                       (1)       (2)        (3)        (1)      (2)        (3)        (1)       (2)        (3)
--------------------------------------------------------------------------------------------------------------------------------
Assets
Federal funds sold                 $ 11,305   $  607       5.37%   $ 10,662  $  627       5.88%   $  7,592   $  340      4.48%
Short-term investments                2,688      141       5.25%      2,376     138       5.81%      6,343      243      3.83%
--------------------------------------------------------------------------------------------------------------------------------
    Total Short-term Investments     13,993      748       5.35%     13,038     765       5.87%     13,935      583      4.18%
--------------------------------------------------------------------------------------------------------------------------------
Securities:
    U.S. Treasury                    25,734    1,536       5.97%     28,613   1,763       6.16%     41,594    2,346      5.64%
    U.S. Government agencies
     and corporations               104,011    6,987       6.72%     85,163   6,022       7.07%     69,210    4,256      6.15%
    States and other
     political subdivisions          13,000      769       5.92%      9,631     576       5.98%     10,470      576      5.50%
    Other                            15,499    1,036       6.68%     15,904   1,147       7.21%     13,573      925      6.82%
--------------------------------------------------------------------------------------------------------------------------------
    Total Securities                158,244   10,328       6.53%    139,311   9,508       6.83%    134,847    8,103      6.01%
--------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income: (4)
    Mortgage                        137,919   10,494       7.61%    132,550  10,081       7.61%    125,454    9,517      7.59%
    Commercial                       71,195    6,525       9.16%     61,316   5,924       9.66%     52,934    4,468      8.44%
    Consumer                         72,404    5,982       8.26%     57,196   4,935       8.63%     45,089    3,808      8.45%
--------------------------------------------------------------------------------------------------------------------------------
    Total Loans                     281,518   23,001       8.17%    251,062  20,940       8.34%    223,477   17,793      7.96%
--------------------------------------------------------------------------------------------------------------------------------
    Total Interest-earning Assets   453,755   34,077       7.51%    403,411  31,213       7.74%    372,259   26,479      7.11%
--------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks              15,168                          12,927                         12,891
Allowance for loan losses            (3,879)                         (4,001)                        (3,884)
Other assets                         13,107                          11,938                         10,812
--------------------------------------------------------------------------------------------------------------------------------
    Total Noninterest-earning
     Assets                          24,396                          20,864                         19,819
--------------------------------------------------------------------------------------------------------------------------------
        Total Assets               $478,151                        $424,275                       $392,078
--------------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders'
 Equity
Interest-bearing deposits:
    Demand                         $ 68,306  $ 1,541       2.26%   $ 60,580 $ 1,534       2.53%   $ 62,309  $ 1,457      2.34%
    Savings                         109,819    3,460       3.15%    101,858   3,093       3.04%    117,704    3,258      2.77%
    Time                            171,565    9,217       5.37%    164,698   8,769       5.32%    135,377    5,692      4.20%
    Time deposits $100,000 and over  31,623    1,712       5.41%     20,023   1,144       5.71%     10,488      424      4.04%
--------------------------------------------------------------------------------------------------------------------------------
    Total Interest-bearing Deposits 381,313   15,930       4.18%    347,159  14,540       4.19%    325,878   10,831      3.32%
--------------------------------------------------------------------------------------------------------------------------------
Borrowed funds                       13,000      586       4.51%      9,613     436       4.54%      7,940      279      3.51%
Long-term debt                        4,641      333       7.18%      3,360     281       8.36%      1,942      165      8.50%
--------------------------------------------------------------------------------------------------------------------------------
     Total Borrowed Funds
        and Long-term Debt           17,641      919       5.21%     12,973     717       5.53%      9,882      444      4.49%
--------------------------------------------------------------------------------------------------------------------------------
Total Interest-bearing Liabilities  398,954   16,849       4.22%    360,132  15,257       4.24%    335,760   11,275      3.36%
--------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits  39,154                          33,403                         29,994
Other liabilities                     3,579                           3,489                          2,341
--------------------------------------------------------------------------------------------------------------------------------
     Total Noninterest-bearing
        Liabilities                  42,733                          36,892                         32,335
--------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity                36,464                           27,251                         23,983
--------------------------------------------------------------------------------------------------------------------------------
         Total Liabilities and
            Shareholders' Equity  $478,151                         $424,275                       $392,078
--------------------------------------------------------------------------------------------------------------------------------
Net Interest Income/Spread
    (tax-equivalent basis)                    17,228       3.29%             15,956       3.50%              15,204      3.75%
--------------------------------------------------------------------------------------------------------------------------------
Tax-equivalent Basis Adjustment                 (212)                          (153)                           (161)
--------------------------------------------------------------------------------------------------------------------------------
    Net Interest Income                      $17,016                        $15,803                         $15,043
--------------------------------------------------------------------------------------------------------------------------------
    Net Interest Margin (5)                                3.80%                          3.96%                          4.08%
--------------------------------------------------------------------------------------------------------------------------------

(1) Average volume information was computed using approximate daily averages.
(2) Interest on loans includes fee income.
(3) Rates have been annualized and computed on a tax-equivalent basis using the federal income tax statutory rate of 34%.
(4) Includes nonaccrual loans.
(5) Net interest income on a tax-equivalent basis as a percent of average interest-earning assets.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following table, "Volume/Rate Analysis of Changes in Net Interest Income," analyzes net interest income by segregating the volume and rate components of the changes in net interest income resulting from changes in the volume of various interest-earning assets and interest-bearing liabilities and the changes in the rates earned and paid by Vista.

VOLUME/RATE ANALYSIS OF CHANGES IN NET INTEREST INCOME (TAX-EQUIVALENT BASIS) AMOUNTS IN THOUSANDS



                                                          For The Year Ended                     For The Year Ended
                                                             December 31,                            December 31,
                                                            1996 vs. 1995                           1995 vs. 1994
                                                -------------------------------------------------------------------------------
                                                          Increase (Decrease)                     Increase (Decrease)
                                                           Due to Changes in                       Due to Changes in
                                                -------------------------------------------------------------------------------

                                                 Total         Average      Average         Total       Average        Average
                                                Change (1)     Volume       Rate          Change (1)    Volume         Rate
-------------------------------------------------------------------------------------------------------------------------------

Interest Income
Federal funds sold                              ($20)        $   37         ($57)        $  287        $  161          $  126
Short-term investments                             3             17          (14)          (105)         (195)             90
-------------------------------------------------------------------------------------------------------------------------------
    Total Short-term Investments                 (17)            54          (71)           182           (34)            216
-------------------------------------------------------------------------------------------------------------------------------
Securities:
    U.S. Treasury                               (227)          (172)         (55)          (583)         (784)            201
    U.S. Government agencies
     and corporations                            965          1,278         (313)         1,766         1,071             695
    States and other political subdivisions      193            199           (6)             -           (48)             48
    Other                                       (111)           (28)         (83)           222           166              56
-------------------------------------------------------------------------------------------------------------------------------
    Total Securities                             820          1,277         (457)         1,405           405           1,000
-------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income:  (2)
    Mortgage                                     413            408            5            565           539              26
    Commercial                                   601            917         (316)         1,456           760             696
    Consumer                                   1,047          1,264         (217)         1,127         1,042              85
-------------------------------------------------------------------------------------------------------------------------------
    Total Loans                                2,061          2,589         (528)         3,148         2,341             807
-------------------------------------------------------------------------------------------------------------------------------
        Total Interest Income                  2,864          3,920       (1,056)         4,735         2,712           2,023
-------------------------------------------------------------------------------------------------------------------------------
Interest Expense
Interest-bearing deposits:
    Demand                                         7            185         (178)            77           (41)            118
    Savings                                      367            248          119           (165)         (464)            299
    Time                                         448            368           80          3,078         1,381           1,697
    Time deposits $100,000 and over              568            631          (63)           720           495             225
-------------------------------------------------------------------------------------------------------------------------------
    Total Interest-bearing Deposits            1,390          1,432          (42)         3,710         1,371           2,339
-------------------------------------------------------------------------------------------------------------------------------
Borrowed funds                                   150            153           (3)           157            66              91
Long-term debt                                    52             96          (44)           116           118              (2)
-------------------------------------------------------------------------------------------------------------------------------
    Total Borrowed Funds
        and Long-term Debt                       202            249          (47)           273           184              89
-------------------------------------------------------------------------------------------------------------------------------
        Total Interest Expense                 1,592          1,681          (89)         3,983         1,555           2,428
-------------------------------------------------------------------------------------------------------------------------------
            Net Interest Income
                (tax-equivalent basis)        $1,272         $2,239        ($967)        $  752        $1,157           ($405)
-------------------------------------------------------------------------------------------------------------------------------


(1) The volume/rate variance is allocated based on the percentage relationship of changes in volume and changes in rate to the "Total Change."
(2) Includes nonaccrual loans.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NONINTEREST INCOME

          Total noninterest income increased 21% to $2.5 million in 1996 from $2.1 million in 1995 which in turn increased 11% compared to $1.9 million earned in 1994.
          Income from service charges on deposit accounts increased to $1.5 million in 1996 from $1.4 million in 1995 and $1.3 million in 1994 reflecting increases of 8% in 1996 and 12% in 1995, respectively. Service charges on commercial transaction accounts contributed to the majority of the increase in 1996 due to growth in commercial

Noninterest Income and Noninterest Expense
--------------------------------------------------------------------------------------------------------------------------------
                                                           Years Ended December 31,
                                                                                                         Percent Change
                                                                                                --------------------------------
Amounts in Thousands (Except Percentages)          1996           1995             1994         1996 vs 1995        1995 vs 1994
--------------------------------------------------------------------------------------------------------------------------------
Noninterest Income:
   Service Charges on Deposit Accounts           $ 1,541        $ 1,429         $ 1,271             8%                  12%
   Other Service Charges                             489            351             369            39                   (5)
   Net Security Gains (Losses)                        29            (56)            (48)          152                  (17)
   Trust Income                                      199            155             121            28                   28
   Other Income                                      228            183             146            25                   25
--------------------------------------------------------------------------------------------------------------------------------
             Total Noninterest Income            $ 2,486        $ 2,062         $ 1,859            21%                  11%
--------------------------------------------------------------------------------------------------------------------------------
Noninterest Expense:
   Personal Expense:
    Salaries                                     $ 5,252        $ 4,723         $ 4,323            11%                   9%
    Benefits                                       1,460          1,355           1,723             8                  (21)
--------------------------------------------------------------------------------------------------------------------------------
          Total Salaries and Benefits              6,712          6,078           6,046            10                    1

   Occupancy Expense                               1,116            997             947            12                    5
   Furniture and Equipment Expense                 1,209          1,106             982             9                   13
   SAIF Assessment                                   317              -               -           100                    -

   Other Expenses:
    FDIC Deposit Insurance                           173            425             814           (59)                 (48)
    Regulatory Exam Assessments                      105             93              98            13                   (5)
    Marketing and Advertising                        566            514             333            10                   54
    Professional Fees                                277            221             307            25                  (28)
    Printing, Stationery and Supplies                433            299             259            45                   15
    Postage                                          248            214             186            16                   15
    Fees on Loan Accounts                            325            268             192            21                   40
    Intangible Asset Amortization                    178             86              93           107                   (8)
    Insurance                                        100             99             106             1                   (7)
    Other Real Estate Owned Expense                  109            132             171           (17)                 (23)
    All Other                                        858            814             897             5                   (9)
--------------------------------------------------------------------------------------------------------------------------------
          Total Other Expenses                     3,372          3,165           3,456             7                   (8)
--------------------------------------------------------------------------------------------------------------------------------
             Total Noninterest Expense           $12,726        $11,346         $11,431            12%                  (1)%
--------------------------------------------------------------------------------------------------------------------------------
Overhead Efficiency Ratio(1)                       64.65%         62.78%          66.80%            -                    -
--------------------------------------------------------------------------------------------------------------------------------

(1) The Overhead Efficiency Ratio is equal to noninterest expense divided by net operating revenue. Net operation revenue is equal to the sum of tax-equivalent net interest income and noninterest income, excluding net security gains and losses.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

checking accounts and higher volumes of items processed. Fee income from commercial checking accounts increased 21% in 1996 compared to 10% in 1995. Fees earned from nonsufficient funds (NSF) on personal checking accounts climbed 12% in 1996 compared to growth of 25% in 1995, reflecting a lower volume of NSF activity. Service charges on demand accounts, which consisted mainly of standard monthly maintenance fees and charges for violations of minimum balance requirements, declined 3% in 1996 after growing 7% in 1995. The decline was attributable to the introduction of a "No Fee Checking" policy on personal transaction accounts at Twin Rivers, in addition to maintaining a flat fee structure in 1996 for PNB.

          Other service charge income increased 39% in 1996 following a 5% decline in 1995. Robust loan demand accounted for growth in attendant fee generating activities of loan applications and appraisal fees. In addition, higher ATM interchange revenue derived from increased transaction volume by noncustomers contributed to the increase.

          Other income, including trust operations, increased 26% to $427 thousand in 1996 compared to an increase of 27% to $338 thousand in 1995. Income from trust operations increased due to a focused effort in this business segment to generate higher margin business and additional fee income. In addition, a one-time $62 thousand gain was recognized on the sale of PNB's student loan portfolio.

          Sales of securities resulted in a net gain of $29 thousand in 1996, while sales of securities in 1995 and 1994 resulted in net losses of $56 thousand and $48 thousand, respectively.

NONINTEREST EXPENSE

          Total noninterest expense increased 12% to $12.7 million in 1996 from $11.3 million in 1995. Total noninterest expense declined 1% to $11.3 million in 1995 compared to $11.4 million in 1994. The overall expense level increased beyond management's expectation of 5% to 7% for 1996 for several reasons. Excluding the one-time SAIF assessment of $317 thousand, operating expenses increased approximately 9% in 1996. The major branch expansion resulted in significant start-up costs during the fourth quarter of 1996 which historically always precede the revenue stream expected from the asset and deposit growth of new branches. In addition, added personnel costs arose from the employment of new executives in the areas of retail banking, commercial lending, operations and technology. The added management positions will strengthen Vista's infrastructure as it positions itself to grow beyond $500 million in assets.

          When managing the overall operating expense level of the organization, Vista's goal is to achieve certain economies of scale where the cost structure can be leveraged to profitably grow assets at a pace that will exceed the incremental cost to manage and administer a larger organization and, in turn, generate higher levels of net income. The key benchmark for measuring progress toward this goal is the relationship of noninterest expense to average total assets. This benchmark equaled 2.66% in 1996, 2.67% in 1995 and 2.92% in 1994. The continued downward trend underscores the success achieved at managing the organization toward this goal.

          The largest component of Vista's cost structure is personnel expense which equaled $6.7 million for 1996, $6.1 million for 1995 and $6.0 million for 1994. Personnel expense accounted for 53%, 54% and 53% of total noninterest expense for these periods. When considered separately, salary expense increased 11% in 1996 compared to 1995 which in turn exceeded salary expense in 1994 by 9%. Higher staffing levels and normal merit increases accounted for the majority of the increase in both years.

          Other benefits increased 8% to $1.5 million in 1996 following a 21% decline in 1995. Included in other benefits expense for 1995 was a medical insurance premium refund totaling $54 thousand. Adjusting for this

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

nonrecurring item would reduce the year-over-year increase to 4%. The increase in 1996 was attributable to higher payroll tax expense and employer provided retirement benefits resulting from increased staff levels and retirement plan participation.

          Other benefits in 1994 included a $280 thousand one-time, pretax charge for the curtailment of the postretirement medical and life insurance benefit plans under Statement of Financial Accounting Standards (SFAS) No. 106. This charge for the plan curtailment, in addition to lower annual postretirement benefit accruals, accounted for the significant decline in other benefits expense in 1995 compared to 1994.

          Occupancy expense increased 12% to $1.1 million in 1996 from $1.0 million in 1995 due to increased branch sites and higher real estate taxes, utility costs and facility maintenance costs. Occupancy expense increased in 1995 compared to 1994 due to higher rental expense and routine facility maintenance costs.

          Furniture and equipment expense increased 9% to $1.2 million in 1996 from $1.1 million in 1995 which in turn increased 13% over 1994. Most of the increase resulted from costs incurred for new equipment required to expand computer applications and to enhance customer service.

          The SAIF assessment was a one-time charge enacted by Congress to recapitalize the Savings Association Insurance Fund. As a result of its 1991 acquisition of SAIF insured deposits from the Resolution Trust Corporation
(RTC), PNB was assessed $317 thousand and recognized the charge during the third quarter. The after-tax effect of the assessment was $190 thousand. Commencing January 1, 1997, the FDIC deposit insurance rate will equal 1.3 cents per $100 of Bank Insurance Fund (BIF) deposits and 6.4 cents per $100 of SAIF insured deposits. The ongoing deposit insurance premiums for both BIF and SAIF will be used to service the Financing Corporation (FICO) bonds which were floated by the United States government to pay for the thrift industry resolution in the late 1980's.

          Total other expense increased 7% to $3.4 million in 1996 following an 8% decline in 1995. Increases in printing, stationery and supplies were connected to the introduction of check imaging technology in 1996. Professional fees increased due to legal services related to benefit plans while intangible asset amortization increased as a result of the deposit premium paid in connection with a branch and deposit acquisition in December 1995. Marketing and advertising expense increased in 1996 due to the year-long advertising campaign designed to capitalize on the 140th year anniversary of PNB, in addition to a redesign and modernization of its corporate logo.

PROVISION FOR INCOME TAXES

          The provision for income taxes was $2.15 million for 1996, reflecting a slight decrease compared to $2.24 million in income tax expense for 1995. The decrease reflected a higher level of tax-exempt income and lower state income tax expense. The effective tax rate was 34% for 1996 and 35% for 1995 and 1994.

          Differences between the book basis and tax basis of assets and liabilities recorded in the financial statements resulted in deferred taxes. As of December 31, 1996 and 1995, net deferred tax assets were $1.71 million and $1.24 million, respectively.

FINANCIAL CONDITION

          Set forth below is a discussion of the material changes in Vista's financial condition from December 31, 1995 to December 31, 1996.

INTEREST-EARNING ASSETS AND
INTEREST-BEARING LIABILITIES

          Average interest-earning assets totaled $453.8 million in 1996, reflecting an increase of $50.4 million or 12% compared to $403.4 million in 1995, reflecting strong growth in loans and securities. Total loans increased $30.5 million, or 12%, to average $281.5 million, while securities available for sale increased $18.9 million, or 14%, to average $158.2 million.

          Average interest-bearing liabilities totaled $398.9 million in 1996, reflecting an increase of $38.8 million, or 11%, compared to $360.1 million in 1995 due to strong growth in all categories of deposits. Borrowed funds and long-term debt reflected moderate growth.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The average tax-equivalent yield on interest-earning assets amounted to 7.51%, a decrease of 23 basis points from 7.74% earned in 1995. The average cost of interest-bearing liabilities equaled 4.22% reflecting a narrow decline of 2 basis points compared to 4.24% paid in 1995. These decreases were due to the lower average interest rate environment in 1996 compared to 1995. The average prime rate was 8.27% in 1996 and 8.83% in 1995, while the federal funds rate averaged 5.31% in 1996 and 5.85% in 1995.

          The net interest rate spread, which is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, was 3.29% for 1996 compared to 3.50% in 1995, a decline of 21 basis points. The decline reflected narrower spreads on interest-earning assets.

SECURITIES AVAILABLE FOR SALE

          Securities available for sale are held for indefinite periods of time and may be sold in response to changing market and interest rate conditions, liquidity needs or for asset/liability management reasons. The securities portfolio is the primary tool used to manage the interest rate risk profile. Vista classifies its entire securities portfolio as available for sale. These securities are reported at fair value with unrealized gains and losses, net of tax, included as a separate component of shareholders' equity.

          Securities available for sale averaged $158.2 million in 1996 compared to $139.3 million on average in 1995, an increase of 14%. The increase resulted primarily in mortgage-backed securities and tax-exempt securities, which offset slight declines in U.S. Treasury and other types of securities. The average yield on the overall portfolio amounted to 6.53% in 1996 compared to 6.83% in 1995, a decrease of 30 basis points. The decrease in yield was attributable to increased premium amortization caused by accelerated prepayments on adjustable rate mortgage-backed securities early in 1996, prompted by a flat yield curve and lower average market interest rates throughout 1996.

          During 1996, $42.1 million of securities available for sale were sold resulting in a net gain of $29 thousand. These sales, combined with $37.2 million of maturities, were then used in part to purchase $87.6 million of securities available for sale.

          At December 31, 1996, there were unrealized gains, net of tax, of $703 thousand on securities available for sale compared to $1.52 million at December 31, 1995. The decline is attributable to higher absolute interest rates in effect at the respective measurement date in 1996 compared to 1995. Higher interest rates reduced the value of fixed-rate securities whereas lower interest rates increased the value of fixed-rate securities.

LOANS
          Total average loans increased $30.5 million to average $281.5 million in 1996, an increase of 12% compared to average total loans of $251.1 million in 1995. The commercial and consumer loan portfolios accounted for the majority of the increase, as strong loan origination activity to small businesses increased commercial loans, while indirect auto lending contributed $12.0 million of the $15.2 million growth in average consumer loans during 1996. Mortgage lending increased $5.4 million on average in 1996 due to an increase in adjustable-rate mortgage originations.

          The overall yield on total loans averaged 8.17% for 1996, a 17 basis point decline from the 8.34% average yield earned in 1995. The commercial loan portfolio generated an average yield of 9.16% in 1996 compared to 9.66% in 1995, a decline of 50 basis points. The decline can be attributed to a lower average prime rate of 8.27% in 1996 compared to 8.83% in 1995. The average yield on the mortgage portfolio remained flat in 1996 yielding 7.61%, equal to the yield generated in 1995, while the yield on the consumer portfolio declined 37 basis points to 8.26% in 1996 from 8.63% in 1995. The decline can be attributed to accelerated amortization of the prepaid dealer reserve triggered by prepayments and an increased level of repossessed automobiles and lower average interest rates.

DEPOSITS

          Total average deposits increased $39.9 million to average $420.5 million in 1996, an increase of 10% compared to average total deposits of $380.6 million in 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          Total interest-bearing deposits increased $34.2 million on average in 1996 with demand accounts increasing $7.7 million, savings $8.0 million and time deposits less than $100,000, $6.9 million. Time deposits of $100,000 and over accounted for approximately $11.6 million of growth on average. A December 1995 branch acquisition contributed $8.8 million toward the growth in demand and savings and $5.2 million toward growth in time deposits.

          Total noninterest-bearing demand deposits increased $5.8 million on average to $39.2 million in 1996 compared to an average of $33.4 million in 1995.

          The cost of funds paid on interest-bearing deposits averaged 4.22% in 1996, a decline of 2 basis points compared to the average cost of funds paid of 4.24% in 1995. The reduction in rates paid on time deposits of $100,000 and over and interest-bearing demand accounts, offset higher rates paid on adjustable-rate savings and consumer time deposits.

BORROWED FUNDS AND
LONG-TERM DEBT

          Total borrowed funds and long-term debt averaged $17.6 million in 1996 compared to $13.0 million in 1995, while the cost of funds declined 32 basis points to 5.21% in 1996 from 5.53% in 1995. Lower average short-term interest rates, a lower average prime rate and a negotiated refinancing to a lower margin on prime-based long-term debt accounted for the year-over-year decline.

NONPERFORMING ASSETS

          At December 31, 1996, nonperforming assets, consisting of loans on nonaccrual status plus other real estate acquired through foreclosure (ORE), totaled $4.5 million or 1.48% as a percentage of total loans plus ORE. These amounts compare to $4.5 million and 1.71%, respectively, at December 31, 1995.

          Commercial nonaccrual loans accounted for 76% and 41% of total nonaccrual loans at December 31, 1996 and 1995, respectively, while nonaccrual residential mortgage loans accounted for 15% and 57%, respectively. Consumer loans accounted for 9% and 2%, respectively, of total nonaccrual loans at December 31, 1996 and 1995. ORE increased to $1.28 million at December 31, 1996, compared to $489 thousand at December 31, 1995.

          A loan must be placed on nonaccrual status when principal or interest becomes 90 days or more past due, unless the loan is well secured and in the process of collection. In addition, Vista must expect the loan to be fully repaid according to the original terms of the loan agreement. A nonaccrual loan may not be restored to accrual status until principal and interest is no longer due and unpaid or it otherwise becomes well secured.

          A loan is well secured by: (a) collateral in the form of liens on or pledges of real property, including securities that have a realizable value sufficient to discharge the debt (including accrued interest) in full; or (b) by the guarantee of a responsible third party.

          A loan should be considered in the process of collection if, based on a probable specific event, such as the closing of a negotiated sales contract, it is expected that the loan will be repaid or brought current. The commencement of collection efforts, plans to liquidate collateral, ongoing workouts, restructurings or settlements do not, in and of themselves, allow a loan to meet the definition. There must be evidence that collection in full of amounts due and unpaid will occur shortly. Generally, this collection period should not exceed 30 days. Only in cases where the timing and amount of repayment is certain, may there be a longer period of collection. See "Factors That May Affect Future Results."

ALLOWANCE FOR LOAN LOSSES AND RELATED PROVISION

          The allowance for loan losses remained unchanged at approximately $3.90 million at December 31, 1996 and 1995, respectively. The allowance equaled 1.30% of total net loans at December 31, 1996, compared to 1.49% at December 31, 1995. The provision for loan losses equaled $380 thousand for 1996 compared to $190 thousand in 1995 while charge-offs, net of recoveries, totaled $409 thousand for 1996 and $205 thousand for 1995. Approximately $200 thousand of the annual

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


provision for loan losses was recorded in the fourth quarter of 1996 in light of an increased delinquency rate and higher level of repossessed automobiles in the indirect auto loan portfolio at PNB. The allowance for loan loss as a percentage of nonperforming assets equaled 88% at December 31, 1996 and 1995, respectively.

          In determining the adequacy of the allowance for loan losses, management reviewed a loan analysis prepared by Vista's internal loan review officer, national and local economic indicators, loan collateral values and historical loss factors. The recognition of impaired loans and specific allowances that must be determined for such loans were also factored into Vista's determination of the allowance for loan losses. This information was reviewed on a quarterly basis with each subsidiary's Board of Directors. Manag ement determined Vista's allowance for loan losses to be adequate at December 31, 1996. See "Factors That May Affect Future Results."

LIQUIDITY

          Liquidity is a measure of Vista's ability to meet present and future financial obligations and commitments on a timely basis. Liquidity needs include sufficient cash flow to meet present and future loan commitments, deposit outflows and daily business operations. At the bank subsidiary level, liquidity is generally provided by deposit growth, maturities and sales of securities, periodic repayments of loans, borrowings and net income. Liquidity is provided to the parent company in the form of monthly service fees paid by the bank subsidiaries, issuance of common stock through participation in the various stock plans of Vista and quarterly dividend payments from the bank subsidiaries.

          Vista's ability to meet its quarterly dividend payments is dependent to a large degree on the bank subsidiaries' ability to make dividend payments to Vista. Any restriction on the subsidiaries' ability to pay dividends could impair Vista's ability to make cash dividend payments to its shareholders.

          Liquidity is managed on a daily basis at both the parent company and subsidiary levels, enabling management to effectively monitor changes in liquidity and to react accordingly to market conditions. Management believes that liquidity is sufficient to meet present and future financial obligations and commitments on a timely basis.

          At December 31, 1996, cash and cash equivalents equaled $35.6 million, largely unchanged from the $36.1 million in cash and cash equivalents on hand at December 31, 1995. Changes in cash are measured by changes in the three major classifications of cash flows defined as operating, investing and financing activities.

          At December 31, 1996, net cash provided by operating activities equaled $9.7 million consisting mainly of net income adjusted for noncash charges, plus decreases in other assets and accrued interest receivable.

          Net cash provided by financing activities totaled $37.3 million and consisted of increases in all deposit categories, proceeds from common stock issuance and an increase in borrowed funds offset in part by debt service payments on long-term debt and increased cash dividends paid.

          Net cash used for investing activities totaled $47.6 million and consisted of $79.4 million from maturities and sales of securities available for sale, which were combined with $9.7 million in net cash provided by operating activities to purchase $87.6 million of securities available for sale. The $37.3 million in net cash provided from financing activities were used to fund $37.0 million of net loan growth.

                                                        GRAPH OF
                                                        ------------------------
                                                        DIVIDENDS PER SHARE
                                                        (Dollars)

                                                        $.27 $.29 $.31 $.34 $.38
                                                        1992 1993 1994 1995 1996
                                                        ------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL RESOURCES

          The following discussion contains statements involving future results. Actual results may vary for numerous reasons, including, but not limited to, Vista's customers closing on various commitments. For discussion on the risks and uncertainties that may affect these commitments, see "Factors That May Affect Future Results."

          The capital adequacy of Vista is reviewed on an ongoing basis by management and the Board of Directors which considers regulatory guidelines, asset size, balance sheet composition and risk profile characteristics, including asset quality, interest rate risk and liquidity needs. An adequate capital base is important to support growth and expansion and to protect against unexpected losses that cannot be covered by current year earnings.

          Capital is generally provided to Vista in the form of retained net income after the payment of dividends and by the issuance of common stock through public offerings, sale of treasury stock and issuance of common stock through participation in Vista's Employee Stock Purchase Plan, Board of Directors Stock Purchase Plan and the Dividend Reinvestment Plan.

          At December 31, 1996, Vista's shareholders' equity increased $3.0 million to $38.8 million, an increase of 8% over the $35.8 million in shareholder equity at year-end 1995. The majority of the increase resulted from $2.7 million of retained net income after dividends and $1.1 million from common stock issuance which offset a decline in unrealized gains, after tax, on the securities available for sale portfolio.

          Vista's dividend payout ratio equaled 36% for 1996 compared to 29% for 1995. Vista paid cash dividends totaling $1.53 million in 1996 which was an increase of $357 thousand or 30% over the $1.18 million thousand paid in 1995. Cash dividends paid per common share equaled 38 cents in 1996 compared to 34 cents in 1995 and 31 cents in 1994, representing increases of 12% and 10%, respectively.

          The increase in cash dividends is attributed to the increased number of common shares outstanding and an increase in the quarterly dividend to 10 cents per common share ($.40 annualized), from 9 cents per common share ($.36 annalized), effective with the 1996 third quarter dividend. Vista's book value per common share at December 31, 1996, was equal to $9.50 compared to a book value of $8.96 per common share at December 31, 1995.

          The current minimum regulatory guideline for the Tier I leverage ratio is 4.0% for institutions that have a regulatory rating of two or higher. For Tier I and total risk-based capital ratios, the minimum regulatory guidelines are 4.0% and 8.0%, respectively. Failure to meet minimum capital requirements can initiate certain actions by the banking regulators that could have an adverse effect on the operations and financial statements of Vista or its bank subsidiaries.

          The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established capital designations ranging from "well-capitalized" to "critically undercapitalized." At December 31, 1996, each of the bank subsidiaries met the "well-capitalized" criteria, which requires a minimum Tier I leverage ratio of 5.0% and minimum Tier I and total risk-based capital ratios of 6.0% and 10.0%, respectively.

          Vista maintained a Tier I capital ratio of 13.33% and a total risk-based capital ratio of 14.90% at December 31, 1996, compared to 13.45% and 15.39%, respectively, at December 31, 1995.

          The leverage ratio evaluates capital adequacy based upon Tier I capital in relation to quarterly average assets, adjusted for a portion of the allowance for

          GRAPH OF
-----------------------------
BOOK VALUE PER SHARE
(Dollars)

$6.12 $6.71 $7.18 $8.96 $9.50
 1992  1993  1994  1995  1996
-----------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

loan losses, certain intangible assets, deferred tax assets and the adjustment pursuant to SFAS No. 115. The minimum leverage capital ratio is within a range of 3% to 5% for the highest rated institutions, with other institutions expected to maintain higher ratios. Vista maintained a leverage ratio of 7.57% at December 31, 1996, and 7.69% at December 31, 1995.

          See Note 14 of Notes to Consolidated Financial Statements for further information on the capital ratios for Vista and its subsidiaries.

          Vista may be a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of condition. The contract or notional amounts of these instruments reflect the extent of involvement Vista has in particular classes of financial instruments. Vista uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

          Vista evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Vista upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. Vista was committed to advance $32.0 million and $23.5 million to its borrowers as of December 31, 1996 and 1995, respectively.

          Standby letters of credit are conditional commitments issued by Vista to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Vista has entered into standby letters of credit contracts with its customers totaling $1.5 million and $1.4 million as of December 31, 1996 and 1995, respectively.

          Vista did not (does not) issue nor hold derivative instruments. However, Vista did (does) issue commitments and letters of credit. These instruments were (are) issued in the normal ordinary course of business to meet customer needs. Commitments to fund fixed-rate loans were immaterial at December 31, 1996 and 1995. Variable rate commitments were (are) generally issued for less than one year and carry market rates of interest. Such instruments are not likely to be affected by annual rate caps triggered by rising interest rates. Such off-balance sheet risk was not material to Vista's results of operations or financial condition.

INTEREST RATE SENSITIVITY

          Interest rate sensitivity is the relationship between market interest rates and earnings volatility due to the repricing characteristics of assets and liabilities. Vista's net interest income is affected by changes in the level of market interest rates. In order to maintain consistent earnings performance, Vista seeks to manage, to the extent possible, the repricing characteristics of its assets and liabilities.

                                                              GRAPH OF
                                                   -----------------------------
                                                   NET INTEREST INCOME
                                                   (Millions)

                                                   $11.5 $13.8 $15.0 $15.8 $17.0
                                                    1992  1993  1994  1995  1996
                                                   -----------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                                                                          December 31, 1996
                                        --------------------------------------------------------------------------------
                                                      * 90 Days
                                        90 Days          but          1 to 5        5 to 10        * 10
                                        or less       ** 1 Year       Years         Years          Years         Total
------------------------------------------------------------------------------------------------------------------------
Federal funds sold                      $13,395       $      -       $      -        $     -       $     -     $ 13,395
Short-term investments                    3,817              -              -              -             -        3,817
Securities available for sale (1)        12,778         35,738         89,118         11,810         2,924      152,368
Loans (1)                                61,598         50,666        120,028         46,268        21,004      299,564
------------------------------------------------------------------------------------------------------------------------
   Rate Sensitive Assets                $91,588        $86,404       $209,146        $58,078       $23,928     $469,144
------------------------------------------------------------------------------------------------------------------------
Deposits:
 Interest-bearing demand deposits (2)   $11,358       $      -       $ 49,112        $ 9,438       $     -     $ 69,908
 Savings (2)                                  -         20,256         77,072         14,343             -      111,671
 Time                                    42,491        106,560         57,560          4,459             -      211,070
Borrowed funds                           16,643              -              -              -             -       16,643
Long-term debt                            1,498              -          3,000              -             -        4,498
Shareholders' equity                          -              -              -              -        38,815       38,815
------------------------------------------------------------------------------------------------------------------------
   Rate Sensitive Liabilities and
     Shareholders' Equity               $71,990       $126,816       $186,744        $28,240       $38,815     $452,605
------------------------------------------------------------------------------------------------------------------------
Interest Sensitivity Gap                $19,598       ($40,412)      $ 22,402        $29,838      ($14,887)      16,539
Cumulative Gap                           19,598        (20,814)         1,588         31,426        16,539            -
Cumulative Gap to Total Assets             3.93%         (4.18)%         0.32%          6.31%         3.32%           -
------------------------------------------------------------------------------------------------------------------------

* Greater than
** Less than

 (1) Investments and loans are included in the earlier of the period in which interest rates are next scheduled to adjust or the period in which they are due. in addition, loans are included in the periods in which they are scheduled to be repaid based on scheduled amortization. For amortizing loans and mortgage-backed securities, annual prepayment rates are assumed ranging from 0% to 20%, reflecting historical experience as well as management's knowledge and experience of its loan products.

 (2) Vista's interest-bearing demand and savings accounts are generally subject to immediate withdrawal. however, management considers a certain amount of such accounts to be core accounts having significantly longer effective maturities based on the retention experience of such deposits in changing interest rate environments. Accordingly, these deposits are assumed to be withdrawn according to Federal Reserve Board guidelines which management considers reasonable at this time.

          The ratio between asset and liability repricing in specific time intervals is referred to as an interest rate sensitivity gap. Interest rate sensitivity gaps can be managed to take advantage of the slope of the yield curve as well as forecasted changes in the level of interest rate changes.

          One major objective of Vista when managing the rate sensitivity of its assets and liabilities is to stabilize net interest income. The management of and authority to assume gap risk is the responsibility of senior management at each bank subsidiary. The process of reviewing interest rate risk management is a regular part of Vista's management of the bank subsidiaries. Consistent policies and practices for measuring and reporting interest rate risk exposure, particularly regarding the treatment of noncontractual assets and liabilities, are in effect. In addition, there is an annual process to review the interest rate risk policy with each bank subsidiary's Board of Directors which includes limits on the impact to earnings from shifts in interest rates.

          The bank subsidiaries employ computerized net interest income simulation modeling to assist in quantifying interest rate risk exposure. This process measures and quantifies the impact on net interest income through varying interest rate changes and balance sheet compositions.

          At December 31, 1996, Vista maintained cumulative asset sensitive gap positions in the 90-day or less and the 1- to 5-year and the over 5-year maturity categories. These positions suggest that net interest income could increase as a result of rising interest rates in the short term. Vista's modeling results at December 31, 1996, indicated that the level of net interest income at risk due to varying interest rate movements was within internal risk tolerance guidelines. These guidelines

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


restrict the impact on net interest income to less than 10%, assuming a gradual 200 basis point increase or decrease in market interest rates.

          The table, "Statement of Interest Sensitivity Gap," reflects Vista's consolidated gap position at December 31, 1996.

          Certain shortcomings are inherent in the method of analysis presented in the table. Although specific assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market rates, while interest rates on other types of assets and liabilities may lag behind changes in market rates. Some assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table. For example, an interest rate increase may diminish the ability of many borrowers to service their adjustable-rate debt.

EFFECTS OF INFLATION

          The impact of inflation on banks and bank holding companies is different from the inflationary impact on nonfinancial institutions. Banks have assets and liabilities which are primarily monetary in nature and which tend to reflect changes in inflation. This is especially true for banks with a high percentage of rate-sensitive interest-earning assets and interest-bearing liabilities. A bank can reduce the impact of inflation by managing its rate sensitivity gap position.

          Vista management monitors and seeks to mitigate the impact of interest rate changes by attempting to match the maturities of interest-earning assets and interest-bearing liabilities.

RECENT ACCOUNTING PRONOUNCEMENTS

          See Note 1 of Notes to Consolidated Financial Statements for a description of recently issued accounting standards which are applicable to Vista.

       GRAPH OF                                           GRAPH OF
------------------------                      ----------------------------------
RETURN ON AVERAGE ASSETS                      RETURN ON AVERAGE EQUITY
(Percent)                                     (Percent)

 .69% .85% .83% .96% .89%                      12.96% 13.88% 13.53% 15.02% 11.65%
1992 1993 1994 1995 1996                       1992   1993   1994   1995   1996
------------------------                      ----------------------------------

                          CONSOLIDATED BALANCE SHEETS

             Amounts in Thousands (Except Per Share and Share Data)

                                                                                          December 31,       December 31,
                                                                                             1996                1995
                                                                                          ------------------------------
Assets
Cash and cash equivalents:
    Cash and due from banks                                                                $ 18,370             $ 18,823
    Federal funds sold                                                                       13,395               10,980
    Short-term investments                                                                    3,817                6,345
------------------------------------------------------------------------------------------------------------------------
            Total Cash and Cash Equivalents                                                  35,582               36,148
------------------------------------------------------------------------------------------------------------------------
Securities available for sale (Amortized cost: $151,303 and $143,563 in 1996
    and 1995, respectively)                                                                 152,368              145,867
------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income:
    Mortgage                                                                                140,612              134,471
    Commercial                                                                               78,250               67,311
    Consumer                                                                                 80,702               62,500
------------------------------------------------------------------------------------------------------------------------
            Total Loans                                                                     299,564              264,282
    Allowance for loan losses                                                                (3,903)              (3,932)
------------------------------------------------------------------------------------------------------------------------
            Total Net Loans                                                                 295,661              260,350
------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                        7,542                5,903
Accrued interest receivable                                                                   2,826                3,779
Other assets                                                                                  4,222                5,193
------------------------------------------------------------------------------------------------------------------------
                    Total Assets                                                           $498,201             $457,240
------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Deposits:
    Demand:
       Noninterest-bearing                                                                 $ 42,462             $ 40,215
       Interest-bearing                                                                      69,908               64,044
    Savings                                                                                 111,671              104,749
    Time                                                                                    211,070              192,555
------------------------------------------------------------------------------------------------------------------------
            Total Deposits                                                                  435,111              401,563
------------------------------------------------------------------------------------------------------------------------
Borrowed funds                                                                               16,643               12,141
Long-term debt                                                                                4,498                4,725
Accrued interest payable                                                                      1,102                1,023
Other liabilities                                                                             2,032                1,943
------------------------------------------------------------------------------------------------------------------------
            Total Liabilities                                                               459,386              421,395
------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Note 12)

Shareholders' Equity:
    Common stock:  $.50 par value; shares authorized 10,000,000; shares issued,
       4,085,498 and 3,999,344 at December 31, 1996 and 1995, respectively                    2,043                2,000
    Paid-in capital                                                                          13,092               12,064
    Retained earnings                                                                        22,984               20,268
    Treasury stock (780 shares)                                                                  (7)                  (7)
    Net unrealized gain on securities available for sale                                        703                1,520
------------------------------------------------------------------------------------------------------------------------
            Total Shareholders' Equity                                                       38,815               35,845
------------------------------------------------------------------------------------------------------------------------
                    Total Liabilities and Shareholders' Equity                             $498,201             $457,240
------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                       CONSOLIDATED STATEMENTS OF INCOME

             Amounts in Thousands (Except Per Share and Share Data)

                                                                                        For the Years Ended December 31,
                                                                            1996                     1995                  1994
                                                                          -------------------------------------------------------

Interest Income:
    Interest and fees on loans                                            $22,987                  $20,935               $17,789
    Interest on federal funds sold                                            607                      627                   340
    Interest on short-term investments                                        141                      138                   243
    Interest on securities:
       Taxable                                                              9,559                    8,932                 7,528
       Nontaxable                                                             571                      428                   418
---------------------------------------------------------------------------------------------------------------------------------
       Total Interest Income                                               33,865                   31,060                26,318
---------------------------------------------------------------------------------------------------------------------------------
Interest Expense:
    Interest on deposits                                                   15,930                   14,540                10,831
    Interest on borrowed funds                                                586                      436                   279
    Interest on long-term debt                                                333                      281                   165
---------------------------------------------------------------------------------------------------------------------------------
       Total Interest Expense                                              16,849                   15,257                11,275
---------------------------------------------------------------------------------------------------------------------------------
          Net Interest Income                                              17,016                   15,803                15,043
Provision for Loan Losses                                                     380                      190                   480
---------------------------------------------------------------------------------------------------------------------------------
          Net Interest Income After Provision for Loan Losses              16,636                   15,613                14,563
---------------------------------------------------------------------------------------------------------------------------------
Noninterest Income:
    Service charges on deposit accounts                                     1,541                    1,429                 1,271
    Other service charges                                                     489                      351                   369
    Net security gains (losses)                                                29                      (56)                  (48)
    Other income                                                              427                      338                   267
---------------------------------------------------------------------------------------------------------------------------------
       Total Noninterest Income                                             2,486                    2,062                 1,859
---------------------------------------------------------------------------------------------------------------------------------
Noninterest Expense:
    Salaries and benefits                                                   6,712                    6,078                 6,046
    Occupancy expense                                                       1,116                      997                   947
    Furniture and equipment expense                                         1,209                    1,106                   982
    SAIF assessment                                                           317                        -                     -
    Other expense                                                           3,372                    3,165                 3,456
---------------------------------------------------------------------------------------------------------------------------------
       Total Noninterest Expense                                           12,726                   11,346                11,431
---------------------------------------------------------------------------------------------------------------------------------
          Income Before Provision for Income Taxes                          6,396                    6,329                 4,991
Provision for Income Taxes                                                  2,148                    2,236                 1,746
---------------------------------------------------------------------------------------------------------------------------------
          Net Income                                                      $ 4,248                  $ 4,093               $ 3,245
---------------------------------------------------------------------------------------------------------------------------------
          Earnings per Share                                              $  1.05                  $  1.18               $  0.96
---------------------------------------------------------------------------------------------------------------------------------
          Weighted Average Number of Common Shares Outstanding          4,035,092                3,468,046             3,377,695
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

             Amounts in Thousands (Except Per Share and Share Data)

                                                       For The Years Ended December 31, 1996, 1995 and 1994

                                                                                                      Net Unrealized
                                                                                                      Gain (Loss) on
                                                                                                        Securities        Total
                                         Shares     Common      Paid-in     Retained       Treasury     Available      Shareholders'
                                         Issued      Stock      Capital      Earnings        Stock       for Sale         Equity
                                        -------------------------------------------------------------------------------------------
Balance, December 31, 1993               1,115,638   $1,673      $5,625       $15,166          ($7)        $    -          $22,457
    Net income - 1994                            -        -           -         3,245            -              -            3,245
    Cash dividends - $.31 per share (1)          -        -           -        (1,061)           -              -           (1,061)
    Net proceeds from
       issuance of common stock             65,251       39         622             -            -              -              661
    Issuance of common stock
       3-for-1 stock split               2,242,172        -           -             -            -              -                -
    Net unrealized depreciation
      in the market value of
      securities available for sale,
      net of income taxes                        -        -           -             -            -           (730)            (730)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994               3,423,061    1,712       6,247        17,350          (7)           (730)          24,572
    Net income - 1995                            -        -           -         4,093           -               -            4,093
    Cash dividends - $.34 per share              -        -           -        (1,175)          -               -           (1,175)
    Net proceeds from
       issuance of common stock            576,283      288       5,808             -           -               -            6,096
    Deferred compensation                        -        -           9             -           -               -                9
    Net unrealized appreciation
      in the market value of
      securities available for sale,
      net of income taxes                        -        -           -             -           -           2,250            2,250
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995               3,999,344    2,000      12,064        20,268          (7)          1,520           35,845
    Net income - 1996                            -        -           -         4,248           -               -            4,248
    Cash dividends - $.38 per share              -        -           -        (1,532)          -               -           (1,532)
    Net proceeds from
       issuance of common stock             86,154       43         998             -           -               -            1,041
    Deferred compensation                        -        -          30             -           -               -               30
    Net unrealized depreciation
       in the market value of
       securities available for sale,
       net of income taxes                       -        -           -             -           -            (817)            (817)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996               4,085,498   $2,043      $13,092      $22,984         ($7)         $  703          $38,815
-----------------------------------------------------------------------------------------------------------------------------------

(1)  Adjusted for 3-for-1 stock split effective May 13, 1994.

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                              Amounts in Thousands

                                                                                    For The Years Ended December 31,
                                                                                 1996             1995             1994
                                                                             --------------------------------------------
Cash Flows From Operating Activites:
    Net Income                                                               $4,248             $4,093             $3,245
    Adjustments to reconcile net income to net cash
       provided by operating activities:
         Depreciation and amortization                                          887                727                729
         Provision for loan losses                                              380                190                480
         Provision for deferred taxes                                           (53)              (128)              (398)
         Increase in deferred income                                            104                 37                146
         Decrease (increase) in accrued interest receivable                     953               (757)               (92)
         Increase in accrued interest payable                                    79                254                175
         Decrease (increase) in other assets                                  2,490             (2,310)               591
         Increase in other liabilities                                          119                123                554
         Net amortization of premium on securities                              538                429                631
         Net security (gains) losses                                            (29)                56                 48
-------------------------------------------------------------------------------------------------------------------------
            Net Cash Provided By Operating Activities                         9,716              2,714              6,109
-------------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
    Proceeds from maturities of securities available for sale                37,232             11,101             19,319
    Proceeds from sales of securities available for sale                     42,142             35,720             30,923
    Purchases of securities available for sale                              (87,623)           (29,319)           (43,043)
    Proceeds from maturities of securities held to maturity                       -             17,422             24,320
    Proceeds from sales of securities held to maturity                            -                  -                659
    Purchases of securities held to maturity                                      -            (40,982)           (34,877)
    Net increase in loans                                                   (37,017)           (27,220)           (32,208)
    Net capital expenditures                                                 (1,525)            (1,093)              (825)
    Net cash (paid for) received from branch acquisitions                      (823)            12,683                  -
-------------------------------------------------------------------------------------------------------------------------
            Net Cash Used For Investing Activities                          (47,614)           (21,688)           (35,732)
-------------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
    Net increase (decrease) in demand and savings deposits                   15,033             (1,512)              (995)
    Net increase in time deposits                                            18,515             19,265             28,522
    Net increase in borrowed funds                                            4,502              3,517                745
    Net (decrease) increase in long-term debt                                  (227)             2,840                (80)
    Net proceeds from issuance of common stock                                1,041              6,096                661
    Cash dividends paid                                                      (1,532)            (1,175)            (1,061)
-------------------------------------------------------------------------------------------------------------------------
            Net Cash Provided By Financing Activities                        37,332             29,031             27,792
-------------------------------------------------------------------------------------------------------------------------
                Net Decrease (Increase) in Cash and Cash Equivalents           (566)            10,057             (1,831)
                Cash and Cash Equivalents, Beginning of Period               36,148             26,091             27,922
-------------------------------------------------------------------------------------------------------------------------
                Cash and Cash Equivalents, End of Period                    $35,582            $36,148            $26,091
-------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information:
    Interest paid                                                           $16,770            $15,003            $11,100
    Income taxes paid                                                         2,328              2,435              2,325
    Details related to branch acquisitions:
      Increase in loans acquired                                                  -               (283)                 -
      Increase in demand and savings deposits assumed                             -              8,799                  -
      Increase in time deposits assumed                                           -              5,167                  -
      Fixed assets purchased                                                   (823)              (500)                 -
      Core deposit premium                                                        -               (500)                 -
Supplemental Disclosures of Noncash Investing and Financing Activities:
    Transfers from loans to other real estate owned                           1,222                209                429
    Transfers from securities held to maturity to securities available
       for sale effective January 1, 1994, upon adoption of SFAS No. 115          -                  -             18,123
    Transfers from securities held to maturity to securities available for sale effective December 31, 1995 to reclassify securities in
       accordance with SFAS No. 115                                               -            115,955                  -
    Net unrealized (loss) gain in the fair value of securities available
       for sale                                                              (1,239)             3,426             (1,122)
    Increase (decrease) in deferred tax asset related to net unrealized
       (loss) gain in the fair value of securities available for sale           422             (1,176)               392
    Net unrealized (loss) gain in the fair value of securities available for
       sale, net of income taxes                                               (817)             2,250               (730)
    Deferred compensation                                                        30                  9                  -


The accompanying notes to consolidated financial statements are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

          The following is a description of the business and significant accounting policies of Vista Bancorp, Inc. and its subsidiaries (Vista).

      Description of Business

          Vista provides a full range of retail and commercial banking services for consumers and small to medium size businesses primarily in Western New Jersey and Eastern Pennsylvania. Vista's lending and investing activities are funded primarily by deposits gathered through its retail branch office network. Lending is concentrated in mortgage, commercial and consumer loans to local borrowers. In management's opinion, although Vista has a high concentration of residential mortgages, these loans are well collateralized and do not pose an adverse credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk. Although Vista has a diversified loan portfolio, a substantial portion of its borrowers' ability to honor their contracts is dependent upon the viability of the real estate economic sector.
          The success of Vista is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on Vista's results of operations and financial condition. The operating results of Vista depend primarily on its net interest income. Accordingly, the operations of Vista are subject to risks and uncertainties surrounding its exposure to change in the interest rate environment.

      Principles of Consolidation

          The consolidated financial statements of Vista include all of the accounts of the parent company and its two wholly-owned subsidiaries, The Phillipsburg National Bank and Trust Company (PNB) and Twin Rivers Community Bank (Twin Rivers), collectively (the Banks). All significant intercompany accounts and transactions have been eliminated.

      Cash and Cash Equivalents

          For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash due from banks, federal funds sold and short-term investments. Federal funds sold are usually an overnight investment.

      Securities

          In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Vista elected to adopt SFAS No. 115 effective January 1, 1994. The initial adoption of SFAS No. 115 resulted in the addition of $728 thousand to shareholders' equity on January 1, 1994, representing the tax-effected net unrealized gain on Vista's available for sale portfolio at that date. In October 1995, the FASB suspended certain transfer provisions of SFAS No. 115 for a defined period of time beginning on November 15 and ending on December 31, 1995. During this one-time adjustment period, Vista elected to transfer all securities classified as held to maturity into the available for sale portfolio in accordance with SFAS No. 115. The transfer involved securities with an amortized cost of $116.0 million and a market value of $117.7 million. At December 31, 1996 and 1995, Vista classified and accounted for debt and equity securities as available for sale.
          Securities available for sale, carried at approximate market or fair value at December 31, 1996 and 1995, are those management might sell in response to changes in market interest rates, increases in loan demand, changes in liquidity needs or other valid business purposes. Market value changes in the available for sale portfolio are accounted for as a separate component of shareholders' equity.
          Purchase premiums and discounts on all securities are amortized or accreted to income over the life or respective call date of the related security using the interest method. Realized gains or losses on sales of these securities are based on the specific identification method.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Loans

          Loans are stated at the principal amount outstanding, net of unearned income. The interest on loans is credited to income based upon the principal amount outstanding and stated interest rate. When management believes there is sufficient doubt as to the ultimate collectibility of principal or interest on any loan or generally when loans are 90 days or more past due, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management's judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.
          The Banks account for loan origination fees in compliance with SFAS No. 91, "Accounting for Non-refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Loan origination fees are deferred and are included in unearned income. These fees are being amortized as an adjustment of the yield, generally over the contractual life of the related loans, and recorded as interest income.

      Allowance for Loan Losses

          The allowance for loan losses is maintained at a level considered adequate to provide for potential loan losses. The allowance is increased by provisions charged to expense and reduced by net charge-offs. The level of the allowance is based on management's evaluation of possible losses in the loan portfolio after consideration of prevailing and anticipated economic conditions.
          Vista adopted SFAS No. 114, "Accounting by Creditors for the Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," on January 1, 1995. These statements address the accounting by creditors for impairment of certain loans. SFAS No. 114 and SFAS No. 118 apply to collateralized loans, except large groups of smaller homogeneous loans, that are collectively evaluated for impairment. They also apply to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS No. 114 and SFAS No. 118 require that the loans within the scope of these statements be measured based on the present value of expected future cash flows discounted using the loan's effective interest rate, the loan's observable market price or the fair value of the collateral securing the loan.

      Premises and Equipment

          Land is carried at cost, and premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is charged to operations primarily on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the lease or the estimated useful life of the improvement, whichever is shorter.

      Other Real Estate Owned

          Other real estate owned consists of foreclosed assets and is stated at the lower of cost or estimated fair market value minus estimated costs to sell the property.

      Postretirement Benefits
      Other Than Pensions

          In December 1990, the FASB issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement mandates that the cost of postretirement benefits other than pensions be recognized systematically over employees' service periods. In 1993, Vista adopted SFAS No. 106 and elected to amortize the postretirement benefit obligation over the average remaining service period of active participants which was estimated to be 22 years.

      Marketing and Advertising Costs

          Vista participates in various marketing and advertising programs. All costs related to marketing and advertising are generally expensed in the period incurred. Marketing and advertising costs totaled $566 thousand, $514 thousand and $333 thousand in 1996, 1995 and 1994, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Income Taxes

          In January 1993, Vista prospectively adopted SFAS No. 109, "Accounting for Income Taxes." The adoption of SFAS No. 109 changed Vista's method of accounting for income taxes from the deferred method (Accounting Principles Board Opinion No. 11) to an asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities.

      Earnings per Share

          Net income per common share is computed by using the weighted average number of common shares outstanding during each period presented.

      Fair Value of Financial Instruments

          The reported fair values of financial instruments are based on a variety of factors. In some cases, fair values represent quoted market prices for identical or comparable instruments. In other cases, fair values have been estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of risk. Accordingly, the fair values may not represent the actual values of the financial instruments that could have been realized as of year end or that will be realized in the future.

      Trust Assets and Income

          Assets held in fiduciary or agency capacities for customers are not included in the consolidated balance sheets, since such items are not assets of Vista. Trust income is reported on the accrual basis.

      Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Recently Issued Accounting Standards

          In March 1995, FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."
 The statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset. This statement became effective and was adopted by Vista on January 1, 1996. Adoption of this statement had no material impact on Vista's financial position or its results of operations during 1996.
          In May 1995, FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." This statement requires the recognition of separate assets relating to the rights to service mortgage loans for others based on their fair value if it is practicable to estimate the value. This statement applies prospectively to transactions entered into in 1996, therefore, there is no cumulative effect upon adoption of this statement. This statement became effective and was adopted by Vista on January 1, 1996. This statement had no effect on the financial position or results of operations during 1996 since Vista did not engage in any activities covered by the provisions of this statement.
          In October 1995, FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides an alternative method of accounting for stock-based compensation arrangements, based on fair

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS value of the stock-based compensation utilizing various assumptions regarding the underlying attributes of the options and Vista's stock, rather than the existing method of accounting for stock-based compensation which is provided in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). FASB encouraged entities to adopt the fair-value-based method but did not require adoption of this method. This statement became effective on January 1, 1996. Vista adopted the disclosure only provisions of SFAS No. 123 but elected to continue its current acconting policy with respect to recording stock-based compensation expense.
          In June 1996, FASB issued SFAS No. 125, "Accounting for Transfers of Securities and Extinguishment of Liabilities." SFAS No. 125 provides standards based on consistent application of a financial-components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity would recognize the financial and servicing assets it controls and the liabilities it has incurred, remove financial assets from the balance sheet when control has been surrendered, and remove liabilities from the balance sheet when they have been extinguished. This statement supersedes SFAS No. 122 which was originally effective for transfers of financial assets and extinguishment of liabilities occurring after December 31, 1996. SFAS No. 127 issued in December 1996 delayed the effective date of certian provisions of SFAS No. 125 as they affect transfers of financial assets until after December 31, 1997. Earlier or retroactive application of either standard is not permitted. Management has not yet determined the effect of these statements on Vista's financial position or results of operations.

NOTE 2 - CASH AND DUE FROM BANKS

          Restrictions on cash and due from bank accounts are placed upon the banking subsidiaries of Vista by the Federal Reserve Banks. Certain amounts of reserve balances are required to be maintained at the Federal Reserve Banks based upon deposit levels and other factors. The average amount of Vista's reserve balances for the year ended December 31, 1996, was approximately $6.0 million. For the two-week period ended December 31, 1996, the average amount of reserve balances for Vista was approximately $6.0 million.
          Vista maintains various deposit accounts with other banks to meet normal funds transaction requirements and to compensate other banks for certain correspondent services. These accounts are insured by the FDIC up to $100,000 per account. Vista's management is responsible for assessing the credit risk of its correspondent banks.
          The withdrawal or usage restrictions of cash and due from bank balances did not have a significant impact on the operations of Vista as of December 31, 1996.

NOTE 3 - SECURITIES

          The amortized cost, gross unrealized gains and losses, estimated market values and maturity distribution of Vista's securities available for sale at December 31, 1996 and 1995, were as follows:

Securities Available for Sale

                                                                              December 31, 1996
                                                                            Gross         Gross      Estimated
                                                             Amortized    Unrealized    Unrealized     Market
Amounts in Thousands                                           Cost          Gains        Losses       Value
--------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                    $ 19,552       $  100       ($ 76)       $ 19,576
U.S. Government agencies and corporations                     12,324           46         (52)         12,318
State and political subdivisions                              14,369           69         (38)         14,400
Corporate debt securities                                     10,691          159         (16)         10,834
Mortgage-backed securities                                    91,750        1,339        (466)         92,623
Equity securities                                              2,617            -           -           2,617
--------------------------------------------------------------------------------------------------------------
  Total securities available for sale                       $151,303       $1,713       ($648)       $152,368
--------------------------------------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities Available for Sale

                                                                              December 31, 1995
                                                                            Gross         Gross      Estimated
                                                             Amortized    Unrealized    Unrealized     Market
Amounts in Thousands                                           Cost          Gains        Losses       Value
--------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                    $ 28,142       $  314       ($  1)       $ 28,455
U.S. Government agencies and corporations                     13,602          168          (9)         13,761
State and political subdivisions                              11,435           71         (28)         11,478
Corporate debt securities                                     14,963          338          (8)         15,293
Mortgage-backed securities                                    73,190        1,580        (121)         74,649
Equity securities                                              2,231            -           -           2,231
--------------------------------------------------------------------------------------------------------------
  Total securities available for sale                       $143,563       $2,471       ($167)       $145,867
--------------------------------------------------------------------------------------------------------------

Securities Available for Sale

                                                               December 31, 1996         December 31, 1995
                                                                          Estimated                  Estimated
                                                             Amortized      Market      Amortized      Market
Amounts in Thousands                                           Cost         Value         Cost         Value
--------------------------------------------------------------------------------------------------------------
Maturing within one year                                    $  9,658     $  9,676      $ 26,045     $ 26,149
Maturing after one year but within five years                 36,580       36,751        35,546       36,205
Maturing after five years but within ten years                 9,375        9,379         5,878        5,952
Maturing after ten years                                       1,323        1,322           673          681
No Maturity                                                    2,617        2,617         2,231        2,231
Mortgage-backed securities                                    91,750       92,623        73,190       74,649
--------------------------------------------------------------------------------------------------------------
  Total securities available for sale                       $151,303     $152,368      $143,563     $145,867
--------------------------------------------------------------------------------------------------------------

          Proceeds from the sales of securities available for sale were $42.1 million in 1996, $35.7 million in 1995 and $30.9 million in 1994. Gross realized gains on sales were $233 thousand in 1996, $141 thousand in 1995 and $313 thousand in 1994. Gross realized losses on sales totaled $204 thousand in 1996, $197 thousand in 1995 and $374 thousand in 1994.
          Proceeds from the sales of securities held to maturity were $659 thousand in 1994. Gross realized gains on sales were $13 thousand in 1994. During 1994, sales of securities held to maturity were accounted for in compliance with the guidelines established by SFAS No. 115.
          Securities available for sale with a book value of $52.2 million and $44.8 million at December 31, 1996 and 1995, respectively, were pledged to secure public fund deposits, securities sold under agreements to repurchase and for other purposes required or permitted by law.
          In October 1995, the FASB suspended certain transfer provisions of SFAS No. 115 for a defined period of time beginning on November 15 and ending on December 31, 1995. During this one-time adjustment period, Vista elected to transfer all securities classified as held to maturity into the available for sale portfolio in accordance with SFAS No. 115. The transfer involved securities with an amortized cost of $116.0 million and a market value of $117.7 million.

NOTE 4 - LOANS

          Vista's mortgage, commercial and consumer loan activity is generally concentrated in Warren and Hunterdon counties in Western New Jersey and Northampton County in Eastern Pennsylvania. Although Vista has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the viability of the real estate economic sector.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Restructured loans are those loans whose terms have been modified because of a deterioration in the financial condition of the borrower to provide for a reduction of either interest or principal or an extension of the payment period. Restructured loans were $2.0 million and $1.8 million at December 31, 1996 and 1995, respectively. Restructured loans of $16 thousand were returned to accrual status during 1996. Total nonaccrual loans included $1.4 million and $1.6 million of restructured loans at December 31, 1996 and 1995, respectively.
          The following table summarizes Vista's nonaccrual and past due loans at December 31, 1996 and 1995:

Amounts in Thousands                 1996           1995
---------------------------------------------------------
Nonaccrual loans                   $3,177          $4,035
---------------------------------------------------------
Accrual loans past due
  90 days or more                  $  224          $  356
---------------------------------------------------------

          Additional information with respect to nonaccrual loans at December 31, 1996 and 1995, was as follows:

Amounts in Thousands                1996           1995
---------------------------------------------------------
Interest income that would
   have been recorded under
   original terms                  $ 86           $  128
---------------------------------------------------------
Interest income recorded
   during the period               $153           $  167
---------------------------------------------------------

          Loans to executive officers, directors and their affiliated interests amounted to $4.4 million and $4.7 million at December 31, 1996 and 1995, respectively. During 1996, $1.5 million of new loans were made, and repayments totaled $1.8 million. During 1995, $2.1 million of new loans were made, and repayments totaled $1.2 million. All such related party loans were current as to principal and interest payments and were granted on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than normal risk of collectibility. At December 31, 1996, no loans to executive officers, directors and their affiliated interests were renegotiated, past due or on nonaccrual status. Interest earned on the related party loans was $352 thousand, $323 thousand and $255 thousand for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

          The allowance for loan losses is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and adjustments, as they become necessary, are reported in earnings in the periods in which they become known. An analysis of the allowance for loan losses as of December 31, 1996, 1995 and 1994, is as follows:

Amounts in Thousands               1996             1995                   1994
-------------------------------------------------------------------------------
Balance, beginning of year       $3,932          $ 3,947                $ 3,697
  Additions:
    Provisions charged to
      expense                       380              190                    480
    Recoveries of loans
      previously charged off         70               52                     95
  Deductions:
    Loans charged off              (479)            (257)                  (325)
-------------------------------------------------------------------------------
Balance, end of year             $3,903          $ 3,932                $ 3,947
-------------------------------------------------------------------------------

          At December 31, 1996, the total impaired loans recognized in accordance with SFAS No. 114 and SFAS No.118 were $2.9 million, of which $1.3 million were valued based upon discounted cash flows and $1.6 million using the fair value of collateral. Based on these methods, $598 thousand of the $3.9 million allowance for loan losses was allocated against the $2.9 million of impaired loans. At December 31, 1995, the total impaired loans recognized in accordance with SFAS No. 114 and SFAS No. 118 were $3.4 million, of which $783 thousand were valued based upon discounted cash flows and $2.6 million using the fair value of collateral. Based on these methods, $616 thousand of the $3.9 million allowance for loan losses was allocated against the $3.4 million of impaired loans. The remaining allowance for loan losses, totaling $3.3 million at December 31, 1996 and 1995 was available to absorb losses in Vista's entire loan portfolio. Vista's total average impaired loans during the year-to-date periods ended December 31, 1996 and 1995, were approximately the same as the $2.9 million and $3.4 million balance at

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1996 and 1995, respectively. Interest income on impaired loans totaled $83 thousand and $134 thousand in 1996 and 1995, respectively.

NOTE 6 - PREMISES AND EQUIPMENT

          An analysis of premises and equipment as of December 31, 1996 and 1995, is as follows:

Amounts in Thousands                    1996        1995
----------------------------------------------------------
Land and buildings                     $6,353      $5,062
Furniture and equipment                 5,799       4,940
Leasehold improvements                    931         895
----------------------------------------------------------
        Total cost                     13,083      10,897
Less:  Accumulated depreciation
           and amortization            (5,541)     (4,994)
----------------------------------------------------------
        Total premises and
           equipment, net              $7,542      $5,903
----------------------------------------------------------

          Depreciation and amortization expense for premises and equipment for 1996, 1995 and 1994 amounted to $709 thousand, $642 thousand and $636 thousand, respectively.

NOTE 7 - DEPOSITS

           An analysis of time deposits at December 31, 1996 and 1995, is as follows:

Amounts in Thousands                   1996          1995
-----------------------------------------------------------
Time deposits:
  Certificates less
     than $100,000                   $183,454      $168,475
  Certificates $100,000
     and over                          27,616        24,080
-----------------------------------------------------------
    Total time deposits              $211,070      $192,555
-----------------------------------------------------------

  A maturity schedule of time deposits of $100,000 and over is as follows:

Amounts in Thousands                   1996          1995
----------------------------------------------------------
3 months or less                     $10,389      $ 9,869
3 through 6 months                     4,266        5,909
6 through 12 months                    9,728        5,484
Over one year                          3,233        2,818
----------------------------------------------------------
    Total certificates
       $100,000 and over             $27,616      $24,080
----------------------------------------------------------

NOTE 8 - BORROWED FUNDS

  An analysis of borrowed funds as of December 31, 1996 and 1995, is as follows:

Amounts in Thousands                   1996         1995
----------------------------------------------------------
Securities sold under
  agreement to repurchase           $16,126       $11,820
Treasury tax and loan note              517           321
----------------------------------------------------------
    Total borrowed funds            $16,643       $12,141
----------------------------------------------------------

          Borrowed funds from executive officers, directors and their affiliated interests amounted to $3.3 million and $1.5 million at December 31, 1996 and 1995, respectively, and are included above. The interest rates on these short-term borrowings ranged from 3.10% to 5.83% in 1996 and 3.10% to 6.03% in 1995.

NOTE 9 - LONG-TERM DEBT

          A five-year advance from the Federal Home Loan Bank of New York (FHLBNY) to PNB for $3.0 million maturing June 29, 2000, was included in long-term debt at December 31, 1996 and 1995. Pursuant to the terms of the agreement with the FHLBNY, the advance was borrowed at a fixed rate of 6.17% with interest payments due monthly and principal due at maturity. This borrowing is collateralized by residential mortgage loans. On September 18, 1990, Vista entered into a ten-year $2.0 million long-term debt agreement with a lending bank. The first two years of the loan were interest only, with principal payments due in years three through ten. Interest, and principal when due, is payable quarterly. Effective January 1, 1996, the interest rate on the long-term debt was adjusted from a variable rate equal to prime plus 1.25% to prime plus
 .50%. Vista is in compliance with all covenants required by this agreement.
          A maturity schedule for the remaining principal outstanding on the long-term debt is as follows:

Amounts in Thousands
----------------------------------------------------
      1997    $275              1998        $  378
      1999    $470              2000        $3,375
----------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - EMPLOYEE BENEFIT PLANS

          Vista has a noncontributory defined benefit retirement plan, funded through a self-administered trust, covering most employees with one or more years of continuous employment.
          The following sets forth the plan's funded status at December 31, 1996 and 1995, the measurement dates, and amounts recognized in Vista's consolidated balance sheets as of December 31, 1996 and 1995:

Amounts in Thousands                          1996                     1995
------------------------------------------------------------------------------
Accumulated benefit obligation:
  Vested                                    ($3,808)                 ($3,444)
  Nonvested                                    (208)                    (328)
------------------------------------------------------------------------------
       Accumulated benefit
         obligation                         ($4,016)                  (3,772)
------------------------------------------------------------------------------
Projected benefit obligation                ($4,160)                 ($3,893)
Plan assets at fair value                     4,809                    4,379
------------------------------------------------------------------------------
Plan assets in excess of
  projected benefit obligation                  649                      486
Unrecognized net loss due to
  past experience from that
  assumed and effects of
  changes in assumptions made                  (285)                    (278)
Prior service cost not yet
  recognized in the periodic
  pension cost                                 (439)                    (473)
Unrecognized net asset at
  January 1, 1988, being
  recognized over
  approximately 18 years                       (543)                    (320)
------------------------------------------------------------------------------
       Accrued pension cost                   ($618)                   ($585)
------------------------------------------------------------------------------

          Net periodic pension cost for 1996, 1995 and 1994 included the following components:

Amounts in Thousands              1996           1995              1994
------------------------------------------------------------------------------
Service cost benefits earned
  during the year                 $215           $166              $249
Interest cost on projected
  benefit obligation               277            262               296
Return on plan assets             (389)          (311)             (358)
Net amortization and deferral      (70)           (70)              (40)
------------------------------------------------------------------------------
    Net periodic pension cost     $ 33           $ 47              $147
------------------------------------------------------------------------------

          In determining the projected benefit obligation, the assumed discount rate was 7% in 1996 and 1995 and 8% in 1994. The rate of increase in future salary levels was 6% in 1996 and 5% in 1995 and 1994. The expected long-term rate of return on assets used in determining net periodic pension cost was 9% in 1996, 1995 and 1994.
          At December 31, 1996, the plan's assets consisted primarily of investments in equity securities, fixed-income securities and cash.
          Vista amended its noncontributory retirement plan as of January 1, 1995. The prior plan provided a defined benefit that was determined based on years of service and a percentage of qualifying average compensation during final years of employment. Benefits accrued under the prior plan were frozen and added to benefits accrued after January 1, 1995, under the amended plan.
          The amended plan covers substantially all employees and provides for defined benefits pursuant to a cash balance feature and a years-of-service feature. Contributions will be made to the noncontributory plan within the range of levels permitted under applicable law.
          In addition, effective January 1, 1995, Vista instituted a qualified employee benefit plan under section 401(k) of the Internal Revenue Code covering substantially all full-time employees that have attained the age of 21 and have completed one year of service. Under the 401(k) plan, employee contributions are partially matched by Vista. Such matching becomes vested proportionally over five years of credited service. Past service is considered in determining vested credited service for existing employees. Total 401(k) expense amounted to $109 thousand and $93 thousand for the years ended December 31, 1996 and 1995, respectively.
          Vista sponsors plans that provide contributory medical and noncontributory life insurance benefits covering most salaried and hourly employees. In January 1993, Vista adopted SFAS No. 106 which resulted in an accumulated postretirement benefit obligation (APBO the actuarial present value of

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS benefits attributable to employee service rendered to a particular date) estimated to be $1.4 million. The net periodic postretirement benefit cost was $126 thousand, $112 thousand and $303 thousand in 1996, 1995 and 1994, respectively, based on amortization of the transition obligation over a period of 22 years.
          In December 1994, Vista changed the conditions and eligibility requirements for employees and their spouses to receive postretirement medical and life insurance benefits which are partially subsidized by Vista. These changes, which reduced the APBO by approximatley $638 thousand, became effective January 1, 1995. However, under SFAS No. 106, the $280 thousand net loss which resulted from the curtailment of these plans was recorded in the fourth quarter of 1994 as a component of the 1994 postretirement benefit cost.
          Under the prior plan, an employee who attained age 55 and completed 15 years of service with Vista was entitled to medical and life insurance coverage with 80% of the cost for such coverage being paid for by Vista upon retirement. The spouse of the eligible employee was entitled to only medical coverage beginning at age 65, as long as the eligible employee remained alive and covered under the retiree plan.
          Effective January 1, 1995, postretirement medical and life insurance benefits are only offered to employees who have attained the age of 45 as of January 1, 1995, and who also meet all the requirements for retirement. Spousal medical benefits are no longer provided for any active employee.
          The accumulated postretirement benefit obligation at December 31, 1996 and 1995, was as follows:

Amounts in Thousands                      1996            1995
------------------------------------------------------------------------------
Retirees                                  $455            $453
Fully eligible, active
  plan participants                        146             128
Other active plan participants             515             521
------------------------------------------------------------------------------
    Total accumulated
       postretirement benefit
       obligation                        1,116           1,102
Unrecognized net gain due
    to past experience different
    from that assumed and
    effects of changes in
    assumptions made                       196             131
Unamortized transition obligation         (327)           (345)
------------------------------------------------------------------------------
    Accrued accumulated
       postretirement benefit
       obligation                         $985            $888
------------------------------------------------------------------------------

         The components of net periodic postretirement benefit cost for 1996, 1995 and 1994 were as follows:

Amounts in Thousands                  1996            1995           1994
------------------------------------------------------------------------------
Service cost, benefits
  attributed to employee
  service during the year             $42              $39           $113
Interest cost on accumulated
  postretirement benefit
  obligation                           75               73            126
Amortization of transition
  obligation                           18               18             64
Amortization of net gain               (9)             (18)             -
------------------------------------------------------------------------------
  Net periodic postretirement
     benefit cost                     126              112            303
  Net loss from plan
     curtailment                        -                -            280
------------------------------------------------------------------------------
         Total postretirement
              benefit cost           $126             $112           $583
------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The discount rate used in determining the APBO was 7% in 1996 and 1995 and 8% in 1994. The assumed health care cost trend rate used in measuring the APBO was 11% in 1996, declining by 1% per year for the next three years and .6% for the subsequent five years to an ultimate rate of 5% in the year 2004 and remaining at that level thereafter. If the health care cost trend rate assumptions were increased by 1%, the APBO would have increased 16% in 1996, 18% in 1995 and 17% in 1994. The effect of this change on the service cost and interest cost components of the net periodic postretirement benefit cost would result in an increase of 23% in 1996, 32% in 1995 and 22% in 1994.
          Vista recognizes the annual net periodic postretirement cost on the straight-line basis and includes the effect in salaries and employee benefit expense. Vista employed the pay-as-you-go method in prior years.
          Estimates used in employee benefit plan computations are based on information available at a specific point in time. These estimates involve uncertainties and matters of judgement and could be significantly affected by any changes in assumptions or actual experience.

NOTE 11 - INCOME TAXES

          The current and deferred amounts of the provision for income taxes for the years ended December 31, 1996, 1995 and 1994, were as follows:

Amounts in Thousands              1996              1995              1994
------------------------------------------------------------------------------
Federal:
    Current                      $2,070            $2,063             $1,819
    Deferred                       (153)             (111)              (329)
State:
    Current                         252               301                325
    Deferred                        (21)              (17)               (69)
------------------------------------------------------------------------------
Provision for income taxes       $2,148            $2,236             $1,746
------------------------------------------------------------------------------

          A reconciliation of the differences between Vista's effective tax rate and its statutory federal income tax rate of 34% in 1996, 1995 and 1994 is as follows:

Amounts in Thousands              1996              1995               1994
------------------------------------------------------------------------------
Income tax at
    statutory rate              $2,175            $2,152             $1,697
Increase (decrease) in
    taxes resulting from:
    State taxes on income,
       net of federal income
       tax effect                  153               185                169
    Tax-exempt
       interest income            (176)             (128)              (127)
    Other, net                      (4)               27                  7
------------------------------------------------------------------------------
Provision for income taxes      $2,148            $2,236             $1,746
------------------------------------------------------------------------------
Effective tax rate                33.6%             35.3%              35.0%
------------------------------------------------------------------------------

         Items that gave rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995, were as follows:

Amounts in Thousands                        1996               1995
------------------------------------------------------------------------------
Provision for loan losses                  $1,283             $1,299
Pension                                       248                233
Postretirement benefits other
  than pension                                414                375
Deferred loan fees                            290                250
Other                                         143                177
------------------------------------------------------------------------------
    Gross deferred tax assets               2,378              2,334
------------------------------------------------------------------------------
Net unrealized gain on securities
    available for sale                        362                784
State taxes                                   133                122
Discount accretion                            126                160
Other                                          47                 32
------------------------------------------------------------------------------
    Gross deferred tax liabilities            668              1,098
------------------------------------------------------------------------------
         Net deferred tax asset            $1,710             $1,236
------------------------------------------------------------------------------

          The net deferred tax asset of $1.7 million and $1.2 million at December 31, 1996 and 1995, respectively, is included in other assets in the accompanying

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS consolidated balance sheets. Although realization of deferred taxes is not assured, management believes it is more likely than not that all of the net deferred tax asset will be realized. Therefore, there is no valuation allowance recorded for deferred taxes.


NOTE 12 - COMMITMENTS AND CONTINGENCIES

      Litigation

          Vista is party, in the ordinary course of business, to litigation involving collection matters, contract claims and other miscellaneous causes of action arising from its business. Management does not consider that any such proceedings depart from usual routine litigation and, in its judgment, Vista's financial condition or results of operations will not be affected materially by any such proceedings.

      Off-Balance Sheet Financial Instruments

          Vista may be a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of these instruments reflect the extent of involvement Vista has in particular classes of financial instruments.
          Vista's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. Vista uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Vista evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Vista upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. Vista was committed to advance $32.0 million and $23.5 million to its borrowers as of December 31, 1996 and 1995, respectively.
          Standby letters of credit are conditional commitments issued by Vista to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Vista has entered into standby letters of credit with its customers totaling $1.5 million and $1.4 million as of December 31, 1996 and 1995, respectively.
          In October 1994, FASB issued SFAS No. 119, "Disclosure About Derivative Financial Instruments." Adoption of SFAS No. 119 was required for fiscal years ending after December 15, 1994. This statement amends SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 119 prescribed disclosures about amounts, nature and terms of derivative financial instruments that are not subject to SFAS No. 105 because they do not result in off-balance sheet risk of accounting loss. This statement requires that distinction be made between financial instruments held or issued for trading purposes and financial instruments held or issued for purposes other than trading. Vista adopted SFAS No. 119 in 1994.
          Vista did not (does not) issue or hold derivative instruments with the exception of loan commitments and standby letters of credit. These instrumnets are issued in the ordinary course of business to meet customer needs. Commitments to fund fixed-rate loans were immaterial at December 31, 1996. Variable-rate

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS commitments were (are) generally issued for less than one year and carry market rates of interest. Such instruments are not likely to be affected by annual rate caps triggered by rising interest rates. Such off-balance sheet risk was not material to Vista's results of operations or financial condition.

      Noncancellable Lease Commitments

          At December 31, 1996, Vista was obligated under noncancellable operating leases for certain facilities and equipment. Total rental expense amounted to $422 thousand, $396 thousand and $361 thousand for the years ended December 31, 1996, 1995 and 1994, respectively.
          The minimum lease commitments for the year 1997 and thereafter are as follows:

Amounts in Thousands
----------------------------------------------------------------
1997      $ 480     1998      $ 465      1999            $   436
2000      $ 370     2001      $ 293      After 2001      $ 1,261
----------------------------------------------------------------

NOTE 13 - COMMON STOCK

          Vista shareholders approved a 3-for-1 stock split and a change in the number of authorized shares of common stock from 1,500,000 to 10,000,000, effective May 13, 1994.
          Vista has an Employee Stock Purchase Plan, a Dividend Reinvestment Plan and a Board of Directors Stock Purchase Plan. On May 11, 1994, Vista shareholders approved amendments to these plans. Vista registered 530,000 shares and 141,357 shares of common stock with the Securities and Exchange Commission for issuance to participants under these plans in 1995 and 1994, respectively. During 1996, 86,154 shares were issued under these plans. At December 31, 1996, 449,117 shares were reserved for issuance under these plans.

      Employee Stock Purchase Plan (ESPP)

          The ESPP covers substantially all full-time employees of Vista and enables employees to purchase common stock, through the grant of options, up to an amount equal to 8% of their annualized base salary earned during the calendar year immediately preceding the year in which the employee is granted the options. Each option may be exercised by the employee for an amount equal to the closing Nasdaq bid price (Plan Price Per Share) on the last business day of the second week of February, May, August and November of each year, or, if there is no reported trade on such day, then the most recent day preceding such day (the Price Date). If the Plan Price Per Share is below the book value per share as of the last day of January, April, July and October preceding the respective Price Date, then there will be no purchases of shares of common stock pursuant to the plan. The Executive Committee of the Board of Directors has the right to approve such options from time to time, but in the event the fair market value of the common stock of Vista is less than the book value of the common stock, then no options will be granted to employees in the calendar year immediately following December 31 of the previous calendar year. The options can only be exercised through December 31 of the grant year.
          The following is a summary of the activity of the options relating to the ESPP for the periods ended December 31, 1996, 1995 and 1994:

                                                       Average
                                         Number        Price
                                       of Shares      per Share
----------------------------------------------------------------

Balance, December 31, 1993                    -             -
Options granted                          37,133      $   8.08
Options exercised                        (5,481)         8.46
Options canceled                        (31,652)         9.00
----------------------------------------------------------------
Balance, December 31, 1994                    -             -
Options granted                          36,597      $   9.00
Options exercised                        (8,406)        10.03
Options canceled                        (28,191)        12.00
----------------------------------------------------------------
Balance, December 31, 1995                    -             -
Options granted                          29,246      $  12.00
Options exercised                        (4,119)        12.11
Options canceled                        (25,127)        13.25
----------------------------------------------------------------
Balance, December 31, 1996                    -             -
----------------------------------------------------------------

          At December 31, 1996, 14,248 shares were reserved for issuance under the ESPP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Dividend Reinvestment Plan (DRP)

          The DRP allows any participating shareholder to reinvest dividends and invest additional cash to purchase common stock at a price computed using the same methodology as for the ESPP. If the Plan Price Per Share is below the book value per share as of the last day of January, April, July and October preceding the respective Price Date, then there will be no purchases of shares of common stock under the Plan and all participants receive their dividend payment check.
          At December 31, 1996, 407,657 shares were reserved for issuance under the DRP.

      Board of Directors Stock Purchase Plan (BDSPP)

          The BDSPP allows each member of the Board of Directors of Vista to elect to receive his or her entire compensation in shares of common stock. The number of shares which may be purchased is determined by computing a quotient, the numerator of which is the compensation payable to the Director for services rendered and the denominator of which is the Plan Price Per Share which is determined using the same methodology as for the ESPP and the DRP. If the Plan Price Per Share is below the book value per share as of the last day of January, April, July and October preceding the respective Price Date, then there will be no purchases of stock under the plan.
          At December 31, 1996, 27,212 shares were reserved for issuance under the BDSPP.

      Employee Incentive Plan

          In 1994, Vista shareholders approved an Employee Incentive Plan. Under the terms of the Plan, employees are eligible to receive an incentive bonus based on each bank subsidiary achieving certain performance benchmarks.
 Moreover, 50% of the amount awarded to executive officers shall be paid in cash and 50% in the form of common stock. Such shares awarded shall be issued as of the last business day of the third fiscal year following the year to which the award relates.
          Any additional expense that would have been incurred as a result of implementing SFAS No. 123 would not have had a material effect on Vista's results of operations for the year ended December 31, 1996.

      Stock Offering

          On October 31, 1995, Vista issued a prospectus offering up to 500,000 shares of its common stock, par value $0.50 per share for $11.50 per share, in a subscription rights offering to Vista's shareholders and in a community offering.
          Vista granted nontransferable rights, subject to certain conditions, to subscribe for the common stock to its shareholders of record as of October 31, 1995, in a rights offering (Rights Offering). The subscription rights gave each shareholder the opportunity to at least maintain his or her proportionate interest in the equity of Vista. Concurrently, and subject to the priority of Vista's shareholders, Vista offered the shares of common stock not subscribed for in the Rights Offering for sale to the general public in a direct community offering (Community Offering), subject to a minimum required purchase by each subscriber of 100 shares and a maximum allowable purchase by each subscriber of 25,000 shares. The Rights and Community Offerings were referred to collectively as the "Offerings." Vista reserved the right, in its sole discretion, to accept or reject, in whole or in part, any or all orders for shares in the Community Offering, either at the time of receipt of an order or as soon as practicable following termination of the Offerings.
          The offering was fully subscribed in 1995, and the net proceeds from the sale of the 500,000 shares was $5.3 million after deducting related fees and expenses.

NOTE 14 - SHAREHOLDERS' EQUITY

          A limitation exists on the availability of the Banks' undistributed net assets for the payment of dividends to the parent company. Permission from the Office of the Comptroller of the Currency (OCC) with respect to PNB, and the Federal Reserve Bank of Philadelphia with respect to Twin Rivers, is required if the total of

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Regulatory Capital Requirements

                                                                                                        To Be Well
                                                                                                     Capitalized Under
                                                                              For Capital            Prompt Corrective
                                                       Actual               Adequacy Purposes        Action Provisions
                                               -----------------------------------------------------------------------
Amounts in Thousands                            Amount        Ratio    Amount       Ratio         Amount      Ratio
----------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
    Total Capital (to Risk Weighted Assets):
       Vista                                   $42,047        14.9%   *$22,582      *8.0%             N/A
       PNB                                      29,232        13.5%   * 17,339      *8.0%        *$21,674     *10.0%
       Twin Rivers                               8,971        13.9%   *  5,178      *8.0%        *  6,473     *10.0%
    Tier 1 Capital (to Risk Weighted Assets):
       Vista                                   $37,615        13.3%   *$11,291      *4.0%             N/A
       PNB                                      26,518        12.2%   *  8,670      *4.0%        *$13,005     * 6.0%
       Twin Rivers                               8,178        12.6%   *  2,589      *4.0%        *  3,884     * 6.0%
    Tier 1 Capital (to Average Assets):
       Vista                                   $37,615         7.6%   *$19,883      *4.0%             N/A
       PNB                                      26,518         7.0%   * 15,152      *4.0%        *$18,940     * 5.0%
       Twin Rivers                               8,178         7.1%   *  4,595      *4.0%        *  5,743     * 5.0%


As of December 31, 1995:
    Total Capital (to Risk Weighted Assets):
       Vista                                   $38,597        15.4%   *$20,067      *8.0%             N/A
       PNB                                      25,251        13.1%   * 15,464      *8.0%        *$19,330     *10.0%
       Twin Rivers                               6,440        11.4%   *  4,533      *8.0%        *  5,666     *10.0%
    Tier 1 Capital (to Risk Weighted Assets):
       Vista                                   $33,727        13.4%   *$10,034      *4.0%             N/A
       PNB                                      22,825        11.8%   *  7,732      *4.0%        *$11,598     * 6.0%
       Twin Rivers                               5,731        10.1%   *  2,266      *4.0%        *  3,400     * 6.0%
    Tier 1 Capital (to Average Assets):
       Vista                                   $33,727         7.7%   *$17,542      *4.0%             N/A
       PNB                                      22,825         6.7%   * 13,688      *4.0%        *$17,110     * 5.0%
       Twin Rivers                               5,731         6.0%   *  3,804      *4.0%        *  4,755     * 5.0%
----------------------------------------------------------------------------------------------------------------------

* Greater than or equal to

dividends declared in a calendar year exceeds the total of net profits or losses, as defined, for that year, combined with the retained net profits or losses of the preceding two years. The retained net profits for Twin Rivers for the three years ended December 31, 1996, were $1.4 million. The retained net profits for PNB for the three years ended December 31, 1996, were $6.8 million. In the case of Twin Rivers, the Pennsylvania Department of Banking requires that dividends be declared and paid only out of accumulated net profits. The accumulated net profits for Twin Rivers were $915 thousand at December 31, 1996.
          Vista is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on Vista's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Vista must meet specific capital guidelines that involve quantitative measures of Vista's assets, liabilities and certain off-balance sheet items as calculated under

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS regulatory accounting practices. Vista's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors.
          Quantitative measures established by regulation to ensure capital adequacy require Vista to maintain minimum amounts and ratios (set forth in the table) of the total and Tier I capital, as defined in the regulations, to risk-weighted assets and of Tier I capital to average assets, as defined by bank regulators.
          To be categorized as well capitalized by the Banks' regulators, the Banks must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. The Banks' actual capital amounts and ratios are also presented in the table.

NOTE 15 - BRANCH ACQUISITIONS

          Effective with the close of business on December 1, 1995, PNB assumed approximately $14.0 million of deposit liabilities in connection with the acquisition of the Washington Township, New Jersey branch office of Summit Bank. PNB paid a $500 thousand premium for the intangible value of the core deposits acquired. This premium is being amortized against current operations over a seven-year period using the sum-of-the-years digit method. In addition to the deposits assumed and the premium paid, PNB purchased $247 thousand of commercial loans and $35 thousand of overdraft lines of credit associated with the assumed deposits. PNB also paid $500 thousand for the branch facility which included land, building and all furniture, fixtures and equipment.
          On May 21, 1996, PNB acquired the Flemington, Hunterdon County, New Jersey branch facility of Summit Bank (formerly United Jersey Bank). The acquisition involved the purchase of the building and equipment and the assumption of the land lease, for the purpose of operating a full service branch banking office at this location. No deposits were purchased as part of this transaction. The branch opened December 2, 1996. The addition of this branch increased PNB's total branch network to ten offices serving Warren and Hunterdon counties in New Jersey.
          On October 7, 1996, Twin Rivers opened its third branch at 2850 Easton Avenue in Butztown, Northampton County, Pennsylvania. The transaction involved the renegotiation of the lease on this former branch facility of CoreStates Bank (successor by merger to Meridian Bank) and the purchase of certain furniture and equipment from CoreStates. No deposits were acquired as part of this transaction.
          On December 16, 1996, Twin Rivers opened its fourth branch facility at 1003 West Broad Street, Bethlehem, Lehigh County, Pennsylvania. The transa ction involved the purchase of the land, building and certain furniture and equipment of a former branch facility of CoreStates Bank. No deposits were included as part of this transaction.

NOTE 16 - DISCLOSURES ABOUT FAIR VALUES
OF FINANCIAL INSTRUMENTS

          SFAS No. 107, "Disclosure About Fair Value Of Financial Instruments," requires that Vista disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below for Vista's financial instruments.

      Cash and Cash Equivalents

          For these short-term instruments, the carrying value approximates fair value.

      Securities

          The carrying amounts for short-term investments approximate fair value because they mature in six months or less and do not present unanticipated credit concerns. The fair value of longer-term securities available for sale, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair values of certain state and municipal securities are assumed to approximate carrying values as their maturities are generally less than one year and pricing approximates current market rates.

      Loans

          The fair value of performing loans is calculated by discounting scheduled contractual cash flows through

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS the estimated maturities. Estimated discount rates reflect the credit risk inherent in these loans and are based on rates at which the same loans would be made under current market conditions. The fair value for significant nonperforming loans secured by real estate is based on recent external appraisals of the underlying collateral. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available internal information.

      Deposits

          Under SFAS No. 107, the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing demand deposits, savings and money market accounts, is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit is based on the discounted value of contractual cash flows at current rates offered for similar contractual maturities.

      Borrowed Funds

          For these short-term borrowings, the carrying value approximates fair value.

      Long-term Debt

          Rates currently available to Vista for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

      Commitments to Extend Credit and Standby Letters of Credit

          Commitments to extend credit and standby letters of credit generally do not exceed one year or require payment of fees. Consequently, it is not practical to estimate fair value of these instruments.
          The estimated fair values of Vista's financial instruments follows:

                             December 31,                  December 31,
                                1996                          1995
Amounts                 Carrying       Fair        Carrying            Fair
 in Thousands             Value       Value         Value             Value
------------------------------------------------------------------------------
Financial assets:
  Cash and cash
    equivalents        $ 35,582    $ 35,582      $ 36,148           $ 36,148
  Securities
    available
    for sale            152,368     152,368       145,867            145,867
  Net Loans             295,661     296,700       260,350            265,510
------------------------------------------------------------------------------
    Total
       financial
       assets          $483,611    $484,650      $442,365           $447,525
------------------------------------------------------------------------------
Financial liabilities:
  Deposits             $435,111    $438,109      $401,563           $405,247
  Borrowed funds         16,643      16,643        12,141             12,141
  Long-term debt          4,498       4,520         4,725              4,786
------------------------------------------------------------------------------
    Total
       financial
       liabilities     $456,252    $459,272      $418,429           $422,174
------------------------------------------------------------------------------

          The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of Vista's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          In addition, the fair value estimates are based on existing on-balance sheet and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include property, plant and equipment. The tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.
          Accordingly, the aggregate fair value amounts presented in the table do not represent the underlying value of Vista.

NOTE 17 - VISTA BANCORP, INC.
(PARENT COMPANY ONLY)

          Vista Bancorp, Inc. operates two wholly-owned subsidiaries, PNB and Twin Rivers. The earnings (losses) of these subsidiaries are recognized by Vista using the equity method of accounting. Accordingly, earnings (losses) are recorded as increases (decreases) in Vista's investment, and dividends paid reduce the investment in the subsidiaries. Additional capital infusions into the subsidiaries increase Vista's investment in the subsidiaries. Subsidiary capital adjustments made in accordance with SFAS No. 115 increase (decrease) Vista's investment in the subsidiaries.
          Condensed financial statements are presented on the following two pages.

       GRAPH OF                                           GRAPH OF
------------------------                       --------------------------------
NET INCOME                                     NET INCOME PER SHARE
(Millions)                                     (Dollars)

$2.2 $3.0 $3.2 $4.1 $4.2                       $.78   $.89   $.96  $1.18  $1.05
1992 1993 1994 1995 1996                       1992   1993   1994   1995   1996
------------------------                       --------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Vista Bancorp, Inc. (Parent Company Only)
Condensed Financial Statements

Condensed Balance Sheets

                                                                              December 31,             December 31,
Amounts in Thousands                                                              1996                     1995
--------------------------------------------------------------------------------------------------------------------
Assets
    Cash and cash equivalents                                                    $ 1,240                 $ 2,195
    Securities available for sale, at market value with
      a cost of $2,506 and $4,037, respectively                                    2,518                   4,038
    Investments in subsidiaries                                                   35,886                  30,672
    Premises and equipment                                                           613                     637
    Other assets                                                                     206                     199
--------------------------------------------------------------------------------------------------------------------
         Total Assets                                                            $40,463                 $37,741
--------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
    Long-term debt                                                               $ 1,498                 $ 1,725
    Other liabilities                                                                150                     171
--------------------------------------------------------------------------------------------------------------------
         Total Liabilities                                                         1,648                   1,896

    Shareholders' Equity                                                          38,815                  35,845
--------------------------------------------------------------------------------------------------------------------
         Total Liabilities and Shareholders' Equity                             $ 40,463                 $37,741
--------------------------------------------------------------------------------------------------------------------

Condensed Statements of Income


                                                                              For The Years Ended December 31,
Amounts in Thousands                                                       1996              1995           1994
--------------------------------------------------------------------------------------------------------------------
Income:
    Dividend income from subsidiaries                                     $1,749            $1,009        $  930
    Interest income                                                          232                55            25
    Other income                                                               3                 3             3
    Net security losses                                                       (2)                -             -
    Service fee income from subsidiaries                                   1,833             1,631         1,545
--------------------------------------------------------------------------------------------------------------------
         Total Operating Income                                            3,815             2,698         2,503
--------------------------------------------------------------------------------------------------------------------
Expense:
    Interest expense                                                         148               187           165
    Salaries and benefits                                                  1,149             1,004         1,050
    Occupancy expense                                                        121               127           139
    Furniture and equipment expense                                          429               307           260
    Other expense                                                            286               236           191
--------------------------------------------------------------------------------------------------------------------
         Total Operating Expense                                           2,133             1,861         1,805
--------------------------------------------------------------------------------------------------------------------
               Income Before Income Tax Benefit and
                 Equity in Undistributed Earnings of Subsidiaries          1,682               837           698

Income Tax Benefit                                                            27                58            76
--------------------------------------------------------------------------------------------------------------------
               Income Before Equity in Undistributed
                 Earnings of Subsidiaries                                  1,709               895           774

Equity in Undistributed Earnings of Subsidiaries                           2,539             3,198         2,471
--------------------------------------------------------------------------------------------------------------------
               Net Income                                                 $4,248            $4,093        $3,245
--------------------------------------------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Vista Bancorp, Inc. (Parent Company Only)
Condensed Financial Statements

Condensed Statements of Cash Flows


                                                                                       For The Years Ended December 31,
Amounts in Thousands                                                                 1996            1995            1994
---------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activites:
    Net Income                                                                      $4,248           $4,093         $3,245
      Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization                                                  199              142            140
        Equity in undistributed earnings of subsidiaries                            (2,539)          (3,198)        (2,471)
        Increase in other assets                                                       (10)             (87)           (65)
        Increase (decrease) in other liabilities                                         9              (19)            82
        Net amortization of premiums on securities                                      22                5              3
        Net security losses                                                              2                -              -
---------------------------------------------------------------------------------------------------------------------------
         Net Cash Provided By Operating Activities                                   1,931              936            934
---------------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
    Proceeds from maturities of securities available for sale                        1,500              500              -
    Proceeds from sales of securities available for sale                             2,515                -              -
    Purchases of securities available for sale                                      (2,508)          (4,042)          (504)
    Investment in subsidiaries                                                      (3,500)               -              -
    Net capital expenditures                                                          (175)            (515)           (99)
---------------------------------------------------------------------------------------------------------------------------
         Net Cash Used In Investing Activities                                      (2,168)          (4,057)          (603)
---------------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
    Decrease in long-term debt                                                        (227)            (160)           (80)
    Net proceeds from issuance of common stock                                       1,041            6,096            661
    Cash dividends paid                                                             (1,532)          (1,175)        (1,061)
---------------------------------------------------------------------------------------------------------------------------
         Net Cash (Used In) Provided By Financing Activities                          (718)           4,761           (480)
---------------------------------------------------------------------------------------------------------------------------
            Net (Decrease) Increase in Cash and Cash Equivalents                      (955)           1,640           (149)
            Cash and Cash Equivalents, Beginning of Year                             2,195              555            704
---------------------------------------------------------------------------------------------------------------------------
            Cash and Cash Equivalents, End of Year                                  $1,240           $2,195         $  555
---------------------------------------------------------------------------------------------------------------------------

Supplemental Disclosure of Investing and Financing Activities:
 (Decrease) increase in the investment in subsidiaries due to the net unrealized (loss) gain in the fair value of the
    subsidiaries' securities available for sale, net of income taxes                 ($825)          $2,250          ($730)
 Net unrealized gain in the fair value of securities available for sale                 11                -              -
 Decrease in deferred tax asset related to net unrealized gain in the
    fair value of securities available for sale                                         (3)               -              -
 Net unrealized gain in the fair value of securities available for sale,
    net of income taxes                                                                  8                -              -
 Deferred compensation                                                                  30                9              -

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

      The following tables summarize certain 1996 and 1995 quarterly financial information for Vista and are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the results for each quarter have been included (amounts in thousands, except per share data).



                            1996                              March 31         June 30        September 30     December 31
----------------------------------------------------------------------------------------------------------------------------------
Interest Income                                             $   8,110          $  8,289         $  8,668      $ 8,798
Interest Expense                                                4,084             4,067            4,291        4,407
----------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income                                          4,026             4,222            4,377        4,391
Provision for Loan Losses                                          45                45               45          245
----------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income After Provision for Loan Losses          3,981             4,177            4,332        4,146
----------------------------------------------------------------------------------------------------------------------------------
Net Security Gains (Losses)                                        58               (43)               9            5
Noninterest Income                                                652               600              585          620
Noninterest Expense                                             2,891             3,055            3,487        3,293
----------------------------------------------------------------------------------------------------------------------------------
   Income Before Provision for Income Taxes                     1,800             1,679            1,439        1,478
Provision for Income Taxes                                        628               561              470          489
----------------------------------------------------------------------------------------------------------------------------------
         Net Income                                         $   1,172          $  1,118         $    969      $   989
----------------------------------------------------------------------------------------------------------------------------------
         Earnings per Share                                 $    0.29          $   0.28         $   0.24      $  0.24
----------------------------------------------------------------------------------------------------------------------------------


                            1995                             March 31          June 30        September 30     December 31
----------------------------------------------------------------------------------------------------------------------------------
Interest Income                                             $   7,354          $  7,701         $  7,913      $ 8,092
Interest Expense                                                3,491             3,783            3,950        4,033
----------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income                                          3,863             3,918            3,963        4,059
Provision for Loan Losses                                          55                45               45           45
----------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income After Provision for Loan Losses          3,808             3,873            3,918        4,014
----------------------------------------------------------------------------------------------------------------------------------
Net Security Gains (Losses)                                        13              (131)              23           39
Noninterest Income                                                508               500              552          558
Noninterest Expense                                             2,883             2,825            2,648        2,990
----------------------------------------------------------------------------------------------------------------------------------
   Income Before Provision for Income Taxes                     1,446             1,417            1,845        1,621
Provision for Income Taxes                                        516               491              652          577
----------------------------------------------------------------------------------------------------------------------------------
         Net Income                                         $     930          $    926         $  1,193      $ 1,044
----------------------------------------------------------------------------------------------------------------------------------
         Earnings per Share                                 $    0.27          $   0.27         $   0.34      $  0.30
----------------------------------------------------------------------------------------------------------------------------------

                                       44

                       REPORT OF INDEPENDENT ACCOUNTANTS

RUDOLPH, PALITZ LLP

CERTIFIED PUBLIC ACCOUNTANTS

620 W. GERMANTOWN PIKE
PLYMOUTH MEETING, PA  19462

Board of Directors and Shareholders
Vista Bancorp, Inc.
Phillipsburg, New Jersey

         We have audited the accompanying consolidated balance sheets of Vista Bancorp, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vista Bancorp, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31,1996, in conformity with generally accepted accounting principles.
         As discussed in Note 1 to the financial statements, the Company changed its method of accounting for certain investments as of January 1, 1994, and changed its method of accounting for impaired loans as of January 1, 1995.
         Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidating information on page 46 is presented for purposes of additional analysis rather than to present financial position and results of operations of the individual companies. Accordingly, we do not express an opinion on the financial position and results of operations of the individual companies. However, the consolidating information on page 46 has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.


/s/ Rudolph, Palitz LLP
------------------------


January 31, 1997
Plymouth Meeting, Pennsylvania

                     CONDENSED CONSOLIDATING BALANCE SHEET

                         (Unaudited) December 31, 1996

                                                                 Twin       Vista        Intercompany       Vista
Amounts in Thousands                                  PNB       Rivers     (Parent)      Eliminations    Consolidated
-----------------------------------------------------------------------------------------------------------------------
Assets
    Cash and cash equivalents                     $  25,729   $   9,960   $   1,240        ($  1,347)       $  35,582
    Securities available for sale                   124,090      25,760       2,518                -          152,368
    Net loans                                       217,448      78,213           -                -          295,661
    Other assets                                     11,139       2,671      36,705          (35,925)          14,590
-----------------------------------------------------------------------------------------------------------------------
      Total Assets                                $ 378,406   $ 116,604   $  40,463         ($37,272)       $ 498,201
-----------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
    Deposits                                      $ 333,258   $ 101,944   $       -        ($     91)       $ 435,111
    Borrowed funds                                   11,882       6,017           -           (1,256)          16,643
    Long-term debt                                    3,000           -       1,498                -            4,498
    Other liabilities                                 2,609         414         150              (39)           3,134
    Shareholders' equity                             27,657       8,229      38,815          (35,886)          38,815
-----------------------------------------------------------------------------------------------------------------------
      Total Liabilities and Shareholders' Equity  $ 378,406   $ 116,604   $  40,463        ($ 37,272)       $ 498,201
-----------------------------------------------------------------------------------------------------------------------


                   CONDENSED CONSOLIDATING STATEMENT OF INCOME

                         (Unaudited) December 31, 1996


                                                                 Twin       Vista        Intercompany       Vista
Amounts in Thousands                                  PNB       Rivers     (Parent)      Eliminations    Consolidated
---------------------------------------------------------------------------------------------------------------------
Interest Income                                   $  25,832   $   7,838   $     232        ($     37)       $  33,865
Interest Expense                                     12,646       4,092         148              (37)          16,849
---------------------------------------------------------------------------------------------------------------------
    Net Interest Income                              13,186       3,746          84                -           17,016

Provision for Loan Losses                               260         120           -                -              380
Noninterest Income                                    2,075         380       6,123          ( 6,121)           2,457
Net Security Gains (Losses)                              22           9          (2)               -               29
Noninterest Expense                                   9,660       2,915       1,984           (1,833)          12,726
---------------------------------------------------------------------------------------------------------------------
    Income Before Provision
      (Benefit) for Income Taxes                      5,363       1,100       4,221           (4,288)           6,396

Provision (Benefit) for Income Taxes                  1,818         357         (27)               -            2,148
---------------------------------------------------------------------------------------------------------------------
    Net Income                                    $   3,545   $     743   $   4,248        ($  4,288)       $   4,248
---------------------------------------------------------------------------------------------------------------------

                    SELECTED CONSOLIDATED FINANCIAL SUMMARY

                Not Covered by Report of Independent Accountants


Amounts in Thousands
(Except Per Share and Share Data and Ratios)                      1996           1995           1994           1993         1992
-----------------------------------------------------------------------------------------------------------------------------------
Selected Balance Sheet Data:
    Total Assets                                              $  498,201     $  457,240     $  407,523     $  376,487    $  336,876
    Total Securities                                             152,368        145,867        136,868        135,970       116,567
    Total Loans                                                  299,564        264,282        237,021        205,618       184,396
    Allowance for Loan Losses                                      3,903          3,932          3,947          3,697         3,558
    Total Net Loans                                              295,661        260,350        233,074        201,921       180,838
    Total Deposits                                               435,111        401,563        369,844        342,317       313,464
    Total Shareholders' Equity                                    38,815         35,845         24,572         22,457        19,498
------------------------------------------------------------------------------------------------------------------------------------
Selected Income Statement Data:
    Total Interest Income                                     $   33,865     $   31,060     $   26,318     $   24,802    $   24,926
    Total Interest Expense                                        16,849         15,257         11,275         11,038        13,416
------------------------------------------------------------------------------------------------------------------------------------
       Net Interest Income                                        17,016         15,803         15,043         13,764        11,510
    Provision for Loan Losses                                        380            190            480            542         1,023
------------------------------------------------------------------------------------------------------------------------------------
       Net Interest Income After Provision for Loan Losses        16,636         15,613         14,563         13,222        10,487
    Total Noninterest Income                                       2,486          2,062          1,859          2,134         2,115
    Total Noninterest Expense                                     12,726         11,346         11,431         10,683         9,207
------------------------------------------------------------------------------------------------------------------------------------
       Income Before Provision for Income Taxes                    6,396          6,329          4,991          4,673         3,395
    Provision for Income Taxes                                     2,148          2,236          1,746          1,760         1,168
------------------------------------------------------------------------------------------------------------------------------------
       Income Before Cumulative Effect of
          Accounting Change                                        4,248          4,093          3,245          2,913         2,227
    Cumulative Effect of Accounting Change                            --             --             --             64            --
------------------------------------------------------------------------------------------------------------------------------------
          Net Income                                          $    4,248     $    4,093     $    3,245     $    2,977    $    2,227
------------------------------------------------------------------------------------------------------------------------------------
Per Share Data: (1)
    Income Before Cumulative Effect of
       Accounting Change                                      $     1.05     $     1.18     $     0.96     $     0.87    $     0.78
    Cumulative Effect of Accounting Change                            --             --             --           0.02            --
------------------------------------------------------------------------------------------------------------------------------------
          Net Income                                          $     1.05     $     1.18     $     0.96     $     0.89    $     0.78
------------------------------------------------------------------------------------------------------------------------------------
Per Share Data: (1)
    Cash Dividends                                            $     0.38     $     0.34     $     0.31     $     0.29    $     0.27
    Book Value (2)                                                  9.50           8.96           7.18           6.71          6.12
------------------------------------------------------------------------------------------------------------------------------------
    Number of Common Shares
       Outstanding at December 31,                             4,084,718      3,998,564      3,422,281      3,346,134     3,187,068

    Weighted Average Number of
       Common Shares Outstanding
       for the Years Ended December 31,                        4,035,092      3,468,046      3,377,695      3,332,541     2,867,232
------------------------------------------------------------------------------------------------------------------------------------
Consolidated Ratios:
    Return on Average Assets                                        0.89%          0.96%          0.83%          0.85%         0.69%
    Return on Average Equity                                       11.65          15.02          13.53          13.88         12.96
    Dividend Payout                                                36.06          28.71          32.70          32.21         34.04
    Allowance for Loan Losses to Total Loans                        1.30           1.49           1.67           1.80          1.93
    Total Shareholders' Equity to Total Assets                      7.79           7.84           6.03           5.97          5.79
    Capital Adequacy Ratios: (3)
       Leverage Capital                                             7.57           7.69           6.26           6.10          5.81
       Tier I Risk-based Capital                                   13.33          13.45          11.68          11.88         11.43
       Total Risk-based Capital                                    14.90          15.39          13.82          14.18         13.87
------------------------------------------------------------------------------------------------------------------------------------

(1) Adjusted for 3-for-1 stock split effective May 13, 1994.
(2) Book value per share is computed using period-end shares outstanding.
(3) Capital ratios are computed using period-end regulatory capital which excludes the SFAS No. 115 adjustment to capital from the risk-based capital ratios effective December 31, 1994, in accordance with the Federal Reserve Bank's final rule.