Form 10-K, Exhibit 13
period 1997-12-31
VISTA BANCORP INC
filed 1998-03-31
CIK 831979

EXHIBIT 13
                                   ----------


                  PORTIONS OF THE ANNUAL REPORT TO SHAREHOLDERS
                     FOR FISCAL YEAR ENDED DECEMBER 31, 1997

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

          Vista Bancorp, Inc. (Vista), formed in 1988, is the parent holding company for The Phillipsburg National Bank and Trust Company (PNB), a commercial bank operating ten branches, formed in 1856 and located in Phillipsburg, Warren County, New Jersey and Twin Rivers Community Bank (Twin Rivers), a Pennsylvania state-chartered bank, operating four branches, formed in 1990 and located in Palmer Township, Northampton County, Pennsylvania. Vista Bancorp, Inc. is traded on the Nasdaq SmallCap MarketSM under the symbol VBNJ.
          Since the late nineteen eighties, Vista Bancorp has focused its attention on building its franchise along the Interstate Route 78 corridor that bridges Western New Jersey and Eastern Pennsylvania. The growth has taken place in many forms. In 1990, Vista formed Twin Rivers Community Bank, a state-chartered denovo bank that today has four branch locations and $150 million in assets. Growth was also derived through several branch purchases involving the Resolution Trust Corporation in the early nineties and direct branch purchases from large regional banks that were consolidating and closing branches. Our latest expansion efforts came in late 1996 with the addition of three new branches, one in New Jersey and two in Pennsylvania. Along the way, Vista fueled its expansion through retained earnings and two secondary stock offerings in 1993 and 1995.
          Vista will be celebrating its ten-year anniversary in 1998. Looking back to its year of inception, it ended 1988 with $181 million in assets, shareholder equity of $14 million and earnings of $2.0 million. Vista ended 1997 with $543 million in assets, $43 million in shareholder equity, $4.5 million in earnings and 14 branches stretched out over two states.
          Our shareholders have experienced a 255% total return on their investment in Vista Bancorp, including reinvested dividends, just since May 1993, when Vista began trading on the Nasdaq SmallCaps Market. This return works out to 32% per year when expressed as an annual equivalent.
          We stated in our 1996 annual report that 1997 would be a transition year for earnings because of the three new branches and the unavoidable increase in expenses coupled with the time lag involved in growing deposits and redeploying the proceeds into a profitable mix of earning assets. The deposit growth at the three new sites has been exceptional and has even exceeded our own expectations. At the end of 1997, total deposits at the three branches stood at $43.0 million, all achieved in just about 13 months.
          We have built a dominant lead bank, Phillipsburg National Bank, with a strong market share in Warren County, New Jersey and an expanded presence in the desirable Hunterdon County market by virtue of the new Flemington location. Twin Rivers Community Bank continues to capitalize on the

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

consolidation trend while profiting from the many opportunities afforded to it as a local community banking organization.
          We enter 1998 committed to our basic principles of growing the organization while focusing on the key profit drivers of earnings per share and book value that create value for all of our shareholders.

FORWARD LOOKING STATEMENTS
          GENERAL. The business of banking is affected, directly and indirectly, by local, domestic and international economic conditions and by government and fiscal monetary policies. Conditiions such as inflation, recession, unemployment, volatile interest rates, tight money supply, real estate values, international conflicts and other factors beyond the control of Vista and its bank subsidiaries may adversely affect the future results of Vista and its subsidiaries. Management does not expect any one particular factor to affect Vista or its subsidiary results of operations. A downward trend in several areas, however, including real estate, construction and consumer spending, could have an adverse impact on Vista's ability to maintain or increase profitability. Therefore, there is no assurance that Vista will be able to continue its current levels of income and growth.
          INTEREST RATES. Vista's earnings depend, to a large extent, upon net interest income, which is primarily influenced by the relationship between its cost of funds (deposits and borrowings) and the yield on its earning assets (loans and investments). This relationship, known as the net interest rate spread, is subject to fluctuation and is affected by regulatory, economic and competitive factors which influence interest rates, the volume, rate and mix of earning assets and interest-bearing liabilities, and the level of nonperforming assets. As part of interest rate risk management strategy, management seeks to control its exposure to interest rate changes by managing the maturity and repricing characteristics of interest-earning assets and interest-bearing liabilities.
          ADEQUACY OF ALLOWANCE FOR LOAN LOSSES. In originating loans, there is a likelihood that some credit losses will occur. This risk of loss varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness and debt servicing capacity of the borrower over the term of the loan and, in the case of a collateralized loan, the value and marketability of the collateral securing the loan. Management maintains an allowance for loan losses based on, among other things, historical loan loss experience, known inherent risks in the loan portfolio, adverse situations that may affect the borrowers ability to repay, the estimated value of any underlying collateral and an evaluation of current economic conditions. Management currently believes that the allowance for loan losses is adequate, but there can be no assurance that nonperforming loans will not increase in the future.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS


          LOCAL ECONOMIC CONDITIONS. The success of Vista is dependent, to a certain extent, upon the general economic conditions in the geographic markets served by the bank subsidiaries. Although Vista expects that economic conditions will continue to be favorable in these markets, no assurance can be given that favorable exonomic conditions will continue. Adverse changes in economic conditions in the geographic market that the bank subsidiaries serves would likely impair their ability to collect loans and could otherwise have a material adverse effect on the consolidated results of operations and financial condition of Vista.
          COMPETITION. The Banking industry is highly competitive, with rapid changes in product delivery systems and in consolidation of service providers. Many of Vista's competitors are larger in terms of assets and capital and have substantially greater technical, marketing and financial resources. Because of their size, many of these competitors can (and do) offer products and services that Vista does not offer. Vista is constantly striving to meet the convenience and needs of its customers and to enlarge its customer base. No assurance can be given that these efforts will be successful in maintaining and expanding Vista's customer base.

RESULTS OF OPERATIONS
          For the year ended December 31, 1997, Vista Bancorp's net income increased 6.1% to $4.51 million compared to $4.25 million earned in 1996 and $4.09 million in 1995. Basic earnings per share increased 4.8% to $1.10 per share from $1.05 per share earned in 1996 and $1.18 per share in 1995.
          Net income from operations (excluding nonrecurring items) increased 2% to $4.51 million or $1.10 per share compared to $4.44 million or $1.10 per share in 1996 that excluded the one-time SAIF assessment charge of $317 thousand
($190 thousand, after-tax, or $.05 per common share). Congress mandated the SAIF assessment on September 1996 to recapitalize the deposit insurance fund for thrift institutions. This compares to an increase of 8.4% from $4.09 million in 1995.
          The increase in net income for 1997 was due primarily to an increased level of net interest income, growth of noninterest income and increased gains recognized on the sale of securities offset by growth in noninterest expenses and a higher provision for loan losses.
          Return on average shareholders' equity was 11.18% in 1997 compared to 11.65% in 1996 and 15.02% in 1995. Return on average assets was .85% in 1997 compared to .89% for 1996 and .96% for 1995.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NET INTEREST INCOME
          Tax-equivalent net interest income increased 11% or $1.6 million to $18.8 million compared to $17.2 million in 1996. This increase was due entirely to growth in interest-earning assets. On average, interest-earning assets increased $51.3 million, principally in loans, that increased $31.2 million and investment securities that increased $18.2 million.
          Tax-equivalent net interest income increased 7% or $1.2 million to $17.2 million in 1996 compared to $16.0 million in 1995. The increase was due to growth in interest-earning assets offset in part by lower interest rates. On average, interest-earning assets increased $50.3 million, principally in loans, that increased $30.4 million and investment securities that increased $18.9 million.
          The net interest margin, the difference between the tax-equivalent yield on interest-earning assets and the rate paid on funds to support those assets narrowed 2 basis points to average 3.78%, compared to 3.80% for 1996 and 3.96% in 1995. The yield on interest-earning assets increased 8 basis points to 7.59% compared to 7.51% in 1996. The rate paid on total interest-bearing liabilities increased 11 basis points to 4.33% compared to 4.22% in 1996.

  NET INCOME                DIVIDENDS PER SHARE     NET INCOME PER SHARE
  (Millions)                     (Dollars)               (Dollars)
1993      $3.0                1993      $.29           1993      $ .89
1994      $3.2                1994      $.31           1994      $ .96
1995      $4.1                1995      $.34           1995      $1.18
1996      $4.2                1996      $.38           1996      $1.05
1997      $4.5                1997      $.42           1997      $1.10

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following table presents Vista's average assets, liabilities and shareholders' equity. Vista's net interest income, net interest spreads and net interest income as a percentage of interest-earning assets for the periods ended December 31, 1997, 1996 and 1995, are also reflected.

Amounts in Thousands (Except Percentages)

For The Years Ended December 31,                  1997                          1996                            1995
------------------------------------------------------------------------------------------------------------------------------------
                                   Average                 Average  Average              Average     Average                Average
                                  Balances       Interest  Rates    Balances     Interest  Rates    Balances    Interest      Rates
                                     (1)           (2)      (3)       (1)          (2)      (3)        (1)         (2)         (3)
------------------------------------------------------------------------------------------------------------------------------------
Assets
Federal funds sold              $  12,575    $     694     5.52% $  11,305    $     607   5.37%   $  10,662    $     627      5.88%
Short-term investments              3,277          171     5.22%     2,688          141   5.25%       2,376          138      5.81%
------------------------------------------------------------------------------------------------------------------------------------
  Total Short-term
    Investments                    15,852          865     5.46%    13,993          748   5.35%      13,038          765      5.87%
------------------------------------------------------------------------------------------------------------------------------------
Securities:
  U.S. Treasury                    23,364        1,416     6.06%    25,734        1,536   5.97%      28,613        1,763      6.16%
  U.S. Government agencies
   and corporations               120,208        8,227     6.84%   104,011        6,987   6.72%      85,163        6,022      7.07%
  States and other
   political subdivisions          19,467        1,223     6.28%    13,000          769   5.92%       9,631          576      5.98%
  Other                            13,429          866     6.45%    15,499        1,036   6.68%      15,904        1,147      7.21%
------------------------------------------------------------------------------------------------------------------------------------
    Total Securities              176,468       11,732     6.65%   158,244       10,328   6.53%     139,311        9,508      6.83%
------------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned
 income: (4)
  Mortgage                        141,044       10,794     7.65%   137,919       10,494   7.61%     132,550       10,081      7.61%
  Commercial                       88,508        8,122     9.18%    71,195        6,525   9.16%      61,316        5,924      9.66%
  Consumer                         83,144        6,795     8.17%    72,404        5,982   8.26%      57,196        4,935      8.63%
------------------------------------------------------------------------------------------------------------------------------------
     Total Loans                  312,696       25,711     8.22%   281,518       23,001   8.17%     251,062       20,940      8.34%
------------------------------------------------------------------------------------------------------------------------------------
    Total Interest-earning
      Assets                      505,016       38,308     7.59%   453,755       34,077   7.51%     403,411       31,213      7.74%
------------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks            16,280                           15,168                           12,927
Allowance for loan losses          (3,946)                          (3,879)                          (4,001)
Other assets                       15,401                           13,107                           11,938
------------------------------------------------------------------------------------------------------------------------------------
   Total Noninterest-earning
     Assets                        27,735                           24,396                           20,864
------------------------------------------------------------------------------------------------------------------------------------
      Total Assets              $ 532,751                        $ 478,151                        $ 424,275
------------------------------------------------------------------------------------------------------------------------------------

Liabilities and
Shareholders' Equity
Interest-bearing deposits:
  Demand                        $  72,051    $   1,544     2.14% $  68,306    $   1,541   2.26%   $  60,580    $   1,534      2.53%
  Savings                         118,591        3,809     3.21%   109,819        3,460   3.15%     101,858        3,093      3.04%
  Time                            197,546       10,776     5.45%   171,565        9,217   5.37%     164,698        8,769      5.32%
  Time deposits $100,000
   and over                        36,839        2,068     5.61%    31,623        1,712   5.41%      20,023        1,144      5.71%
------------------------------------------------------------------------------------------------------------------------------------
   Total Interest-bearing
     Deposits                     425,027       18,197     4.28%   381,313       15,930   4.18%     347,159       14,540      4.19%
------------------------------------------------------------------------------------------------------------------------------------
Borrowed funds                     14,407          688     4.78%    13,000          586   4.51%       9,613          436      4.54%
Long-term debt                      4,400          313     7.11%     4,641          333   7.18%       3,360          281      8.36%
------------------------------------------------------------------------------------------------------------------------------------
   Total Borrowed Funds
    and Long-term Debt             18,807        1,001     5.32%    17,641          919   5.21%      12,973          717      5.53%
------------------------------------------------------------------------------------------------------------------------------------
   Total Interest-bearing
    Liabilities                   443,834       19,198     4.33%   398,954       16,849   4.22%     360,132       15,257      4.24%
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing
 demand deposits                   44,755                           39,154                           33,403
Other liabilities                   3,782                            3,579                            3,489
------------------------------------------------------------------------------------------------------------------------------------
   Total Noninterest-bearing
    Liabilities                    48,537                           42,733                           36,892
------------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity               40,380                           36,464                           27,251
------------------------------------------------------------------------------------------------------------------------------------
      Total Liabilities and
       Shareholders' Equity     $ 532,751                        $ 478,151                          424,275
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income/Spread
 (tax-equivalent basis)                         19,110     3.26%                 17,228   3.29%                   15,956       3.50%
------------------------------------------------------------------------------------------------------------------------------------
Tax-equivalent Basis
  Adjustment                                      (360)                            (212)                            (153)
------------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income                       $  18,750                        $  17,016                        $  15,803
------------------------------------------------------------------------------------------------------------------------------------
   Net Interest Margin (5)                                 3.78%                          3.80%                                3.96%
------------------------------------------------------------------------------------------------------------------------------------

(1)  Average volume information was computed using approximate daily averages.
(2)  Interest on loans includes fee income.
(3) Rates have been annualized and computed on a tax-equivalent basis using the federal income tax statutory rate of 34%.
(4)  Includes nonaccrual loans.
(5) Net interest income as a percent of interest-earning asset on a tax-equivalent basis.

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

Volume/Rate Analysis of Changes in Net Interest Income (Tax-equivalent Basis) AMOUNTS IN THOUSANDS

                                                                   For The Year Ended                     For The Year Ended
                                                                      December 31,                           December 31,
                                                                     1997 vs. 1996                          1996 vs. 1995
                                                  ----------------------------------------------------------------------------------
                                                                         Increase (Decrease)                   Increase (Decrease)
                                                                          Due to Changes in                     Due to Changes in
                                                  ----------------------------------------------------------------------------------
                                                            Total       Average       Average        Total     Average      Average
                                                          Change(1)      Volume        Rate        Change(1)    Volume        Rate
                                                  ----------------------------------------------------------------------------------
Interest Income
Federal funds sold                                         $    87      $    70      $    17      ($   20)     $    37      ($   57)
Short-term investments                                          30           31           (1)           3           17          (14)
-----------------------------------------------------------------------------------------------------------------------------------
    Total Short-term Investments                               117          101           16          (17)          54          (71)
-----------------------------------------------------------------------------------------------------------------------------------
Securities:
    U.S. Treasury                                             (120)        (143)          23         (227)        (172)         (55)
    U.S. Government agencies
     and corporations                                        1,240        1,106          134          965        1,278         (313)
    States and other political subdivisions                    454          404           50          193          199           (6)
    Other                                                     (170)        (134)         (36)        (111)         (28)         (83)
-----------------------------------------------------------------------------------------------------------------------------------
     Total Securities                                        1,404        1,233          171          820        1,277         (457)
-----------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income: (2)
    Mortgage                                                   300          239           61          413          408            5
    Commercial                                               1,597        1,589            8          601          917         (316)
    Consumer                                                   813          878          (65)       1,047        1,264         (217)
-----------------------------------------------------------------------------------------------------------------------------------
     Total Loans                                             2,710        2,706            4        2,061        2,589         (528)
-----------------------------------------------------------------------------------------------------------------------------------
        Total Interest Income                                4,231        4,040          191        2,864        3,920       (1,056)
-----------------------------------------------------------------------------------------------------------------------------------
Interest Expense
Interest-bearing deposits:
    Demand                                                       3           82          (79)           7          185         (178)
    Savings                                                    349          280           69          367          248          119
    Time                                                     1,559        1,415          144          448          368           80
    Time deposits $100,000 and over                            356          290           66          568          631          (63)
-----------------------------------------------------------------------------------------------------------------------------------
     Total Interest-bearing Deposits                         2,267        2,067          200        1,390        1,432          (42)
-----------------------------------------------------------------------------------------------------------------------------------
Borrowed funds                                                 102           66           36          150          153           (3)
Long-term debt                                                 (20)         (17)          (3)          52           96          (44)
-----------------------------------------------------------------------------------------------------------------------------------
    Total Borrowed Funds
        and Long-term Debt                                      82           49           33          202          249          (47)
-----------------------------------------------------------------------------------------------------------------------------------
        Total Interest Expense                               2,349        2,116          233        1,592        1,681          (89)
-----------------------------------------------------------------------------------------------------------------------------------
            Net Interest Income
                (tax-equivalent basis)                     $ 1,882      $ 1,924      ($   42)     $ 1,272      $ 2,239      ($  967)
-----------------------------------------------------------------------------------------------------------------------------------

(1) The volume/rate variance is allocated based on the percentage relationship of changes in volume and changes in rate to the "Total Change."
(2) Includes nonaccrual loans.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NONINTEREST INCOME
          Total noninterest income increased 13% to $2.8 million from $2.5 million in 1996, which in turn was an increase of 21% compared to $2.1 million earned in 1995. The increase for 1997 was primarily due to increased gains recognized on the sale of securities, increased service charges on deposit accounts and higher revenues from trust operations, offset in part by lower one-time nonrecurring items.
          Net gains recognized on the sale of investment securities increased to $304 thousand from $29 thousand in 1996 compared to a net loss of $56 thousand in 1995. Service charges on deposit accounts increased 8% to $1.7 million from $1.5 million in 1996 which in turn was an increase of 8% from $1.4 million in 1995. Fees earned from insufficient funds on personal checking accounts accounted for the majority of the increase in 1997. The increase in 1996 compared to 1995 was attributable to growth in commercial checking accounts and higher volumes of items processed.
          Other service charge income increased 6% in 1997 following a 39% increase in 1996. Lower volumes of ATM interchange revenues and lower levels of fees generated from providing routine banking services through the branch network accounted for the decrease in the growth rate in 1997. Robust loan demand in 1996 accounted for growth in attendant fee generating activities of loan applications and appraisal fees. In addition, higher ATM interchange revenues derived from increased transaction volume by noncustomers contributed to the increase in the growth rate.
          Other income, including Trust Department operations, declined to $309 thousand from $427 thousand in 1996 compared to $338 thousand in 1995. The decrease in 1997 resulted from a $45 thousand loss recognized on the sale of a residential mortgage loan portfolio, compared to a $62 thousand gain recorded in 1996 on the sale of a student loan portfolio. Income from trust operations increased again in 1997 by over 20% due to an increase in assets under management and increased trust and estate business.

Noninterest Income and Noninterest Expense
------------------------------------------------------------------------------------------------------------------------
                                                        Years Ended December 31,
                                                                                               Percent Change
                                                                                       ---------------------------------
Amounts in Thousands (Except Percentages)            1997        1996         1995      1997 vs 1996    1996 vs 1995
------------------------------------------------------------------------------------------------------------------------
Noninterest Income:
      Service Charges on Deposit Accounts         $  1,669     $  1,541     $  1,429            8%            8%
      Other Service Charges                            518          489          351            6            39
      Net Security Gains (Losses)                      304           29          (56)          NM            NM
      Trust Income                                     249          199          155           25            28
      Other Income                                      60          228          183          (74)           25
------------------------------------------------------------------------------------------------------------------------
               Total Noninterest Income           $  2,800     $  2,486     $  2,062           13%           21%
------------------------------------------------------------------------------------------------------------------------
Noninterest Expense:
      Salaries and Benefits                       $  7,689     $  6,712     $  6,078           15%           10%
      Occupancy Expense                              1,359        1,116          997           22            12
      Furniture and Equipment Expense                1,537        1,209        1,106           27             9
      SAIF Assessment                                   --          317         --             NM            NM
      Other Expenses                                 3,451        3,372        3,165            2             7
------------------------------------------------------------------------------------------------------------------------
                 Total Noninterest Expense        $ 14,036     $ 12,726     $ 11,346           10%           12%
------------------------------------------------------------------------------------------------------------------------
Overhead Efficiency Ratio (1)                        64.96%       64.65%       62.78%          --            --
------------------------------------------------------------------------------------------------------------------------


(1) The Overhead Efficiency Ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax-equivalent net interest income and noninterest income, excluding net security gains and losses.
(2)  NM, not meaningful.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS


NONINTEREST EXPENSE
          Total noninterest expense increased 10% to $14.0 million in 1997 from $12.7 million in 1996 and in turn 1996 increased 12% compared to $11.3 million in 1995.
          Salary and benefits expense, the largest component of noninterest expense, increased 15% to $7.7 million from $6.7 million in 1996 due primarily to the increased staffing associated with operating three new branch facilities for the full year. In addition, senior level officers were added in the areas of commercial lending, operations and retail banking to support business initiatives in these areas.
          Occupancy expense increased 22% to $1.4 million from $1.1 million in 1996 due to higher costs associated with operating the three new branch facilities. Higher depreciation charges, real estate taxes, rental expense and utility costs plus other attendant costs of maintaining retail bank branches comprised the higher expense level.
          Furniture and equipment expense increased 27% to $1.5 million from $1.2 million in 1996. This increase was attributable to upgrades in technology and automation, including a new 24-hour telephone banking system, higher costs for equipment depreciation and increased costs for telecommunications and computer maintenance charges. Significant charges were incurred during 1997 for consultants and computer specialists in response to staff turnover in the computer operations area. Outsourcing of the management and maintenance of Vista's internal PC-based systems is under consideration for 1998.
          Total other expense was largely unchanged equaling $3.4 million for 1997 and 1996, respectively. Increases in other real estate owned expense as well as higher postage and professional fees were tempered by lower deposit insurance, marketing and intangible asset amortization costs.
          A key benchmark for measuring efficiency of operations is the relationship of noninterest expense to average total assets. This ratio equaled 2.63% in 1997, 2.66% in 1996 and 2.67% in 1995.

READINESS FOR YEAR 2000
          Vista has taken actions to understand the nature and extent of the effort required to make its systems and infrastructure Year 2000 compliant. Vista intends to work with its vendors to obtain appropriate certifications of Year 2000 compliance, and failing such certifications, to obtain alternate software, hardware and support services as appropriate.
          Vista expects to have all mission critical systems and infrastructure issues identified and certified Year 2000 compliant by December 31, 1998, thereby permitting extensive testing throughout the year 1999. Furthermore, Vista plans to work with its significant borrowers to ensure they are taking appropriate steps to become Year 2000 ready.
          Vista continues to evaluate the estimated costs associated with these efforts. While these efforts will involve additional expense, Vista believes, based on available information, that it will be able to manage its total Year 2000 transition without any material adverse effect on its business operations or financial condition.

PROVISION FOR INCOME TAXES
          The provision for income taxes remained unchanged at $2.2 million for 1997 and 1996, despite a higher level of pretax income in 1997, reflecting a higher level of tax-exempt income. The effective tax rate was 33% for 1997, 34% for 1996 and 35% for 1995.
          Differences between the book basis and tax basis of assets and liabilities recorded in the financial statements result in deferred taxes. As of December 31, 1997 and 1996, net deferred tax assets were $1.7 million, respectively.

FINANCIAL CONDITION
          Set forth below is a discussion of the material changes in Vista's financial condition from December 31, 1996, to December 31, 1997.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTEREST-EARNING ASSETS AND INTEREST-BEARING LIABILITIES

          Average interest earning assets totaled $505.0 million in 1997, reflecting an increase of 11% or $51.2 million compared to $453.8 million in 1996, reflecting growth in loans and securities. Total loans increased 11% or $31.2 million, to average $312.7 million, while securities available for sale increased 11% or $18.2 million, to average $176.5 million.
          Average interest-bearing liabilities totaled $443.8 million in 1997, reflecting an increase of 11% or $44.9 million compared to $398.9 million in 1996, due to growth in all categories of deposits. Borrowed funds and long-term debt reflected a moderate increase.
          The tax-equivalent yield on average interest earning assets equaled 7.59%, an increase of 8 basis points from 7.51% earned in 1996. The average cost of interest-bearing liabilities equaled 4.33% reflecting an increase of 11 basis points compared to 4.22% paid in 1996. The increases were due to a slightly higher average interest rate environment in 1997 compared to 1996. The average prime rate was 8.44% in 1997 and 8.27% in 1996, while the federal funds rate averaged 5.49% in 1997 and 5.31% in 1996.

SECURITIES AVAILABLE FOR SALE
          Securities available for sale are held for indefinite periods of time and may be sold in response to changing market and interest rate conditions, liquidity needs or for asset/liability management reasons. The entire securities portfolio is classified as available for sale. These securities are reported at fair value with unrealized gains and losses, net of tax, included as a separate component of shareholders' equity.
          Securities available for sale increased 11% to average $176.5 million in 1997 compared to $158.2 million on average in 1996. The increase resulted primarily in U.S. Government agencies and corporations and tax-exempt investment securities. The yield on the portfolio averaged 6.65% in 1997 compared to 6.53% in 1996, an increase of 12 basis points. The increase in yield was attributable to a more profitable portfolio mix in addition to higher average market interest rates in 1997 compared to 1996.
          During 1997, $27.2 million of securities available for sale were sold, resulting in a net gain of $304 thousand. These sales combined with $30.0 million of maturities were then used in part to purchase $91.9 million of securities available for sale.
          At December 31, 1997, there were unrealized gains, net of tax, of $1.2 million on securities available for sale compared to $703 thousand at December 31, 1996. The increase is attributed to lower interest rates in effect at December 31, 1997, compared to December 31, 1996.

LOANS
          Total average loans increased 11% or $31.2 million to $312.7 million in 1997, compared to average total loans of $281.5 million in 1996. The commercial and installment loan portfolios accounted for the majority of the increase as strong loan origination activity to small businesses increased commercial loans while home equity lending and indirect auto lending contributed to the growth in average installment loans. The majority of the growth in average consumer loan balances was due to large origination volume of indirect automobile loans during the second half of 1996 which was included in the balance sheet for the majority of 1997. Mortgage loans increased $3.0 million on average in 1997.
          The yield on total loans averaged 8.22% for 1997, a 5 basis point increase from the 8.17% average yield earned in 1996. The commercial loan portfolio generated an average yield of 9.18% in 1997 compared to 9.16% in 1996. The increase can be attributed to a higher average prime rate of 8.44% in 1997 compared to 8.27% in 1996, tempered in part by heavy competition for loans to small businesses. The average yield on the mortgage portfolio increased in 1997 to 7.65% from 7.61% in 1996, while the yield on the installment loan portfolio declined 9 basis points to 8.17% in 1997 from 8.26% in 1996. The decline can be attributed to accelerated amortization of the prepaid dealer reserve triggered by prepayments and an increased level of repossessed automobiles.

DEPOSITS
          Total average deposits increased 12% or $49.3 million to average $469.8 million in 1997, an increase of 12% compared to average total deposits of $420.5 million in 1996.
          Total average interest-bearing deposits increased $43.7 million in 1997, with demand accounts increasing

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

$3.7 million, savings $8.8 million and time deposits $26.0 million. Time deposits of $100,000 and over accounted for approximately $5.2 million of growth on average.
          Total average noninterest-bearing demand deposits increased $5.6 million to $44.8 million in 1997 compared to an average of $39.1 million in 1996.
          The cost of funds paid on interest-bearing liabilities averaged
4.33% in 1997, an increase of 11 basis points compared to the average cost of funds paid of 4.22% in 1996. The increase in rates can be attributed to premium rates paid on retail time deposits, time deposits of $100,000 and over, and adjustable-rate savings accounts in connection with the strategy in 1997 to increase deposit accounts and balances at the three new branch facilities.

BORROWED FUNDS AND LONG-TERM DEBT
          Total borrowed funds and long-term debt averaged $18.8 million in 1997 compared to $17.6 million in 1996, while the cost of borrowings increased 11 basis points to 5.32% in 1997 from 5.21% in 1996. Higher average short-term interest rates and a higher average prime rate accounted for the year-over-year increase in borrowing costs. Prime rate-based debt of $1.2 million outstanding at December 31, 1997, was satisfied in full during January 1998.

NONPERFORMING ASSETS
          At December 31, 1997, nonperforming assets, consisting of loans on nonaccrual status plus other real estate acquired through foreclosure (ORE), totaled $4.3 million or 1.34% as a percentage of total loans plus ORE. These amounts compare to $4.5 million and 1.48%, respectively, at December 31, 1996.
          Commercial nonaccrual loans accounted for 60% and 76% of total nonaccrual loans at December 31, 1997 and 1996, respectively, while nonaccrual residential mortgage loans accounted for 24% and 15%, respectively. Consumer loans accounted for 16% and 9%, respectively, of total nonaccrual loans at December 31, 1997 and 1996. ORE increased to $1.4 million at December 31, 1997 compared to $1.3 million at December 31, 1996.
          A loan must be placed on nonaccrual status when principal or interest becomes 90 days or more past due, unless the loan is well secured and in the process of collection. In addition, Vista must expect the loan to be fully repaid according to the original terms of the loan agreement. A nonaccrual loan may not be restored to accrual status until principal and interest is no longer due and unpaid or it otherwise becomes well secured.

ALLOWANCE FOR LOAN LOSSES AND RELATED PROVISION
          The allowance for loan losses increased to $4.1 million at December 31, 1997, from $3.9 million at December 31, 1996. The allowance equaled 1.31% of total loans at December 31, 1997 and 1996. The provision for loan losses equaled $830 thousand for 1997 compared to $380 thousand in 1996 while charge-offs, net of recoveries, totaled $585 thousand for 1997 and $409 thousand for 1996. The increase in the level of charge-offs during 1997 was attributed to the indirect automobile loan portfolio. Vista responded to this trend by tightening the loan underwriting standards and decreasing the number of loans originated. The allowance for loan losses as a percentage of nonperforming assets equaled 97% at December 31, 1997 and 88% at December 31, 1996.
          The allowance for loan losses is determined through a regular review of the loan portfolio. Factors such as prevailing economic conditions, the volume of nonperforming loans, concentrations of credit risk, adverse situations that may affect the borrower's ability to pay and prior loan loss experience within the various categories of the portfolio are considered when assessing the adequacy of the allowance for loan losses. Commercial loans of $75,000 or more are reviewed individually. While management believes the allowance for loan losses is currently adequate, future additions to the allowance may be necessary as conditions change. The adequacy of the allowance is reviewed quarterly by the Board of Directors.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity
          Liquidity is a measure of Vista's ability to meet present and future financial obligations and commitments on a timely basis. Liquidity needs include sufficient cash flow to meet present and future loan commitments, deposit outflows and daily business operations. At the bank subsidiary level, liquidity is generally provided by deposit growth, maturities and sales of securities, periodic repayments of loans, borrowings and net income. Liquidity is provided to the parent company in the form of monthly service fees paid by the bank subsidiaries, issuance of common stock through participation in the various stock plans of Vista and quarterly dividend payments from the bank subsidiaries.
          Liquidity is managed on a daily basis at both the parent company and subsidiary levels, enabling management to effectively monitor changes in liquidity and to react accordingly to market conditions. Management believes that liquidity is sufficient to meet present and future financial obligations and commitments on a timely basis.
          At December 31, 1997, cash and cash equivalents equaled $27.8 million, a decrease of $7.8 million from the $35.6 million in cash and cash equivalents on hand at December 31, 1996. Changes in cash are measured by changes in the three major classifications of cash flows that are defined as operating, investing and financing activities.
          At December 31, 1997, net cash provided by operating activities equaled $6.6 million consisting mainly of net income adjusted for noncash charges, plus increases in other assets and accrued interest receivable.
          Net cash provided by financing activities totaled $40.0 million and consisted of increases in all deposit categories and proceeds from common stock issuance, offset in part, by payments on long-term debt, a decrease in borrowed funds, increased cash dividends paid and nominal purchases of treasury stock.
          Net cash used for investing activities totaled $54.4 million and consisted of $57.2 million from maturities and sales of securities available for sale and $15.0 million from the sale of loans, which were used to purchase $91.9 million of securities available for sale. Net cash provided from operating and financing activities combined to fund $33.9 million of net loan growth.

CAPITAL RESOURCES
          The capital adequacy of Vista is reviewed on an ongoing basis by management and the Board of Directors which considers regulatory guidelines, asset size, balance sheet composition and risk profile characteristics, including asset quality, interest rate risk and liquidity needs. An adequate capital base is important to support growth and expansion and to protect against unexpected losses that cannot be covered by current year earnings.
          Capital is generally provided to Vista in the form of retained net income after the payment of dividends and by the issuance of common stock through public offerings, sale of treasury stock and issuance of common stock through participation in Vista's Employee Stock Purchase Plan, Board of Directors Stock Purchase Plan and the Dividend Reinvestment Plan.
          At December 31, 1997, Vista's shareholders' equity increased 12% or $4.5 million to $43.3 million, compared to $38.8 million in shareholders' equity at year-end 1996. The majority of the increase resulted from $2.8 million of retained net income, $1.3 million from common stock issuance in addition to an increase of $487 thousand in unrealized gains, after tax, on the available for sale securities portfolio.
          Vista's dividend payout ratio equaled 38% for 1997 compared to 36% for 1996 and 29% for 1995. Vista paid cash dividends totaling $1.7 million in 1997 which is an increase of $200 thousand or 13% over the $1.5 million paid in 1996. Cash dividends paid per common share equaled 42 cents in 1997 compared to 38 cents in 1996 and 34 cents in 1995, representing increases of 10.5% and 11.8%, respectively.
          The increase in cash dividends is also attributed to the increased number of common shares outstanding and an increase in the quarterly dividend to 11 cents per common share ($.44 annualized), from 10 cents per common share, ($.40 annualized), effective with the 1997 third quarter dividend.
          Vista's book value per common share at December 31, 1997,

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

was equal to $10.41 compared to $9.50 per common share at December 31, 1996.
          The current minimum regulatory guideline for the Tier I leverage ratio is 4.0% for institutions that have a regulatory rating of two or higher. For Tier I and total risk-based capital ratios, the minimum regulatory guidelines are 4.0% and 8.0%, respectively. Failure to meet minimum capital requirements can initiate certain actions by the banking regulators that could have an adverse effect on the operations and financial statements of Vista or its bank subsidiaries.
          The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established capital designations ranging from "well-capitalized" to "critically undercapitalized." At December 31, 1997 each of the bank subsidiaries met the "well-capitalized" criteria, which requires a minimum Tier I leverage ratio of 5.0% and minimum Tier I and total risk-based capital ratios of 6.0% and 10.0%, respectively.
          Vista maintained a Tier I capital ratio of 13.58% and a total risk-based capital ratio of 14.99% at December 31, 1997, compared to 13.33% and 14.90%, respectively, at December 31, 1996.
          To augment the evaluation of risk-based capital, the bank regulators adopted an additional capital measure, which is referred to as the leverage ratio. The leverage ratio evaluates capital adequacy based upon Tier I capital in relation to quarterly average assets, adjusted for a portion of the allowance for loan losses, certain intangible assets and the adjustment pursuant to SFAS No. 115. The minimum leverage capital ratio is within a range of 3-5%, with other institutions expected to maintain higher ratios. Vista maintained a leverage ratio of 7.61% at December 31, 1997, and 7.57% at December 31, 1996.
          Vista may be a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of condition. The contract or notional amounts of these instruments reflect the extent of involvement Vista has in particular classes of financial instruments. Vista uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
          Vista evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Vista upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. Vista was committed to advance $35.0 million and $32.0 million to its borrowers as of December 31, 1997 and 1996, respectively.
          Standby letters of credit are conditional commitments issued by Vista to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities

      BOOK VALUE PER SHARE
          (Dollars)
        1993      $ 6.71
        1994      $ 7.18
        1995      $ 8.96
        1996      $ 9.50
        1997      $10.41

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

to customers. Vista has entered into standby letters of credit contracts with its customers totaling $2.0 million and $1.5 million as of December 31, 1997 and 1996, respectively.
          Vista does not issue nor hold derivative instruments with the exception of loan commitments and letters of credit. These instruments are issued in the normal ordinary course of business to meet customer needs. Commitments to fund fixed-rate loans were immaterial at December 31, 1997. Variable rate commitments are generally issued for less than one year and carry market rates of interest.
          Such instruments are not likely to be affected by annual rate caps triggered by rising interest rates. Vista management expects that off-balance sheet risk will not be material to Vista's results of operations or financial condition.

INTEREST RATE SENSITIVITY
          Interest rate sensitivity is the relationship between market interest rates and earnings volatility due to the repricing characteristics of assets and liabilities. Vista's net interest income is affected by changes in the level of market interest rates. In order to maintain consistent earnings performance, Vista seeks to manage, to the extent possible, the repricing characteristics of its assets and liabilities.
          The ratio between asset and liability repricing in specific time intervals is referred to as an interest rate sensitivity gap. Interest rate sensitivity gaps can be managed to take advantage of the slope of the yield curve as well as forecasted changes in the level of interest rate changes.
          One major objective of Vista when managing the rate sensitivity of its assets and liabilities is to stabilize net interest income. The management of and authority to assume gap risk is the responsibility of senior management at each bank subsidiary. The process of reviewing interest rate risk management is a regular part of Vista's management of the bank subsidiaries. Consistent policies and practices for measuring and reporting interest rate risk exposure, particularly regarding the treatment of noncontractual assets and liabilities, are in effect. In addition, there is an annual process to review the interest rate risk policy, which includes limits on the impact to earnings from shifts in interest rates, with each bank subsidiary's Board of Directors.
          The bank subsidiaries employ computerized net interest income simulation modeling to assist in quantifying interest rate risk exposure. This process measures and quantifies the impact on net interest income through varying interest rate changes and balance sheet compositions.
          At December 31, 1997, Vista maintained cumulative liability sensitive gap positions in the less than 1-year maturity categories and cumulative asset sensitive gap positions in the over 1-year maturity categories. Vista's modeling results at December 31, 1997, indicate that the level of net interest income at risk due to varying interest rate movements is within internal risk tolerance guidelines. These guidelines restrict the impact on net interest income to less than 10%, assuming a gradual 200 basis point increase or decrease in market interest rates.
          The following table, "Statement of Interest Sensitivity Gap," reflects Vista's consolidated gap position at December 31, 1997.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          Certain shortcomings are inherent in the method of analysis presented in the above table. Although specific assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market rates, while interest rates on other types of assets and liabilities may lag behind changes in market rates. Some assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table. For example, an interest rate increase may diminish the ability of many borrowers to service their adjustable-rate debt.
          The table on the following page provides information about Vista's financial instruments that are sensitive to changes in interest rates at December 31, 1997, based on the information and assumptions disclosed in the notes below the table. Vista believes that the assumptions used, which are based on statistical data, are reasonable. The expected maturity date values for loans, mortgage-backed securities and investment securities were adjusted for the expected prepayments as disclosed in the notes. Similarly, expected maturity date values for interest-bearing core deposits were calculated based upon estimates of the period over which the deposit would be outstanding as disclosed in the notes. The adjustable-rate financial instruments' maturity date values were also adjusted for expected prepayments as disclosed in the notes.


STATEMENT OF INTEREST SENSITIVITY GAP
Amounts in Thousands (Except Percentages)


                                                                            December 31, 1997
                                              -----------------------------------------------------------------------------
                                                            > 90 Days
                                                 90 Days        but        1 to 5       5 to 10        > 10
                                                 or less    < 1 Year        Years        Years         Years         Total

Federal funds sold                            $   4,190     $    --       $    --      $    --       $    --       $   4,190
Short-term investments                            4,465          --            --           --            --           4,465
Securities available for sale (1)                28,317        39,944        84,862       20,882        13,741       187,746
Loans (1)                                        72,615        75,300       124,440       31,573        13,561       317,489
----------------------------------------------------------------------------------------------------------------------------
    Rate Sensitive Assets                     $ 109,587     $ 115,244     $ 209,302    $  52,455     $  27,302     $ 513,890
----------------------------------------------------------------------------------------------------------------------------

Deposits:
    Interest-bearing demand deposits (2)      $  18,449     $   4,913     $  26,200    $  24,675     $    --       $  74,237
    Savings (2)                                  43,318         7,840        41,812       30,467          --         123,437
    Time                                         52,330       110,308        66,787        4,510          --         233,935
Borrowed funds                                    8,859          --            --           --            --           8,859
Long-term debt                                    1,222          --           3,000         --            --           4,222
Shareholders' equity                               --            --            --           --          43,302        43,302
----------------------------------------------------------------------------------------------------------------------------
    Rate Sensitive Liabilities and
     Shareholders' Equity                     $ 124,178     $ 123,061     $ 137,799    $  59,652     $  43,302     $ 487,992
----------------------------------------------------------------------------------------------------------------------------
Interest Sensitivity Gap                      ($ 14,591)    ($  7,817)    $  71,503    ($  7,197)    ($ 16,000)    $  25,898
Cumulative Gap                                  (14,591)      (22,408)       49,095       41,898        25,898          --
Cumulative Gap to Total Assets                    (2.68)%       (4.12)%        9.03%        7.71%         4.77%         --
----------------------------------------------------------------------------------------------------------------------------

(1) Investments and loans are included in the earlier of the period in which interest rates are next scheduled to adjust or the period in which they are due. In addition, loans are included in the periods in which they are scheduled to be repaid based on scheduled amortization. For amortizing loans and mortgage-backed securities, annual prepayment rates are assumed ranging from 9% to 18%, reflecting historical experience as well as management's knowledge and experience of its loan products.

(2) Vista's interest-bearing demand and savings accounts are generally subject to immediate withdrawal. However, management considers a certain amount of such accounts to be core accounts having significantly longer effective maturities based on the retention experience of such deposits in changing interest rate environments.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS


SCHEDULE OF MARKET RISK SENSITIVE INSTRUMENTS
Amounts in Thousands

                                                                             Expected Maturity Date - Years Ended December 31,
                                                                             -------------------------------------------------

                                               1998       1999       2000     2001       2002    Thereafter     Total    Fair Value
------------------------------------------------------------------------------------------------------------------------------------
Interest-Earning Assets:
    Loans (1, 2, 3)
     Fixed Rate                             $ 63,242    $31,799    $28,418  $20,981    $17,820    $ 42,095     $204,355    $207,737
      Average Interest Rate                     8.05%      7.84%      7.88%    7.81%      7.81%       7.63%        7.86%
     Adjustable Rate                        $ 23,876    $19,595    $16,623  $14,060    $11,851    $ 27,129     $113,134    $112,870
      Average Interest Rate                     8.66%      8.64%      8.68%    8.71%      8.72%       8.26%        8.57%
    Mortgage-Backed Securities (4)
     Fixed Rate                             $ 22,287    $19,084    $17,596  $ 9,866    $ 7,557    $ 19,977     $ 96,367    $ 97,444
      Average interest Rate                     6.91%      6.83%      6.68%    6.91%      6.90%       6.92%        6.85%
     Adjustable Rate                         $ 3,894    $ 3,021    $ 2,342  $ 1,813    $ 1,402    $  4,617     $ 17,089    $ 17,178
      Average Interest Rate                     6.71%      6.73%      6.73%    6.73%      6.73%       6.73%        6.73%
    Investments (5, 6, 7)
     Fixed Rate                             $ 26,629    $12,641    $ 6,909  $ 4,864    $ 3,356    $ 14,643     $ 69,042     $69,678
      Average Interest Rate                     5.83%      6.34%      6.17%    5.59%      4.95%       5.19%       5.76%
     Adjustable Rate                        $ 12,101          -         -        -          -            -     $ 12,101    $ 12,101
      Average interest Rate                     5.71%         -         -        -          -            -         5.71%         -
------------------------------------------------------------------------------------------------------------------------------------
    Total Interest-Earning Assets           $152,029    $86,140    $71,888  $51,584    $41,986    $108,461     $512,088    $517,008
------------------------------------------------------------------------------------------------------------------------------------
Interest-Bearing Liabilities (8, 9, 10, 11):
    Deposits
     Balance                                $237,158    $49,705    $49,705  $19,951    $19,951    $ 55,139     $431,609    $432,531
      Average Interest Rate                     4.73%      4.61%      4.61%    3.15%      3.15%       2.14%        4.22%
    Borrowings (12)
     Balance                                $ 10,081    $ 3,000          -        -          -           -     $ 13,081     $13,102
      Average Interest Rate                     4.59%      6.17%         -        -          -           -         4.96%          -
------------------------------------------------------------------------------------------------------------------------------------
    Total Interest-Bearing Liabilities      $247,239    $52,705    $49,705  $19,951     $19,951    $ 55,139    $444,690    $445,633
------------------------------------------------------------------------------------------------------------------------------------

(1) Includes net deferred loan fees but excludes the allowance for loan losses.
(2) Assumes prepayment rates between 9% and 18% for fixed-rate loans and adjustable-rate loans.
(3) Adjustable-rate loans reprice on an annual basis based upon changes in various indices including the prime rate and the one-year constant maturity treasury index with various market based annual and lifetime interest rate caps and floors.
(4) Mortgage-backed securities with fixed rates collateralized with single-family residential loans reflect assumed annual amortization and balloon maturities as appropriate. Assumes prepayment rates of 9% to 18%.
(5)  Fixed-rate investments include investments in Federal Home Loan Bank
     Stock.
(6) Fixed-rate investments include municipal bond investments on a non-tax-equivalent basis.
(7) Adjustable-rate investments include federal funds sold and other short-term investments.
(8)  Certificates of deposit reflect assumed stated maturities.
(9) Regular savings accounts reflect an assumed maturity of 32% in the first year with the remaining balance spread over 10 years.
(10) Consumer-based interest-bearing demand deposit accounts reflect an assumed maturity of 18% in the first year with the remaining balance spread over 10 years. Municipal interest-bearing demand accounts reflect an assumed maturity of 67% in the first year with the remaining balance spread over 5 years.
(11) Money market deposit accounts reflect an assumed maturity of 59% in the first year with the remaining balance spread over 5 years.
(12) Borrowed funds reflect assumed stated maturities.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS


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


   RETURN ON
AVERAGE ASSETS              NET INTEREST INCOME     RETURN ON AVERAGE EQUITY
  (Percent)                     (Millions)                (Percent)
1993      .85%               1993      $13.8           1993      13.88%
1994      .83%               1994      $15.0           1994      13.53%
1995      .96%               1995      $15.8           1995      15.02%
1996      .89%               1996      $17.0           1996      11.65%
1997      .85%               1997      $18.8           1997      11.18%

                         CONSOLIDATED BALANCE SHEETS

            Amounts in Thousands (Except Per Share and Share Data)

                                                                                    December 31,           December 31,
                                                                                       1997                   1996
                                                                                -------------------------------------------
Assets
Cash and cash equivalents:
    Cash and due from banks                                                         $ 19,195                $ 18,370
    Federal funds sold                                                                 4,190                  13,395
    Short-term investments                                                             4,465                   3,817
---------------------------------------------------------------------------------------------------------------------------
            Total Cash and Cash Equivalents                                           27,850                  35,582
---------------------------------------------------------------------------------------------------------------------------
Securities available for sale (Amortized cost: $185,944 and $151,303 in 1997
    and 1996, respectively)                                                          187,746                 152,368
---------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income:
    Mortgage                                                                         132,496                 140,612
    Commercial                                                                        98,813                  78,250
    Consumer                                                                          86,180                  80,702
---------------------------------------------------------------------------------------------------------------------------
            Total Loans                                                              317,489                 299,564
    Allowance for loan losses                                                         (4,148)                 (3,903)
---------------------------------------------------------------------------------------------------------------------------
            Total Net Loans                                                           313,341                295,661
---------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                 7,435                   7,542
Accrued interest receivable                                                            2,973                   2,826
Other assets                                                                           4,122                   4,222
---------------------------------------------------------------------------------------------------------------------------
                    Total Assets                                                    $543,467                $498,201
===========================================================================================================================
Liabilities and Shareholders' Equity
Deposits:
    Demand:
       Noninterest-bearing                                                           $52,147                $ 42,462
       Interest-bearing                                                               74,237                  69,908
    Savings                                                                          123,437                 111,671
    Time                                                                             233,935                 211,070
---------------------------------------------------------------------------------------------------------------------------
            Total Deposits                                                           483,756                 435,111
---------------------------------------------------------------------------------------------------------------------------
Borrowed funds                                                                         8,859                  16,643
Long-term debt                                                                         4,222                   4,498
Accrued interest payable                                                               1,249                   1,102
Other liabilities                                                                      2,079                   2,032
---------------------------------------------------------------------------------------------------------------------------
            Total Liabilities                                                        500,165                 459,386
---------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Note 12)

Shareholders' Equity:
    Common stock:  $.50 par value; shares authorized 10,000,000; shares issued, 4,168,013 and 4,085,498 at December 31, 1997 and 1996,
      respectively                                                                     2,084                   2,043
    Paid-in capital                                                                   14,345                  13,092
    Retained earnings                                                                 25,770                  22,984
    Treasury stock                                                                       (87)                     (7)
    Net unrealized gain on securities available for sale                               1,190                     703
---------------------------------------------------------------------------------------------------------------------------
            Total Shareholders' Equity                                                43,302                  38,815
---------------------------------------------------------------------------------------------------------------------------
                    Total Liabilities and Shareholders' Equity                      $543,467                $498,201
===========================================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

                      CONSOLIDATED STATEMENTS OF INCOME

            Amounts in Thousands (Except Per Share and Share Data)

                                                                                 For the Years Ended December 31,
                                                                             1997               1996           1995
                                                                          ----------------------------------------------
Interest Income:
    Interest and fees on loans                                            $   25,676         $   22,987     $  20,935
    Interest on federal funds sold                                               694                607           627
    Interest on short-term investments                                           171                141           138
    Interest on securities:
       Taxable                                                                10,509              9,559          8,932
       Nontaxable                                                                898                571            428
------------------------------------------------------------------------------------------------------------------------
       Total Interest Income                                                  37,948             33,865         31,060
------------------------------------------------------------------------------------------------------------------------
Interest Expense:
    Interest on deposits                                                      18,197             15,930         14,540
    Interest on borrowed funds                                                   688                586            436
    Interest on long-term debt                                                   313                333            281
------------------------------------------------------------------------------------------------------------------------
       Total Interest Expense                                                 19,198             16,849         15,257
------------------------------------------------------------------------------------------------------------------------
          Net Interest Income                                                 18,750             17,016         15,803
Provision for Loan Losses                                                        830                380            190
------------------------------------------------------------------------------------------------------------------------
          Net Interest Income After Provision for Loan Losses                 17,920             16,636         15,613
------------------------------------------------------------------------------------------------------------------------
Noninterest Income:
    Service charges on deposit accounts                                        1,669              1,541          1,429
    Other service charges                                                        518                489            351
    Net security gains (losses)                                                  304                 29            (56)
    Other income                                                                 309                427            338
------------------------------------------------------------------------------------------------------------------------
       Total Noninterest Income                                                2,800              2,486          2,062
------------------------------------------------------------------------------------------------------------------------
Noninterest Expense:
    Salaries and benefits                                                      7,689              6,712          6,078
    Occupancy expense                                                          1,359              1,116            997
    Furniture and equipment expense                                            1,537              1,209          1,106
    SAIF assessment                                                                -                317              -
    Other expense                                                              3,451              3,372          3,165
------------------------------------------------------------------------------------------------------------------------
       Total Noninterest Expense                                              14,036             12,726         11,346
------------------------------------------------------------------------------------------------------------------------
          Income Before Provision for Income Taxes                             6,684              6,396          6,329
Provision for Income Taxes                                                     2,171              2,148          2,236
------------------------------------------------------------------------------------------------------------------------
          Net Income                                                      $    4,513         $    4,248     $    4,093
========================================================================================================================
          Earnings per Share                                              $     1.10         $     1.05     $     1.18
========================================================================================================================
          Weighted Average Number of Common Shares Outstanding             4,114,351          4,035,092      3,468,046
========================================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.


                      CONSOLIDATED STATEMENTS OF CHANGES
                            IN SHAREHOLDERS' EQUITY

            Amounts in Thousands (Except Per Share and Share Data)

                                                       For The Years Ended December 31, 1997, 1996 and 1995

                                                                                            Net Unrealized
                                                                                            Gain (Loss) on
                                                                                              Securities       Total
                                     Shares       Common    Paid-in    Retained    Treasury    Available    Shareholders'
                                     Issued        Stock    Capital    Earnings      Stock     for Sale       Equity
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994          3,423,061     $1,712    $ 6,247     $17,350      ($7)        ($730)       $24,572
  Net income - 1995                         -          -          -       4,093        -             -          4,093
  Cash dividends - $.34 per share           -          -          -      (1,175)       -             -         (1,175)
  Net proceeds from
    issuance of common stock          576,283        288      5,808           -        -             -          6,096
  Deferred compensation                     -          -          9           -        -             -              9
  Net unrealized appreciation
    in the market value of
    securities available for sale,
    net of income taxes                     -          -          -           -        -         2,250          2,250
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995          3,999,344      2,000     12,064      20,268       (7)        1,520         35,845
  Net income - 1996                         -          -          -       4,248        -             -          4,248
  Cash dividends - $.38 per share           -          -          -      (1,532)       -             -         (1,532)
  Net proceeds from
    issuance of common stock           86,154         43        998           -        -             -          1,041
  Deferred compensation                     -          -         30           -        -             -             30
  Net unrealized depreciation
    in the market value of
    securities available for sale,
    net of income taxes                     -          -          -           -        -          (817)          (817)
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996          4,085,498      2,043     13,092      22,984       (7)          703         38,815
  Net income - 1997                         -          -          -       4,513        -             -          4,513
  Cash dividends - $.42 per share           -          -          -      (1,727)       -             -         (1,727)
  Net proceeds from
    issuance of common stock           82,515         41      1,219           -        -             -          1,260
  Deferred compensation                     -          -         34           -        -             -             34
  Net Treasury Stock transactions           -          -          -           -      (80)            -            (80)
  Net unrealized appreciation
    in the market value of
    securities available for sale,
    net of income taxes                     -          -          -           -        -            487           487
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997          4,168,013     $2,084    $14,345     $25,770     ($87)        $1,190       $43,302
-------------------------------------------------------------------------------------------------------------------------
The accompanying notes to consolidated financial statements are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                              Amounts in Thousands

                                                                                         For The Years Ended December 31,
                                                                                     1997             1996            1995
                                                                                   -------------------------------------------
Cash Flows From Operating Activites:
    Net Income                                                                     $ 4,513          $ 4,248         $ 4,093

    Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                                  1,021              887             727
      Provision for loan losses                                                        830              380             190
      Increase in deferred taxes                                                       (86)             (53)           (128)
      Increase in deferred income                                                      120              104              37
      Decrease (increase) in accrued interest receivable                              (147)             953            (757)
      Increase in accrued interest payable                                             147               79             254
      Decrease (increase) in other assets                                               82            2,490          (2,310)
      Increase in other liabilities                                                     81              119             123
      Net amortization of premium on securities                                        338              538             429
      Net security (gains) losses                                                     (304)             (29)             56
------------------------------------------------------------------------------------------------------------------------------
            Net Cash Provided By Operating Activities                                6,595            9,716           2,714
==============================================================================================================================
Cash Flows From Investing Activities:
    Proceeds from maturities of securities available for sale                       29,986           37,232          11,101
    Proceeds from sales of securities available for sale                            27,231           42,142          35,720
    Purchases of securities available for sale                                     (91,891)         (87,623)        (29,319)
    Proceeds from maturities of securities held to maturity                             --               --          17,422
    Purchases of securities held to maturity                                            --               --         (40,982)
    Net increase in loans                                                          (33,909)         (37,017)        (27,220)
    Proceeds from sale of loans                                                     14,981               --              --
    Net capital expenditures                                                          (763)          (1,525)         (1,093)
    Net cash (paid for) received from branch acquisitions                               --             (823)         12,683
------------------------------------------------------------------------------------------------------------------------------
            Net Cash Used In Investing Activities                                  (54,365)         (47,614)        (21,688)
==============================================================================================================================
Cash Flows From Financing Activities:
    Net increase (decrease) in demand and savings deposits                          25,780           15,033          (1,512)
    Net increase in time deposits                                                   22,865           18,515          19,265
    Net (decrease) increase in borrowed funds                                       (7,784)           4,502           3,517
    Net (decrease) increase in long-term debt                                         (276)            (227)          2,840
    Net proceeds from issuance of common stock                                       1,260            1,041           6,096
    Net Treasury Stock transactions                                                    (80)              --              --
    Cash dividends paid                                                             (1,727)          (1,532)         (1,175)
------------------------------------------------------------------------------------------------------------------------------
            Net Cash Provided By Financing Activities                               40,038           37,332          29,031
==============================================================================================================================
                Net Decrease (Increase) in Cash and Cash Equivalents                (7,732)            (566)         10,057
                Cash and Cash Equivalents, Beginning of Period                      35,582           36,148          26,091
==============================================================================================================================
                Cash and Cash Equivalents, End of Period                           $27,850          $35,582         $36,148
==============================================================================================================================
Supplemental Disclosures of Cash Flow Information:
    Interest paid                                                                  $19,051          $16,770         $15,003
    Income taxes paid                                                                2,406            2,328           2,435
Supplemental Disclosures of Investing and Financing Activities:
    Transfers from loans to other real estate owned                                    298            1,222             209
    Transfers from securities held to maturity to securities available for sale effective December 31, 1995 to reclassify securities in accordance
      with SFAS No.115                                                                  --               --         115,955
    Net unrealized (loss) gain in the fair value of securities available for sale      738           (1,239)          3,426
    Increase (decrease) in deferred tax asset related to net unrealized
      (loss) gain in the fair value of securities available for sale                  (251)             422          (1,176)
    Net unrealized (loss) gain in the fair value of securities available for
      sale, net of income taxes                                                        487             (817)          2,250
    Deferred compensation                                                               34               30               9
Details related to branch acquisitions:
      Increase in loans acquired                                                        --               --            (283)
      Increase in demand and savings deposits assumed                                   --               --           8,799
      Increase in time deposits assumed                                                 --               --           5,167
      Fixed assets purchased                                                            --             (823)           (500)
      Core deposit premium                                                              --               --            (500)

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Description of Business and Summary of Significant Accounting
Policies
          The following is a description of the business and significant accounting policies of Vista Bancorp, Inc. and its subsidiaries (Vista).

Description of Business
          Vista provides a full range of retail and commercial banking services for consumers and small- to medium-size businesses primarily in Western New Jersey and Eastern Pennsylvania. Vista's lending and investing activities are funded primarily by deposits gathered through its retail branch office network. Lending is concentrated in mortgage, commercial and consumer loans to local borrowers. In management's opinion, although Vista has a high concentration of residential mortgages, these loans are well collat eralized and do not pose an adverse credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk. Although Vista has a diversified loan portfolio, a substantial portion of its borrowers' ability to honor their contracts is dependent upon the viability of the real estate economic sector.
          The success of Vista is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on Vista's results of operations and financial condition. The operating results of Vista depend primarily on its net interest income. Accordingly, the operations of Vista are subject to risks and uncertainties surrounding its exposure to changes in the interest rate environment.

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

Securities
          All securities are classified as available for sale and accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Securities available for sale may be sold prior to maturity in response to changes in interest rates, changes in prepayment risk, for asset/liability management or liquidity needs. These securities are carried at fair value with unrealized gains and losses reported on a net-of-tax basis, as a separate component of shareholders' equity. Interest and dividends are recorded as earned. Realized gains and losses, which are computed using the specific identification method, are reported in noninterest income. Purchase premiums and discounts are amortized or accreted to income over the life of the security, considering actual prepayments using a level yield method.

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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Impairment of Assets
          Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Transfers of Financial Assets
          Vista adopted SFAS No. 125, "Accounting for Transfers of Securities and Extinguishment of Liabilities," in January 1997. The statement requires the recognition of financial and servicing assets the Bank controls, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. In addition, the statement requires that liabilities incurred as the result of a transfer of financial assets be measured at fair value and that servicing assets and other retained interests in transferred assets be allocated based on relative fair values of assets retained and assets transferred. The effect of the statement on Vista's financial condition and results of operations for 1997 was immaterial.

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

Other Real Estate Owned
          Other real estate owned consists of foreclosed assets and is stated at the lower of cost or estimated fair value less estimated costs to sell the property.

Retirement Plans
          Vista maintains a noncontributory defined benefit pension plan covering the majority of its employees and a postretirement benefit plan that includes health care and life insurance benefits. Postretirement benefits are only offered to employees who attained the age of 45 as of January 1, 1995, and who also met all the requirements for retirement. Postretirement benefits are not offered to new hires after this date. The costs associated with these benefits are accrued based on actuarial assumptions and included in salaries and benefits expense.

Marketing and Advertising Costs
          Vista participates in various marketing and advertising programs. All costs related to marketing and advertising are generally expensed in the period incurred. Marketing and advertising costs totaled $496 thousand, $566 thousand and $514 thousand in 1997, 1996, and 1995, respectively.

Income Taxes
          The amount provided for federal income taxes is based on income reported for consolidated financial statement purposes, after elimination of federal tax-exempt income which is derived primarily from securities of state and political subdivision and certain commercial loans.
          Deferred federal and state tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial statement and tax bases of existing assets and liabilities, as well as for operating losses. The effect of a change in the tax rate on deferred taxes is recognized in the period of the enactment date.

          Vista files a consolidated federal income tax return with the amount of income tax expense or benefit computed and allocated to each subsidiary on a separate return basis. Separate state tax returns are filed by subsidiary.

Earnings per Share
          In February 1997, FASB issued SFAS No. 128, "Earnings per Share," which is effective for interim and annual periods ending after December 15, 1997. In December 1997, Vista adopted SFAS No. 128. Basic earnings per share is presented and calculated based on income available to common shareholders and the weighted average number of shares outstanding during the reporting periods. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.
                                            Years Ended December 31,
Amounts in Thousands                   1997            1996         1995
(Except per Share Data)
--------------------------------------------------------------------------------
Net income available
  to common
  shareholders (numerator)           $4,513           $4,248      $4,093
Weighted average common
  shares outstanding                  4,114            4,035       3,468
Effect of common
  stock equivalents                       -                -           -
--------------------------------------------------------------------------------
Weighted average shares
  outstanding (denominator
  for each calculation)               4,114            4,035       3,468
--------------------------------------------------------------------------------
Basic earnings per share              $1.10            $1.05       $1.18
--------------------------------------------------------------------------------
Diluted earnings per share            $1.10            $1.05       $1.18
--------------------------------------------------------------------------------

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

Stock-Based Compensation
          Vista adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," in 1996 but elected to continue to utilize the "intrinsic value" method of accounting for recording stock-based compensation expense provided for in Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees."

Recently Issued Accounting Standards
          In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components required to be recognized under accounting standards. This statement is effective for fiscal years beginning after December 15, 1997. Adoption of this statement is not expected to have a material impact on Vista's consolidated financial statements.

Note 2 - Cash and Due from Banks
          Restrictions on cash and due from bank accounts are placed upon the banking subsidiaries of Vista by the Federal Reserve Banks. Certain amounts of reserve balances are required to be maintained at the Federal Reserve Banks based upon deposit levels and other factors. The average amount of Vista's reserve balances for the year ended December 31, 1997, was approximately $6.2 million. For the two-week period ended December 31, 1997, the average amount of reserve balances for Vista was approximately $6.5 million.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Vista maintains various deposit accounts with other banks to meet normal funds transaction requirements and to compensate other banks for certain correspondent services. These accounts are insured by the FDIC up to $100,000 per account. Vista's management is responsible for assessing the credit risk of its correspondent banks.
          The withdrawal or usage restrictions of cash and due from bank balances did not have a significant impact on the operations of Vista as of December 31, 1997.

Note 3 - Securities
          The amortized cost, gross unrealized gains and losses, estimated market values and maturity distribution of Vista's securities available for sale at December 31, 1997 and 1996, were as follows :

                  Notes to Consolidated Financial Statements


Securities Available for Sale                                                 December 31, 1997

                                                                              Gross          Gross         Estimated
                                                         Amortized         Unrealized      Unrealized        Market
Amounts in Thousands                                        Cost             Gains           Losses          Value
---------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                 $ 17,548            $  113           $  -          $ 17,661
U.S. Government agencies and corporations                  18,265                66            (33)           18,298
State and political subdivisions                           23,401               342              -            23,743
Corporate debt securities                                   9,408               110             (4)            9,514
Mortgage-backed securities                                113,456             1,496           (330)          114,622
Equity securities                                           3,866                42              -             3,908
---------------------------------------------------------------------------------------------------------------------
    Total securities available for sale                  $185,944            $2,169          ($367)         $187,746
---------------------------------------------------------------------------------------------------------------------

Securities Available for Sale                                                 December 31, 1996

                                                                              Gross           Gross         Estimated
                                                          Amortized         Unrealized      Unrealized        Market
Amounts in Thousands                                         Cost             Gains           Losses          Value
---------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                                   $19,552            $  100           $(76)        $ 19,576
U.S. Government agencies and corporations                   12,324                46            (52)          12,318
State and political subdivisions                            14,369                69            (38)          14,400
Corporate debt securities                                   10,691               159            (16)          10,834
Mortgage-backed securities                                  91,750             1,339           (466)          92,623
Equity securities                                            2,617                 -              -            2,617
---------------------------------------------------------------------------------------------------------------------
    Total securities available for sale                   $151,303             $1,713         ($648)        $152,368
---------------------------------------------------------------------------------------------------------------------

Securities Available for Sale                                December 31, 1997                  December 31, 1996

                                                                            Estimated                       Estimated
                                                          Amortized           Market         Amortized        Market
Amounts in Thousands                                         Cost             Value             Cost          Value
---------------------------------------------------------------------------------------------------------------------
Maturing within one year                                   $17,529          $ 17,547       $  9,658         $   9,676
Maturing after one year but within five years               34,424            34,724         36,580            36,751
Maturing after five years but within ten years               8,687             8,792          9,375             9,379
Maturing after ten years                                     8,232             8,416          1,323             1,322
No Maturity                                                  3,616             3,645          2,617             2,617
Mortgage-backed securities                                 113,456           114,622         91,750            92,623
---------------------------------------------------------------------------------------------------------------------
Total securities available for sale                       $185,944          $187,746       $151,303          $152,368
---------------------------------------------------------------------------------------------------------------------

     Proceeds from the sales of securities available for sale were $29.2 million in 1997, $42.1 million in 1996 and $35.7 million in 1995. Gross realized gains on sales were $365 thousand in 1997, $233 thousand in 1996 and $141 thousand in 1995. Gross realized losses on sales totaled $61 thousand in 1997, $204 thousand in 1996 and $197 thousand in 1995.

     Securities available for sale with a book value of $45.8 million and $52.2 million at December 31, 1997 and 1996, respectively, were pledged to secure public fund deposits, secured other borrowings and for other purposes required or permitted by law.

                  Notes to Consolidated Financial Statements

     Note 4 - Loans

     Vista's mortgage, commercial and consumer loan activity is generally concentrated in Warren and Hunterdon counties in Western New Jersey and Northampton County in Eastern Pennsylvania. Although Vista has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the viability of the real estate economic sector.
     Restructured loans are those loans whose terms have been modified because of deterioration in the financial condition of the borrower to provide for a reduction of either interest or principal or an extension of the payment period. Restructured loans were $2.1 million and $2.0 million at December 31, 1997 and 1996, respectively. No restructured loans were returned to accrual status during 1997. Total nonaccrual loans included $1.8 million and $1.4 million of restructured loans at December 31, 1997 and 1996, respectively.
     The following table summarizes Vista's nonaccrual and past due loans at December 31, 1997 and 1996:

Amounts in Thousands                 1997           1996
-----------------------------------------------------------
Nonaccrual loans                  $2,915           $3,177
-----------------------------------------------------------
Accrual loans past due
  90 days or more                 $   78           $  224
-----------------------------------------------------------
Interest income that would
   have been recorded under
   original terms                 $  193           $   86
-----------------------------------------------------------
Interest income recorded
   during the period              $   62           $  153
-----------------------------------------------------------

     Loans to executive officers, directors and their affiliated interests amounted to $6.7 million and $4.4 million at December 31, 1997 and 1996, respectively. During 1997, $10.6 million of new loans were made, and repayments totaled $8.3 million. During 1996, $1.5 million of new loans were made, and repayments totaled $1.8 million. All such related party loans were current as to principal and interest payments and were granted on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than normal risk of collectibility. At December 31, 1997, no loans to executive officers, directors and their affiliated interests were renegotiated, past due or on nonaccrual status. Interest earned on the related party loans was $406 thousand, $352 thousand and $323 thousand for the years ended December 31, 1997, 1996 and 1995, respectively.

Note 5 - Allowance for Loan Losses

     The allowance for loan losses is based on estimates, and it is reasonably possible that ultimate losses may vary from the current estimates. These estimates are reviewed periodically and adjustments, as they become necessary, are reported in earnings in the periods in which they become known. An analysis of the allowance for loan losses as of December 31, 1997, 1996 and 1995, is as follows:

Amounts in Thousands                   1997             1996              1995
--------------------------------------------------------------------------------
Balance, beginning of year            $3,903           $3,932            $3,947
  Additions:
    Provisions charged to
      expense                            830              380               190
    Recoveries of loans
      previously charged off             151               70                52
  Deductions:
    Loans charged off                   (736)            (479)             (257)
--------------------------------------------------------------------------------
Balance, end of year                  $4,148           $3,903            $3,932
--------------------------------------------------------------------------------

     At December 31, 1997, the total impaired loans recognized in accordance with SFAS No. 114 and SFAS No. 118 were $2.4 million, of which $500 thousand were valued based upon discounted cash flows and $1.9 million using the fair value of collateral. Based on these methods, $503 thousand of the $4.1 million allowance for loan losses was allocated against the $2.4 million of impaired loans. At December 31, 1996, the total impaired loans recognized in accordance with SFAS No. 114 and SFAS No. 118 were $2.9 million, of which $1.3 million were valued based upon discounted cash flows and $1.6 million using the fair value of collateral. Based on these methods, $598 thousand of the $3.9 million allowance for loan losses was allocated against the $2.9 million of impaired loans. The remaining allowance for loan losses, totaling $3.6 million at December 31, 1997, and $3.3 million at December 31, 1996, was available to

Notes to Consolidated Financial Statements absorb losses in Vista's entire loan portfolio. Vista's total average impaired loans during the year-to-date periods ended December 31, 1997 and 1996, were approximately the same as the $2.4 million and $2.9 million balance at December 31, 1997 and 1996, respectively. Interest income on impaired loans totaled $72 thousand and $83 thousand in 1997 and 1996, respectively.

Note 6 - Premises and Equipment

          An analysis of premises and equipment as of December 31, 1997 and 1996, is as follows:

Amounts in Thousands                   1997         1996
----------------------------------------------------------------
Land and buildings                  $ 6,625       $ 6,353
Furniture and equipment               6,146         5,799
Leasehold improvements                  964           931
----------------------------------------------------------------
        Total cost                   13,735        13,083
Less:  Accumulated depreciation
           and amortization          (6,300)       (5,541)
----------------------------------------------------------------
        Total premises and
           equipment, net           $ 7,435       $ 7,542
================================================================

         Depreciation and amortization expense for premises and equipment for 1997, 1996 and 1995 amounted to $870 thousand, $709 thousand and $642 thousand, respectively.

Note 7 - Deposits

          An analysis of time deposits at December 31, 1997 and 1996, is as follows:

Amounts in Thousands                   1997         1996
----------------------------------------------------------------
Time deposits:
  Certificates less
     than $100,000                   $192,343     $183,454
  Certificates $100,000
     and over                          41,592       27,616
----------------------------------------------------------------
    Total time deposits              $233,935     $211,070
================================================================

  A maturity schedule of time deposits of $100,000 and over is as follows:

Amounts in Thousands                   1997         1996
----------------------------------------------------------------
3 months or less                      $14,454     $10,389
3 through 6 months                      8,542       4,266
6 through 12 months                    11,471       9,728
Over one year                           7,125       3,233
----------------------------------------------------------------
    Total certificates
       $100,000 and over              $41,592     $27,616
================================================================

Note 8 - Borrowed Funds

  An analysis of borrowed funds as of December 31, 1997 and 1996, is as follows:

Amounts in Thousands                   1997         1996
----------------------------------------------------------------
Secured other borrowings              $8,343       $16,126
Treasury tax and loan note               516           517
----------------------------------------------------------------
    Total borrowed funds              $8,859       $16,643
================================================================

         Borrowed funds from directors and their affiliated interests amounted to $1.3 million and $3.3 million at December 31, 1997 and 1996, respectively, and are included above. The interest rates on these short-term borrowings ranged from 3.10% to 6.27% and 3.10% to 5.83% for 1997 and 1996, respectively.

Note 9 - Long-Term Debt

          A five-year advance from the Federal Home Loan Bank of New York (FHLBNY) to PNB for $3.0 million maturing June 29, 2000, was included in long-term debt at December 31, 1997 and 1996. Pursuant to the terms of the agreement with the FHLBNY, the advance carries a fixed rate of 6.17% with interest payments due monthly and principal due at maturity. This borrowing is collateralized by residential mortgage loans. On September 18, 1990, Vista entered into a ten-year $2.0 million long-term debt agreement with a lending bank. The first two years of the loan were interest only, with principal payments due in years three through ten. Interest, and principal when due, is payable quarterly. Effective January 1, 1996, the interest rate on the long-term debt was adjusted from a

Notes to Consolidated Financial Statements variable rate equal to prime plus 1.25% to a variable rate equal to prime plus
 .50% (9.00% at December 31, 1997). This obligation was satisfied in full in January 1998.

Note 10 - Employee Benefit Plans

          Vista has a noncontributory defined benefit retirement plan, funded through a self-administered trust, covering most employees with one or more years of continuous employment.
          The following sets forth the plan's funded status at December 31, 1997 and 1996, the measurement dates, and amounts recognized in Vista's consolidated balance sheets as of December 31, 1997 and 1996:

Amounts in Thousands                    1997        1996
----------------------------------------------------------------
Accumulated benefit obligation:
  Vested                              ($4,219)     ($3,808)
  Nonvested                              (207)        (208)
----------------------------------------------------------------
       Accumulated benefit
         obligation                   ($4,426)      (4,016)
================================================================
Projected benefit obligation          ($4,477)     ($4,160)
Plan assets at fair value               6,004        4,809
----------------------------------------------------------------
Plan assets in excess of
  projected benefit obligation          1,527          649
Unrecognized gain                      (1,493)        (543)
Prior service cost not yet
  recognized in the periodic
  pension cost                           (405)        (439)
Unrecognized transition asset            (249)        (285)
----------------------------------------------------------------
       Accrued pension cost             ($620)       ($618)
================================================================

          Net periodic pension cost for 1997, 1996 and 1995 included the following components:

Amounts in Thousands                1997       1996        1995
----------------------------------------------------------------
Service cost benefits earned
  during the year                $   223      $ 215       $ 166
Interest cost on projected
  benefit obligation                 283        277         262
Return on plan assets             (1,333)      (559)       (311)
Net amortization and deferral        829        100         (70)
----------------------------------------------------------------
    Net periodic pension cost    $     2      $  33       $  47
================================================================

          In determining the projected benefit obligation, the assumed discount rate was 7% in 1997, 1996 and 1995. The rate of increase in future salary levels was 4% in 1997, 6% in 1996 and 5% in 1995. The expected long-term rate of return on assets used in determining net periodic pension cost was 9% in 1997, 1996 and 1995.
          At December 31, 1997, the plan's assets consisted primarily of investments in equity securities, U.S. Treasury securities and cash.
          Vista maintains a qualified employee benefit plan under section 401(k) of the Internal Revenue Code covering substantially all full-time employees that have attained the age of 21 and have completed one year of service. Under the 401(k) plan, employee contributions are partially matched by Vista. Such matching becomes vested proportionally over five years of credited service. Total 401(k) expense amounted to $108 thousand and $109 thousand for the years ended December 31, 1997 and 1996, respectively.
          Vista sponsors plans that provide contributory medical and noncontributory life insurance benefits covering most salaried and hourly employees. The cost of medical benefits was projected to increase at a rate of 10% in 1997, 11% in 1996 and 12% in 1995, and thereafter decreasing linearly to 5% in the year 2004 and later. Increasing the assumed health care cost trend by one percent in each year would increase the APBO by $1.16 million and the aggregate of the service and interest components of net period ic postretirement cost for the year ended December 31, 1997, by $135 thousand. The present value of the APBO assumed a discount rate of 7% for 1997, 1996 and 1995. The rate of interest used in future compensation levels was 4% in 1997, 6% in 1996 and 5% in 1995.

Notes to Consolidated Financial Statements

          The following sets forth the accumulated postretirement benefit obligation (APBO) and the net periodic postretirement benefit cost at December 31:

Amounts in Thousands                   1997      1996
----------------------------------------------------------------
Retirees                             $  418      $  455
Fully eligible, active
  plan participants                     154         146
Other active plan participants          444         515
----------------------------------------------------------------
    Total accumulated
       postretirement benefit
       obligation                     1,016       1,116
Unrecognized net gain due
    to past experience different
    from that assumed and
    effects of changes in
    assumptions made                    342         196
Unamortized transition obligation      (309)       (327)
----------------------------------------------------------------
    Accrued accumulated
       postretirement benefit
       obligation                    $1,049      $  985
================================================================

          The components of net periodic postretirement benefit cost for 1997, 1996 and 1995 were as follows:

Amounts in Thousands               1997         1996        1995
----------------------------------------------------------------
Service cost, benefits
  attributed to employee
  service during the year          $ 34         $ 42        $ 39
Interest cost on accumulated
  postretirement benefit
  obligation                         66           75          73
Amortization of transition
  obligation                         18           18          18
Amortization of net gain            (19)          (9)        (18)
----------------------------------------------------------------
  Net periodic postretirement
     benefit cost                  $ 99         $126        $112
================================================================

          The discount rate used in determining the APBO was 7% in 1997, 1996 and 1995. The assumed health care cost trend rate used in measuring the APBO was 5% in 1997 and 11% in 1996.
          Vista recognizes the annual net periodic postretirement cost on the straight-line basis and includes the effect in salaries and employee benefit expense.
          Estimates used in employee benefit plan computations are based on actuarial information available at a specific point in time. These actuarial estimates involve uncertainties and matters of judgement and could be significantly affected by any changes in assumptions or actual experience.

Note 11 - Income Taxes

          The current and deferred amounts of the provision for income taxes for the years ended December 31, 1997, 1996 and 1995, were as follows:

Amounts in Thousands               1997         1996        1995
----------------------------------------------------------------
Federal:
    Current                      $2,070       $2,070      $2,063
    Deferred                        (71)        (153)       (111)
State:
    Current                         187          252         301
    Deferred                        (15)         (21)        (17)
----------------------------------------------------------------
Provision for income taxes       $2,171       $2,148      $2,236
================================================================

          A reconciliation of the differences between Vista's effective tax rate and its statutory federal income tax rate of 34% in 1997, 1996 and 1995 is as follows:

Amounts in Thousands               1997         1996        1995
----------------------------------------------------------------
Income tax at
    statutory rate               $2,273       $2,175      $2,152
Increase (decrease) in
    taxes resulting from:
    State taxes on income,
       net of federal income
       tax effect                   173          153         185
    Tax-exempt
       interest income             (285)        (176)       (128)
Other, net                           10           (4)         27
----------------------------------------------------------------
Provision for income taxes       $2,171       $2,148      $2,236
================================================================
Effective tax rate                 32.5%        33.6%       35.3%
================================================================

Notes to Consolidated Financial Statements

          Items that gave rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996, were as follows:

Amounts in Thousands                      1997        1996
----------------------------------------------------------------
Provision for loan losses               $1,317      $1,283
Pension                                    178         248
Postretirement benefits other
  than pension                             472         414
Deferred loan fees                         329         290
Other                                      336         143
----------------------------------------------------------------
    Gross deferred tax assets            2,632       2,378
----------------------------------------------------------------
Net unrealized gain on securities
    available for sale                     612         362
State taxes                                142         133
Discount accretion                         142         126
Other                                       49          47
----------------------------------------------------------------
    Gross deferred tax liabilities         945         668
----------------------------------------------------------------
         Net deferred tax asset         $1,687      $1,710
================================================================

          The net deferred tax asset of $1.7 million at December 31, 1997 and 1996, respectively, is included in other assets in the accompanying consolidated balance sheets. Although realization of deferred taxes is not assured, management believes it is more likely than not that all of the net deferred tax asset will be realized. Therefore, there is no valuation allowance recorded for deferred taxes.

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

          Vista's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. Vista uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Vista evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Vista upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. Vista was committed to advance $35.1 million and $32.0 million to its borrowers as of December 31, 1997 and 1996, respectively.
          Standby letters of credit are conditional commitments issued by Vista to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Vista has entered into standby letters of credit with its customers totaling $2.0 million and $1.5 million as of December 31, 1997 and 1996, respectively.
          Vista adopted SFAS No. 119 in 1994. SFAS No. 119 prescribes disclosures about amounts, nature and terms of derivative financial instruments that are not subject to SFAS No. 105 because they do not result in off-balance sheet risk of accounting loss. This statement requires that distinctions be made between financial instruments held or issued for trading purposes and financial instruments held or issued for purposes other than trading.

                  Notes to Consolidated Financial Statements

          Vista did not (does not) issue or hold derivative instruments with the exception of loan commitments and standby letters of credit. These instruments are issued in the ordinary course of business to meet customer needs. Commitments to fund fixed-rate loans were immaterial at December 31, 1997. Variable-rate commitments were (are) generally issued for less than one year and carry market rates of interest. Such instruments are not likely to be affected by annual rate caps triggered by rising interest rates. Vista management believes that off-balance sheet risk is not material to Vista's results of operations or financial condition

Noncancellable Lease Commitments
          At December 31, 1997, Vista was obligated under noncancellable operating leases for certain facilities and equipment. Total rental expense amounted to $507 thousand, $422 thousand and $396 thousand for the years ended December 31, 1997, 1996 and 1995, respectively.
          The minimum lease commitments for the year 1997 and thereafter are as follows:

Amounts in Thousands
------------------------------------------------------
1998 $510         1999 $461         2000       $383
2001 $301         2002 $304         After 2002 $967
------------------------------------------------------

Note 13 - Common Stock

          Vista has an Employee Stock Purchase Plan, a Dividend Reinvestment Plan and a Board of Directors Stock Purchase Plan. During 1997, 82,515 shares were issued under these plans. At December 31, 1997, 366,602 shares were reserved for issuance under these plans.

Employee Stock Purchase Plan (ESPP)
          The ESPP covers substantially all full-time employees of Vista and enables employees to purchase common stock, through the grant of options, up to an amount equal to 8% of their annualized base salary earned during the calendar year immediately preceding the year in which the employee is granted the options. Each option may be exercised by the employee for an amount equal to the closing Nasdaq bid price (Plan Price Per Share) on the last business day of the second week of February, May, August and November of each year, or, if there is no reported trade on such day, then the most recent day preceding such day (the Price Date). If the Plan Price Per Share is below the book value per share as of the last day of January, April, July and October preceding the respective Price Date, then there will be no purchases of shares of common stock pursuant to the plan. The Executive Committee of the Board of Directors has the right to approve such options from time to time, but in the event the fair market value of the common stock of Vista is less than the book value of the common stock, then no option will be granted to employees in the calendar year immediately following December 31 of the previous calendar year. The options can only be exercised through December 31 of the grant year.
          The following is a summary of the activity of the options relating to the ESPP for the periods ended December 31, 1997, 1996 and 1995:

                                                           Average
                                          Number            Price
                                        of Shares          per Share
------------------------------------------------------------------------
Balance, December 31, 1994                    -                   -
Options granted                          36,597             $  9.00
Options exercised                        (8,406)              10.03
Options canceled                        (28,191)              12.00
------------------------------------------------------------------------
Balance, December 31, 1995                    -                   -
Options granted                          29,246             $ 12.00
Options exercised                        (4,119)              12.11
Options canceled                        (25,127)              13.25
------------------------------------------------------------------------
Balance, December 31, 1996                    -                   -
Options granted                          32,285             $ 12.75
Options exercised                        (6,107)              14.90
Options canceled                        (26,178)              18.75
------------------------------------------------------------------------
Balance, December 31, 1997                    -                   -
========================================================================
          At December 31, 1997, 8,141 shares were reserved for issuance under the ESPP.

                  Notes to Consolidated Financial Statements

Dividend Reinvestment Plan (DRP)
          The DRP allows any participating shareholder to reinvest dividends and invest additional cash to purchase common stock at a price computed using the same methodology as for the ESPP. If the Plan Price Per Share is below the book value per share as of the last day of January, April, July and October preceding the respective Price Date, then there will be no purchases of shares of common stock under the Plan and all participants receive their dividend payment check.
          At December 31, 1997, 333,720 shares were reserved for issuance under the DRP.

Board of Directors Stock Purchase Plan (BDSPP)
          The BDSPP allows each member of the Board of Directors of Vista to elect to receive his or her entire compensation in shares of common stock. The number of shares which may be purchased is determined by computing a quotient, the numerator of which is the compensation payable to the Director for services rendered and the denominator of which is the Plan Price Per Share which is determined using the same methodology as for the ESPP and the DRP. If the Plan Price Per Share is below the book value per share as of the last day of January, April, July and October preceding the respective Price Date, then there will be no purchases of stock under the plan.
          At December 31, 1997, 24,741 shares were reserved for issuance under the BDSPP.
          Compensation expense that would have been recognized with respect to the ESPP and the BDSPP in accordance with the basis of fair value pursuant to SFAS No. 123, if the Bank had so elected, would have been immaterial.

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

Note 14 - Shareholders' Equity

          A limitation exists on the availability of the Banks' undistributed net assets for the payment of dividends to the parent company. Permission from the Office of the Comptroller of the Currency (OCC) with respect to PNB, and the Federal Reserve Bank of Philadelphia with respect to Twin Rivers, is required if the total of dividends declared in a calendar year exceeds the total of net profits or losses, as defined, for that year, combined with the retained net profits or losses of the preceding two years. The retained net profits for Twin Rivers for the three years ended December 31, 1997, were $1.5 million. The retained net profits for PNB for the three years ended December 31, 1997, were $6.9 million. In the case of Twin Rivers, the Pennsylvania Department of Banking requires that dividends be declared and paid only out of accumulated net profits. The accumulated net profits for Twin Rivers were $1.3 million at December 31, 1997.
          Vista is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Vista's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Vista must meet specific capital guidelines that involve quantitative measures of Vista's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Vista's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors.
          Quantitative measures established by regulation to insure capital adequacy require Vista to maintain minimum amounts and ratios (set forth in the table below) of the total and Tier I capital to risk-weighted assets and of Tier I capital to average assets, as defined by bank regulators.
          To be categorized as well capitalized by the Banks' regulators, the Banks must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. The Banks' actual capital amounts and ratios are also presented in the table.

                  Notes to Consolidated Financial Statements

Regulatory Capital Requirements

                                                                                                         To Be Well
                                                                                                     Capitalized Under
                                                                               For Capital           Prompt Corrective
                                                       Actual               Adequacy Purposes        Action Provisions
                                               --------------------------------------------------------------------------
Amounts in Thousands                           Amount         Ratio         Amount      Ratio        Amount      Ratio
-------------------------------------------------------------------------------------------------------------------------
As of December 31, 1997:
  Total Capital (to Risk Weighted Assets):
    Vista                                      $46,100        15.0%      >_$ 24,610   >_ 8.0%           N/A
    PNB                                         31,703        14.2%      >_  17,910   >_ 8.0%     >_$22,388    >_10.0%
    Twin Rivers                                 10,618        12.9%      >_   6,599   >_ 8.0%     >_  8,249    >_10.0%
  Tier 1 Capital (to Risk Weighted Assets):
    Vista                                      $41,761        13.6%      >_$ 12,305   >_ 4.0%           N/A
    PNB                                         28,901        12.9%      >_   8,955   >_ 4.0%     >_$13,433    >_ 6.0%
    Twin Rivers                                  9,587        11.6%      >_   3,300   >_ 4.0%     >_  4,950    >_ 6.0%
  Tier 1 Capital (to Average Assets):
    Vista                                      $41,761         7.6%      >_$ 21,949   >_ 4.0%           N/A
    PNB                                         28,901         7.3%      >_  15,794   >_ 4.0%     >_$19,742    >_ 5.0%
    Twin Rivers                                  9,587         6.4%      >_   6,011   >_ 4.0%     >_  7,514    >_ 5.0%


As of December 31, 1996:
  Total Capital (to Risk Weighted Assets):
    Vista                                      $42,047         14.9%     >_$ 22,582   >_ 8.0%           N/A
    PNB                                         29,232         13.5%     >_  17,339   >_ 8.0%     >_$21,674    >_10.0%
    Twin Rivers                                  8,971         13.9%     >_   5,178   >_ 8.0%     >_  6,473    >_10.0%
  Tier 1 Capital (to Risk Weighted Assets):
    Vista                                      $37,615         13.3%     >_$ 11,291   >_ 4.0%           N/A
    PNB                                         26,518         12.2%     >_   8,670   >_ 4.0%     >_$13,005    >_ 6.0%
    Twin Rivers                                  8,178         12.6%     >_   2,589   >_ 4.0%     >_  3,884    >_ 6.0%
  Tier 1 Capital (to Average Assets):
    Vista                                      $37,615          7.6%     >_$ 19,883   >_ 4.0%           N/A
    PNB                                         26,518          7.0%     >_  15,152   >_ 4.0%     >_$18,940    >_ 5.0%
    Twin Rivers                                  8,178          7.1%     >_   4,595   >_ 4.0%     >_  5,743    >_ 5.0%
=========================================================================================================================

                                       36

                  Notes to Consolidated Financial Statements

Note 15 - Branch Acquisitions

          On May 21, 1996, PNB acquired the Flemington, Hunterdon County, New Jersey branch facility of Summit Bank (formerly United Jersey Bank). The acquisition involved the purchase of the building and equipment and the assumption of the land lease, for the purpose of operating a full service branch banking office at this location. No deposits were purchased as part of this transaction. The branch opened December 2, 1996. The addition of this branch increased PNB's total branch network to ten offices serving Warren and Hunterdon counties in New Jersey. No deposits were acquired as a part of this transaction.
          On October 7, 1996, Twin Rivers opened its third branch at 2850 Easton Avenue in Butztown, Northampton County, Pennsylvania. The transaction involved the renegotiation of the lease on this former branch facility of CoreStates Bank (successor by merger to Meridian Bank) and the purchase of certain furniture and equipment from CoreStates. No deposits were acquired as part of this transaction.
          On December 16, 1996, Twin Rivers opened its fourth branch facility at 1003 West Broad Street, Bethlehem, Lehigh County, Pennsylvania. The transaction involved the purchase of the land, building and certain furniture and equipment of a former branch facility of CoreStates Bank. No deposits were included as part of this transaction.

Note 16 - Disclosures About Fair Values
of Financial Instruments
          The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of Vista's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
          In addition, the fair value estimates are based on existing on-balance sheet and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include property, plant and equipment. The tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. Accordingly, the aggregate fair value amounts presented below do not represent the underlying value of Vista taken as a whole.
          Fair value estimates, methods and assumptions are set forth below for Vista's financial instruments.

Cash and Cash Equivalents
          For these short-term instruments, the carrying value approximates fair value.

Securities
          The carrying amounts for short-term investments approximate fair value because they mature in six months or less and do not present unanticipated credit concerns. The fair value of longer-term securities available for sale and securities held to maturity, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair values of certain state and municipal securities are assumed to approximate carrying values, as their maturities are generally less than one year and pricing approximates current market rates.

Loans
     The fair value of performing loans is calculated by discounting scheduled contractual cash flows through the estimated maturities. Estimated discount rates reflect the credit risk inherent in these loans and are based on rates at which the same loans would be made under current market conditions. The fair value for significant nonperforming loans secured by real estate is based on recent external appraisals of the underlying collateral. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available internal information.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deposits
          The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing demand deposits, savings and money market accounts, is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit is based on the discounted value of contractual cash flows at current rates offered for similar contractual maturities.

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

Commitments to Extend Credit and Standby Letters of Credit
          Commitments to extend credit and standby letters of credit generally do not exceed one year or require payment of fees. Consequently, it is not practical to estimate fair value of these instruments.
          The estimated fair values of Vista's financial instruments follows:

                                     December 31,              December 31,
                                        1997                       1996
Amounts                       Carrying        Fair      Carrying          Fair
 in Thousands                   Value         Value      Value            Value
--------------------------------------------------------------------------------
Financial assets:
  Cash and cash
    equivalents                $27,850      $ 27,850    $ 35,582       $ 35,582
  Securities
    available
    for sale                   187,746       187,746     152,368        152,368
  Net Loans                    313,341       316,418     295,661        296,700
--------------------------------------------------------------------------------
    Total
       financial
       assets                 $528,937      $532,014    $483,611       $484,650
--------------------------------------------------------------------------------
Financial liabilities:
  Deposits                    $483,756      $484,790    $435,111       $438,109
  Borrowed funds                 8,859         8,859      16,643         16,643
  Long-term debt                 4,222         4,243       4,498          4,520
--------------------------------------------------------------------------------
    Total
       financial
       liabilities            $496,837      $497,892    $456,252       $459,272
--------------------------------------------------------------------------------

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Vista Bancorp, Inc. (Parent Company Only)
Condensed Financial Statements
Condensed Balance Sheets


                                                                                  December 31,         December 31,
Amounts in Thousands                                                                 1997                  1996
--------------------------------------------------------------------------------------------------------------------------
Assets
    Cash and cash equivalents                                                    $   895                   $ 1,240
    Securities available for sale, at market value with
      a cost of $2,928 and $2,506, respectively                                    2,988                     2,518
    Investments in subsidiaries                                                   39,989                    35,886
    Premises and equipment                                                           530                       613
    Other assets                                                                     313                       206
--------------------------------------------------------------------------------------------------------------------------
         Total Assets                                                            $44,715                   $40,463
--------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
    Long-term debt                                                                $1,222                   $ 1,498
    Other liabilities                                                                191                       150
--------------------------------------------------------------------------------------------------------------------------
         Total Liabilities                                                         1,413                     1,648

    Shareholders' Equity                                                          43,302                    38,815
--------------------------------------------------------------------------------------------------------------------------

         Total Liabilities and Shareholders' Equity                              $44,715                   $40,463
--------------------------------------------------------------------------------------------------------------------------

Condensed Statements of Income

                                                                              For The Years Ended December 31,
Amounts in Thousands                                                    1997                 1996            1995
--------------------------------------------------------------------------------------------------------------------------
Income:
    Dividend income from subsidiaries                                $ 2,035               $ 1,749        $  1,009
    Interest income                                                      213                   232              55
    Other income                                                           3                     3               3
    Net security losses                                                    -                    (2)              -
    Service fee income from subsidiaries                               1,985                 1,833           1,631
--------------------------------------------------------------------------------------------------------------------------
         Total Operating Income                                        4,236                 3,815           2,698
--------------------------------------------------------------------------------------------------------------------------

Expense:
    Interest expense                                                     127                   148             187
    Salaries and benefits                                              1,274                 1,149           1,004
    Occupancy expense                                                    131                   121             127
    Furniture and equipment expense                                      532                   429             307
    Other expense                                                        395                   286             236
--------------------------------------------------------------------------------------------------------------------------
         Total Operating Expense                                       2,459                 2,133           1,861
--------------------------------------------------------------------------------------------------------------------------

              Income Before Income Tax Benefit and
                  Equity in Undistributed Earnings of Subsidiaries     1,777                 1,682             837

Income Tax Benefit                                                        88                    27              58
--------------------------------------------------------------------------------------------------------------------------
               Income Before Equity in Undistributed
                  Earnings of Subsidiaries                             1,865                 1,709             895

Equity in Undistributed Earnings of Subsidiaries                       2,648                 2,539           3,198
--------------------------------------------------------------------------------------------------------------------------
    Net Income                                                       $ 4,513               $ 4,248         $ 4,093
--------------------------------------------------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Vista Bancorp, Inc. (Parent Company Only)
Condensed Financial Statements

Condensed Statements of Cash Flows

                                                                                      For The Years Ended December 31,
Amounts in Thousands                                                                 1997           1996          1995
------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
  Net Income                                                                        $4,513         $4,248        $4,093
    Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                                     209            199           142
     Equity in undistributed earnings of subsidiaries                               (2,648)        (2,539)       (3,198)
     Increase in other assets                                                         (124)           (10)          (87)
     Increase (decrease) in other liabilities                                           75              9           (19)
     Net amortization of premiums on securities                                          2             22             5
     Net security losses                                                                --              2            --
------------------------------------------------------------------------------------------------------------------------------
         Net Cash Provided By Operating Activities                                   2,027          1,931           936
------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
    Proceeds from maturities of securities available for sale                           --          1,500           500
    Proceeds from sales of securities available for sale                             1,000          2,515            --
    Purchases of securities available for sale                                      (1,422)        (2,508)       (4,042)
    Investment in subsidiaries                                                      (1,000)        (3,500)           --
    Net capital expenditures                                                          (127)          (175)         (515)
------------------------------------------------------------------------------------------------------------------------------
         Net Cash Used In Investing Activities                                      (1,549)        (2,168)       (4,057)
------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
    Decrease in long-term debt                                                        (276)          (227)         (160)
    Net proceeds from issuance of common stock                                       1,260          1,041         6,096
    Purchases of treasury stock                                                        (80)            --            --
    Cash dividends paid                                                             (1,727)        (1,532)       (1,175)
------------------------------------------------------------------------------------------------------------------------------
         Net Cash (Used In) Provided By Financing Activities                          (823)          (718)        4,761
------------------------------------------------------------------------------------------------------------------------------
            Net (Decrease) Increase in Cash and Cash Equivalents                      (345)          (955)        1,640
            Cash and Cash Equivalents, Beginning of Year                             1,240          2,195           555
------------------------------------------------------------------------------------------------------------------------------
            Cash and Cash Equivalents, End of Year                                  $  895          1,240        $2,195
==============================================================================================================================
Supplemental Disclosure of Investing and Financing Activities:
    Increase (decrease) in the investment in subsidiaries due to the net unrealized gain (loss) in the fair value of the
      subsidiaries' securities available for sale, net of income taxes              $  455          ($825)       $2,250
    Net unrealized gain in the fair value of securities available for sale              49             11            --
    Decrease in deferred tax asset related to net unrealized gain in the
      fair value of securities available for sale                                       17              3            --
    Net unrealized gain in the fair value of securities available for sale,
      net of income taxes                                                               32              8            --
    Deferred compensation                                                               34             30             9


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 - Selected Quarterly Financial Information (Unaudited)

          The following tables summarize certain 1997 and 1996 quarterly financial information for Vista which is unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the results for each quarter have been included (amounts in thousands, except per share data.)

                            1997                                  March 31          June 30         September 30     December 31
------------------------------------------------------------------------------------------------------------------------------------
Interest Income                                                    $8,887            $9,266            $9,882           $9,913
Interest Expense                                                    4,494             4,681             5,078            4,945
------------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income                                              4,393             4,585             4,804            4,968
Provision for Loan Losses                                             195               195               195              245
------------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income After Provision for Loan Losses              4,198             4,390             4,609            4,723
------------------------------------------------------------------------------------------------------------------------------------
Net Security Gains                                                     96                 4               135               69
Noninterest Income                                                    601               634               640              621
Noninterest Expense                                                 3,376             3,486             3,542            3,632
------------------------------------------------------------------------------------------------------------------------------------
   Income Before Provision for Income Taxes                         1,519             1,542             1,842            1,781
Provision for Income Taxes                                            493               491               610              577
------------------------------------------------------------------------------------------------------------------------------------
         Net Income                                                $1,026            $1,051            $1,232           $1,204
====================================================================================================================================
         Earnings per Share                                        $ 0.25            $ 0.26            $ 0.30           $ 0.29
====================================================================================================================================


                            1996                                  March 31          June 30         September 30     December 31
------------------------------------------------------------------------------------------------------------------------------------
Interest Income                                                    $8,110            $8,289            $8,668           $8,798
Interest Expense                                                    4,084             4,067             4,291            4,407
------------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income                                              4,026             4,222             4,377            4,391
Provision for Loan Losses                                              45                45                45              245
------------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income After Provision for Loan Losses              3,981             4,177             4,332            4,146
------------------------------------------------------------------------------------------------------------------------------------
Net Security Gains (Losses)                                            58               (43)                9                5
Noninterest Income                                                    652               600               585              620
Noninterest Expense                                                 2,891             3,055             3,487            3,293
------------------------------------------------------------------------------------------------------------------------------------
   Income Before Provision for Income Taxes                         1,800             1,679             1,439            1,478
Provision for Income Taxes                                            628               561               470              489
------------------------------------------------------------------------------------------------------------------------------------
         Net Income                                                $1,172            $1,118            $  969           $  989
====================================================================================================================================
         Earnings per Share                                        $ 0.29            $ 0.28            $ 0.24           $ 0.24
====================================================================================================================================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 - Transfers of Financial Assets

     In November 1997, Twin Rivers sold $15 million in mortgage loans and retained the mortgage servicing rights. In accordance with SFAS No. 125, this transaction resulted in a mortgage servicing asset of $46 thousand. There was no material amortization expense related to this asset as of December 31, 1997. Servicing fee income recorded as of December 31, 1997, related to the above sale was immaterial.

                      REPORT OF INDEPENDENT ACCOUNTANTS

Rudolph, Palitz LLP
CERTIFIED PUBLIC ACCOUNTANTS

620 W. GERMANTOWN PIKE
PLYMOUTH MEETING, PA  19462

Board of Directors and Shareholders
Vista Bancorp, Inc.
Phillipsburg, New Jersey

We have audited the accompanying consolidated balance sheets of Vista Bancorp, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vista Bancorp, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidating information on page 44 is presented for purposes of additional analysis rather than to present financial position and results of operations of the individual companies. Accordingly, we do not express an opinion on the financial position and results of operations of the individual companies. However, the consolidating information on page 44 has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/ Rudolph, Palitz LLP

January 30, 1998
Plymouth Meeting, Pennsylvania

                     CONDENSED CONSOLIDATING BALANCE SHEET

                         (Unaudited) December 31, 1997

                                                                   Twin       Vista        Intercompany        Vista
Amounts in Thousands                                  PNB         Rivers     (Parent)      Eliminations     Consolidated
---------------------------------------------------------------------------------------------------------------------------
Assets
    Cash and cash equivalents                      $ 20,758      $  7,122    $   895           ($925)         $ 27,850
    Securities available for sale                   137,506        47,252      2,988               -           187,746
    Net loans                                       223,392        89,949          -               -           313,341
    Other assets                                     10,896         2,865     40,832         (40,063)           14,530
---------------------------------------------------------------------------------------------------------------------------
      Total Assets                                 $392,552      $147,188    $44,715        ($40,988)         $543,467
===========================================================================================================================
Liabilities and Shareholders' Equity
    Deposits                                       $351,844      $131,985    $     -            ($73)         $483,756
    Borrowed funds                                    4,867         4,844          -            (852)            8,859
    Long-term debt                                    3,000             -      1,222               -             4,222
    Other liabilities                                 2,654           557        191             (74)            3,328
    Shareholders' equity                             30,187         9,802     43,302         (39,989)           43,302
---------------------------------------------------------------------------------------------------------------------------
      Total Liabilities and Shareholders' Equity   $392,552      $147,188    $44,715        ($40,988)         $543,467
===========================================================================================================================

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME

                         (Unaudited) December 31, 1997

                                                                   Twin       Vista        Intercompany        Vista
Amounts in Thousands                                  PNB         Rivers     (Parent)      Eliminations     Consolidated
---------------------------------------------------------------------------------------------------------------------------
Interest Income                                    $ 27,755      $ 10,019    $   213            ($39)         $ 37,948
Interest Expense                                     13,854         5,256        127             (39)           19,198
---------------------------------------------------------------------------------------------------------------------------
    Net Interest Income                              13,901         4,763         86               -            18,750

Provision for Loan Losses                               540           290          -               -               830
Noninterest Income                                    2,021           472      6,671          (6,668)            2,496
Net Security Gains                                      195           109          -               -               304
Noninterest Expense                                   9,683         4,006      2,332          (1,985)           14,036
---------------------------------------------------------------------------------------------------------------------------
    Income Before Provision
      (Benefit) for Income Taxes                      5,894         1,048      4,425          (4,683)            6,684

Provision (Benefit) for Income Taxes                  2,032           227        (88)              -             2,171
---------------------------------------------------------------------------------------------------------------------------
    Net Income                                     $  3,862      $    821    $ 4,513         ($4,683)         $  4,513
===========================================================================================================================

                    SELECTED CONSOLIDATED FINANCIAL SUMMARY

                Not Covered by Report of Independent Accountants

Amounts in Thousands
(Except Per Share and Share Data and Ratios)                  1997          1996        1995        1994         1993
---------------------------------------------------------------------------------------------------------------------------
Selected Balance Sheet Data:
    Total Assets                                            $543,467      $498,201    $457,240    $407,523     $376,487
    Total Securities                                         187,746       152,368     145,867     136,868      135,970
    Total Loans                                              317,489       299,564     264,282     237,021      205,618
    Allowance for Loan Losses                                  4,148         3,903       3,932       3,947        3,697
    Total Net Loans                                          313,341       295,661     260,350     233,074      201,921
    Total Deposits                                           483,756       435,111     401,563     369,844      342,317
    Total Shareholders' Equity                                43,302        38,815      35,845      24,572       22,457
===========================================================================================================================
Selected Income Statement Data:
    Total Interest Income                                    $37,948      $ 33,865    $ 31,060    $ 26,318     $ 24,802
    Total Interest Expense                                    19,198        16,849      15,257      11,275       11,038
---------------------------------------------------------------------------------------------------------------------------
       Net Interest Income                                    18,750        17,016      15,803      15,043       13,764
    Provision for Loan Losses                                    830           380         190         480          542
---------------------------------------------------------------------------------------------------------------------------
       Net Interest Income After Provision for Loan Losses    17,920        16,636      15,613      14,563       13,222
    Total Noninterest Income                                   2,800         2,486       2,062       1,859        2,134
    Total Noninterest Expense                                 14,036        12,726      11,346      11,431       10,683
---------------------------------------------------------------------------------------------------------------------------
       Income Before Provision for Income Taxes                6,684         6,396       6,329       4,991        4,673
    Provision for Income Taxes                                 2,171         2,148       2,236       1,746        1,760
---------------------------------------------------------------------------------------------------------------------------
       Income Before Cumulative Effect of
          Accounting Change                                    4,513         4,248       4,093       3,245        2,913
    Cumulative Effect of Accounting Change                         -             -           -          -            64
---------------------------------------------------------------------------------------------------------------------------
          Net Income                                          $4,513      $  4,248    $  4,093    $  3,245     $  2,977
===========================================================================================================================
Per Share Data: (1)
    Income Before Cumulative Effect of
       Accounting Change                                     $  1.10      $   1.05    $   1.18    $   0.96     $   0.87
    Cumulative Effect of Accounting Change                         -             -           -           -         0.02
---------------------------------------------------------------------------------------------------------------------------
          Net Income                                         $  1.10      $   1.05    $   1.18    $   0.96     $   0.89
===========================================================================================================================
Per Share Data: (1)
    Cash Dividends                                           $  0.42      $   0.38    $   0.34    $   0.31     $   0.29
    Book Value (2)                                             10.41          9.50        8.96        7.18         6.71
---------------------------------------------------------------------------------------------------------------------------
    Number of Common Shares
       Outstanding at December 31,                         4,160,711     4,084,718   3,998,564   3,422,281    3,346,134
    Weighted Average Number of
       Common Shares Outstanding
       for the Years Ended December 31,                    4,114,351     4,035,092   3,468,046   3,377,695    3,332,541
---------------------------------------------------------------------------------------------------------------------------
Consolidated Ratios:
    Return on Average Assets                                    0.85%         0.89%       0.96%       0.83%        0.85%
    Return on Average Equity                                   11.18         11.65       15.02       13.53        13.88
    Dividend Payout                                            38.27         36.06       28.71       32.70        32.21
    Allowance for Loan Losses to Total Loans                    1.31          1.30        1.49        1.67         1.80
    Total Shareholders' Equity to Total Assets                  7.97          7.79        7.84        6.03         5.97
    Capital Adequacy Ratios: (3)
       Leverage Capital                                         7.61          7.57        7.69        6.26         6.10
       Tier I Risk-based Capital                               13.58         13.33       13.45       11.68        11.88
       Total Risk-based Capital                                14.99         14.90       15.39       13.82        14.18
===========================================================================================================================
(1) Adjusted for 3-for-1 stock split effective May 13, 1994.
(2) Book value per share is computed using period-end shares outstanding.
(3) Capital ratios are computed using period-end regulatory capital which excludes the SFAS No. 115 adjustment to capital from the risk-based capital ratios effective December 31, 1994, in accordance with the Federal Bank's final rule.