Form 10-K, Exhibit 13
period 1998-12-31
VISTA BANCORP INC
filed 1999-03-31
CIK 831979

EXHIBIT 13

                 PORTIONS OF THE ANNUAL REPORT TO SHAREHOLDERS
                     FOR FISCAL YEAR ENDED DECEMBER 31, 1998

Management's Discussion and Analysis of
Financial Conditions and Results of Operations

Overview

     Vista Bancorp, Inc. (Vista), formed in 1988, is the parent holding company for The Phillipsburg National Bank and Trust Company (PNB), a commercial bank operating nine branches, formed in 1856 and located in Phillipsburg, Warren County, New Jersey and Twin Rivers Community Bank (Twin Rivers), a Pennsylvania state-chartered bank, operating four branches, formed in 1990 and located in Palmer Township, Northampton County, Pennsylvania. Twin Rivers has announced plans for two new full-service branch facilities in the area of Bethlehem, Pennsylvania, scheduled to open during the first quarter of 1999. Vista Bancorp, Inc. common stock trades on the Nasdaq Stock Market under the symbol VBNJ.

Forward Looking Statements

     In addition to historical information, this annual report and other reports and statements filed with the Securities and Exchange Commission (collectively, "SEC filings") contain or may contain certain forward-looking statements and information that are based on beliefs of, and information currently available to, Vista's management. When used in SEC filings and in oral statements by management the words "anticipate," "believe," "estimate," "expect," "future," "intend," "plan," and similar expressions as they relate to Vista or Vista management, identify forward-looking statements.

     Such statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties and assumptions relating to Vista's operations and results of operations, competitive factors and pricing pressures, shifts in market demand, the performance and needs of customers served by Vista, and other risks and uncertainties. These include uncertainties specifically identified in the text surrounding such statements and uncertainties with respect to changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, competitors, and legislative, regulatory, judicial and other governmental authorities and officials.

     Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary significantly from those anticipated, believed, estimated, expected, intended or planned.

Results of Operations

     For the year ended December 31, 1998,  Vista Bancorp's net income increased
17.0 percent to $5.28 million compared to $4.51 million earned in 1997. Basic earnings per share increased 15.0 percent to $1.15 per share from $1.00 per share earned in 1997. All share and per share amounts have been restated to reflect the 10 percent stock dividend paid in June 1998.

     The increase in net income for 1998 was due primarily to growth in net interest income, strong performance in fee-based revenues and commission income and a lower effective income tax rate. Higher spending in support of new revenue-generating staff positions, higher technology costs and costs tied to business volumes accounted for the majority of the increase in noninterest expense.

     Return on average shareholders' equity increased to 11.83 percent in 1998 compared to 11.18 percent in 1997, and return on average assets increased to .93 percent in 1998 compared to .85 percent in 1997.

Net Interest Income

     Tax-equivalent net interest income increased 13 percent to $21.56 million compared to $19.11 million in 1997. This improvement was the result of a $33 million increase in earning assets and a higher net interest margin.

     The net interest margin, the difference between the tax-equivalent yield on interest-earning assets and the rate paid on funds to support those assets, increased to 4.01 percent in 1998, compared to 3.78 percent for 1997. The margin increase was the result of a more profitable mix of earning assets and a lower cost of funds.

     The tax-equivalent yield on average interest earning assets equaled 7.62 percent in 1998, an increase of 3 basis points from 7.59 percent in 1997. The average cost of interest-bearing liabilities equaled 4.19 percent, reflecting a decrease of 14 basis points from 4.33 percent paid in 1997. The decrease was due to a lower average interest rate environment in 1998 compared to 1997, a more favorable deposit mix and lower rates paid for deposits. The average prime rate was 8.35 percent in 1998 and 8.44 percent in 1997, while the federal funds rate averaged 5.36 percent in 1998 and 5.49 percent in 1997.

Consolidated Average Balances, Net Interest Income and Average Rates  (Tax-equivalent Basis)
-------------------------------------------------------------------------------------------------------------------------
Amounts in Thousands (except percentages)
For the Years Ended December 31                                   1998                                 1997
-------------------------------------------------------------------------------------------------------------------------
                                                 Average                    Average    Average                     Average
                                                 Balances      Interest      Rates     Balances       Interest      Rates
                                                                 (1)          (2)                       (1)          (2)
-------------------------------------------------------------------------------------------------------------------------
Assets
Federal funds sold and securities
  purchased under agreements to resell            $5,723       $   307       5.36%     $ 12,575       $   694       5.52%
Short-term investments                             4,654           241       5.18%        3,277           171       5.22%
-------------------------------------------------------------------------------------------------------------------------
   TOTAL SHORT-TERM INVESTMENTS                   10,377           548       5.28%       15,852           865       5.46%
-------------------------------------------------------------------------------------------------------------------------
Securities :
   U.S.  Treasury                                 16,856         1,020       6.05%       23,364         1,416       6.06%
   U.S.  Government agencies
      and corporations                           120,523         7,674       6.37%      120,208         8,227       6.84%
   States and other political subdivisions(3)     32,253         2,156       6.68%       19,467         1,223       6.28%
   Other                                          15,297         1,037       6.78%       13,429           866       6.45%
-------------------------------------------------------------------------------------------------------------------------
   TOTAL SECURITIES                              184,929        11,887       6.43%      176,468        11,732       6.65%
-------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income:(4)
   Mortgage                                      136,239        10,301       7.56%      141,044        10,794       7.65%
   Commercial                                    117,050        10,928       9.34%       88,508         8,122       9.18%
   Consumer                                       89,387         7,324       8.19%       83,144         6,795       8.17%
-------------------------------------------------------------------------------------------------------------------------
   TOTAL LOANS                                   342,676        28,553       8.33%      312,696        25,711       8.22%
-------------------------------------------------------------------------------------------------------------------------
   TOTAL INTEREST-EARNING ASSETS                 537,982        40,988       7.62%      505,016        38,308       7.59%
-------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                           17,894                                 16,280
Allowance for loan losses                         (4,356)                                (3,946)
Other assets                                      15,532                                 15,401
-------------------------------------------------------------------------------------------------------------------------
   TOTAL NON-INTEREST-EARNING ASSETS              29,070                                 27,735
-------------------------------------------------------------------------------------------------------------------------
   TOTAL ASSETS                                 $567,052                               $532,751
-------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Interest-bearing liabilities:
  Demand                                         $79,060        $1,694       2.14%     $ 72,051       $ 1.544       2.14%
  Savings                                        128,465         3,916       3.05%      118,591         3,809       3.21%
  Time                                           196,919        10,701       5.43%      197,546        10,776       5.45%
  Time deposits $100,000 and over                 42,095         2,341       5.56%       36,839         2,068       5.61%
-------------------------------------------------------------------------------------------------------------------------
   TOTAL INTEREST-BEARING DEPOSITS               446,539        18,652       4.18%      425,027        18,197       4.28%
-------------------------------------------------------------------------------------------------------------------------
  Borrowed funds                                  13,672           588       4.30%       14,407           688       4.78%
  Long-term debt                                   3,044           190       6.24%        4,400           313       7.11%
-------------------------------------------------------------------------------------------------------------------------
   TOTAL BORROWED FUNDS AND
     LONG-TERM DEBT                               16,716           778       4.65%       18,807         1,001       5.32%
-------------------------------------------------------------------------------------------------------------------------
   TOTAL INTEREST-BEARING LIABILITIES            463,255        19,430       4.19%      443,834        19,198       4.33%
-------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits               55,241                                 44,755
Other liabilities                                  3,956                                  3,782
-------------------------------------------------------------------------------------------------------------------------
   TOTAL NONINTEREST-BEARING LIABILITIES          59,197                                 48,537
-------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity                              44,600                                 40,380
-------------------------------------------------------------------------------------------------------------------------
   TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY                       $567,052                               $532,751
-------------------------------------------------------------------------------------------------------------------------
Interest Income/Earning Assets                                  40,988       7.62%                     38,308       7.59%
-------------------------------------------------------------------------------------------------------------------------
Interest Expense/Earning Assets                                 19,430       3.61%                     19,198       3.81%
-------------------------------------------------------------------------------------------------------------------------
Net Interest Income and Margin(5)                              $21,558       4.01%                    $19,110       3.78%
-------------------------------------------------------------------------------------------------------------------------


Amounts in Thousands (except percentages)
For the Years Ended December 31                                1996
--------------------------------------------------------------------------------
                                                Average                  Average
                                               Balances       Interest    Rates
                                                                (1)        (2)
--------------------------------------------------------------------------------
Assets
Federal funds sold and securities
  purchased under agreements to resell         $ 11,305       $   607      5.37%
Short-term investments                            2,688           141      5.25%
--------------------------------------------------------------------------------
   TOTAL SHORT-TERM INVESTMENTS                  13,993           748      5.35%
--------------------------------------------------------------------------------
Securities:
   U.S.  Treasury                                25,734         1,536      5.97%
   U.S.  Government agencies
      and corporations                          104,011         6,987      6.72%
   States and other political subdivisions       13,000           769      5.92%
   Other                                         15,499         1,036      6.68%
--------------------------------------------------------------------------------
   TOTAL SECURITIES                             158,244        10,328      6.53%
--------------------------------------------------------------------------------
Loans, net of unearned income:(4)
   Mortgage                                     137,919        10,494      7.61%
   Commercial                                    71,195         6,525      9.16%
   Consumer                                      72,404         5,982      8.26%
--------------------------------------------------------------------------------
   TOTAL LOANS                                  281,518        23,001      8.17%
--------------------------------------------------------------------------------
   TOTAL INTEREST-EARNING ASSETS                453,755        34,077      7.51%
--------------------------------------------------------------------------------
Cash and due from banks                          15,168
Allowance for loan losses                        (3,879)
Other assets                                     13,107
--------------------------------------------------------------------------------
   TOTAL NON-INTEREST-EARNING ASSETS             24,396
--------------------------------------------------------------------------------
   TOTAL ASSETS                                $478,151
--------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Interest-bearing liabilities:
  Demand                                       $ 68,306       $ 1,541      2.26%
  Savings                                       109,819         3,460      3.15%
  Time                                          171,565         9,217      5.37%
  Time deposits $100,000 and over                31,623         1,712      5.41%
--------------------------------------------------------------------------------
   TOTAL INTEREST-BEARING DEPOSITS              381,313        15,930      4.18%
--------------------------------------------------------------------------------
  Borrowed funds                                 13,000           586      4.51%
  Long-term debt                                  4,641           333      7.18%
--------------------------------------------------------------------------------
   TOTAL BORROWED FUNDS AND
     LONG-TERM DEBT                              17,641           919      5.21%
--------------------------------------------------------------------------------
   TOTAL INTEREST-BEARING LIABILITIES           398,954        16,849      4.22%
--------------------------------------------------------------------------------
Noninterest-bearing demand deposits              39,154
Other liabilities                                 3,579
--------------------------------------------------------------------------------
   TOTAL NONINTEREST-BEARING LIABILITIES         42,733
--------------------------------------------------------------------------------
Shareholders' Equity                             36,464
--------------------------------------------------------------------------------
   TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY                      $478,151
--------------------------------------------------------------------------------
Interest Income/Earning Assets                                 34,077      7.51%
--------------------------------------------------------------------------------
Interest Expense/Earning Assets                                16,849      3.71%
--------------------------------------------------------------------------------
Net Interest Income and Margin(5)                             $17,228      3.80%
--------------------------------------------------------------------------------

(1)  Interest on loans includes fee income.

(2) Rates have been annualized and computed on a tax-equivalent basis using the federal income tax statutory rate of 34%.

(3) Tax-equivalent adjustments were $705 thousand for 1998, $360 thousand for 1997 and $212 thousand for 1996.

(4)  Includes nonaccrual loans.

(5) Net interest income as a percent of average interest-earning assets on a tax-equivalent basis.

Volume/Rate Analysis of Changes in Net Interest Income (Tax-equivalent Basis)
------------------------------------------------------------------------------------------------------------------------------------

                                                            For the Year Ended  December 31,      For the Year Ended December 31,
                                                                    1998  vs.  1997                       1997  vs.  1996
                                                            --------------------------------      ----------------------------------
                                                                         Increase (Decrease)                    Increase (Decrease)
                                                                          Due to Changes in                      Due to Changes in
                                                                         --------------------                   --------------------
                                                              Total      Average      Average       Total       Average      Average
Amounts in Thousands                                        Change(1)     Volume        Rate      Change(1)      Volume        Rate
------------------------------------------------------------------------------------------------------------------------------------
Interest Income:
Federal funds sold                                           ($387)       ($368)        ($19)         $87          $70          $17
Short-term investments                                          70           71           (1)          30           31           (1)
------------------------------------------------------------------------------------------------------------------------------------
   Total Short-term Investments                               (317)        (297)         (20)         117          101           16
------------------------------------------------------------------------------------------------------------------------------------
Securities:
   U.S.  Treasury                                             (396)        (393)          (3)        (120)        (143)          23
   U.S.  Government agencies and corporations                 (553)          22         (575)       1,240        1,106          134
   States and other political subdivisions                     933          849           84          454          404           50
   Other                                                       171          124           47         (170)        (134)         (36)
------------------------------------------------------------------------------------------------------------------------------------
   Total Securities                                            155          602         (447)       1,404        1,233          171
------------------------------------------------------------------------------------------------------------------------------------
 Loans, net of unearned income:(2)
  Mortgage                                                    (493)        (365)        (128)         300          239           61
  Commercial                                                 2,806        2,663          143        1,597        1,589            8
  Consumer                                                     529          511           18          813          878          (65)
------------------------------------------------------------------------------------------------------------------------------------
    Total Loans                                              2,842        2,809           33        2,710        2,706            4
------------------------------------------------------------------------------------------------------------------------------------
      Total Interest Income                                  2,680        3,114         (434)       4,231        4,040          191
------------------------------------------------------------------------------------------------------------------------------------
Interest Expense:
  Demand                                                       150          150            0            3           82          (79)
  Savings                                                      107          307         (200)         349          280           69
  Time                                                         (75)         (34)         (41)       1,559        1,415          144
  Time deposits $100,000 and over                              273          292          (19)         356          290           66
------------------------------------------------------------------------------------------------------------------------------------
    Total Interest-bearing Deposits                            455          715         (260)       2,267        2,067          200
------------------------------------------------------------------------------------------------------------------------------------
  Borrowed funds                                              (100)         (34)         (66)         102           66           36
  Long-term debt                                              (123)         (87)         (36)         (20)         (17)          (3)
------------------------------------------------------------------------------------------------------------------------------------
    Total Borrowed Funds and Long-term Debt                   (223)        (121)        (102)          82           49           33
------------------------------------------------------------------------------------------------------------------------------------
      Total Interest Expense                                   232          594         (362)       2,349        2,116          233
------------------------------------------------------------------------------------------------------------------------------------
       Net Interest Income (tax-equivalent basis)           $2,448       $2,520         ($72)      $1,882       $1,924         ($42)
------------------------------------------------------------------------------------------------------------------------------------

(1) The volume/rate variance is allocated based on the percentage relationship of changes in volume and changes in rate to the "Total Change."

(2)  Includes nonaccrual loans.

Noninterest Income and Noninterest Expense
---------------------------------------------------------------------------------------------------------------------
                                                     Years Ended December 31,                  Percent Change
Amounts in Thousands (except percentages)         1998        1997         1996         1998 vs. 1997   1997 vs. 1996
---------------------------------------------------------------------------------------------------------------------
Noninterest Income:
     Service charges on deposit accounts        $  1,709     $  1,669    $  1,541               2%             8%
     Other service charges                           905          518         489              75              6
     Net security gains (1)                          336          304          29              11             NM
     Trust income                                    310          249         199              24             25
     Other income                                    219           60         228             265            (74)
---------------------------------------------------------------------------------------------------------------------
      Total noninterest income                  $  3,479     $  2,800    $  2,486              24%            13%
---------------------------------------------------------------------------------------------------------------------
Noninterest Expense:
     Salaries and benefits                      $  8,318     $  7,689    $  6,712               8%           15%
     Occupancy expense                             1,412        1,359       1,116               4             22
     Furniture and equipment expense               1,903        1,537       1,209              24             27
     SAIF assessment (1)                              --           --         317              --             NM
     Other expenses                                4,345        3,451       3,372              26              2
---------------------------------------------------------------------------------------------------------------------
      Total noninterest expense                 $ 15,978     $ 14,036    $ 12,726              14%           10%
---------------------------------------------------------------------------------------------------------------------
     Overhead Efficiency Ratio (2)                 64.69%       64.96%      64.65%
---------------------------------------------------------------------------------------------------------------------

----------
(1)  NM, not meaningful.

(2) The Overhead Efficiency Ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax equivalent net interest income and noninterest income, excluding net security gains.


Non-Interest Income

     Total noninterest income increased 24 percent to $3.48 million from $2.80 million in 1997, as all categories of noninterest income reflected improvement. Discretionary investments in people, technology and product enhancements over recent years continued to enhance revenue growth. As a result, the growth of noninterest income in 1998, was attributable to fees recognized from loan origination activities, electronic banking and debit card fee income and higher incremental revenues from trust operations, as well as commission income derived from the sale of equity and bond mutual funds and insurance annuity products.

     Service charges on deposit accounts increased slightly to $1.71 million in 1998 from $1.67 million in 1997. Higher levels of fees earned from consumer deposit accounts were offset by lower fees earned from commercial accounts as customers chose to maintain higher compensating balances to offset charges for item processing.

     Other service charges increased 75 percent to $905 thousand in 1998 from $518 thousand in 1997. The $387 thousand increase included $144 thousand in fees recognized by providing a service to borrowers who desire fixed-rate residential mortgage loans that conform to federal agency standards. For example, a loan package is forwarded to a third-party mortgage banker for approval and ultimate funding. In turn, Vista collects a fee from the mortgage banker for providing this service at the date of funding and recognizes fee revenue accordingly. The ability to recognize fees from this service was dependent on market and economic conditions. There is no assurance that fee income reported in prior periods will continue in future periods or that there will not be significant inter-period variations in the results of such activities.

     Approximately $173 thousand was comprised of fee income incidental to loan origination activities, as well as fees earned from providing retail banking services and loan servicing income. In addition, approximately $70 thousand related to fees earned on debit card usage in 1998, the bank's first year of offering such service to customers. In December 1998, both bank subsidiaries began the assessment of a $1.50 surcharge for all noncustomers who utilize Vista's automated teller machines. The surcharge is expected to increase fee income by approximately $100 thousand in 1999.

     Net gains recognized on the sale of investment securities increased to $336 thousand from $304 thousand in 1997. Total sales of investment securities equaled $29.7 million compared to $29.2 million in 1997. Sales of securities were for portfolio realignment purposes and to manage prepayment and reinvestment risk in a lower interest rate environment.

     Other income, including Trust Department operations, increased substantially in 1998 to $529 thousand from $309 thousand in 1997. During 1998, a program was initiated to offer customers access to non-traditional banking products including stock and bond mutual funds and insurance annuity products sold through a joint venture with a leading financial services firm. In less than one full year of operation, approximately $100 thousand was generated in commission income.

     In addition, Trust Department revenue increased by 24 percent to $310 thousand in 1998 from $249 thousand in 1997, as assets under management increased to $67 million in 1998 from $47 million in 1997.

     Other income in 1998 included a gain on the sale of a student loan portfolio equaling $15 thousand compared to a $45 thousand loss recognized on a residential mortgage loan portfolio sale in 1997.

Noninterest Expense

     Total noninterest expense increased 14 percent to $15.98 million in 1998 from $14.04 million in 1997. The increase in noninterest expense in 1998 was closely tied to the strong growth in net interest income and noninterest income discussed previously. A key financial benchmark for measuring the efficiency of the cost structure is the relationship of noninterest expense to average assets. This relationship equaled 2.81 percent in 1998 and 2.63 percent in 1997. The increase in this benchmark was viewed as reasonable in view of the future growth prospects and the need to enhance technology and managerial strength.

     Salary and benefits expense, the largest component of noninterest expense, increased 8 percent to $8.32 million from $7.69 million in 1997, due primarily to increased staff positions in revenue producing functions of commercial and Small Business Administration lending and consumer lending, as well as alternative investments. Higher incentive compensation accruals were offset in part by pension income and lower postretirement benefit expense.

     Occupancy expense increased 4 percent to $1.41 million from $1.36 million in 1997, due to higher rent expense and increased real estate tax expense due to several property value reassessments.

     Furniture and equipment expense increased 24 percent to $1.90 million from $1.54 million in 1997. This increase was attributable to upgrades in technology and automation, higher costs for equipment depreciation and increased costs for telecommunications and computer maintenance.

     Vista has always viewed technology as a key element in its strategic planning process and fundamental to providing continuation of the quality customer service for which Vista is known. The use of technology also enables Vista to increase the efficiency and productivity of its employees within the context of its growth objectives.

     Vista's network technology consisted of PC's, data communications, file servers and routers that were used to provide customer service and back office operational support. Much of this technology infrastructure was put into place over many years and consisted of numerous vendor providers of hardware and software. Maintenance, upgrade, and replacement could become unwieldy, costly, and inefficient.

     Management's plan was to develop a common hardware and software platform for all systems that will provide Vista with the ability to concentrate on the prime objective of serving our customers. In early 1998, the Board of Directors approved management's plan to enhance the technology based delivery systems of Vista across both bank subsidiaries. The goals of the new network system include being cost effective, enhancing customer service by expanding delivery systems and product lines, increasing customer convenience and improving efficiency.

     The new delivery system entailed installation of a local area network at each location that will be linked together through a wide area network. The delivery system was expected to provide noticeable improvements for customers and greater efficiencies and productivity gains while giving Vista greater predictability of its future technology costs.

     The new system was fully installed and functional during the fourth quarter of 1998. Vista entered into a leasing arrangement with a major technology company to provide all hardware, installation, integration, and ongoing support services for the new system. Vista recorded a one-time pre-tax $150 thousand charge in the fourth quarter to writedown the remaining cost of obsolete equipment. The decision to upgrade Vista's delivery system was not related to or accelerated due to Year 2000 issues.

     The incremental equipment cost of the new delivery system is expected to be approximately $400 thousand per year and will be included in furniture and equipment expense.

     Total other expense increased 26 percent to $4.35 million in 1998 compared to $3.45 million in 1997. The $900 thousand increase consisted of several one-time nonrecurring items and costs tied directly to the level of business volumes connected with lending and deposit gathering functions.

     One-time nonrecurring items in 1998 totaled $325 thousand and consisted of Nasdaq National Market listing fees of $66 thousand, a $150 thousand writedown of obsolete computer equipment and costs incurred for a branch closure. The balance of the increase was attributable to higher marketing, advertising and postage expenditures in support of loan origination and deposit gathering initiatives and increases in costs incidental to an expanded training program for all employees related to the new internal network and the related software applications.

Readiness for the Year 2000

     The Year 2000 date change (Y2K) could potentially affect any system that uses computer software programs or embedded technology. Many software programs and computer chips store calendar dates as two-digit rather than four-digit numbers. These software programs record the year 1998 as "98". This approach will work until the year 2000 when the "00" may be read as 1900 instead of 2000. Organizations are fixing or upgrading their systems to make sure they will operate properly when the calendar changes.

     As a commercial banking organization, Vista uses computer systems to perform financial calculations, track deposits and loan payments, transfer funds, and make direct deposits. Computer software and embedded computer chips may also be used to run non-information technology based systems such as security systems, vaults, telecommunication networks, and other infrastructure items. Because of its reliance on these systems, Vista has placed great emphasis on making sure its systems are ready for the year 2000-date change.

     Vista's plan to become ready for the year 2000 is segmented into 5-phases.

     The awareness phase involves an extensive internal and external awareness campaign that includes not only the initial awareness raising effort, but continues with proactive ongoing activities to maintain heightened awareness of Y2K implications.

     The assessment phase is designed to identify the systems and processes that could potentially be affected by the millennium date change. In addition, during the assessment phase, Vista established a high-level plan that required completing development of its Y2K test plan by June 30, 1998. Vista plans to aggressively test its "A priority" applications. "A Priorities" are defined as mission critical systems that must be tested regardless of cost or impact to operations. "B Priorities" are defined as non-mission critical systems that should be tested. Vista will also seek to test the "B Priority" items but will rely on vendor certification where it feels the applications are not critical to its survival, and the risk of vendor non-compliance is low.

     The remediation phase includes code enhancement, hardware and software upgrades, system replacements, vendor certification, and other associated changes.

     The validation or testing phase is a multi-faceted process that is critical to the Year 2000 project and inherent in each phase of the project management plan. This process includes the testing of incremental changes to hardware and software components. In addition to testing upgraded components, interfaces with other systems must be verified, and all changes should be accepted by internal and external users.

     The implementation phase involved system certification as Y2K compliant and acceptance by business users. For any system failing certification, the business effect will be clearly assessed and Year 2000 contingency plans will be implemented.

     An essential component of Vista's Year 2000 program relates to third parties with which it has a material relationship. Vista endeavored to evaluate the risk associated with Y2K vulnerability of these "material" customers. Vista defined these material customers by the size of their loan and deposit relationships, the complexity of customers systems and dependence on third party technology providers. Vista assessed the preparedness of its material customers (including capital market counter-parties) through a combination of surveys and personal visitations. Vista also required semi-annual status updates from material customers and documents its assessment conclusions and maintains updates in its files. The individual and aggregate portfolio risk was then measured and reported as high/moderate/low with quarterly updates presented to the Board of Directors on customers not effectively addressing Y2K issues.

     Vista continues to evaluate the estimated costs associated with attaining Year 2000 readiness. Incremental costs for 1999, such as testing, software purchases and marketing publications are not expected to be material. For 1998, $39 thousand was charged to expense. While additional costs could be incurred, Vista believes, based on available information, that it will be able to manage its Year 2000 transition without any adverse effect on its business operations or financial condition.

     However, Vista believes that the most reasonably likely worst case Year 2000 scenario would involve failure to attain Y2K compliant status for a portion of its non-mission critical applications. Non-mission critical systems include desktop PC applications, supplemental non-mainframe loan and deposit systems as well as automated teller machines. Vista is developing contingency plans for this occurrence. This effort involves identifying alternate operating procedures, vendors and sources for products and services. In any event, the failure of non-mission critical systems is not expected to have a material impact on Vista's business operations or financial condition.

     The preceding Y2K discussion contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: (i) whether or not testing will be accurate; (ii) the estimated costs associated with becoming Y2K compliant; (iii) the date by which Vista expects to be fully compliant; and (iv) the successfulness of any contingency plans. These statements are made using current estimates and assumptions about future events. There can be no assurance that these estimates will be achieved and actual results could differ materially from those anticipated. The factors that might lead to material differences include, among others: (i) the ability to accurately identify all mission-critical systems; (ii) accuracy of the testing performed; (iii) whether or not third-party certifications are accurate; (iv) whether or not material customers, suppliers, governmental agencies and other significant third parties are successful in their Y2K efforts; (v) the adequacy of contingency plans; and (vi) the ability to implement contingency plans.

Provision for Income Taxes

     The provision for income taxes increased to $2.30 million in 1998 from $2.17 million in 1997 due to a higher level of pretax income. The effective tax rate was 30.3 percent for 1998 compared to 32.5 percent in 1997, reflecting a higher level of tax-exempt income.

     Differences between the book basis and tax basis of assets and liabilities recorded in the financial statements result in deferred taxes. Net deferred tax assets were $2.0 million at December 31, 1998 and $1.7 million at December 31, 1997.

Results of Operations - 1997 compared with 1996

     For the year ended December 31, 1997, net income increased 6 percent to $4.51 million compared to $4.25 million in 1996. Basic earnings per share increased 4 percent to $1.00 in 1997 from $.96 in 1996.

     Net income reported for 1996 included the one-time SAIF assessment charge mandated by Congress on commercial banks in September 1996 to recapitalize the deposit insurance fund for thrift institutions. This pretax charge totaled $317 thousand, $190 thousand on an after-tax basis or $.04 per basic share.

     The increase in net income for 1997 was due primarily to an increase in net interest income, growth of noninterest income and increased gains recognized on the sale of securities offset by higher noninterest expense and provision for loan losses.

     Return on average shareholders' equity decreased to 11.18 percent in 1997 compared to 11.65 percent in 1996 and return on average assets decreased to .85 percent in 1997, a slight decline from .89 percent in 1996.

     Tax-equivalent net interest income increased 11 percent to $19.11 million in 1997, from $17.23 million in 1996, due primarily to a $51.3 million increase in earning assets, principally in loans which increased $31.1 million and investments which increased $18.2 million. The net interest margin narrowed to
3.78 percent in 1997 from 3.80 percent in 1996.

     Total noninterest income increased 13 percent to $2.80 million in 1997 from $2.49 million in 1996. An increase in gains recognized on the sale of securities, higher service charges on deposit accounts and improved revenues from Trust operations accounted for the majority of the increase.

     Total noninterest expense increased 10 percent to $14.04 million in 1997 from $12.73 million in 1996 as the opening of three new branch facilities and the incidental operating costs of staffing and occupancy expenses drove spending higher. In addition, senior level officer positions were added in the areas of commercial lending, operations and retail banking in order to support expanded business initiatives in these areas. Consequently, salary and benefits expense increased 15 percent to $7.69 million in 1997 compared to $6.71 million in 1996.

     Occupancy expense increased 22 percent to $1.36 million in 1997 from $1.12 million in 1996 reflecting a full year of operating three new branch sites.

     Furniture and fixtures expense increased 27 percent to $1.54 million from $1.21 million in 1996. The increase was attributable to upgrades in technology infrastructure, including a new 24-hour telephone banking system, higher depreciation and equipment maintenance costs plus increased telecommunication expenses.

     The  relationship  of total  noninterest  expense to average assets equaled
2.63 percent in 1997 and 2.66 percent in 1996.

     Federal and state income tax expense was unchanged at $2.17 million for 1997 and $2.15 million in 1996, despite a higher level of pretax income in 1997. The effective tax rate was 32.5 percent in 1997 reflecting a decrease from 33.6 percent in 1996 based on a higher level of tax-exempt income.

Financial Condition

--------------------------------------------------------------------------------

Interest-earning Assets and
Interest-bearing Liabilities

     Average interest-earning assets totaled $538.0 million in 1998, which reflected an increase of 7.0 percent or $33.0 million compared to $505.0 million in 1997, principally reflecting strong growth in loans and investment securities. Total loans increased 10 percent or $30.0 million, to average $342.7 million, while securities available for sale increased 5 percent or $8.5 million, to average $184.9 million.

     Average interest-bearing liabilities totaled $463.3 million in 1998, reflecting an increase of 4 percent or $19.5 million compared to $443.8 million in 1997, due to growth in all categories of deposits, except time deposits which were largely unchanged. Borrowed funds and long-term debt reflected a $2.1 million decrease.

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

     Securities available for sale increased 5 percent to average $184.9 million in 1998, compared to $176.5 million on average in 1997. Increased average balances in tax-exempt securities of states and other political subdivisions and corporate securities, notably corporate bonds and notes, more than offset lower balances in U.S. Treasury securities. U.S. Government agencies and corporation securities, principally mortgage-backed securities, were unchanged on average.

     During 1998, $29.7 million of securities available for sale were sold for a net gain of $336 thousand. The sale proceeds combined with $60.3 million of maturities were used to purchase $82.3 million of securities available for sale.

     At December 31, 1998, there were unrealized gains, net of tax, of $1.6 million on securities available for sale compared to $1.2 million at December 31, 1997. The increase was attributed to lower interest rates in effect at December 31, 1998, compared to December 31, 1997. Lower interest rates generally increase the value of fixed-rate investment securities.

Loans

     Total average loans increased 10 percent or $30.0 million to $342.7 million in 1998, compared to average total loans of $312.7 million in 1997. The commercial and installment loan portfolios accounted for the majority of the increase as strong loan origination activity to small businesses increased commercial loans while home equity lending contributed to the growth in average consumer loans. Mortgage loans decreased $4.8 million on average in 1998.

     The yield on total loans averaged 8.33 percent for 1998, an 11 basis point increase from the 8.22 percent average yield earned in 1997. The commercial loan portfolio generated an average yield of 9.34 percent in 1998 compared to 9.18 percent in 1997. The average yield on the mortgage portfolio decreased in 1998 to 7.56 percent from 7.65 percent in 1997, while the yield on the consumer loan portfolio increased 2 basis points to 8.19 percent in 1998 from 8.17 percent in 1997.

Deposits

     Total average deposits increased 7 percent or $32.0 million to average $501.8 million in 1998, compared to average total deposits of $469.8 million in 1997.

     Total average interest-bearing deposits increased $21.5 million in 1998. Demand accounts increased $7.0 million, savings accounts increased $9.9 million and time deposits were unchanged. Average time deposits of $100,000 and over, increased $5.3 million.

     Total average noninterest-bearing demand deposits increased $10.4 million to $55.2 million in 1998 compared to an average of $44.8 million in 1997. The increase in these balances was tied directly to the strength in commercial lending experienced in 1998.

     The cost of funds paid on interest-bearing liabilities averaged 4.19 percent in 1998, a decrease of 14 basis points compared to the average cost of funds paid of 4.33 percent in 1997. The decrease in rates was attributed to lower rates paid for deposits and a more favorable deposit mix.

Borrowed Funds and Long-term Debt

     Total borrowed funds and long-term debt averaged $16.7 million in 1998, compared to $18.8 million in 1997, while the cost of borrowings decreased 67 basis points to 4.65 percent in 1998 from 5.32 percent in 1997. Lower average short-term interest rates and the satisfaction of $1.2 million in prime rate debt accounted for the year-over-year decrease in borrowing costs.

Nonperforming Assets

     At December 31, 1998, nonperforming assets, defined as loans on nonaccrual status plus other real estate acquired through foreclosure (ORE), totaled $3.0 million or .82 percent of total loans plus ORE. These amounts compare to $4.3 million and 1.34 percent at December 31, 1997.

     Commercial nonaccrual loans accounted for 55 percent and 60 percent of total nonaccrual loans at December 31, 1998 and 1997, respectively, while nonaccrual residential mortgage loans accounted for 31 percent and 24 percent, respectively. Consumer loans accounted for 14 percent and 16 percent, respectively, of total nonaccrual loans at December 31, 1998 and 1997. ORE decreased to $1.1 million at December 31, 1998 compared to $1.4 million at December 31, 1997.

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

Allowance for Loan Losses and Related Provision

     The allowance for loan losses increased to $4.5 million at December 31, 1998, from $4.1 million at December 31, 1997. The allowance equaled 1.22 percent of total loans at December 31, 1998 and 1.31 percent at December 31, 1997. The provision for loan losses equaled $780 thousand for 1998 compared to $830 thousand in 1997, while charge-offs, net of recoveries, totaled $404 thousand for 1998 and $585 thousand for 1997. The allowance for loan losses as a percentage of nonperforming assets equaled 149 percent at December 31, 1998 and 97 percent at December 31, 1997.

     The allowance for loan losses is determined through a regular review of the loan portfolio. Factors such as prevailing economic conditions, the volume of nonperforming loans, concentrations of credit risk, adverse situations that may affect the borrower's ability to pay and prior loan loss experience within the various categories of the portfolio are considered when assessing the adequacy of the allowance for loan losses. Commercial loans of $150,000 or more are reviewed individually. While management believes the allowance for loan losses is currently adequate, future additions to the allowance may be necessary as conditions change. The adequacy of the allowance is reviewed quarterly by the Board of Directors.

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

     At December 31, 1998, cash and cash equivalents equaled $33.0 million, an increase of $5.2 million from the $27.8 million in cash and cash equivalents on hand at December 31, 1997.

     Changes in cash are measured by changes in the three major classifications of cash flows that are defined as operating, investing and financing activities.

     At December 31, 1998, net cash provided by operating activities equaled $7.3 million consisting mainly of net income adjusted for non-cash charges and net security transactions.

     Net cash used for investing activities totaled $45.9 million and consisted of $90.0 million from maturities and sales of securities available for sale and $1.0 million from the sale of loans, which combined to purchase $82.3 million of securities available for sale.

     Net cash provided by financing activities totaled $43.8 million and consisted of increases in all deposit categories and proceeds from common stock issuance, offset in part, by payments on long-term debt, increased cash dividends paid and share repurchases of $1.7 million. Net cash provided from operating and financing activities combined to fund $54.2 million of net loan growth.

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

     Capital is generally provided to Vista in the form of retained net income after the payment of dividends and by the issuance of common stock through public offerings and issuance of common stock through participation in Vista's Employee Stock Purchase Plan, Board of Directors Stock

Purchase Plan and the Dividend Reinvestment Plan.

     At December 31, 1998, Vista's shareholders' equity increased $3.5 million to $46.8 million, compared to $43.3 million in shareholders' equity at December 31, 1997. The majority of the increase resulted from $3.2 million of retained net income, $1.7 million from common stock issuance in addition to an increase of $376 thousand in unrealized gains, after tax, on the available for sale securities portfolio offset by $1.7 million in share repurchases.

     In August 1998, Vista announced that it had authorized the repurchase of up to 100,000 shares of its common stock in open market purchases from time to time at the discretion of management.

     The buyback program was designed to provide an additional source of liquidity in the market place for shareholders that desire to actively trade shares of Vista common stock. As of December 31, 1998, 85,000 shares had been repurchased at a cost of $1.7 million or an average cost of $20.30 per share.

     The various stock plans adopted by Vista provide those shareholders that maintain a long-term investment horizon with the opportunity to utilize dollar cost averaging to build investment positions in Vista Bancorp.

     As a result of continued improvements in net income and capital levels in excess of the "well capitalized" levels achieved under regulatory requirements, the quarterly cash dividend paid on common stock increased from 11 cents per share to 12 cents per share during the second quarter of 1998. Common stock cash dividends totaled 46 cents per share for 1998 compared to 38 cents per share for 1997, an increase of 21 percent.

     On May 15, 1998, the Board of Directors approved a 10 percent stock dividend, which was paid on June 10, 1998, to shareholders of record on June 1, 1998. Accordingly, all per share and average share amounts have been restated to reflect the stock dividend.

     Vista's dividend payout ratio equaled 39 percent for 1998 compared to 38 percent for 1997 and 36 percent for 1996. Vista paid cash dividends totaling $2.1 million in 1998, an increase of $300 thousand or 18 percent over the $1.7 million paid in 1997.

     Vista's book value per common share at December 31, 1998, rose 8 percent to $10.23 compared to $9.46 at December 31, 1997.

     Vista and its bank subsidiaries are subject to various regulatory capital requirements administered by the Federal Reserve Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. For additional information on regulatory capital, see Note 15 of the Notes to Consolidated Financial Statements.

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

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Vista evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Vista upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. Vista was committed to advance $48.5 million and $35.1 million to its borrowers as of December 31, 1998 and 1997, respectively.

     Standby letters of credit are conditional commitments issued by Vista to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Vista has entered into standby letters of credit contracts with its customers totaling $2.1 million and $2.0 million as of December 31, 1998 and 1997, respectively.

     Vista does not issue nor hold derivative instruments with the exception of loan commitments and letters of credit. These instruments are issued in the normal ordinary course of business to meet customer needs. Commitments to fund fixed-rate loans were immaterial at December 31, 1998. Variable-rate commitments are generally issued for less than one year and carry market rates of interest.

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

     The ratio between asset and liability repricing in specific time intervals is referred to as an interest rate sensitivity gap. Interest rate sensitivity gaps can be managed to take advantage of the slope of the yield curve as well as forecasted changes in the level of interest rates.

     An asset-sensitive gap position means an excess of interest-sensitive assets over interest-sensitive liabilities, whereas a liability-sensitive gap position means an excess of interest-sensitive liabilities over interest-sensitive assets. In a rising rate environment, a liability-sensitive gap position generally indicates that increases in the cost of interest-bearing liabilities will out pace increases in income from interest-earning assets.

     This risk can be managed by strategies that include the administration of funding costs, reinvestment of asset maturities and investment security sales to insulate net interest income from the effect of changes in interest rates.

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

     At December 31, 1998, Vista maintained cumulative liability-sensitive gap positions in the less than 1-year maturity categories and cumulative asset-sensitive gap positions in the over 1-year maturity categories. Vista's modeling results at December 31, 1998, indicate that the level of net interest income at risk due to varying interest rate movements is within internal risk tolerance guidelines. These guidelines restrict the impact on net interest income to less than 10 percent, assuming a gradual 200 basis point increase or decrease in market interest rates.

     The following table, "Statement of Interest Sensitivity Gap," reflects Vista's consolidated gap position at December 31, 1998. Certain shortcomings are inherent in the method of analysis presented in the mentioned table. Although specific assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market rates, while interest rates on other types of assets and liabilities may lag behind changes in market rates. Some assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset.

     In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table. For example, an interest rate increase may diminish the ability of many borrowers to service their adjustable-rate debt.

     The table on the following page, "Schedule of Market Risk Sensitive Instruments," provides information about Vista's financial instruments that are sensitive to changes in interest rates at December 31, 1998, based on the information and assumptions disclosed in the notes below the table. Vista believes that the assumptions used, which are based on statistical data, are reasonable. The expected maturity date values for loans, mortgage-backed securities and investment securities were adjusted for the expected prepayments as disclosed in the notes. Similarly, expected maturity date values for interest-bearing core deposits were calculated based upon estimates of the period over which the deposit would be outstanding as disclosed in the notes. The adjustable-rate financial instruments' maturity date values were also adjusted for expected prepayments as disclosed in the notes.

Statement of Interest Sensitivity Gap
-------------------------------------------------------------------------------------------------------------------------------
                                                                            December 31, 1998
                                          -------------------------------------------------------------------------------------
                                                        > 90 Days
Amounts in Thousands                       90 Days          but           1 to 5        5 to 10          > 10
(except percentages)                      or less        < 1 Year          Years         Years           Years          Total
-------------------------------------------------------------------------------------------------------------------------------
Federal funds sold                        $  7,000         $      -       $      -       $     -         $     -       $  7,000
Short-term investments                       2,417                -              -             -               -          2,417
Securities available for sale(1)            23,523           38,855         68,255        18,239          31,291        180,163
Loans (1)                                   85,742           81,237        148,424        43,301          10,822        369,526
-------------------------------------------------------------------------------------------------------------------------------
      Rate Sensitive Assets               $118,682         $120,092       $216,679       $61,540         $42,113       $559,106
-------------------------------------------------------------------------------------------------------------------------------
Interest-bearing demand deposits(2)       $  23,046        $  5,034       $ 26,848       $29,646         $     -       $ 84,574
Savings(2)                                   45,682           8,350         44,535        33,872               -        132,439
Time                                         62,821         130,469         44,962             -               -        238,252
Borrowed funds                               16,963               -              -             -               -         16,963
Long-term debt                                   -                -          3,000             -               -          3,000
Shareholders' equity                             -                -              -             -          46,836         46,836
-------------------------------------------------------------------------------------------------------------------------------
      Rate Sensitive Liabilities and
         Shareholders' Equity             $148,512         $143,853       $119,345       $63,518         $46,836       $522,064
-------------------------------------------------------------------------------------------------------------------------------
Interest Sensitivity Gap                  $(29,830)        $(23,761)      $ 97,334       $(1,978)        $(4,723)      $ 37,042
Cumulative Gap                             (29,830)         (53,591)        43,743        41,765          37,042              -
Cumulative Gap to Total Assets               (5.03)%         (9.04)%          7.38%         7.04%           6.25%             -
-------------------------------------------------------------------------------------------------------------------------------


(1) Investments and loans are included in the earlier of the period in which interest rates are next scheduled to adjust or the period in which they are due. In addition, loans are included in the periods in which they are scheduled to be repaid based on scheduled amortization. For amortizing loans and mortgage-backed securities, annual prepayment rates are assumed ranging from 9% to 30%, reflecting historical experience as well as management's knowledge and experience of its loan products.

(2) Vista's interest-bearing demand and savings accounts are generally subject to immediate withdrawal. However, management considers a certain amount of such accounts to be core accounts having significantly longer effective maturities based on the retention experience of such deposits in changing interest rate environments.

Schedule of Market Risk Sensitive Instruments

------------------------------------------------------------------------------------------------------------------------------------
                                                               Expected Maturity Date - Years Ended December 31,
                                         -------------------------------------------------------------------------------------------
Amounts in Thousands
(except percentages)                       1999      2000        2001        2002        2003     Thereafter    Total     Fair Value
------------------------------------------------------------------------------------------------------------------------------------
Interest-Earning Assets:
   Loans (1,2,3)
      Fixed Rate                         $ 78,903   $49,697     $41,746     $29,464     $27,517    $ 54,123    $281,450    $283,124
       Average Interest Rate                 8.40%     8.04%       8.10%       7.95%       7.94%       7.58%       8.05%
      Adjustable Rate                    $ 27,670   $20,010     $14,870     $11,318     $ 8,780    $  5,428     $88,076    $ 89,043
       Average Interest Rate                 7.91%     8.01%       8.15%       8.28%       8.39%       7.55%       8.05%
   Investments (4)
      Fixed Rate (5)                     $ 49,229   $26,116     $18,163     $13,865     $10,110    $ 49,994    $167,477    $169,619
        Average Interest Rate                6.31%     6.42%       6.06%       5.93%       6.25%       6.03%       6.03%
      Adjustable Rate (6)                $  5,418   $ 1,339        $974        $708        $514      $1,610    $ 10,563    $ 10,544
       Average Interest Rate                 5.86%     5.78%       5.78%       5.80%       5.82%       6.02%       5.86%
   Overnight Deposits
      Adjustable Rate (7)                $  9,417        --          --          --          --          --    $  9,417    $  9,417
       Average Interest Rate                 4.72%       --          --          --          --          --        4.72%
------------------------------------------------------------------------------------------------------------------------------------
         Total Interest-Earning Assets   $170,637   $97,162     $75,753     $55,355     $46,921    $111,155    $556,983    $561,747
------------------------------------------------------------------------------------------------------------------------------------
Interest-Bearing Liabilities
 (8,9,10,11):
   Deposits
      Balance                            $275,403   $45,350     $32,080     $19,691     $19,230    $ 63,511    $455,265    $455,642
       Average Interest Rate                 4.57%     4.19%       3.80%       2.76%       2.67%       1.96%       3.96%
   Borrowings (12)
      Balance                            $ 16,963   $ 3,000          --          --          --          --    $ 19,963    $ 20,008
       Average Interest Rate                 3.65%     6.17%         --          --          --          --        4.03%
------------------------------------------------------------------------------------------------------------------------------------
   Total Interest-Bearing Liabilities    $292,366   $48,350     $32,080     $19,691     $19,230    $ 63,511    $475,228    $475,650
------------------------------------------------------------------------------------------------------------------------------------

(1)  Includes net deferred loan fees but excludes the allowance for loan losses.

(2) Assumes prepayment rates between 9% and 30% for fixed rate loans and adjustable rate loans.

(3) Adjustable rate loans reprice on an annual basis based upon changes in various indices including the prime rate and the one-year constant maturity treasury index with various market based annual and lifetime interest rate caps and floors.

(4)  Mortgage-backed   securities   with   fixed   rates   collateralized   with
     single-family residential loans reflect assumed annual amortization and balloon maturities as appropriate. Assumes prepayment rates of 24% to 30%.

(5)  Fixed-rate   investments   include   municipal   bond   investments   on  a
     non-tax-equivalent basis.

(6) Adjustable-rate investments include investments in Federal Home Loan Bank Stock.

(7) Adjustable-rate deposits include Federal Funds Sold and other short-term investments.

(8) Regular savings accounts reflect an assumed maturity of 32% in the first year with the remaining balance spread over 10 years.

(9) Consumer-based interest-bearing demand deposit accounts reflect an assumed maturity of 18% in the first year with the remaining balance spread over 10 years. Municipal interest-bearing demand accounts reflect an assumed maturity of 84% in the first year with the remaining balance spread over 5 years.

(10) Money market deposit accounts reflect an assumed maturity of 59% in the first year with the remaining balance spread over 5 years.

(11) Certificates of deposit reflect assumed stated maturities.

(12) Borrowed funds reflect assumed stated maturities.

Effects of Inflation

     The impact of inflation on banks and bank holding companies is different from the inflationary impact on nonfinancial institutions. Banks have assets and liabilities, which are primarily monetary in nature and which tend to reflect changes in inflation. This is especially true for banks with a high percentage of rate-sensitive interest-earning assets and interest-bearing liabilities. A bank can reduce the impact of inflation by managing its rate sensitivity gap position. Vista management monitors and seeks to mitigate the impact of interest rate changes by attempting to match the maturities of interest-earning assets and interest-bearing liabilities.



 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

      Net Interest Income   Return on Average Assests   Return on Average Equity
         (millions)                 (percent)                (percent)
      ------------------    -------------------------   ------------------------
94           $15.0                    .83%                      13.53%
95           $15.8                    .96%                      15.02%
96           $17.0                    .89%                      11.65%
97           $18.8                    .85%                      11.18%
98           $20.9                    .93%                      11.83%

Consolidated Balance Sheets


                                                                                       December 31,
Amounts in Thousands (except per share and share data)                               1998       1997
------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents:
Cash and due from banks                                                            $ 23,584    $ 19,195
  Federal funds sold                                                                  7,000       4,190
  Short-term investments                                                              2,417       4,465
-------------------------------------------------------------------------------------------------------
    TOTAL CASH AND CASH EQUIVALENTS                                                  33,001      27,850
-------------------------------------------------------------------------------------------------------
Securities available for sale (Amortized cost: $178,040 and $185,944 in 1998
  and 1997, respectively)                                                           180,163     187,746
-------------------------------------------------------------------------------------------------------
Loans, net of unearned income:
  Mortgage                                                                          137,538     132,496
  Commercial                                                                        136,449      98,813
  Consumer                                                                           95,539      86,180
-------------------------------------------------------------------------------------------------------
    Total Loans                                                                     369,526     317,489
  Allowance for loan losses                                                          (4,524)     (4,148)
-------------------------------------------------------------------------------------------------------
    TOTAL NET LOANS                                                                 365,002     313,341
-------------------------------------------------------------------------------------------------------
Premises and equipment                                                                6,851       7,435
Accrued interest receivable                                                           3,133       2,973
Other assets                                                                          4,896       4,122
-------------------------------------------------------------------------------------------------------
    TOTAL ASSETS                                                                   $593,046    $543,467
-------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Deposits:
  Demand:
    Noninterest-bearing                                                            $ 67,477    $ 52,147
    Interest-bearing                                                                 84,574      74,237
  Savings                                                                           132,439     123,437
  Time                                                                              238,252     233,935
-------------------------------------------------------------------------------------------------------
    TOTAL DEPOSITS                                                                  522,742     483,756
-------------------------------------------------------------------------------------------------------
Borrowed funds                                                                       16,963       8,859
Long-term debt                                                                        3,000       4,222
Accrued interest payable                                                              1,383       1,249
Other liabilities                                                                     2,122       2,079
-------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES                                                               546,210     500,165
-------------------------------------------------------------------------------------------------------
Commitments and contingencies (Note 13)
Shareholders' Equity:
  Common stock: $.50 par value; shares authorized 10,000,000; shares issued,
    4,577,888 and 4,168,013 at December 31, 1998 and 1997, respectively               2,289       2,084
  Paid-in capital                                                                    22,359      14,345
  Retained earnings                                                                  20,622      25,770
  Treasury stock                                                                       --           (87)
  Accumulated other comprehensive income                                              1,566       1,190
-------------------------------------------------------------------------------------------------------
    TOTAL SHAREHOLDERS' EQUITY                                                       46,836      43,302
-------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                   $593,046    $543,467
-------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Statements of Income


                                                                                     For the Years Ended December 31,

Amounts in Thousands (except per share and share data)                                 1998       1997          1996
-----------------------------------------------------------------------------------------------------------------------
Interest Income:
  Interest and fees on loans                                                       $   28,504   $   25,676  $    22,987
  Interest on federal funds sold                                                          307          694          607
  Interest on short-term investments                                                      241          171          141
  Interest on securities:
    Taxable                                                                             9,730       10,509        9,559
    Nontaxable                                                                          1,501          898          571
-----------------------------------------------------------------------------------------------------------------------
       TOTAL INTEREST INCOME                                                           40,283       37,948       33,865
-----------------------------------------------------------------------------------------------------------------------
Interest Expense:
  Interest on deposits                                                                 18,652       18,197       15,930
  Interest on borrowed funds                                                              588          688          586
  Interest on long-term debt                                                              190          313          333
-----------------------------------------------------------------------------------------------------------------------
    Total Interest Expense                                                             19,430       19,198       16,849
-----------------------------------------------------------------------------------------------------------------------
       NET INTEREST INCOME                                                             20,853       18,750       17,016
-----------------------------------------------------------------------------------------------------------------------
Provision for Loan Losses                                                                 780          830          380
-----------------------------------------------------------------------------------------------------------------------
       Net Interest Income after Provision for Loan Losses                             20,073       17,920       16,636
-----------------------------------------------------------------------------------------------------------------------
Noninterest Income:
  Service charges on deposit accounts                                                   1,709        1,669        1,541
  Other service charges                                                                   905          518          489
  Net security gains                                                                      336          304           29
  Other income                                                                            529          309          427
-----------------------------------------------------------------------------------------------------------------------
       TOTAL NONINTEREST INCOME                                                         3,479        2,800        2,486
-----------------------------------------------------------------------------------------------------------------------
Noninterest Expense:
  Salaries and benefits                                                                 8,318        7,689        6,712
  Occupancy expense                                                                     1,412        1,359        1,116
  Furniture and equipment expense                                                       1,903        1,537        1,209
  SAIF assessment                                                                        --           --            317
  Other expense                                                                         4,345        3,451        3,372
-----------------------------------------------------------------------------------------------------------------------
       TOTAL NONINTEREST EXPENSE                                                       15,978       14,036       12,726
-----------------------------------------------------------------------------------------------------------------------
       Income before Provision for Income Taxes                                         7,574        6,684        6,396
Provision for Income Taxes                                                              2,298        2,171        2,148
-----------------------------------------------------------------------------------------------------------------------
       Net Income                                                                  $    5,276   $    4,513  $    4,248
-----------------------------------------------------------------------------------------------------------------------

       Earnings per Share                                                          $     1.15   $     1.00  $     0.96
-----------------------------------------------------------------------------------------------------------------------

       Weighted Average Number of Common Shares Outstanding                         4,593,531    4,525,786   4,438,601
-----------------------------------------------------------------------------------------------------------------------


The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Statements of Changes in Shareholders' Equity

                                                              For the Years Ended December 31, 1998, 1997 and 1996

                                                                                                             Other
                                                                                                          Accumulated    Total
Amounts in Thousands                    Shares     Common         Paid-in        Retained     Treasury   Comprehensive Shareholders'
(except for per share and share data)  Issued      Stock          Capital        Earnings      Stock         Income      Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995           3,999,344    $     2,000    $    12,064    $    20,268    $        (7)   $   1,520   $ 35,845
  Comprehensive income:
    Net income - 1996                     --             --             --            4,248           --            --       4,248
    Other comprehensive income,
      net of income taxes
        Net unrealized depreciation
        in the market value
        of securities available
          for sale                        --             --             --             --             --           (817)      (817)
                                                                                                                          --------
  Comprehensive income:                                                                                                      3,431
  Cash dividends - $.35 per share         --             --             --           (1,532)          --             --     (1,532)
  Net proceeds from issuance of
    common stock                        86,154             43            998           --             --             --      1,041
  Deferred compensation                   --             --               30           --             --             --         30
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996           4,085,498    $     2,043    $    13,092    $    22,984    $        (7)   $     703   $ 38,815
  Comprehensive income:
    Net income -  1997                    --             --             --            4,513           --             --      4,513
    Other comprehensive income,
      net of income taxes
        Net unrealized appreciation
        in the market value
        of securities available
          for sale                        --             --             --             --             --            487        487
                                                                                                                          --------
  Comprehensive income:                                                                                                      5,000
  Cash dividends - $.38 per share         --             --             --           (1,727)          --             --     (1,727)
  Net proceeds from issuance of
    common stock                        82,515             41          1,219           --             --             --      1,260
  Deferred compensation                   --             --               34           --             --             --         34
  Net treasury stock transactions         --             --             --             --              (80)          --        (80)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997           4,168,013    $     2,084    $    14,345    $    25,770    $       (87)   $   1,190   $ 43,302
  Comprehensive income:
    Net income - 1998                     --             --             --            5,276           --             --      5,276
    Other comprehensive income,
      net of income taxes
        Net unrealized appreciation
        in the market value of
        securities available
          for sale                        --             --             --             --             --            376        376
                                                                                                                          --------
  Comprehensive income:                                                                                                      5,652
  Cash dividends - $.46
    per share                             --             --             --           (2,063)          --             --     (2,063)
  Net proceeds from issuance of
    common stock                        83,992             42          1,644           --             --             --      1,686
  10% stock dividend                   417,898            209          8,149         (8,365)          --             --         (7)
  Purchase of treasury stock              --             --             --                4         (1,720)          --     (1,716)
  Retirement of treasury stock         (92,015)           (46)        (1,761)          --            1,807           --        --
  Deferred compensation                   --             --              (18)          --             --             --        (18)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31,1998            4,577,888    $     2,289    $    22,359    $    20,622    $      --      $   1,566   $ 46,836
------------------------------------------------------------------------------------------------------------------------------------


The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Statements of Cash Flows

------------------------------------------------------------------------------------------------------------------
                                                                        For the Years Ended December 31,

Amounts in Thousands                                                 1998            1997        1996
------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net Income                                                   $  5,276            $  4,513    $   4,248
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Depreciation and amortization                                   1,037               1,021          887
  Provision for loan losses                                         780                 830          380
  Provision for deferred taxes                                     (212)                (86)         (53)
  Decrease (increase) in accrued interest receivable               (160)               (147)         953
  Increase in accrued interest payable                              134                 147           79
  Net change in other assets and other liabilities                  187                 283        1,890
  Net amortization of premium on securities                         601                 338          538
  Net security gains                                               (336)               (304)         (29)
------------------------------------------------------------------------------------------------------------------
    NET CASH PROVIDED BY OPERATING ACTIVITIES                     7,307               6,595        8,893
------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
  Proceeds from maturities of securities available for sale      60,279              27,986       37,232
  Proceeds from sales of securities available for sale           29,673              29,231       42,142
  Purchases of securities available for sale                    (82,313)            (91,891)     (87,623)
  Net increase in loans                                         (54,235)            (33,909)     (37,017)
  Proceeds from sales of loans                                      999              14,981         --
  Net capital expenditures                                         (327)               (763)      (1,525)
------------------------------------------------------------------------------------------------------------------
    NET CASH USED FOR INVESTING ACTIVITIES                      (45,924)            (54,365)     (46,791)
------------------------------------------------------------------------------------------------------------------
  Cash Flows from Financing Activities:
  Net increase in demand and savings deposits                    34,669              25,780       15,033
  Net increase in time deposits                                   4,317              22,865       18,515
  Net increase (decrease) in borrowed funds                       8,104              (7,784)       4,502
  Net decrease in long-term debt                                 (1,222)               (276)        (227)
  Net proceeds from issuance of common stock                      1,679               1,260        1,041
  Net treasury stock transactions                                (1,716)                (80)        --
  Cash dividends paid                                            (2,063)             (1,727)      (1,532)
------------------------------------------------------------------------------------------------------------------
    NET CASH PROVIDED BY FINANCING ACTIVITIES                    43,768              40,038       37,332
------------------------------------------------------------------------------------------------------------------
      Net increase (decrease) in cash and cash equivalents        5,151              (7,732)        (566)
      Cash and cash equivalents, beginning of period             27,850              35,582       36,148
------------------------------------------------------------------------------------------------------------------
    CASH AND CASH EQUIVALENTS, END OF PERIOD                   $ 33,001            $ 27,850    $  35,582
------------------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information:
  Interest paid                                                $ 19,296            $ 19,051    $  16,770
  Income taxes paid                                               2,551               2,322        2,328


The accompanying notes to consolidated financial statements are an integral part of these statements.

Notes to Consolidated Financial Statement

NOTE 1  o  Description of Business and
Summary of Significant  Accounting Policies

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

Principles of Consolidation

     The consolidated financial statements of Vista include all of the accounts of the parent company and its two wholly-owned commercial bank subsidiaries, The Phillipsburg National Bank and Trust Company (PNB) and Twin Rivers Community Bank (Twin Rivers), collectively (the Banks). All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

     For purposes of reporting  cash flows,  cash and cash  equivalents  include
cash  on  hand,  cash  due  from  banks,   federal  funds  sold  and  short-term
investments. Federal funds sold are usually an overnight investment.

Securities

     All securities are classified as available for sale. Securities available for sale may be sold prior to maturity in response to changes in interest rates, changes in prepayment risk, for asset/liability management or liquidity needs. These securities are carried at fair value with unrealized gains and losses reported on a net-of-tax basis, as a separate component of shareholders' equity. Interest and dividends are recorded as earned. Realized gains and losses, which are computed using the specific identification method, are reported in noninterest income. Purchase premiums and discounts are amortized or accreted to income over the life of the security, considering actual prepayments using the level yield method.

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

Allowance for Loan Losses

     The allowance for loan losses is a valuation reserve that management believes will be adequate to absorb possible loan losses on existing loans that may become uncollectible. Additions are made to the allowance through periodic provisions which are charged to expense. Loans are charged against the allowance when management believes the collectibility of principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

     The provision is based on management's quarterly review of outstanding loans and commitments to extend credit. Consideration of prevailing and anticipated economic conditions that may affect the borrowers ability to pay, as well as composition and volume of the loan portfolio are used in assessing the overall adequacy of the allowance for loan losses.

Impairment of Assets

     Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Transfers  of  Financial Assets

     Vista adopted the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS)

No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," in January 1997. The statement requires the recognition of financial and servicing assets the Bank controls, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. In addition, the statement requires that liabilities incurred as the result of a transfer of financial assets be measured at fair value and that servicing assets and other retained interests in transferred assets be allocated based on relative fair values of assets retained and assets transferred.

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

Retirement Plans

     Vista maintains a noncontributory defined benefit pension plan covering the majority of its employees and a postretirement benefit plan that includes health care and life insurance benefits. The postretirement benefit plan was only offered to employees who attained the age of 45 as of January 1, 1995, and who also met all the requirements for retirement. The postretirement benefit plan was not offered to new hires after this date. The costs associated with these benefits are accrued based on actuarial assumptions and included in salaries and benefits expense. All disclosures have been changed to reflect those required by SFAS No.132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," except for information pertaining to 1996 which is unavailable.

Marketing and Advertising Costs

     Vista participates in various marketing and advertising programs. All costs related to marketing and advertising are generally expensed in the period incurred. Marketing and advertising costs totaled $668 thousand in 1998, $496 thousand in 1997 and $566 thousand in 1996.

Income Taxes

     The amount provided for federal income taxes is based on income reported for consolidated financial statement purposes, after elimination of federal tax-exempt income which is derived primarily from securities of state and political subdivisions and certain commercial loans.

     Deferred federal and state tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial statement and tax bases of existing assets and liabilities. The effect of a change in the tax rate on deferred taxes is recognized in the period of the enactment date.

     Vista files a consolidated federal income tax return with the amount of income tax expense or benefit computed and allocated to each subsidiary on a separate return basis. Separate state tax returns are filed by subsidiary.

Earnings per Share

     On May 15, 1998, Vista declared a 10 percent stock dividend to shareholders of record as of June 1, 1998 and payable June 10, 1998. In connection therewith, Vista issued 417,898 shares of its common stock. Earnings per share, weighted average shares outstanding and all per share amounts have been restated in the accompanying financial statements to reflect this dividend.

     In December 1997, Vista adopted SFAS No. 128, "Earnings per Share." Basic and diluted earnings per share are presented and calculated based on income available to common shareholders and the weighted average number of shares outstanding during the reported periods. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.2


Amounts in Thousands                             Years Ended December 31,
(except per share data)                     1998         1997          1996
--------------------------------------------------------------------------------
Net income available
  to common
  shareholders (numerator)                $   5,276     $    4,513   $    4,248
Weighted average common
  shares outstanding                          4,594          4,526        4,439
Effect of common
  stock equivalents                              --           --           --
--------------------------------------------------------------------------------
Weighted average shares
  outstanding (denominator
  for each calculation)                       4,594          4,526        4,439
--------------------------------------------------------------------------------
Basic earnings per share                  $    1.15     $     1.00   $      .96
--------------------------------------------------------------------------------
Diluted earnings per share                $    1.15     $     1.00   $      .96
--------------------------------------------------------------------------------

Fair Value of Financial Instruments

     The reported fair values of financial instruments are based on a variety of factors. In some cases, fair values represent quoted market prices for identical or comparable instruments. In other cases, fair values have been estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of risk. Accordingly, the fair values may not represent the actual values of the financial instruments that could have been realized as of year-end or that will be realized in the future.

Trust Assets and Income

     Assets held in fiduciary or agency capacities for customers are not included in the consolidated balance sheets, since such items are not assets of Vista. Trust income is recognized on an accrual basis.

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

Stock-Based Compensation

     Vista adopted the disclosure-only provisions of SFAS~No. 123, "Accounting for Stock-Based Compensation," but elected to continue to utilize the "intrinsic value" method of accounting for recording stock-based compensation expense provided for in Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees."

Recently Issued Accounting Standards

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that all derivatives be recognized as either assets or liabilities on the balance sheet and be measured at fair value. If certain conditions exist, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends upon the specific use of the derivative and resulting designation. This statement amends SFAS No. 52,
"Foreign Currency Translation." This statement supersedes SFAS No. 80, "Accounting for Future Contracts," SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments. It amends SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," to include the disclosure provisions about concentrations of credit risk from SFAS No. 105. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Vista is currently in the process of evaluating the provisions of SFAS No. 133.

NOTE 2 o Cash and Due from Banks

     Restrictions on cash and due from bank accounts are placed upon the banking subsidiaries of Vista by the Federal Reserve Banks. Certain amounts of reserve balances are required to be maintained at the Federal Reserve Banks based upon deposit levels and other factors. The average amount of Vista's reserve balances for the year ended December 31, 1998, was approximately $7.8 million. For the two-week period ended December 31, 1998, the average amount of reserve balances for Vista was approximately $9.1 million.

     Vista maintains various deposit accounts with other banks to meet normal funds transaction requirements and to compensate other banks for certain correspondent services. These accounts are insured by the FDIC up to $100,000 per account. Vista's management is responsible for assessing the credit risk of its correspondent banks.

     The withdrawal or usage restrictions of cash and due from bank balances did not have a significant impact on the operations of Vista as of December 31, 1998.

NOTE 3 o Securities

     The amortized cost, gross unrealized gains and losses, estimated fair values and maturity distribution of Vista's securities available for sale at December 31, 1998 and 1997, were as follows:

Securities Available for Sale                                         December 31, 1998
-------------------------------------------------------------------------------------------------------------------
                                                                        Gross            Gross            Estimated
                                                   Amortized          Unrealized       Unrealized          Market
Amounts in Thousands                                  Cost               Gains           Losses             Value
-------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                             $     14,051   $        227   $        --     $     14,278
U.S. Government agencies and corporations                  10,042             62            (31)         10,073
State and political subdivisions                           35,640            688            (42)         36,286
Corporate debt securities                                  11,703            137            (11)         11,829
Mortgage-backed securities                                102,740          1,228           (112)        103,856
Equity securities                                           3,864           --              (23)          3,841
-------------------------------------------------------------------------------------------------------------------
   Total securities available for sale               $    178,040   $      2,342   $       (219)   $    180,163
-------------------------------------------------------------------------------------------------------------------


Securities Available for Sale                                         December 31, 1997
-------------------------------------------------------------------------------------------------------------------
                                                                        Gross            Gross            Estimated
                                                   Amortized          Unrealized       Unrealized          Market
Amounts in Thousands                                  Cost               Gains           Losses             Value
-------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                             $     17,548   $        113   $         --    $     17,661
U.S. Government agencies and corporations                  18,265             66            (33)         18,298
State and political subdivisions                           23,401            342             --          23,743
Corporate debt securities                                   9,658            123             (4)          9,777
Mortgage-backed securities                                113,456          1,496           (330)        114,622
Equity securities                                           3,616             29           --             3,645
-------------------------------------------------------------------------------------------------------------------
   Total securities available for sale               $    185,944   $      2,169   $       (367)   $    187,746
-------------------------------------------------------------------------------------------------------------------


Securities Available for Sale                          December 31, 1998                   December 31, 1997
-------------------------------------------------------------------------------------------------------------------
                                                                     Estimated                          Estimated
                                                   Amortized           Market        Amortized            Market
Amounts in Thousands                                  Cost             Value           Cost               Value
-------------------------------------------------------------------------------------------------------------------
Maturing within one year                           $   10,035         $  10,102       $ 17,529          $  17,547
Maturing after one year but within five years          26,209            26,556          34,424             34,724
Maturing after five years but within ten years          5,646             5,770           8,687              8,792
Maturing after ten years                               29,546            30,038           8,232              8,416
No maturity                                             3,864             3,841           3,616              3,645
Mortgage-backed securities                            102,740           103,856         113,456            114,622
-------------------------------------------------------------------------------------------------------------------
   Total securities available for sale             $  178,040         $ 180,163        $185,944          $ 187,746
-------------------------------------------------------------------------------------------------------------------


     Proceeds from the sales of securities available for sale were $29.7 million in 1998, $29.2 million in 1997 and $42.1 million in 1996. Gross realized gains on sales were $411 thousand in 1998, $365 thousand in 1997 and $233 thousand in 1996. Gross realized losses on sales totaled $75 thousand in 1998, $61 thousand in 1997 and $204 thousand in 1996.

     Securities available for sale with a book value of $53.0 million and $45.8 million at December 31, 1998 and 1997, respectively, were pledged to secure public fund deposits, secured other borrowings and for other purposes required or permitted by law.

NOTE 4 o Loans

   Vista's  mortgage,   commercial  and  consumer  loan  activity  is  generally
concentrated in Warren and Hunterdon counties in Western New Jersey and Northampton County in Eastern Pennsylvania. Although Vista has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the viability of the real estate economic sector.

     Restructured loans are those loans whose terms have been modified because of deterioration in the financial condition of the borrower to provide for a reduction of either interest or principal or an extension of the payment period. Restructured loans were $1.2 million and $2.1 million at December 31, 1998 and 1997, respectively. One restructured loan for $205 thousand was returned to accrual status during 1998. Total nonaccrual loans included $754 thousand and $1.8 million of restructured loans at December 31, 1998 and 1997, respectively. Transfers from loans to other real estate owned totaled $614 thousand in 1998, $298 thousand in 1997 and $1.2 million in 1996.

     The following table summarizes Vista's nonaccrual and past due loans at December 31, 1998 and 1997:


Amounts in Thousands                                    1998        1997
--------------------------------------------------------------------------
Nonaccrual loans                                     $   1,930   $   2,915
--------------------------------------------------------------------------
Accrual loans past due
   90 days or more                                   $     160   $      78
--------------------------------------------------------------------------
Interest income that would
   have been recorded under
   original terms                                    $      89   $     193
--------------------------------------------------------------------------
Interest income recorded
   during the period                                 $      81   $      62
--------------------------------------------------------------------------


     Loans to executive officers, directors and their affiliated interests at the respective dates indicated amounted to $6.5 million and $6.2 million at December 31, 1998 and 1997, respectively. During 1998, $9.1 million of new loans were made, and repayments totaled $8.4 million. During 1997, $10.6 million of new loans were made, and repayments totaled $8.3 million. All such related party loans were current as to principal and interest payments and were granted on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than normal risk of collectibility. At December 31, 1998, no loans to executive officers, directors and their affiliated interests were renegotiated, past due or on nonaccrual status.

NOTE 5 o Allowance for Loan Losses

     The allowance for loan losses is based on estimates, and it is reasonably possible that ultimate losses may vary from the current estimates. These estimates are reviewed periodically and adjustments, as they become necessary, are reported in earnings in the periods in which they become known. An analysis of the allowance for loan losses as of December 31, 1998, 1997 and 1996, is as follows:


Amounts in Thousands                        1998       1997       1996
--------------------------------------------------------------------------
Balance, beginning of year                 $ 4,148    $ 3,903    $ 3,932
   Additions:
     Provisions charged to
       expense                                 780        830        380
     Recoveries of loans
       previously charged off                  135        151         70
   Deductions:
     Loans charged off                        (539)      (736)      (479)
--------------------------------------------------------------------------
Balance, end of year                       $ 4,524    $ 4,148    $ 3,903
--------------------------------------------------------------------------


     At December 31, 1998, total impaired loans were approximately $1.9 million, of which $800 thousand were valued based upon discounted cash flows and $1.1 million using the fair value of collateral. Based on these methods, $278 thousand of the $4.5 million allowance for loan losses was allocated against the $1.9 million of impaired loans. At December 31, 1997, the total impaired loans were $2.4 million, of which $500 thousand were valued based upon discounted cash flows and $1.9 million using the fair value of collateral. Based on these methods, $503 thousand of the $4.1 million allowance for loan losses was allocated against the $2.4 million of impaired loans. The remaining allowance for loan losses, totaling $4.2 million at December 31, 1998, and $3.6 million at December 31, 1997, was available to absorb losses in Vista's entire loan portfolio. Vista's total average impaired loans during 1998 were $2.2 million and $2.4 million during 1997. Interest income on impaired loans totaled $61 thousand and $72 thousand in 1998 and 1997, respectively.

NOTE 6 o Premises and Equipment

     An analysis of premises and equipment as of December 31, 1998 and 1997, is as follows:


Amounts in Thousands                                   1998       1997
--------------------------------------------------------------------------
Land and buildings                                   $   6,676   $   6,625
Furniture and equipment                                  6,170       6,146
Leasehold improvements                                     842         964
--------------------------------------------------------------------------
   Total cost                                           13,688      13,735
Less: Accumulated depreciation
       and amortization                                 (6,837)     (6,300)
--------------------------------------------------------------------------
     Total premises and
       equipment, net                                $   6,851   $   7,435
--------------------------------------------------------------------------


   Depreciation and amortization expense for premises and equipment was $911 thousand in 1998, $870 thousand in 1997 and $709 thousand in 1996.

NOTE 7 o Deposits

     An analysis of time deposits at December 31, 1998 and 1997, is as follows:


Amounts in Thousands                                    1998        1997
--------------------------------------------------------------------------
Time deposits:
   Certificates less
     than $100,000                                   $ 196,632   $ 192,343
   Certificates $100,000
     and over                                           41,620      41,592
--------------------------------------------------------------------------
   Total time deposits                               $ 238,252   $ 233,935
--------------------------------------------------------------------------


     A maturity schedule of time deposits of $100,000 and over is as follows:


Amounts in Thousands                                    1998        1997
--------------------------------------------------------------------------
3 months or less                                     $  15,997   $  14,454
3 through 6 months                                       9,340       8,542
6 through 12 months                                     10,075      11,471
Over one year                                            6,208       7,125
--------------------------------------------------------------------------
   Total certificates
      $100,000 and over                              $  41,620   $  41,592
--------------------------------------------------------------------------

NOTE 8 o Borrowed Funds

     An analysis of borrowed funds as of December 31, 1998 and 1997, is as follows:


Amounts in Thousands                                    1998        1997
--------------------------------------------------------------------------
Secured other borrowings                             $  16,441   $   8,343
Treasury tax and loan note                                 522         516
--------------------------------------------------------------------------
   Total borrowed funds                              $  16,963   $   8,859
--------------------------------------------------------------------------


   Borrowed funds from directors and their affiliated interests amounted to $3.0 million and $1.3 million at December 31, 1998 and 1997, respectively, and are included above. ~The interest rates on these short-term borrowings ranged from 3.10% to 5.67% for 1998 and 3.10% to 6.27% for 1997.

NOTE 9 o Long-Term Debt

   A five-year advance from the Federal Home Loan Bank of New York (FHLBNY) to PNB for $3.0 million maturing June 29, 2000, was included in long-term debt at December 31, 1998 and 1997. Pursuant to the terms of the agreement with the FHLBNY, the advance carries a fixed rate of 6.17% with interest payments due monthly and principal due at maturity. This borrowing is collateralized by residential mortgage loans.

NOTE 10 o Employee Benefit Plans

   Vista has a noncontributory defined benefit retirement plan, funded through a self-administered trust, covering most employees with one or more years of continuous employment.

   The following sets forth the plan's funded status at December 31, 1998 and 1997, the measurement dates, and amounts recognized in Vista's consolidated balance sheets at December 31, 1998 and 1997:

Amounts in Thousands                                    1998        1997
--------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at end of
  prior year:                                        $  (4,477)  $  (4,160)
    Service cost                                          (247)       (223)
    Interest cost                                         (310)       (283)
    Actuarial (gain) loss                                 (138)         46
    Benefit payments                                       143         143
--------------------------------------------------------------------------
    Benefit obligation at
      year-end                                       $  (5,029)  $  (4,477)
--------------------------------------------------------------------------
Change in plan assets:
Fair value of plan assets at
  end of prior year                                  $   6,004   $   4,809
    Contributions                                         --          --
    Net investment income                                1,060       1,370
    Benefit payments                                      (143)       (144)
    Estimated administration
      expenses                                             (40)        (31)
--------------------------------------------------------------------------
Fair value of plan assets at
  year-end                                           $   6,881   $   6,004
--------------------------------------------------------------------------
Plan assets in excess of
  benefit obligation                                 $   1,852   $   1,527
Unrecognized gain                                       (1,781)     (1,493)
Unrecognized prior service cost                           (371)       (405)
Unrecognized transition asset                             (213)       (249)
--------------------------------------------------------------------------
  Accrued pension cost                               $    (513)  $    (620)
--------------------------------------------------------------------------


Net periodic pension cost for 1998, 1997 and 1996 included the following components:


Amounts in Thousands                        1998       1997       1996
------------------------------------------------------------------------
Service cost benefits earned
  during the year                          $   247    $   223    $   215
Interest cost on projected
  benefit obligation                           310        283        277
Expected return on plan assets                (535)      (427)      (559)
Net (deferral) and amortization               (129)       (77)       100
------------------------------------------------------------------------
  Net periodic pension cost                $  (107)   $     2    $    33
------------------------------------------------------------------------


     In determining the periodic pension cost, the assumed discount rate was 7% in 1998, 1997 and 1996. In determining the benefit obligation, the assumed discount rate was 6.75% for 1998 and 7% for 1997 and 1996. The rate of increase in future salary levels was 4% in 1998, 4% in 1997, and 6% in 1996. The expected long-term rate of return on assets used in determining net periodic pension cost was 9% in 1998, 1997 and 1996.


     At December 31, 1998 and 1997, the plan's assets consisted of the following components:

Amounts in Thousands                                    1998        1997
--------------------------------------------------------------------------
Plan Assets at year-end:
   Cash                                              $     416   $     250
   Fixed-income securities                               1,423       1,532
   Equity securities                                     5,069       4,223
Liabilities:
     Accrued expenses and
     taxes withheld                                        (27)         (1)
--------------------------------------------------------------------------
Market value of plan assets                          $   6,881   $   6,004
--------------------------------------------------------------------------


   Vista maintains a qualified employee benefit plan under section 401(k) of the Internal Revenue Code covering substantially all full-time employees that have attained the age of 21 and have completed one year of service. Under the 401(k) plan, employee contributions are partially matched by Vista. Matching contributions become vested proportionally over five years of credited service. Total 401(k) expense amounted to $120 thousand in 1998, $108 thousand in 1997 and $109 thousand in 1996.

   Vista sponsors plans that provide contributory medical and noncontributory life insurance benefits covering most salaried and hourly employees. The cost of medical benefits was projected to increase at a rate of 5% in 1998 and for each year following. Increasing the assumed health care cost trend by one percent in each year would increase the accumulated postretirement benefit obligation
(APBO) by $138 thousand and the aggregate of the service and interest components of net periodic postretirement cost for the year ended December 31, 1998, by $15 thousand. Decreasing the assumed health care cost trend by one percent in each year would decrease the APBO by $112 thousand and the aggregate of the service and interest components of net periodic postretirement cost for the year ended December 31, 1998, by $12 thousand. The present value of the APBO assumed a discount rate of 6.75% for 1998, and 7.0% for 1997 and 1996, while the determination of net periodic postretirement benefit cost for each of those years was based on a 7% discount rate. The rate of interest used in future compensation levels was 4% in 1998, 4% in 1997 and 6% in 1996.

     The following sets forth the APBO and the net periodic postretirement benefit cost at December 31:


Amounts in Thousands                                    1998        1997
--------------------------------------------------------------------------
Benefit obligation at
   end of prior year:                                $   1,016   $   1,116
     Service cost                                           32          34
     Interest cost                                          67          66
     Actuarial (gain)                                      (97)       (166)
     Benefit payments                                      (27)        (34)
     Loss from change in assumptions
      at year-end                                           35        --
--------------------------------------------------------------------------
Benefit obligation at year-end                       $   1,026   $   1,016
--------------------------------------------------------------------------
Plan obligation in excess of plan assets             $   1,026   $   1,016
Unrecognized gain                                          445         342
Unrecognized transition asset                             (290)       (309)
--------------------------------------------------------------------------
   Accrued accumulated postretirement
     benefit                                         $   1,181   $   1,049
--------------------------------------------------------------------------


The components of net periodic postretirement benefit cost for 1998, 1997 and 1996 were as follows:


Amounts in Thousands                        1998       1997       1996
------------------------------------------------------------------------
Service cost, benefits
   attributed to employee
   service during the year                 $    32    $    34    $    42
Interest cost on accumulated
   postretirement benefit
   obligation                                   67         66         75
Amortization of transition
   obligation                                   18         18         18
Amortization of net gain                       (29)       (19)        (9)
------------------------------------------------------------------------
   Net periodic postretirement
      benefit cost                         $    88    $    99    $   126
------------------------------------------------------------------------


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

NOTE 11 o Stock Option Plan

     Vista has a stock-based incentive compensation plan, approved by its shareholders in 1998, under which certain employees receive stock option awards. The plan permits options granted to qualify as Incentive Stock Options under the Internal Revenue Code. Awards under the plan in 1998 were made to executives.

     Stock options are granted with an exercise price equal~to 100 percent of market value at the date of grant, have a ten-year term and vest ratably over four years from the date of grant.

     The following table presents stock option activity during 1998:


                                                      Weighted
                                                      Average
                                           Exercise   Exercise
                                            Price      Price      Shares
--------------------------------------------------------------------------------
January 1, 1998
   Granted                                 $ 19.25    $ 19.25     52,800
   Options exercised                             0          0          0
--------------------------------------------------------------------------------
December 31, 1998                          $ 19.25    $ 19.25     52,800
--------------------------------------------------------------------------------


   At December 31, 1998, there were 57,200 additional shares available for grant under the Plan. There were four employees holding options under the option plan as of December 31, 1998. The weighted-average fair value of stock options granted during 1998 was $4.39 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 2.29%, risk-free rate of 5.56% and expected lives of five years.

     Vista has adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-based Compensation," and as permitted under SFAS No. 123 applies Accounting Principles Board Opinion No. 25 in accounting for its plan. Accordingly, no compensation expense has been recorded.

     If Vista had elected to adopt the optional recognition provisions of SFAS No. 123 for its stock option plan, reported net income and diluted earnings per share for 1998 would have been changed to the pro forma amounts indicated on the following page.

Amounts in Thousands(except per share data)       1998
-----------------------------------------------------------
Net Income
   As reported                                $   5,276
   Pro forma                                  $   5,218

Diluted earnings per share
   As reported                                $   1.15
   Pro forma                                  $   1.14
-----------------------------------------------------------


NOTE 12 o Income Taxes

     The current and deferred amounts of the provision for income taxes for the years ended December 31, 1998, 1997 and 1996, were as follows:

Amounts in Thousands                        1998       1997       1996
------------------------------------------------------------------------
Federal:
   Current                                 $ 2,202    $ 2,070    $ 2,070
   Deferred benefit                           (171)       (71)      (153)

State:
   Current                                     307        187        252
   Deferred benefit                            (40)       (15)       (21)
------------------------------------------------------------------------
Provision for income taxes                  $2,298    $ 2,171    $ 2,148
------------------------------------------------------------------------


A reconciliation of the differences between Vista's effective tax rate and its statutory federal income tax rate of 34% in 1998, 1997 and 1996 is as follows:


Amounts in Thousands (except percentages)   1998       1997       1996
------------------------------------------------------------------------
Income tax at
  statutory rate                           $ 2,575    $ 2,273    $ 2,175
Increase (Decrease) in taxes
  resulting from:
  State taxes on income,
    net of federal income
    tax effect                                 181        173        153
  Tax-exempt
    interest income                           (476)      (285)      (176)
Other, net                                      18         10         (4)
------------------------------------------------------------------------
Provision for income taxes                 $ 2,298    $ 2,171    $ 2,148
------------------------------------------------------------------------
Effective tax rate                            30.3%      32.5%      33.6%
------------------------------------------------------------------------

     Items that gave rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997, were as follows:


Amounts in Thousands                                    1998        1997
--------------------------------------------------------------------------
Provision for loan losses                            $   1,477   $   1,317
Pension                                                    214         178
Postretirement benefits other
  than pension                                             500         472
Deferred loan fees                                         390         329
Other                                                      309         336
--------------------------------------------------------------------------
  Deferred tax asset                                     2,890       2,632
--------------------------------------------------------------------------
Net unrealized gain on securities
  available for sale                                       557         612
State taxes                                                151         142
Discount accretion                                         171         142
Other                                                       58          49
--------------------------------------------------------------------------
  Deferred tax liability                                   937         945
--------------------------------------------------------------------------
  Net deferred tax asset                             $   1,953   $   1,687
--------------------------------------------------------------------------


     The net deferred tax asset of $2.0 million at December 31, 1998 and $1.7 million at December 31, 1997, is included in other assets in the accompanying consolidated balance sheets. Although realization of deferred taxes is not assured, management believes it is more likely than not that all of the net deferred tax asset will be realized. Therefore, there is no valuation allowance recorded for deferred taxes.

NOTE 13 o Commitments and Contingencies

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

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Vista evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Vista upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. Vista was committed to advance $48.5 million and $35.1 million to its borrowers as of December 31, 1998 and 1997, respectively.

     Standby letters of credit are conditional commitments issued by Vista to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Vista has entered into standby letters of credit with its customers totaling $2.1 million and $2.0 million as of December 31, 1998 and 1997, respectively.

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

     Vista did not (does not) issue or hold derivative instruments with the exception of loan commitments and standby letters of credit. These instruments are issued in the ordinary course of business to meet customer needs.
Commitments to fund fixed-rate loans were immaterial at December 31, 1998. Variable-rate commitments were (are) generally issued for less than one year and carry market rates of interest. Such instruments are not likely to be affected by annual rate caps triggered by rising interest rates. Vista management believes that off-balance sheet risk is not material to Vista's results of operations or financial condition.

Noncancelable Lease Commitments

     At December 31, 1998, Vista was obligated under noncancelable operating leases for certain facilities and equipment. Total rental expense amounted to $760 thousand, $541 thousand and $450 thousand for the years ended December 31, 1998, 1997 and 1996, respectively.

     The minimum lease commitments for the year 1999 and thereafter are as follows:

Amounts in Thousands
--------------------------------------------------------------------------
1999        $1,302        2000        $1,225        2001        $  941
2002        $  604        2003        $  564  After 2004        $3,519
--------------------------------------------------------------------------

NOTE 14 o Common Stock

   Vista has an Employee Stock Purchase Plan, a Dividend Reinvestment Plan and a Board of Directors Stock Purchase Plan. During 1998, 81,657 shares were issued under these plans. At December 31, 1998, 284,945 shares were reserved for issuance under these plans.

     The Employee Stock Purchase Plan (ESPP) covers substantially all full-time employees of Vista and enables employees to purchase common stock, through the grant of options, up to an amount equal to 8% of their annualized base salary earned during the calendar year immediately preceding the year in which the employee is granted the options. Each option may be exercised by the employee for an amount equal to the closing Nasdaq bid price (Plan Price Per Share) on the last business day of the second week of February, May, August and November of each year, or, if there is no reported trade on such day, then the most recent day preceding such day (the Price Date). The options can only be exercised through December 31 of the grant year.

     The following is a summary of the activity of the options relating to the ESPP for the periods ended December 31, 1998, 1997 and 1996:

                                                                   Average
                                                        Number      Price
                                                      of Shares   per Share
--------------------------------------------------------------------------
Balance, December 31, 1995                                --          --
Options granted                                         29,246   $   12.00
Options exercised                                       (4,119)      12.11
Options canceled                                       (25,127)      13.25
--------------------------------------------------------------------------
Balance, December 31, 1996                                --          --
Options granted                                         32,285   $   12.75
Options exercised                                       (6,107)      14.90
Options canceled                                       (26,178)      18.75
--------------------------------------------------------------------------
Balance, December 31, 1997                                --          --
Options granted                                         22,358   $   19.13
Options exercised                                       (5,057)      19.83
Options canceled                                       (17,301)      20.75
--------------------------------------------------------------------------
Balance, December 31, 1998                                --          --
--------------------------------------------------------------------------


   At December 31, 1998, 3,084 shares were reserved for issuance under the ESPP.

     The Dividend Reinvestment Plan (DRP) allows any participating shareholder to reinvest dividends and invest additional cash to purchase common stock at a price computed using the same methodology as for the ESPP.

     At December 31, 1998, 260,093 shares were reserved for issuance under the DRP.

     The Board of Directors Stock Purchase Plan (BDSPP) allows each member of the Board of Directors of Vista to elect to receive his or her entire compensation in shares of common stock. The number of shares which may be purchased is determined by computing a quotient, the numerator of which is the compensation payable to the Director for services rendered and the denominator of which is the Plan Price Per Share which is determined using the same methodology as for the ESPP and the DRP.

     At December 31, 1998, 21,768 shares were reserved for issuance under the BDSPP.

     Compensation expense that would have been recognized with respect to the ESPP and the BDSPP in accordance with the basis of fair value pursuant to SFAS No. 123, if the Bank had so elected, would have been immaterial.

Employee Incentive Plan

     In 1994, Vista shareholders approved an Employee Incentive Plan. Under the terms of the Plan, employees were eligible to receive an incentive cash reward based on each bank subsidiary achieving certain financial performance benchmarks. Moreover, 50 percent of the amount awarded to executive officers was paid in cash and 50 percent in the form of Vista common stock. Such shares awarded shall be issued as of the last business day of the third fiscal year following the year to which the award relates. This plan was terminated in 1998 and replaced by the following Management Incentive Plan.

     In 1998, Vista's Board of Directors adopted a Management Incentive Plan for Vista and its subsidiaries. This plan sets individual performance objectives as well as financial performance objectives for Vista based solely on achieving certain earnings per share targets. If the target goal is met, then employees are eligible to receive additional cash compensation based on the achievement of their individual performance goals. The maximum bonus pool available is limited to no more than 5 percent of pretax income.

NOTE 15 o Shareholders' Equity

     A limitation exists on the availability of the Banks' undistributed net assets for the payment of dividends to the parent company. Permission from the Office of the Comptroller of the Currency (OCC) with respect to PNB, and the Federal Reserve Bank of Philadelphia with respect to Twin Rivers, is required if the total of dividends declared in a calendar year exceeds the total of net profits or losses, as defined, for that year, combined with the retained net profits or losses of the preceding two years. The retained net profits for Twin Rivers for the three years ended December 31, 1998, were $1.5 million. The retained net profits for PNB for the three years ended December 31, 1998, were $6.9 million. In the case of Twin Rivers, the Pennsylvania Department of Banking requires that dividends be declared and paid only out of accumulated net profits. The accumulated net profits for Twin Rivers were $1.9 million at December 31, 1998.

     Vista is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Vista's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Vista must meet specific capital guidelines that involve quantitative measures of Vista's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Vista's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to insure capital adequacy require Vista to maintain minimum amounts and ratios (set forth in the table below) of the total and Tier I capital to risk-weighted assets and of Tier I capital to quarterly average assets, as defined by bank regulators. To be categorized as well capitalized by the Banks' regulators, the Banks must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. The Banks' actual capital amounts and ratios are also presented in the table.

Regulatory Capital Requirements
                                                                  Minimum
                                            Actual            Required Capital    Well Capitalized
                                       --------------------------------------------------------------
Amounts in Thousands                   Amount    Ratio      Amount     Ratio      Amount     Ratio
-----------------------------------------------------------------------------------------------------
As of December 31, 1998:
  Total Risk-based Capital
  (to Risk-weighted Assets):
     Vista                              $49,470     14.0%   $28,247}                  N/A }
     PNB                                 35,262     13.9%    20,364}     8.0%      $25,455}    10.0%
     Twin Rivers                         11,929     11.9%     8,001}               10,001 }

  Tier 1 Capital
    (to Risk-weighted Assets):
     Vista                              $45,055     12.8%   $14,123}                  N/A }
     PNB                                 32,079     12.6%    10,182}     4.0%      $15,273}     6.0%
     Twin Rivers                         10,682     10.7%     4,000}                6,000 }

  Tier 1 Capital (to Average Assets):
     Vista                              $45,055      7.7%   $23,333}                  N/A }
     PNB                                 32,079      7.7%    16,684}     4.0%      $20,855}     5.0%
     Twin Rivers                         10,682      6.5%     6,552}                8,190 }

As of December 31, 1997:
  Total Risk-based Capital
    (to Risk-weighted Assets):
     Vista                              $46,100     15.0%   $24,610}                  N/A }
     PNB                                 31,703     14.2%    17,910}     8.0%      $22,388}    10.0%
     Twin Rivers                         10,618     12.9%     6,599}                8,249 }

  Tier 1 Capital
   (to Risk-weighted Assets):
     Vista                              $41,761     13.6%   $12,305}                  N/A }
     PNB                                 28,901     12.9%     8,955}     4.0%      $13,433}     6.0%
     Twin Rivers                          9,587     11.6%     3,300}                4,950 }

  Tier 1 Capital (to Average Assets):
     Vista                              $41,761      7.6%   $21,949}                  N/A }
     PNB                                 28,901      7.3%    15,794}     4.0%      $19,742}     5.0%
     Twin Rivers                          9,587      6.4%     6,011}                7,514 }
----------------------------------------------------------------------------------------------------

NOTE 16 o Branch Acquisitions

     On May 21, 1996, PNB acquired a Flemington, Hunterdon County, New Jersey branch facility of Summit Bank (formerly United Jersey Bank). The acquisition involved the purchase of the building and equipment and the assumption of the land lease, for the purpose of operating a full-service branch banking office at this location. No deposits were acquired as part of this transaction. The branch opened December 2, 1996. The addition of this branch increased PNB's total branch network to ten offices serving Warren and Hunterdon counties in New Jersey.

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

     On December 16, 1996, Twin Rivers opened its fourth branch facility at 1003 West Broad Street, Bethlehem, Lehigh County, Pennsylvania. The transaction involved the purchase of the land, building and certain furniture and equipment of a former branch facility of CoreStates Bank. No deposits were acquired as part of this transaction.

     On December 22, 1998, Twin Rivers entered into two lease agreements for the expansion of its Bethlehem marketplace presence. These two new branches, scheduled to open during the first quarter of 1999, will be located at 3815 Linden Street, Bethlehem Township and 2400 Schoenersville Road, Hanoverville Township, both in Northampton County. No deposits were acquired as part of these transactions. The addition of these two branches will increase Twin Rivers branch network to six offices serving Northampton and Lehigh counties, Pennsylvania.

NOTE 17 o Disclosures About Fair Values of Financial Instruments

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

     Fair value estimates, methods and assumptions are set forth on the following page for Vista's financial instruments.

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

   The estimated fair values of Vista's financial instruments follows:


                                December 31, 1998      December 31,1997
                             --------------------------------------------------
Amounts                       Carrying     Fair       Carrying    Fair
in Thousands                   Value       Value       Value     Value
-------------------------------------------------------------------------------
Financial assets:
  Cash and cash
    equivalents                 $  33,001   $  33,001   $  27,850    $  27,850
  Securities
    available
    for sale                      180,163     180,163     187,746      187,746
  Net Loans                       365,002     372,167     313,341      316,418
-------------------------------------------------------------------------------
Total financial
  assets                        $ 578,166   $ 585,331   $ 528,937    $ 532,014
-------------------------------------------------------------------------------
Financial liabilities:
  Deposits                      $ 522,742   $ 523,119   $ 483,756    $ 484,790
  Borrowed funds                   16,963      16,963       8,859        8,859
  Long-term debt                    3,000       3,045       4,222        4,243
-------------------------------------------------------------------------------
  Total
    financial
    liabilities                 $ 542,705   $ 543,127   $ 496,837    $ 497,892
-------------------------------------------------------------------------------


NOTE 18 o Vista Bancorp, Inc.  (Parent Company Only)

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

     Condensed financial statements are presented below and on the following page.

Condensed Balance Sheets

                                                December 31,  December 31,
Amounts in Thousands                                1998         1997
------------------------------------------------------------------------
Assets
  Cash and cash equivalents                       $     260   $     895
  Securities available for sale,
    at market value with a cost
      of $1,533 and $2,928,
      respectively                                    1,534       2,988
Investments in subsidiaries                          44,542      39,989
Premises and equipment                                  462         530
Other assets                                            262         313
------------------------------------------------------------------------
      Total Assets                                $  47,060   $  44,715
------------------------------------------------------------------------
Liabilities and
  Shareholders' Equity
    Long-term debt                                $       0   $   1,222
    Other liabilities                                   224         191
------------------------------------------------------------------------
      Total Liabilities                                 224       1,413
Shareholders' Equity                                 46,836      43,302
------------------------------------------------------------------------
      Total Liabilities and
        Shareholders' Equity                      $  47,060   $  44,715
------------------------------------------------------------------------

Condensed Statements of Income                                       For The Years Ended December 31,
                                                              -----------------------------------------------
Amounts in Thousands                                               1998                 1997           1996
-------------------------------------------------------------------------------------------------------------
Income:
  Dividend income from subsidiaries                            $    2,318            $    2,035    $    1,749
  Interest income                                                     125                   213           232
  Other income                                                          3                     3             3
  Net security gains (losses)                                          16                  --              (2)
  Income from service fees                                          3,172                 1,985         1,833
-------------------------------------------------------------------------------------------------------------
  Total Operating Income                                            5,634                 4,236         3,815
-------------------------------------------------------------------------------------------------------------
Expense:
  Interest expense                                                      4                   127           148
  Salaries and benefits                                             2,033                 1,274         1,149
  Occupancy expense                                                   132                   131           121
  Furniture and equipment expense                                     740                   532           429
  Other expense                                                       676                   395           286
-------------------------------------------------------------------------------------------------------------
  Total Operating Expense                                           3,585                 2,459         2,133
-------------------------------------------------------------------------------------------------------------
  Income Before Income Tax Benefit and
  Equity in Undistributed Earnings
  of Subsidiaries                                                   2,049                 1,777         1,682
Income Tax Benefit                                                     90                    88            27
-------------------------------------------------------------------------------------------------------------
  Income Before Equity in Undistributed
  Earnings of Subsidiaries                                          2,139                 1,865         1,709
Equity in Undistributed Earnings of Subsidiaries                    3,137                 2,648         2,539
-------------------------------------------------------------------------------------------------------------
  Net Income                                                   $    5,276            $    4,513    $    4,248
-------------------------------------------------------------------------------------------------------------


Condensed Statements of Cash Flows                                    For The Years Ended December 31,
                                                              -----------------------------------------------
Amounts in Thousands                                               1998                 1997           1996
-------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
 Net Income                                                    $    5,276            $    4,513    $    4,248
  Adjustments to reconcile net income to net cash
  provided by operating activities:
 Depreciation and amortization                                        224                   209           199
 Equity in undistributed earnings of subsidiaries                  (3,137)               (2,648)       (2,539)
 Net change in other assets and other liabilities                      86                   (49)           (1)
 Net amortization of premiums on securities                             2                     2            22
 Net security (gains) losses                                          (16)                 --               2
-------------------------------------------------------------------------------------------------------------
       Net Cash Provided by Operating Activities                    2,435                 2,027         1,931
-------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
 Proceeds from maturities of securities available for sale           --                    --           1,500
 Proceeds from sales of securities available for sale              1,515                  1,000         2,515
 Purchases of securities available for sale                         (107)                (1,422)       (2,508)
 Investment in subsidiaries                                        (1,000)               (1,000)       (3,500)
 Net capital expenditures                                            (156)                 (127)         (175)
-------------------------------------------------------------------------------------------------------------
       Net Cash Provided By (Used In) Investing Activities            252                (1,549)       (2,168)
-------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
 Decrease in long-term debt                                        (1,222)                 (276)         (227)
 Net proceeds from issuance of common stock                         1,679                 1,260         1,041
 Net treasury stock transactions                                   (1,716)                  (80)         --
 Cash dividends paid                                               (2,063)               (1,727)       (1,532)
-------------------------------------------------------------------------------------------------------------
       Net Cash Used In Financing Activities                       (3,322)                 (823)         (718)
-------------------------------------------------------------------------------------------------------------
          Net Decrease in Cash and Cash Equivalents                  (635)                 (345)         (955)
          Cash and Cash Equivalents Beginning of Year                 895                 1,240         2,195
          Cash and Cash Equivalents End of Year                   $   260            $      895    $    1,240
-------------------------------------------------------------------------------------------------------------

NOTE 19 o Selected Quarterly Financial Information (unaudited)


     The following tables summarize certain 1998 and 1997 quarterly financial information for Vista and are unaudited.

In the opinion of management, all adjustments necessary for a fair presentation of the results for each quarter have been included (amounts in thousands, except per share data).


1998                                                                            March 31      June 30     September 30   December 31
------------------------------------------------------------------------------------------------------------------------------------
Interest Income                                                                 $ 9,691        $10,085        $10,203        $10,304
Interest Expense                                                                  4,712          4,890          4,927          4,901
------------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income                                                            4,979          5,195          5,276          5,403
------------------------------------------------------------------------------------------------------------------------------------
Provision for Loan Losses                                                           195            195            195            195
------------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income After Provision for Loan Losses                            4,784          5,000          5,081          5,208
------------------------------------------------------------------------------------------------------------------------------------
Net Security Gains                                                                   50            157             31             98
Noninterest Income                                                                  670            755            786            932
Noninterest Expense                                                               3,793          3,989          3,811          4,385
------------------------------------------------------------------------------------------------------------------------------------
   Income Before Provision for Income Taxes                                       1,711          1,923          2,087          1,853
Provision for Income Taxes                                                          541            587            625            545
------------------------------------------------------------------------------------------------------------------------------------
   Net Income                                                                   $ 1,170        $ 1,336        $ 1,462        $ 1,308
------------------------------------------------------------------------------------------------------------------------------------
   Basic Earnings per Share                                                     $  0.26        $  0.29        $  0.32        $  0.29
------------------------------------------------------------------------------------------------------------------------------------


1997                                                                            March 31      June 30     September 30   December 31
------------------------------------------------------------------------------------------------------------------------------------
Interest Income                                                                 $ 8,887        $ 9,266        $ 9,882        $ 9,913
Interest Expense                                                                  4,494          4,681          5,078          4,945
------------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income                                                            4,393          4,585          4,804          4,968
------------------------------------------------------------------------------------------------------------------------------------
Provision for Loan Losses                                                           195            195            195            245
------------------------------------------------------------------------------------------------------------------------------------
   Net Interest Income After Provision for Loan Losses                            4,198          4,390          4,609          4,723
------------------------------------------------------------------------------------------------------------------------------------
Net Security Gains                                                                   96              4            135             69
Noninterest Income                                                                  601            634            640            621
Noninterest Expense                                                               3,376          3,486          3,542          3,632
------------------------------------------------------------------------------------------------------------------------------------
   Income Before Provision for Income Taxes                                       1,519          1,542          1,842          1,781
Provision for Income Taxes                                                          493            491            610            577
------------------------------------------------------------------------------------------------------------------------------------
   Net Income                                                                   $ 1,026        $ 1,051        $ 1,232          1,204
------------------------------------------------------------------------------------------------------------------------------------
  Basic Earnings per Share                                                      $  0.23        $  0.23        $  0.27        $  0.26
------------------------------------------------------------------------------------------------------------------------------------

NOTE 20 o Transfers of Financial Assets

     In November 1997, Twin Rivers sold $15 million in mortgage loans and retained the mortgage servicing rights. In accordance with SFAS No. 125, this transaction resulted in a mortgage servicing asset of $46 thousand. As of December 31, 1998, the mortgage servicing asset totaled $43 thousand. There was no material amortization expense related to this asset for 1998. Servicing fee income recorded as of December 31, 1998, related to the above sale was immaterial.

NOTE 21 o Other Comprehensive Income

     Vista adopted the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" in 1998. SFAS No. 130 provides standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The statement defines comprehensive income as the changes in equity of a business enterprise during the period from transactions and other events and circumstances from non-owner sources. Other comprehensive income would include revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income such as foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on available for sale securities. This statement is effective for fiscal years beginning after December 15, 1997. Prior year financial statements, which are presented for comparative purposes, have been reclassified.

     Vista held securities classified as available for sale, which experienced net unrealized pre-tax gains of $321 thousand during the year ended December 31, 1998. In compliance with SFAS No. 130, the before-tax and after-tax amount for this category as well as the tax expense, is summarized below.


                                                   December 31, 1998
                                       -----------------------------------------
                                         Before-Tax     Tax         Net-of-Tax
Amounts in Thousands                      Amount     (Benefit)         Amount
--------------------------------------------------------------------------------
Unrealized gains on securities:

  Unrealized holding gains
    arising during period                  $657        $ 33            $624

  Less: Reclassification adjustment
    for gains realized in net income        336          88             248
--------------------------------------------------------------------------------
Net unrealized gain                         321         (55)            376
--------------------------------------------------------------------------------
Other comprehensive income                 $321        $(55)           $376
--------------------------------------------------------------------------------

Report of Independent Accountants

Board of Directors and Shareholders
Vista Bancorp, Inc.
Phillipsburg, New Jersey

We have audited the accompanying consolidated balance sheets of Vista Bancorp, Inc. and Subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vista Bancorp, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

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


/s/ Rudolph, Palitz LLP

Rudolph, Palitz LLP
January 29, 1999
Blue Bell, Pennsylvania

Condensed Consolidating Balance Sheet

Amounts in Thousands                                                             Twin         Vista     Intercompany       Vista
(Unaudited) December 31, 1998                                       PNB         Rivers       (Parent)   Eliminations    Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Assets
   Cash and cash equivalents                                       $ 26,506      $  6,540      $    260      $   (305)      $ 33,001
   Securities available for sale                                    136,267        42,362         1,534          --          180,163
   Net loans                                                        252,261       112,741          --            --          365,002
   Other assets                                                      10,429         3,783        45,266       (44,598)        14,880
------------------------------------------------------------------------------------------------------------------------------------
     Total Assets                                                  $425,463      $165,426      $ 47,060      $(44,903)      $593,046
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
   Deposits                                                        $377,934      $144,855      $   ---       $    (47)      $522,742
   Borrowed funds                                                     8,377         8,846          --            (260)        16,963
   Long-term debt                                                     3,000          --            --            --            3,000
   Other liabilities                                                  2,718           618           224           (55)         3,505
   Shareholders' equity                                              33,434        11,107        46,836       (44,541)        46,836
------------------------------------------------------------------------------------------------------------------------------------
     Total Liabilities and Shareholders' Equity                    $425,463      $165,426      $ 47,060      $(44,903)      $593,046
------------------------------------------------------------------------------------------------------------------------------------


Condensed Consolidating Statement of Income

Amounts in Thousands                                                             Twin         Vista     Intercompany       Vista
(Unaudited) December 31, 1998                                       PNB         Rivers       (Parent)   Eliminations    Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Interest Income                                                    $ 28,866      $ 11,323      $    125      $    (31)      $ 40,283
Interest Expense                                                     13,656         5,801             4           (31)        19,430
------------------------------------------------------------------------------------------------------------------------------------
     Net Interest Income                                             15,210         5,522           121          --           20,853
------------------------------------------------------------------------------------------------------------------------------------
Provision for Loan Losses                                               540           240           --            --             780
Noninterest Income                                                    2,234           906         8,630        (8,627)         3,143
Net Security Gains                                                      219           101            16          --              336
Noninterest Expense                                                  10,630         4,939         3,581        (3,172)        15,978
------------------------------------------------------------------------------------------------------------------------------------
     Income Before Provision (Benefit) for
       Income Taxes                                                   6,493         1,350         5,186        (5,455)         7,574
Provision (Benefit) for Income Taxes                                  2,101           287           (90)         --            2,298
------------------------------------------------------------------------------------------------------------------------------------
     Net Income                                                    $  4,392      $  1,063      $  5,276      $ (5,455)      $  5,276
------------------------------------------------------------------------------------------------------------------------------------

Selected Consolidated Financial Summary

       -
Not covered by Report of Independent Accountants
Amounts in Thousands
(except per share and share data and ratios)                             1998          1997        1996         1995         1994
------------------------------------------------------------------------------------------------------------------------------------
Selected Balance Sheet Data:
  Total Assets                                                        $  593,046   $  543,467   $  498,201   $  457,240   $ 407,523
  Total Securities                                                       180,163      187,746      152,368      145,867     136,868
  Total Loans                                                            369,526      317,489      299,564      264,282     237,021
  Allowance for Loan Losses                                                4,524        4,148        3,903        3,932       3,947
  Total Net Loans                                                        365,002      313,341      295,661      260,350     233,074
  Total Deposits                                                         522,742      483,756      435,111      401,563     369,844
  Total Shareholders' Equity                                              46,836       43,302       38,815       35,845      24,572
------------------------------------------------------------------------------------------------------------------------------------
Selected Income Statement Data:
  Total Interest Income                                               $   40,283   $   37,948   $   33,865   $   31,060   $  26,318
  Total Interest Expense                                                  19,430       19,198       16,849       15,257      11,275
------------------------------------------------------------------------------------------------------------------------------------
    Net Interest Income                                                   20,853       18,750       17,016       15,803      15,043
  Provision for Loan Losses                                                  780          830          380          190         480
------------------------------------------------------------------------------------------------------------------------------------
    Net Interest Income After Provision for Loan Losses                   20,073       17,920       16,636       15,613      14,563
  Total Noninterest Income                                                 3,479        2,800        2,486        2,062       1,859
  Total Noninterest Expense                                               15,978       14,036       12,726       11,346      11,431
------------------------------------------------------------------------------------------------------------------------------------
    Income Before Provision for Income Taxes                               7,574        6,684        6,396        6,329       4,991
  Provision for Income Taxes                                               2,298        2,171        2,148        2,236       1,746
------------------------------------------------------------------------------------------------------------------------------------
    Net Income                                                             5,276        4,513        4,248        4,093       3,245
------------------------------------------------------------------------------------------------------------------------------------
Per Share Data:(1)
    Net Income Per Share                                              $     1.15   $     1.00   $     0.96   $     1.07   $    0.87
    Cash Dividends                                                          0.46         0.38         0.35         0.31        0.28
    Book Value(2)                                                          10.23         9.46         8.64         8.15        6.53
    Weighted Average Number of Common Shares
      Outstanding for the Years Ended December 31,                     4,593,531    4,525,786    4,438,601    3,814,851   3,715,465
------------------------------------------------------------------------------------------------------------------------------------
Consolidated Ratios:
  Return on Average Assets                                                  0.93%        0.85%        0.89%        0.96%       0.83%
  Return on Average Equity                                                 11.83        11.18        11.65        15.02       13.53
  Dividend Payout Ratio                                                    39.10        38.27        36.06        28.71       32.70
  Allowance for Loan Losses to Total Loans                                  1.22         1.31         1.30         1.49        1.67
  Total Shareholders' Equity to Total Assets                                7.90         7.97         7.79         7.84        6.03
  Capital Adequacy Ratios:(3)
    Leverage Capital                                                        7.73         7.61         7.57         7.69        6.26
    Tier I Risk-based Capital                                              12.76        13.58        13.33        13.45       11.68
    Total Risk-based Capital                                               14.01        14.99        14.90        15.39       13.82
------------------------------------------------------------------------------------------------------------------------------------

(1) Adjusted for 3-for-1 stock split effective May 13, 1994 and 10 percent stock dividend paid on June 10, 1998.
(2)  Book value per share is computed using period-end shares outstanding.
(3) Capital ratios are computed using period-end regulatory capital which excludes the SFAS No. 115 adjustment to capital in accordance with the Federal Reserve Bank's Capital Guidelines.