Form 10-K, Exhibit 13
period 1999-12-31
VISTA BANCORP INC
filed 2000-03-30
CIK 831979

EXHIBIT 13

                  PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS
                     FOR FISCAL YEAR ENDED DECEMBER 31, 1999

--------------------------------------------------------------------------------
                     Management's Discussion and Analysis of
                 Financial Conditions and Results of Operations
--------------------------------------------------------------------------------

Overview

      Vista Bancorp, Inc. (Vista), formed in 1988, is the parent holding company for The Phillipsburg National Bank and Trust Company (PNB), a commercial bank operating nine branches, formed in 1856 and located in Phillipsburg, Warren County, New Jersey and Twin Rivers Community Bank (Twin Rivers), a Pennsylvania state-chartered bank, operating six branches, formed in 1990 and located in Easton, Northampton County, Pennsylvania. Vista Bancorp, Inc. common stock trades on the Nasdaq Stock Market under the symbol VBNJ.

Forward Looking Statements

    In addition to historical information, this annual report and other reports and statements filed with the Securities and Exchange Commission (collectively, SEC filings) contain or may contain certain forward-looking statements and information that are based on beliefs of, and information currently available to, Vista's management. When used in SEC filings and in oral statements by management the words "anticipate," "believe," "estimate," "expect," "future," "intend," "plan," and similar expressions as they relate to Vista or Vista management, identify forward-looking statements.

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

Results of Operations - 1999 compared with 1998

      For the year ended December 31, 1999, our net income increased by $1.13 million or 21 percent to $6.41 million compared to $5.28 million earned in 1998. Basic earnings per share increased 22 percent to $1.33 per share from $1.09 per share earned in 1998. All share and per share amounts have been restated to reflect the 5 percent stock dividend paid in May 1999.

      The increase in our net income for 1999 was due primarily to growth in net interest income. In addition, continued strong performance in fee-based revenues and gains recognized on sales of Small Business Administration (SBA) loans offset a higher provision for loan loss. We increased spending in support of branch expansion and technology initiatives to drive revenue growth and increase efficiency.

      Return on average shareholders' equity increased to 13.56 percent in 1999 compared to 11.83 percent in 1998, and return on average assets increased to
1.02 percent in 1999 compared to .93 percent in 1998.

   [The following table was depicted as a bar graph in the printed material]

                                 95          .96%
                                 96          .89%
                                 97          .85%
                                 98          .93%
                                 99         1.02%

                            RETURN ON AVERAGE ASSETS
                                   (percent)

                                 95        15.02%
                                 96        11.65%
                                 97        11.18%
                                 98        11.83%
                                 99        13.56%

                            RETURN ON AVERAGE EQUITY
                                   (percent)

Net Interest Income

      Tax-equivalent net interest income increased 14 percent to $24.56 million from $21.56 million in 1998. This improvement was the result of a $59 million increase in interest-earning assets and a higher net interest margin.

      The net interest margin, the difference between the tax- equivalent yield on interest-earning assets and the rate paid on funds to support those assets, increased to 4.11 percent in 1999, compared to 4.01 percent for 1998. The increase in the margin was the result of a more profitable mix of earning assets and a lower cost of funds.

      The tax-equivalent yield on average interest-earning assets decreased 10 basis points to 7.52 percent in 1999 due to the lower average interest rate environment. The average cost of interest-bearing liabilities decreased 23 basis points to 3.96 percent. The average prime rate was 8.00 percent in 1999 and 8.35 percent in 1998, while the federal funds rate averaged 4.95 percent in 1999 and
5.36 percent in 1998.

   [The following table was depicted as a bar graph in the printed material]

                                 95        $16.0
                                 96        $17.2
                                 97        $19.1
                                 98        $21.6
                                 99        $24.6

                       TAX-EQUIVALENT NET INTEREST INCOME
                              (dollars in million)

Noninterest Income

      Total noninterest income increased 19 percent to $4.14 million in 1999 as we expanded the sources of noninterest income. Planned investments in people and technology combined with new product developments over recent years to drive revenue growth. As a result, the growth of noninterest income was attributable to fees recognized from loan origination activities, electronic banking, debit card fee income, higher incremental revenues from trust operations, and commissions from the sale of mutual funds and insurance annuity products.

      Service charges on deposit accounts increased 11 percent to $1.89 million in 1999 on higher levels of fees earned from growing consumer and commercial deposit accounts and a higher fee structure.

      Other service charge revenue increased 47 percent to $1.33 million in 1999 as ATM user fee income and debit card interchange fees rose in connection with heightened customer usage. Fees collected from loan origination activities, as well as credit card and retail merchant services also contributed to the increase.

      From time to time we may sell investment securities for interest rate risk management purposes, to meet liquidity needs or to respond to developments in the financial markets. During 1999, we sold approximately $26 million of investment securities at a net gain of $13 thousand. Gross realized gains totaled $127 thousand while gross realized losses equaled $114 thousand. During 1998, we sold approximately $30 million of investment securities at a net gain of $336 thousand. Gross realized gains totaled $411 thousand and gross realized losses equaled $75 thousand.

      We continued to sell investment securities during the first quarter of 2000 and recorded losses on the sale of approximately $200 thousand as we continue to proactively manage our interest rate risk profile.

--------------------------------------------------------------------------------
                  Consolidated Average Balances, Net Interest
                Income and Average Rates (Tax-equivalent Basis)
--------------------------------------------------------------------------------

For the Years Ended December 31,                                     1999                                  1998
-------------------------------------------------------------------------------------------------------------------------------
                                                     Average                  Average      Average                    Average
                                                    Balances       Interest     Rates      Balances      Interest      Rates
Amounts in Thousands (except percentages)                            (1)         (2)                        (1)         (2)
===============================================================================================================================
Assets
Federal funds sold and securities
  purchased under agreements to resell              $  8,529       $    426      4.99%      $  5,723      $    307      5.36%
Short-term investments                                 2,216            118      5.32%         4,654           241      5.18%
-------------------------------------------------------------------------------------------------------------------------------
   TOTAL SHORT-TERM INVESTMENTS                       10,745            544      5.06%        10,377           548      5.28%
-------------------------------------------------------------------------------------------------------------------------------
Securities:
   U.S. Treasury                                      10,011            582      5.81%        16,856         1,020      6.05%
   U.S. Government agencies and corporations         125,426          8,014      6.39%       120,523         7,674      6.37%
   States and other political subdivisions (3)        38,869          2,645      6.80%        32,253         2,156      6.68%
   Other                                              21,800          1,418      6.50%        15,297         1,037      6.78%
-------------------------------------------------------------------------------------------------------------------------------
   TOTAL SECURITIES                                  196,106         12,659      6.46%       184,929        11,887      6.43%
===============================================================================================================================
Loans, net of unearned income:(4)
   Mortgage                                          133,020          9,990      7.51%       136,239        10,301      7.56%
   Commercial (3)                                    156,609         13,638      8.71%       117,050        10,928      9.34%
   Consumer                                          100,301          8,036      8.01%        89,387         7,324      8.19%
-------------------------------------------------------------------------------------------------------------------------------
   TOTAL LOANS                                       389,930         31,664      8.12%       342,676        28,553      8.33%
-------------------------------------------------------------------------------------------------------------------------------
   TOTAL INTEREST-EARNING ASSETS                     596,781         44,867      7.52%       537,982        40,988      7.62%
-------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                               20,865                                  17,894
Allowance for loan losses                             (4,917)                                 (4,356)
Other assets                                          15,524                                  15,532
-------------------------------------------------------------------------------------------------------------------------------
   TOTAL NONINTEREST-EARNING ASSETS                   31,472                                  29,070
-------------------------------------------------------------------------------------------------------------------------------
   TOTAL ASSETS                                     $628,253                                $567,052
===============================================================================================================================
Liabilities and Shareholders' Equity
Interest-bearing liabilities:
   Demand                                           $ 85,524       $  1,588      1.86%      $ 79,060      $  1,694      2.14%
   Savings                                           140,498          4,225      3.01%       128,465         3,916      3.05%
   Time                                              207,138         10,680      5.16%       196,919        10,701      5.43%
   Time deposits $100,000 and over                    48,482          2,369      4.89%        42,095         2,341      5.56%
-------------------------------------------------------------------------------------------------------------------------------
   TOTAL INTEREST-BEARING DEPOSITS                   481,642         18,862      3.92%       446,539        18,652      4.18%
-------------------------------------------------------------------------------------------------------------------------------

   Borrowed funds                                     24,392          1,022      4.19%        13,672           588      4.30%
   Long-term debt                                      7,460            427      5.72%         3,044           190      6.24%
-------------------------------------------------------------------------------------------------------------------------------
   TOTAL BORROWED FUNDS AND LONG-TERM DEBT            31,852          1,449      4.55%        16,716           778      4.65%
-------------------------------------------------------------------------------------------------------------------------------
   TOTAL INTEREST-BEARING LIABILITIES                513,494         20,311      3.96%       463,255        19,430      4.19%
===============================================================================================================================
Noninterest-bearing demand deposits                   63,231                                  55,241
Other liabilities                                      4,243                                   3,956
-------------------------------------------------------------------------------------------------------------------------------
   TOTAL NONINTEREST-BEARING LIABILITIES              67,474                                  59,197
-------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity                                  47,285                                  44,600
-------------------------------------------------------------------------------------------------------------------------------
   TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                             $628,253                                $567,052
-------------------------------------------------------------------------------------------------------------------------------

Interest Income/Earning Assets                                       44,867      7.52%                      40,988      7.62%
-------------------------------------------------------------------------------------------------------------------------------
Interest Expense/Earning Assets                                      20,311      3.41%                      19,430      3.61%
-------------------------------------------------------------------------------------------------------------------------------
Net Interest Income and Margin (5)                                 $ 24,556      4.11%                     $21,558      4.01%
===============================================================================================================================

For the Years Ended December 31,                                      1997
------------------------------------------------------------------------------------------
                                                       Average                   Average
                                                       Balances      Interest      Rates
Amounts in Thousands (except percentages)                              (1)          (2)
==========================================================================================
Assets
Federal funds sold and securities
  purchased under agreements to resell                 $ 12,575      $    694      5.52%
Short-term investments                                    3,277           171      5.22%
------------------------------------------------------------------------------------------
   TOTAL SHORT-TERM INVESTMENTS                          15,852           865      5.46%
------------------------------------------------------------------------------------------
Securities:
   U.S. Treasury                                         23,364         1,416      6.06%
   U.S. Government agencies and corporations            120,208         8,227      6.84%
   States and other political subdivisions (3)           19,467         1,223      6.28%
   Other                                                 13,429           866      6.45%
------------------------------------------------------------------------------------------
   TOTAL SECURITIES                                     176,468        11,732      6.65%
==========================================================================================
Loans, net of unearned income:(4)
   Mortgage                                             141,044        10,794      7.65%
   Commercial (3)                                        88,508         8,122      9.18%
   Consumer                                              83,144         6,795      8.17%
------------------------------------------------------------------------------------------
   TOTAL LOANS                                          312,696        25,711      8.22%
------------------------------------------------------------------------------------------
   TOTAL INTEREST-EARNING ASSETS                        505,016        38,308      7.59%
------------------------------------------------------------------------------------------
Cash and due from banks                                  16,280
Allowance for loan losses                                (3,946)
Other assets                                             15,401
------------------------------------------------------------------------------------------
   TOTAL NONINTEREST-EARNING ASSETS                      27,735
------------------------------------------------------------------------------------------
   TOTAL ASSETS                                        $532,751
==========================================================================================
Liabilities and Shareholders' Equity
Interest-bearing liabilities:
   Demand                                              $ 72,051      $  1,544      2.14%
   Savings                                              118,591         3,809      3.21%
   Time                                                 197,546        10,776      5.45%
   Time deposits $100,000 and over                       36,839         2,068      5.61%
------------------------------------------------------------------------------------------
   TOTAL INTEREST-BEARING DEPOSITS                      425,027        18,197      4.28%
------------------------------------------------------------------------------------------

   Borrowed funds                                        14,407           688      4.78%
   Long-term debt                                         4,400           313      7.11%
------------------------------------------------------------------------------------------
   TOTAL BORROWED FUNDS AND LONG-TERM DEBT               18,807         1,001      5.32%
------------------------------------------------------------------------------------------
   TOTAL INTEREST-BEARING LIABILITIES                   443,834        19,198      4.33%
==========================================================================================
Noninterest-bearing demand deposits                      44,755
Other liabilities                                         3,782
------------------------------------------------------------------------------------------
   TOTAL NONINTEREST-BEARING LIABILITIES                 48,537
------------------------------------------------------------------------------------------
Shareholders' Equity                                     40,380
------------------------------------------------------------------------------------------
   TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                               $ 532,751
------------------------------------------------------------------------------------------

Interest Income/Earning Assets                                         38,308      7.59%
------------------------------------------------------------------------------------------
Interest Expense/Earning Assets                                        19,198      3.81%
------------------------------------------------------------------------------------------
Net Interest Income and Margin (5)                                   $ 19,110      3.78%
==========================================================================================

(1)   Interest on loans includes fee income.
(2) Rates have been annualized and computed on a tax-equivalent basis using the federal income tax statutory rate of 34%.
(3) Tax-equivalent adjustments were $913 thousand for 1999, $705 thousand for 1998 and $360 thousand for 1997.
(4)   Includes nonaccrual loans.
(5) Net interest income as a percent of average interest-earning assets on a tax-equivalent basis.

--------------------------------------------------------------------------------
                         Volume/Rate Analysis of Changes
                  in Net Interest Income (Tax-equivalent Basis)
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                                      For The Year Ended December 31,          For The Year Ended December 31,
                                                              1999 vs. 1998                             1998 vs. 1997
                                                   ------------------------------------       ------------------------------------
                                                                    Increase (Decrease)                        Increase (Decrease)
                                                                      Due to Changes in                          Due to Changes in
                                                   ------------------------------------       ------------------------------------
                                                      Total      Average        Average        Total       Average        Average
Amounts in Thousands                                Change(1)     Volume          Rate        Change(1)     Volume          Rate
==================================================================================================================================
Interest Income:
Federal funds sold                                  $   119       $   142       ($   23)      ($  387)      ($  368)      ($   19)
Short-term investments                                 (123)         (130)            7            70            71            (1)
----------------------------------------------------------------------------------------------------------------------------------
  Total Short-term Investments                           (4)           12           (16)         (317)         (297)          (20)
----------------------------------------------------------------------------------------------------------------------------------
Securities:
  U.S. Treasury                                        (438)         (399)          (39)         (396)         (393)           (3)
  U.S. Government agencies and corporations             340           313            27          (553)           22          (575)
  States and other political subdivisions               489           449            40           933           849            84
  Other                                                 381           425           (44)          171           124            47
----------------------------------------------------------------------------------------------------------------------------------
  Total Securities                                      772           788           (16)          155           602          (447)
----------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income:(2)
  Mortgage                                             (311)         (241)          (70)         (493)         (365)         (128)
  Commercial                                          2,710         3,487          (777)        2,806         2,663           143
  Consumer                                              712           877          (165)          529           511            18
----------------------------------------------------------------------------------------------------------------------------------
    Total Loans                                       3,111         4,123        (1,012)        2,842         2,809            33
----------------------------------------------------------------------------------------------------------------------------------
      Total Interest Income                           3,879         4,923        (1,044)        2,680         3,114          (434)
----------------------------------------------------------------------------------------------------------------------------------
Interest Expense:
  Demand                                               (106)          132          (238)          150           150             0
  Savings                                               309           363           (54)          107           307          (200)
  Time                                                  (21)          541          (562)          (75)          (34)          (41)
  Time deposits $100,000 and over                        28           331          (303)          273           292           (19)
----------------------------------------------------------------------------------------------------------------------------------
  Total Interest-bearing Deposits                       210         1,367        (1,157)          455           715          (260)
----------------------------------------------------------------------------------------------------------------------------------
Borrowed funds                                          434           449           (15)         (100)          (34)          (66)
Long-term debt                                          237           254           (17)         (123)          (87)          (36)
----------------------------------------------------------------------------------------------------------------------------------
  Total Borrowed Funds and Long-term Debt               671           703           (32)         (223)         (121)         (102)
----------------------------------------------------------------------------------------------------------------------------------
    Total Interest Expense                              881         2,070        (1,189)          232           594          (362)
----------------------------------------------------------------------------------------------------------------------------------
      Net Interest Income (tax-equivalent basis)    $ 2,998       $ 2,853       $   145       $ 2,448       $ 2,520       ($   72)
==================================================================================================================================

(1) The volume/rate variance is allocated based on the percentage relationship of changes in volume and changes in rate to the "Total Change."
(2)   Includes nonaccrual loans.

      Net gains of $362 thousand were recognized in 1999 largely on the sale of the guaranteed portion of SBA loans. This increase is attributed to the new SBA lending department and robust loan origination activity under this program in 1999. Between 75 and 80 percent of each loan is guaranteed by the SBA and may be sold into the secondary market with the balance retained in the commercial loan portfolio. This form of lending is a valued source of profitability as it offers four distinct revenue streams. These include the cash gain on the sale, reinvestment of the gains, servicing fee revenues received for performing servicing functions on the portion sold and interest income on the portion of the loan retained in portfolio.

Noninterest Income and Noninterest Expense

                                                       Years Ended December 31,                  Percent Change
                                              ------------------------------------       -----------------------------
Amounts in Thousands (except percentages)       1999         1998           1997         1999 vs 1998    1998 vs 1997
======================================================================================================================
Noninterest Income:
   Service charges on deposit accounts        $  1,887     $  1,709       $  1,669                 10%              2%
   Other service charges                         1,329          905            518                 47              75
   Net gains (losses) on sales of loans (1)        362           15            (45)                NM              NM
   Trust and asset management fees                 323          310            249                  4              24
   Net gains on sales of securities (1)             13          336            304                 NM              11
   Other income                                    229          204            105                 12              94
----------------------------------------------------------------------------------------------------------------------
      Total noninterest income                $  4,143     $  3,479       $  2,800                 19%             24%
----------------------------------------------------------------------------------------------------------------------
Noninterest Expense:
   Salaries and benefits                      $  8,823     $  8,318       $  7,689                  6%              8%
   Occupancy expense                             1,748        1,412          1,359                 24               4
   Furniture and equipment expense               2,198        1,864          1,537                 18              21
   Other expenses                                4,738        4,384          3,451                  8              27
----------------------------------------------------------------------------------------------------------------------
      Total noninterest expense               $ 17,507     $ 15,978       $ 14,036                 10%             14%
----------------------------------------------------------------------------------------------------------------------
   Overhead Efficiency Ratio (2)                 61.03%        64.69%        64.96%
======================================================================================================================

(1)   NM, not meaningful.
(2) The Overhead Efficiency Ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax-equivalent net interest income and noninterest income, excluding net security gains.

Noninterest Expense

      Total noninterest expense increased 10 percent to $17.51 million in 1999. As we continue to grow our franchise and expand our geographical reach, we must make investments in staff, facilities and technology to remain competitive. The increase in the level of operating expense in 1999 is consistent with these initiatives.

      A key financial measure we use to benchmark the efficiency of our cost structure is the relationship of total noninterest expense as a percent of total average assets. We strive to balance the growth in operating expense with overall balance sheet growth and profitability trends. In 1999, this measure averaged 2.79 percent reflecting a decrease from 2.82 percent in 1998, and which is only slightly ahead of our five-year average of 2.71 percent. Over that time span, our asset size has increased by 61 percent and our net income has doubled.

      A second banking-industry standard used to measure efficiency is referred to as the "efficiency ratio." This standard attempts to quantify the cost of generating one dollar of revenue. The lower the percentage, the more efficient an organization is considered. Our efficiency ratio fell to 61.0 percent for all of 1999 from 64.7 percent in 1998, with further improvement to below 60.0 percent marked in the second half of 1999.

      The largest component of noninterest expense is salary and benefit costs. In 1999, this category increased 6 percent to $8.82 million based on normal merit increases and the number of full-time equivalent employees increasing to 227 at December 31, 1999 compared to 221 at December 31, 1998. Moreover, salary and benefit costs continue to trend lower over the last three years as a percent of total noninterest expense. Salary and benefit costs equaled 50.4 percent of total noninterest expense in 1999 compared to 52.1 percent in 1998 and 54.8 percent in 1997.

      Occupancy expense increased 24 percent to $1.75 million in 1999 due to added rent expense for the two new branches and the opening of the new Trust and Asset Management facility during the fourth quarter.

      Furniture and equipment expense increased 16 percent to $2.20 million in 1999 reflecting a full year of the costs of installing a common hardware and software platform throughout our organization. The goals of the new operating system include being cost effective, enhancing customer service through expanded delivery systems and product lines, increasing customer convenience and improving staff productivity.

      Total other expense increased 8 percent to $4.74 million in 1999. The increase consisted of costs of providing electronic banking products and services, writedowns of OREO properties to facilitate sale to minimize future carrying costs, as well as increased printing and stationary expense.

Provision for Income Taxes

      The provision for income taxes increased to $2.82 million in 1999 from $2.30 million in 1998 due to a higher level of pretax income. The effective tax rate increased slightly to 30.6 percent for 1999 compared to 30.3 percent in 1998.

      Differences between the book and tax basis of assets and liabilities recorded in the financial statements result in deferred taxes. Net deferred tax assets were $4.6 million at December 31, 1999 and $2.0 million at December 31, 1998.

Results of Operations - 1998 compared with 1997

      For the year ended December 31, 1998, our net income increased 17 percent to $5.28 million compared to $4.51 million in 1997. Basic earnings per share increased 15 percent to $1.09 in 1998 from $.95 in 1997. All share and per share amounts have been restated to reflect the 10 percent stock dividend paid in June 1998.

      The increase in net income for 1998 was due primarily to growth in net interest income, strong performance in fee-based revenues and a lower effective tax rate. Higher spending in support of new revenue-generating staff positions, expanded technology spending and costs tied directly to business volumes accounted for the majority of the increase in noninterest expense.

      Return on average shareholders' equity increased to 11.83 percent in 1998 compared to 11.18 percent in 1997 and the return on average assets increased to
 .93 percent in 1998 from .85 percent in 1997.

      Tax-equivalent net interest income increased 13 percent to $21.56 million in 1998 due primarily to a $33 million increase in interest-earning assets and a net interest margin that increased to 4.01 percent in 1998 from 3.78 percent in 1997.

      Total noninterest income increased 24 percent to $3.48 million in 1998. An increase in gains recognized on the sale of securities, higher service charges on deposit accounts and fees recognized from loan origination activities combined with improved revenues from Trust and Asset Management operations to drive the increase.

      Total noninterest expense increased 14 percent to $15.98 million in 1998 as all expense categories reflected year-over- year growth.

      Salary and benefit expense increased 8 percent to $8.32 million in 1998 compared to $7.69 million in 1997. Occupancy expense increased 4 percent to $1.41 million in 1998 from $1.36 million in 1997.

      Furniture and equipment expense increased 23 percent to $1.90 million from $1.54 million in 1997. The increase was attributable to upgrades in technology infrastructure, including a new 24-hour telephone banking system, higher depreciation and equipment maintenance costs plus increased telecommunication expenses.

      The relationship of total noninterest expense to average assets equaled
2.82 percent in 1998 and 2.63 percent in 1997.

Federal and state income tax expense increased to $2.30 million for 1998 and $2.17 million in 1997, on a higher level of pretax income. The effective tax rate was 30.3 percent in 1998, reflecting a decrease from 32.5 percent in 1997, on a higher level of tax-exempt income.

FINANCIAL CONDITION

Interest-earning Assets and Interest-bearing Liabilities

      In 1999, we continued to realize the benefits of our multi-year strategy to rebalance and improve the mix of our consolidated loan portfolio to drive earnings and profitability. Our strategy is focused on growing our commercial lending business by adding seasoned commercial lenders with a well-established book of business, expanding our lending territory, broadening our product lines and supporting the business with state of the art technology. We also focused on growing our consumer lending capabilities to meet strong consumer demand and shifting our strategy on mortgage lending from being a portfolio lender to a seller of fixed rate mortgage production into the secondary market in exchange for fee revenue. This action also increased our ability to better manage interest rate risk and increase our financial flexibility.

      The successful results of our strategies are clearly evident over the last three years. Loans as a whole, reflect a steady and increasing portion of total interest-earning assets while commercial loans represented 40 percent of the total loan portfolio on average in 1999, a significant increase from 28 percent in 1997. Investment securities have increased steadily over the last three years on an absolute dollar-basis but have remained constant at approximately one-third of total average interest-earning assets. This portfolio generates significant cash flows, a steady source of increasing earnings and is the primary tool used to manage liquidity and interest rate risk.

      Our branch network has also grown significantly. A full 60 percent of our 15-branch network has come on line in the nineteen-nineties, with most of the growth achieved since 1994. Over this time frame, we have experienced growth in all deposit categories and importantly, the concentration of each deposit sector has remained constant on a relative basis within the context of a growing balance sheet. This has enabled us to fund our asset growth with core deposits, expand our net interest margins and drive growth in net interest income over a variety of interest rate environments.

      In 1999 average interest-earning assets increased 11 percent or $58.8 million to average $596.8 million compared to $538.0 million in 1998, due to strong growth in loans and investment securities. Total loans increased 14 percent or $47.2 million, to average $389.9 million, and securities available for sale increased 6 percent or $11.2 million, to average $196.1 million.

      Average interest-bearing liabilities increased 11 percent or $50.2 million to average $513.5 million in 1999 compared to $463.3 million in 1998, due to growth in all categories of deposits, borrowed funds and long-term debt. Total interest bearing deposits increased $35.1 million to average $481.6 million and borrowed funds and long-term debt increased $15.1 million to average $31.9 million.

Securities Available for Sale

      At December 31, 1999, the securities available for sale portfolio had an unrealized pre-tax net loss of $7.3 million, comprised of unrealized gross gains of $200 thousand and unrealized gross losses of $7.5 million. At December 31, 1998, the portfolio had an unrealized net gain of $2.1 million, comprised of $2.3 million of unrealized gross gains and $200 thousand of unrealized gross losses.

      The unrealized net gain or loss on available for sale securities is reported on an after tax basis as a component of accumulated other comprehensive income in shareholders' equity. At December 31, 1999 this adjustment equaled an unrealized net loss of $5.3 million compared to an unrealized net gain of $1.6 million at December 31, 1998.

      The unrealized net loss in the portfolio at December 31, 1999 was primarily attributed to higher interest rates in effect at the end of 1999. We may decide to sell securities to manage the level of earning assets (for example, to offset loan growth that may exceed expected maturities and prepayments of securities). (See Note 3 to Financial Statements for securities available for sale by security type).

      At December 31, 1999, the fair value of mortgage-backed securities totaled $119.0 million, or 59 percent of our securities portfolio. As an indication of interest rate risk, we estimated the effect of a 100 basis point increase in interest rates on the value of the mortgage-backed securities portfolio. We estimate that mortgage-backed securities would decrease in fair value from $119.0 million to $113.6 million.

Loans

      Total average loans increased 14 percent or $47.2 million to $389.9 million in 1999, compared to average total loans of $342.7 million in 1998.

      Total commercial loans increased 34 percent or $39.6 million in 1999 to average $156.6 million due to strong commercial real estate loan origination activity. Total consumer loans increased 12 percent or $10.9 million in 1999 due to home equity lending. Mortgage loans decreased $3.2 million on average in 1999.

      The yield on total loans averaged 8.12 percent for 1999, a 21 basis point decrease from the 8.33 percent average yield earned in 1998. The commercial loan portfolio generated an average yield of 8.71 percent in 1999 compared to 9.34 percent in 1998. The average yield on the mortgage portfolio decreased in 1999 to 7.51 percent from 7.56 percent in 1998, while the yield on the consumer loan portfolio decreased to 8.01 percent in 1999 from 8.19 percent in 1998.

   [The following table was depicted as a bar graph in the printed material]

                                 95        $401.6
                                 96        $435.1
                                 97        $483.8
                                 98        $522.7
                                 99        $567.1

                                 TOTAL DEPOSITS
                              (dollars in million)

Deposits

      Total average deposits increased 9 percent or $43.1 million to $544.9 million in 1999. Our strategy to expand market share and fund earning asset growth with core deposits has enabled us to control interest expense and improve the net interest margin.

      A combination of marketing initiatives and direct calling programs resulted in an $8.0 million increase in average noninterest-bearing demand deposits in 1999. Interest-bearing demand, savings and money market account balances increased an average of $18.5 million to $226.0 million. Total average time deposits, including accounts over $100,000, increased $16.6 million to $255.6 million. Average time deposits represented 46.9 percent of total deposits in 1999, down from 47.6 percent in 1998.

      The cost of funds on interest-bearing liabilities averaged 3.96 percent in 1999, a decrease of 23 basis points from 1998. A concerted effort to reduce the cost of funds via pricing strategies and use of borrowed funds resulted in a more favorable mix of funding sources which added to the growth in net interest income.

Borrowed Funds and Long-term Debt

      Total borrowed funds and long-term debt averaged $31.9 million in 1999, compared to $16.7 million in 1998, while the cost of borrowings decreased 10 basis points to 4.55 percent in 1999. Lower average short-term interest rates in 1999 led to the year-over-year decrease in borrowing costs.

      In 1999, we entered into borrowing arrangements with the Federal Home Loan Bank to fund the purchase of investment securities. These transactions generate a revenue stream on the spread between the yield on the investments and the rate paid on borrowings. It is our intent to build a series of transactions into a comprehensive leverage program where incremental transactions serve to balance or reinforce the total program over time and thereby stabilize the spread under any interest rate environment. The program averaged $11.4 million in 1999, generating a net pre-tax spread of 85 basis points.

      A leverage policy has been approved by the Board of Directors which includes borrowing limits, minimum capital ratios, earnings targets and exit strategies. It is our policy to limit leverage program borrowings to 10 percent of total assets with a minimum Tier 1 Capital ratio of 6 percent of total average assets and a minimum total risk-based capital ratio of 11 percent.

      Strategies have been established to terminate leverage transactions in the event that adverse economic conditions nullify the underlying transaction assumptions. Exit strategies include: sale of the leveraged assets, raising retail funding to replace FHLB borrowings, refinancing of FHLB debt at maturity, selling of unrelated securities to retire debt, use of normal balance sheet cash flows to reduce debt or natural unwinding of the transactions through the ordinary course of business.

Nonperforming Assets

      Nonperforming assets, defined as loans on nonaccrual status plus other real estate acquired through foreclosure (OREO), totaled $3.2 million at December 31, 1999 and $3.0 million at December 31, 1998. Nonperforming assets equaled less than one percent of total loans plus OREO in each year.

      Nonperforming assets increased $742 thousand to $2.7 million at December 31, 1999. This increase was due primarily to a $400 thousand increase in nonperforming mortgage loans which are generally well secured by real estate and historically have experienced negligible losses.

      OREO decreased to $553 thousand at December 31, 1999 compared to $1.1 million at December 31, 1998 as a result of a more aggressive strategy to reduce problem real estate acquired through foreclosure through sales and valuation writedowns.

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

Allowance for Loan Losses and Related Provision

      The allowance for loan losses increased to $5.3 million at December 31, 1999 or 1.28 percent of total loans, from $4.5 million or 1.22 percent of total loans at December 31, 1998. The allowance for loan losses expressed as a percentage of nonperforming assets equaled 163 percent at December 31, 1999 and 149 percent at December 31, 1998.

      The provision for loan losses increased 28 percent to $1.0 million for 1999 compared to $780 thousand in 1998. This increase was due to strong loan growth and an increased concentration of commercial loans which generally carry higher credit risk. Charge-offs, net of recoveries, totaled $306 thousand for 1999 compared to $404 thousand for 1998. Net charge-offs as a percent of average total loans equaled less than one-quarter of one percent in 1999 and 1998.

      The allowance for loan losses is determined through a regular review of the loan portfolio in which management considers historical loss factors as well as qualitative factors which may cause actual losses to differ from past trends. These qualitative factors include but are not limited to prevailing economic conditions, the volume and trends of nonperforming loans, concentrations of credit risk, and changes in loan policies or underwriting standards.

      The allowance for loan losses is comprised of specific allocations for individual loans while the general allocation is determined by loss factors associated with each loan type (i.e. commercial, consumer or mortgage) and allocated accordingly. Commercial loans of $200 thousand or more are reviewed individually.

      The allocated or required portion of the allowance for loan losses is calculated quarterly and compared to the total reserve balance to determine adequacy. The commercial loan reserve requirement is based on individual loans reviewed, historical loss levels, industry concentration analyses, delinquency trends, economic cycles, and other pertinent factors. The consumer and mortgage loan reserve requirements are based on the historical trend of the last four quarters loss factors. Management also reviews ratios such as the allowance for loan losses as a percent of total loans when analyzing the adequacy of the reserve.

      While we believe the allowance for loan losses is currently adequate, future additions to the allowance may be necessary as conditions change. The adequacy of the allowance is reviewed quarterly by the Board of Directors.

Liquidity

      Liquidity is a measure of our ability to meet present and future financial obligations and commitments on a timely basis. Liquidity needs include sufficient cash flow to meet present and future loan commitments, deposit outflows and daily business operations. At the bank subsidiary level, liquidity is generally provided by deposit growth, maturities and sales of securities, repayments of loans, borrowings and retained earnings. Liquidity is provided to the Parent Company in the form of service fees paid by the bank subsidiaries, issuance of common stock through participation in the various stock plans and quarterly dividend payments from the bank subsidiaries.

      Liquidity is managed on a daily basis at both the Parent Company and subsidiary levels, enabling us to effectively monitor changes in liquidity and to react accordingly to market conditions. We believe that liquidity is sufficient to meet present and future financial obligations and commitments on a timely basis.

      At December 31, 1999, cash and cash equivalents equaled $29.4 million, a decrease of $3.6 million from the $33.0 million in cash and cash equivalents on hand at December 31, 1998. Changes in cash are measured by changes in the three major classifications of cash flows that are defined as operating, investing and financing activities.

      At December 31, 1999, net cash provided by operating activities equaled $9.5 million consisting mainly of net income adjusted for non-cash charges, net security and loan sale activity plus an increase in deferred tax assets.

      Net cash used for investing activities totaled $74.5 million at December 31, 1999. Investing activities consisted of $95.6 million in purchases of available for sale securities plus $48.7 million in loan originations. These investments were funded by $63.6 million in maturities and sales of securities available for sale combined with retail deposit growth and leveraged borrowings.

      Net cash provided by financing activities totaled $61.4 million and consisted of increases in all deposit categories and borrowed funds plus proceeds from common stock issuance, offset in part, by increased cash dividends paid and share purchases of $929 thousand.

Capital Resources

      We review capital adequacy on an ongoing basis in conjunction with regulatory guidelines, asset size, balance sheet composition and risk profile characteristics, including asset quality, interest rate risk and liquidity needs. An adequate capital base is important to support growth and expansion and to protect against unexpected losses that cannot be covered by current year earnings.

      Capital is generated through retained earnings, and the issuance of common stock through our Employee Stock Purchase Plan, Board of Directors Stock Purchase Plan and the Dividend Reinvestment Plan.

      At December 31, 1999, shareholders' equity decreased $2.8 million to $44.0 million, compared to $46.8 million at December 31, 1998. This decrease was the result of $6.9 million in depreciation in the fair value of available for sale securities, $2.6 million in cash dividends paid and $900 thousand in share purchases, offset in part by $6.4 million in net income and $1.1 million in proceeds from the issuance of common stock.

      During the first quarter of 1999, the Board of Directors authorized the extension of the share repurchase program to include an additional 100,000 shares. These purchases are made pursuant to section 10b-18 in open market transactions from time to time at the discretion of management and stock availability.

      The repurchase program is designed to provide an additional source of liquidity in the market place for shareholders that desire to actively trade shares of our common stock. As of March 31, 1999, the initial 100,000 shares had been purchased at a cost of $2.0 million or an average of $20.18 per share. Under the extended program 42,600 shares have been purchased at a cost of $764 thousand or an average of $17.93 per share through February 2000.

      The various stock plans provide shareholders that maintain a long-term investment horizon with the opportunity to utilize dollar cost averaging to build investment positions in Vista Bancorp.

      The quarterly cash dividend paid on our common stock increased to 14 cents per share during the second quarter of 1999. Common stock cash dividends totaled 53 cents per share for 1999 compared to 44 cents per share for 1998, an increase of 20 percent. In addition the Board of Directors approved a 5 percent stock dividend, which was paid on May 21, 1999, to shareholders of record on May 3, 1999. This followed a 10 percent stock dividend paid on June 10, 1998. Accordingly, all per share and average share amounts have been restated to reflect the stock dividends.

   [The following table was depicted as a bar graph in the printed material]

                                 95        $0.30
                                 96        $0.33
                                 97        $0.36
                                 98        $0.44
                                 99        $0.53

                            CASH DIVIDENDS PER SHARE

      Our dividend payout ratio equaled 40 percent for 1999 compared to 39 percent for 1998 and 38 percent for 1997. We paid cash dividends totaling $2.6 million in 1999, an increase of $500 thousand or 24 percent over the $2.1 million paid in 1998.

      Vista's book value per common share at December 31, 1999, declined 6 percent to $9.12 compared to $9.74 at December 31, 1998. This decrease was due to the depreciation in the fair value of available for sale securities. Excluding this adjustment, book value per share equaled $10.23 at December 31, 1999 and $9.42 at December 31, 1998.

      Vista and its bank subsidiaries are subject to various regulat- ory capital requirements administered by the Federal Reserve Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. For additional information on regulatory capital, see Note 14 of the Notes to Consolidated Financial Statements.

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

      We evaluate each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by extension of credit, is based on our credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. We were committed to advance $53.8 million and $48.5 million to borrowers as of December 31, 1999 and 1998, respectively.

      Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. We entered into standby letters of credit contracts with customers totaling $2.9 million and $2.1 million as of December 31, 1999 and 1998, respectively.

      We do not issue nor hold derivative instruments with the exception of loan commitments and letters of credit. These instruments are issued in the ordinary course of business to meet customer needs. Commitments to fund fixed-rate loans were immaterial at December 31, 1999. Variable-rate commitments are generally issued for less than one year and carry market rates of interest.

      Such instruments are not likely to be affected by annual rate caps triggered by rising interest rates. We expect that off-balance sheet risk will not be material to the results of operations or financial condition.

Interest Rate Sensitivity

      The risk of loss arising from adverse changes in the fair value of financial instruments is composed primarily of interest rate risk. The primary objective of our asset/liability management activities is to increase net interest income while undertaking acceptable levels of interest rate risk. The Asset/Liability Management Committee (ALCO) is responsible for establishing policies to limit exposure to interest rate risk, and to ensure procedures and reporting measures to ensure compliance with these policies. The policies are reviewed and approved annually by the Board of Directors.

      Interest rate sensitivity is the relationship between the movement in interest rates and changes in net interest income due to the repricing characteristics and maturity structure of interest sensitive assets and liabilities. In order to maintain a consistent earnings performance in changing interest rate environments we actively monitor and manage the repricing characteristics and maturity structure of assets and liabilities within established policy guidelines.

      Historically, the most common method of estimating interest rate risk was to measure the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at a specific point-in-time, typically referred to as "Gaps." Therefore, a bank is considered liability-sensitive when the amount of its interest-bearing liabilities exceed the amount of its interest-earning assets. However, assets and liabilities with similar repricing characteristics may not reprice at the same time or to the same degree. As a result, the Gap position does not necessarily predict the impact of changes in general levels of interest rates on net interest income. The following table reflects our Gap position at December 31, 1999.

Statement of Interest Sensitivity Gap

                                                                              December 31, 1999
                                        -----------------------------------------------------------------------------------------
Amounts in Thousands                     90 Days        91 to 180       181 to 365       1 to 5
(except percentages)                     or less           Days            Days           Years        Thereafter         Total
==================================================================================================================================
Rate sensitive assets:
Federal funds sold and
    short-term investments              $   2,306       $      --       $      --       $      --       $      --       $   2,306
Investment securities                      10,983           6,085          13,211          75,222         104,126         209,627
Loans, net of unearned income
  Mortgage                                 15,533           8,396          16,540          51,830          38,245         130,544
  Commercial                               44,846          22,299          22,592          65,148          19,449         174,334
  Consumer                                 19,134          11,307          19,150          52,388           4,021         106,000
---------------------------------------------------------------------------------------------------------------------------------
 Total rate sensitive assets            $  92,802       $  48,087       $  71,493       $ 244,588       $ 165,841       $ 622,811
---------------------------------------------------------------------------------------------------------------------------------

Rate sensitive liabilities:
Deposits:
  Interest-bearing demand deposits      $  24,475       $   1,764       $   3,529       $  28,224       $  30,566       $  88,558
  Savings                                  52,713           3,097           6,194          49,553          30,777         142,334
  Time                                     61,181          77,677          75,561          53,623              --         268,042
Borrowed funds                             20,835           3,000           3,000           4,000              --          30,835
Long-term debt                              3,000           3,000              --           2,500              --           8,500
Shareholders' Equity                           --              --              --              --          43,960          43,960
---------------------------------------------------------------------------------------------------------------------------------
  Total rate sensitive liabilities      $ 162,204       $  88,538       $  88,284       $ 137,900       $ 105,303       $ 582,229
---------------------------------------------------------------------------------------------------------------------------------
  Period gap                            $ (69,402)      $ (40,451)      $ (16,791)      $ 106,688       $  60,538       $  40,582
  Cumulative gap                          (69,402)       (109,853)       (126,644)        (19,956)         40,582
  Cumulative gap to total assets           -10.60%         -16.78%         -19.34%          -3.05%           6.20%
==================================================================================================================================

      We believe that the simulation of net interest income over varying interest rate cycles provides a more meaningful measure of interest rate risk.

      We use computer-based simulation modeling techniques to analyze net interest income sensitivity to movements in interest rates. The model projects net interest income based on a flat rate scenario and varying rate scenarios over a rolling twelve-month time period. Our modeling assumptions include contractual maturity and repricing characteristics of rate sensitive assets and liabilities, and various assumptions regarding the impact of changing interest rates on prepayment speeds of certain assets and liabilities. Income simulation enables management to measure the probable effects on the balance sheet and earnings not only from changes in interest rates, but also of proposed strategies for responding to them.

      Our Interest Rate Risk Management policy has established that interest income sensitivity will be considered acceptable if net interest income is within 15 percent of net interest income in the flat rate scenario.

      Based on our modeling results, a gradual increase in interest rates of 100 basis points over a twelve-month period results in a $520 thousand decrease in net interest income and a gradual decrease of 100 basis points in interest rates results in a $513 thousand increase in net interest income. At December 31, 1999, these results were acceptable under policy guidelines. In the event the model indicates an unacceptable level of risk, we could undertake a number of actions that would mitigate the risk, including the sale of a portion of available for sale investment portfolio or the extension of the maturities of short-term liabilities. We cannot provide any assurance about the actual effect of changes in interest rates on net interest income.

      The following table reflects the financial instruments that are sensitive to changes in interest rate categorized by expected maturity, and the instruments' estimated fair value as of December 31, 1999.

Schedule of Market Risk Sensitive Instruments

                                                            Expected Maturity Date - Years Ended December 31,
                                       -----------------------------------------------------------------------------------------
Amounts in Thousands                                                                                                  Estimated
(except percentages)                   Rate      2000       2001      2002       2003      2004    Thereafter Total   Fair Value
================================================================================================================================
Interest sensitive assets:
Federal funds sold and
  short-term investments               4.38%   $  2,306   $     --  $     --   $     --  $     --   $     --  $  2,306  $  2,306
Investment securities                  6.72%     28,641     21,178    18,012     18,325    16,812     99,307   202,275   202,275
Loans, net of unearned income
  Mortgage                             7.38%     22,827     18,936    16,082     13,776    11,942     46,981   130,544   126,739
  Commercial                           8.62%     58,910     24,171    19,741     15,873    12,298     43,341   174,334   173,305
  Consumer                             8.11%     44,099     26,712    15,746      8,836     4,521      6,086   106,000   105,236
--------------------------------------------------------------------------------------------------------------------------------
Total interest sensitive assets        7.78%   $156,783   $ 90,997  $ 69,581   $ 56,810  $ 45,573   $195,715  $615,459  $609,861
--------------------------------------------------------------------------------------------------------------------------------
Interest sensitive liabilities:
Deposits:
  Savings                              3.00%   $ 24,348   $ 24,349  $ 19,170   $  9,954  $  8,292   $ 56,221  $142,334  $142,334
  Time                                 4.12%    214,565     47,508     3,031      2,591       347              268,042   266,013
Borrowed funds                         4.75%     26,835      4,000        --         --        --         --    30,835    30,769
Long-term debt                         5.68%      6,000      1,500     1,000         --        --         --     8,500     8,447
--------------------------------------------------------------------------------------------------------------------------------
Total interest sensitive liabilities   3.85%   $271,748   $ 77,357  $ 23,201   $ 12,545  $  8,639   $ 56,221  $449,711  $447,563
================================================================================================================================

      Expected maturities are contractual maturities adjusted for prepayments of principal over and above scheduled payments. Various assumptions are used to estimate expected maturities and fair value. Although specific assets and liabilities may have similar cash flow characteristics, they may react in different degrees to changes in interest rates. For example, variable-rate assets will not experience the same fair value volatility as fixed-rate assets, while other types of assets and liabilities may lag behind changes in market rates, such as deposit accounts. For investment securities, expected maturities are based upon contractual maturity and prepayment of principal. Prepayments are based on consensus data received from third-party sources, which reflects both historical experience and consensus rates. For loans, expected maturities are based upon contractual maturity plus prepayments using historical experience and projected prepayments. For deposit liabilities, we use decay factors in accordance with industry standards and our own historical experience. The actual maturities of these instruments could vary substantially if future prepayments differ from historical experience. Off-balance sheet items are not considered material.

Effects of Inflation

      The impact of inflation on banks and bank holding companies is different from the inflationary impact on nonfinancial institutions. Banks have assets and liabilities, which are primarily monetary in nature and which tend to reflect changes in inflation. This is especially true for banks with a high percentage of rate-sensitive interest-earning assets and interest-bearing liabilities. A bank can reduce the impact of inflation by managing its rate sensitivity gap position. We monitor and seek to mitigate the impact of interest rate changes by attempting to match the maturities of interest-earning assets and interest-bearing liabilities.

Year 2000

      We were keenly aware of the issues associated with the Y2K computer-related threat as the Year 2000 approached and had taken extensive measures to protect against potential adverse consequences on our business and our customers. All of our systems proved to be Year 2000 compliant. We believe that any remaining Year 2000 problems, if any, will not have a material impact on our operations or financial condition.

--------------------------------------------------------------------------------
                           Consolidated Balance Sheets
--------------------------------------------------------------------------------

                                                                                           December 31,   December 31,
Amounts in Thousands (except per share and share data)                                        1999           1998
======================================================================================================================
Assets
Cash and cash equivalents:
  Cash and due from banks                                                                   $  27,091      $  23,584
  Federal funds sold                                                                            2,150          7,000
  Short-term investments                                                                          156          2,417
----------------------------------------------------------------------------------------------------------------------
    TOTAL CASH AND CASH EQUIVALENTS                                                            29,397         33,001
----------------------------------------------------------------------------------------------------------------------
Securities available for sale (Amortized cost: $209,627 and $178,040 in
  1999 and 1998, respectively)                                                                202,275        180,163
----------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income:
  Mortgage                                                                                    130,544        137,538
  Commercial                                                                                  174,334        136,449
  Consumer                                                                                    106,000         95,539
----------------------------------------------------------------------------------------------------------------------
    Total Loans                                                                               410,878        369,526
  Allowance for loan losses                                                                    (5,266)        (4,524)
----------------------------------------------------------------------------------------------------------------------
    TOTAL NET LOANS                                                                           405,612        365,002
----------------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                          6,934          6,851
Accrued interest receivable                                                                     3,607          3,133
Other assets                                                                                    6,843          4,896
----------------------------------------------------------------------------------------------------------------------
      TOTAL ASSETS                                                                          $ 654,668      $ 593,046
----------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Deposits:
  Demand:
    Noninterest-bearing                                                                     $  68,188      $  67,477
    Interest-bearing                                                                           88,558         84,574
  Savings                                                                                     142,334        132,439
  Time                                                                                        268,042        238,252
----------------------------------------------------------------------------------------------------------------------
      TOTAL DEPOSITS                                                                          567,122        522,742
----------------------------------------------------------------------------------------------------------------------
Borrowed funds                                                                                 30,835         16,963
Long-term debt                                                                                  8,500          3,000
Accrued interest payable                                                                        1,597          1,383
Other liabilities                                                                               2,654          2,122
----------------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES                                                                       610,708        546,210
----------------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Shareholders' Equity:
  Common stock: $.50 par value; shares authorized 10,000,000; shares issued,
      4,819,002 and 4,577,888 at December 31, 1999 and December 31, 1998, respectively          2,409          2,289
  Paid-in capital                                                                              26,674         22,359
  Retained earnings                                                                            20,213         20,622
  Accumulated other comprehensive income (loss)                                                (5,336)         1,566
----------------------------------------------------------------------------------------------------------------------
      TOTAL SHAREHOLDERS' EQUITY                                                               43,960         46,836
----------------------------------------------------------------------------------------------------------------------
           TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                       $ 654,668      $ 593,046
======================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

--------------------------------------------------------------------------------
                        Consolidated Statements of Income
--------------------------------------------------------------------------------

                                                                        For the Years Ended December 31,
Amounts in Thousands (except per share and share data)                 1999            1998             1997
================================================================================================================
Interest Income:
  Interest and fees on loans                                       $    31,569      $    28,504      $    25,676
  Interest on federal funds sold                                           426              307              694
  Interest on short-term investments                                       118              241              171
  Interest on securities:
    Taxable                                                             10,013            9,730           10,509
    Nontaxable                                                           1,828            1,501              898
----------------------------------------------------------------------------------------------------------------
    TOTAL INTEREST INCOME                                               43,954           40,283           37,948
----------------------------------------------------------------------------------------------------------------
Interest Expense:
  Interest on deposits                                                  18,862           18,652           18,197
  Interest on borrowed funds                                             1,022              588              688
  Interest on long-term debt                                               427              190              313
----------------------------------------------------------------------------------------------------------------
    TOTAL INTEREST EXPENSE                                              20,311           19,430           19,198
----------------------------------------------------------------------------------------------------------------
         NET INTEREST INCOME                                            23,643           20,853           18,750
----------------------------------------------------------------------------------------------------------------
Provision for Loan Losses                                                1,048              780              830
----------------------------------------------------------------------------------------------------------------
    Net Interest Income after Provision for Loan Losses                 22,595           20,073           17,920
----------------------------------------------------------------------------------------------------------------
Noninterest Income:
  Service charges on deposit accounts                                    1,887            1,709            1,669
  Other service charges                                                  1,329              905              518
  Net gains (losses) on sales of loans                                     362               15              (45)
  Net gains on sales of securities                                          13              336              304
  Other income                                                             552              514              354
----------------------------------------------------------------------------------------------------------------
    TOTAL NONINTEREST INCOME                                             4,143            3,479            2,800
----------------------------------------------------------------------------------------------------------------
Noninterest Expense:
  Salaries and benefits                                                  8,823            8,318            7,689
  Occupancy expense                                                      1,748            1,412            1,359
  Furniture and equipment expense                                        2,198            1,864            1,537
  Other expense                                                          4,738            4,384            3,451
----------------------------------------------------------------------------------------------------------------
    TOTAL NONINTEREST EXPENSE                                           17,507           15,978           14,036
----------------------------------------------------------------------------------------------------------------
         Income Before Provision for Income Taxes                        9,231            7,574            6,684
Provision for Income Taxes                                               2,821            2,298            2,171
----------------------------------------------------------------------------------------------------------------
         Net Income                                                $     6,410      $     5,276      $     4,513
----------------------------------------------------------------------------------------------------------------
         Earnings per Share                                        $      1.33      $      1.09      $       .95
----------------------------------------------------------------------------------------------------------------
         Weighted Average Number of Common Shares Outstanding        4,808,007        4,823,208        4,752,075
================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

--------------------------------------------------------------------------------
                      Consolidated Statements of Changes in
                              Shareholders' Equity
--------------------------------------------------------------------------------

                                                                  For The Years Ended December 31, 1999, 1998 and 1997

Amounts in Thousands                                           Shares          Common           Paid-in          Retained
(except per share and share data)                              Issued           Stock           Capital          Earnings
==============================================================================================================================
Balance, December 31, 1996                                    4,085,498       $    2,043       $   13,092       $   22,984
   Comprehensive Income:
     Net income - 1997                                               --               --               --            4,513
     Other comprehensive income, net of income taxes
       Net unrealized appreciation in the
       fair value of securities available for sale                   --               --               --               --
Comprehensive Income:
Cash dividends - $.36 per share                                      --               --               --           (1,727)
Net proceeds from issuance of common stock                       80,037               42            1,265               --
Purchase of treasury stock                                           --               --               --               --
Retirement of treasury stock                                      2,478               (1)             (46)              --
Deferred compensation                                                --               --               34               --
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                    4,168,013       $    2,084       $   14,345       $   25,770
   Comprehensive Income:
     Net income - 1998                                               --               --               --            5,276
     Other comprehensive income, net of income taxes
          Net unrealized appreciation in the
          fair value of securities available for sale                --               --               --               --
   Comprehensive Income:
   Cash dividends - $.44 per share                                   --               --               --           (2,063)
   Net proceeds from issuance of common stock                    83,992               42            1,644               --
   10% Stock dividend                                           417,898              209            8,149           (8,365)
   Purchase of treasury stock                                        --               --               --                4
   Retirement of treasury stock                                 (92,015)             (46)          (1,761)              --
   Deferred compensation                                             --               --              (18)              --
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                                    4,577,888       $    2,289       $   22,359       $   20,622
   Comprehensive Income (Loss):
     Net income - 1999                                               --               --               --            6,410
     Other comprehensive loss, net of income taxes
          Net unrealized depreciation in the
            fair value of securities available for sale              --               --               --               --
   Comprehensive Loss:
   Cash dividends - $.53 per share                                   --               --               --           (2,566)
   Net proceeds from issuance of common stock                    60,096               30            1,080               --
   5% Stock dividend                                            228,483              114            4,131           (4,253)
   Purchase of treasury stock                                        --               --               --               --
   Retirement of treasury stock                                 (49,600)             (25)            (904)              --
   Deferred compensation                                          2,135                1                8               --
------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 1999                                   4,819,002       $    2,409       $   26,674       $   20,213
------------------------------------------------------------------------------------------------------------------------------

                                                                           For The Years Ended December 31, 1999, 1998 and 1997

                                                                                               Accumulated
                                                                                                  Other               Total
Amounts in Thousands                                                        Treasury          Comprehensive       Shareholders'
(except per share and share data)                                             Stock               Income              Equity
===============================================================================================================================
Balance, December 31, 1996                                                  $       (7)         $      703          $   38,815
   Comprehensive Income:
     Net income - 1997                                                              --                  --               4,513
     Other comprehensive income, net of income taxes
       Net unrealized appreciation in the
       fair value of securities available for sale                                  --                 487                 487
                                                                                                                    ----------
Comprehensive Income:                                                                                                    5,000
Cash dividends - $.36 per share                                                     --                  --              (1,727)
Net proceeds from issuance of common stock                                          --                  --               1,307
Purchase of treasury stock                                                        (127)                 --                (127)
Retirement of treasury stock                                                        47                  --                  --
Deferred compensation                                                               --                  --                  34
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                                  $      (87)         $    1,190          $   43,302
   Comprehensive Income:
     Net income - 1998                                                              --                  --               5,276
     Other comprehensive income, net of income taxes
          Net unrealized appreciation in the
          fair value of securities available for sale                               --                 376                 376
                                                                                                                    ----------
   Comprehensive Income:                                                                                                 5,652
   Cash dividends - $.44 per share                                                  --                  --              (2,063)
   Net proceeds from issuance of common stock                                       --                  --               1,686
   10% Stock dividend                                                               --                  --                  (7)
   Purchase of treasury stock                                                   (1,720)                 --              (1,716)
   Retirement of treasury stock                                                  1,807                  --                  --
   Deferred compensation                                                            --                  --                 (18)
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                                                  $       --          $    1,566          $   46,836
   Comprehensive Income (Loss):
     Net income - 1999                                                              --                  --               6,410
     Other comprehensive loss, net of income taxes
          Net unrealized depreciation in the
            fair value of securities available for sale                             --              (6,902)             (6,902)
                                                                                                                    ----------
   Comprehensive Loss:                                                                                                    (492)
   Cash dividends - $.53 per share                                                  --                  --              (2,566)
   Net proceeds from issuance of common stock                                       --                  --               1,110
   5% Stock dividend                                                                --                  --                  (8)
   Purchase of treasury stock                                                     (929)                 --                (929)
   Retirement of treasury stock                                                    929                  --                  --
   Deferred compensation                                                            --                  --                   9
------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 1999                                                 $       --          $   (5,336)         $   43,960
------------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

--------------------------------------------------------------------------------
                      Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------

                                                                            For The Years Ended December 31,
Amounts in Thousands                                                       1999           1998           1997
===============================================================================================================
Cash Flows From Operating Activities:
   Net Income                                                            $  6,410       $  5,276       $  4,513
   Adjustments to reconcile net income to net cash
     provided by operating activities:
   Depreciation and amortization                                              965          1,037          1,021
   Provision for loan losses                                                1,048            780            830
   Provision for deferred taxes                                              (302)          (212)           (86)
   Increase in accrued interest receivable                                   (474)          (160)          (147)
   Increase in accrued interest payable                                       214            134            147
   Net change in other assets and other liabilities                         1,669            187            283
   Net amortization of premium on securities                                  398            601            338
   Net gains on sales of securities                                           (13)          (336)          (304)
   Net gains on sales of loans                                               (362)           (15)           (45)
---------------------------------------------------------------------------------------------------------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES                         9,553          7,292          6,550
---------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
   Proceeds from maturities of securities available for sale               37,115         60,279         27,986
   Proceeds from sales of securities available for sale                    26,491         29,673         29,231
   Purchases of securities available for sale                             (95,578)       (82,313)       (91,891)
   Net increase in loans                                                  (48,689)       (54,235)       (33,909)
   Proceeds from sales of loans                                             7,106          1,014         15,026
   Net capital expenditures                                                  (961)          (327)          (763)
---------------------------------------------------------------------------------------------------------------
          NET CASH USED FOR INVESTING ACTIVITIES                          (74,516)       (45,909)       (54,320)
---------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
   Net increase in demand and savings deposits                             14,590         34,669         25,780
   Net increase in time deposits                                           29,790          4,317         22,865
   Net increase (decrease) in borrowed funds                               13,872          8,104         (7,784)
   Net increase (decrease) in long-term debt                                5,500         (1,222)          (276)
   Net proceeds from issuance of common stock                               1,102          1,679          1,260
   Net treasury stock transactions                                           (929)        (1,716)           (80)
   Cash dividends paid                                                     (2,566)        (2,063)        (1,727)
---------------------------------------------------------------------------------------------------------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES                        61,359         43,768         40,038
---------------------------------------------------------------------------------------------------------------
               Net (Decrease) Increase in Cash and Cash Equivalents        (3,604)         5,151         (7,732)
               Cash and Cash Equivalents, Beginning of Period              33,001         27,850         35,582
---------------------------------------------------------------------------------------------------------------
          CASH AND CASH EQUIVALENTS, END OF PERIOD                       $ 29,397       $ 33,001       $ 27,850
---------------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information:
   Interest paid                                                         $ 20,097       $ 19,296       $ 19,051
   Income taxes paid                                                        3,161          2,551          2,322
===============================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

--------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

NOTE 1

DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The following is a description of the business and significant accounting policies of Vista Bancorp, Inc. and its subsidiaries (Vista).

Description of Business

      We provide a full range of retail and commercial banking services for consumers and small- to medium-size businesses primarily in Western New Jersey and Eastern Pennsylvania. Our lending and investing activities are funded primarily by deposits gathered through the retail branch office network. Lending is concentrated in mortgage, commercial and consumer loans to local borrowers. We also lend to borrowers outside our local area through the SBA program.

      Our success is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the results of operations and financial condition.

Principles of Consolidation

      Our consolidated financial statements include all of the accounts of the parent company and two wholly-owned commercial bank subsidiaries, The Phillipsburg National Bank and Trust Company (PNB) and Twin Rivers Community Bank (Twin Rivers), collectively (the Banks). All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

      For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash due from banks, federal funds sold and short-term investments. Federal funds sold are usually an overnight investment.

Securities

      All securities are classified as available for sale. Securities available for sale may be sold prior to maturity in response to changes in interest rates, changes in prepayment risk, for asset/ liability management or liquidity needs. These securities are carried at estimated fair value with unrealized gains and losses reported on a net-of-tax basis, as a separate component of shareholders' equity (accumulated other comprehensive income [loss]). Interest and dividends are recorded as earned. Realized gains and losses, which are computed using the specific identification method, are reported in noninterest income. Purchase premiums and discounts are amortized or accreted to income over the life of the security, considering actual prepayments using the level yield method.

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

      We originate loans through the Small Business Administration (SBA). Between 75 and 80 percent of each loan is guaranteed by the SBA and may be sold into the secondary market with the balance retained in the commercial loan portfolio.

      Nonaccrual Loans - When management believes there is sufficient doubt as to the ultimate collectibility of principal or interest on any loan or generally when loans are 90 days or more past due, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management's judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

      Impaired Loans - Impaired loans are those loans that management deems it is unlikely to collect all amounts due (including both principal and interest) according to the contractual terms of the loan agreement. Impaired loans include nonaccrual loans plus other loans individually identified as impaired. Impaired loans are measured based upon the present value of expected cash flows discounted at the loans effective interest rate or using the fair value of collateral if the loan is collateral dependent.

      Restructured Loans - Restructured loans are those loans whose terms have been modified because of deterioration in the financial condition of the borrower to provide for a reduction of either interest or principal or an extension of the payment period.

Allowance for Loan Losses

      The allowance for loan losses is a valuation reserve that we believe will be adequate to absorb possible loan losses on existing loans that may become uncollectible. Additions are made to the allowance through periodic provisions which are charged to expense. Loans are charged against the allowance when management believes the collectibility of principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

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

Transfers of Financial Assets

      Servicing rights are recorded when purchased or originated mortgage and SBA loans are sold, with servicing rights retained. The cost of each loan is allocated between the servicing right and the loan (without the servicing right) based on their relative fair values. Servicing rights are classified in "Other Assets" and are amortized over the estimated net servicing life and evaluated periodically for impairment.

      Fair value is estimated using the present value of expected future cash flows along with numerous assumptions including servicing income, cost of servicing, discount rates, prepayment anticipations and default rates. The portfolio is stratified by loan type and interest rate, and impairment adjustments, if any, are recognized through the use of a valuation allowance.

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

Retirement Plans

      We maintain a noncontributory defined benefit pension plan covering the majority of our employees and a postretirement benefit plan that includes health care and life insurance benefits. The postretirement benefit plan was only offered to employees who attained the age of 45 as of January 1, 1995, and who also met all the requirements for retirement. The postretirement benefit plan was not offered to new hires after this date. The costs associated with these benefits are accrued based on actuarial assumptions and included in salaries and benefits expense. All disclosures have been changed to reflect those required by SFAS No.132, "Employers' Disclosures about Pensions and Other Postretirement Benefits."

Marketing and Advertising Costs

      We initiate various marketing and advertising programs. All costs related to marketing and advertising are generally expensed in the period incurred. Marketing and advertising costs totaled $689 thousand in 1999, $668 thousand in 1998 and $496 thousand in 1997.

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

      We file a consolidated federal income tax return with the amount of income tax expense or benefit computed and allocated to each subsidiary on a separate return basis. Separate state tax returns are filed by subsidiary.

Earnings per Share

      Earnings per share amounts, weighted average shares outstanding and all per share amounts have been adjusted in the accompanying financial statements to reflect the stock dividends declared in April 1999 and May 1998.

      On April 16, 1999, a 5 percent stock dividend was declared to shareholders' of record as of May 3, 1999 and payable May 21, 1999. In connection therewith, 228,483 shares were issued.

      On May 15, 1998, a 10 percent stock dividend was declared to shareholders' of record as of June 1, 1998 and payable June 10, 1998. In connection therewith, 417,898 shares were issued.

      Basic and diluted earnings per share are presented and calculated based on income available to common shareholders and the weighted average number of shares outstanding during the reported periods. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.

Amounts in Thousands                               Years Ended December 31,
(except per share data)                      1999          1998           1997
--------------------------------------------------------------------------------
Net income available
   to common
   shareholders (numerator)                 $6,410         $5,276         $4,513
Weighted average common
   shares outstanding                        4,808          4,823          4,752
Effect of common
   stock equivalents                            --             --             --
--------------------------------------------------------------------------------
Weighted average shares
   outstanding (denominator
   for each calculation)                     4,808          4,823          4,752
--------------------------------------------------------------------------------
Basic earnings per share                    $ 1.33         $ 1.09         $  .95
--------------------------------------------------------------------------------
Diluted earnings per share                  $ 1.33         $ 1.09         $  .95
================================================================================

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

Stock-Based Compensation

      We adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," but elected to continue to utilize the intrinsic value method of accounting for recording stock-based compensation expense provided for in Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees."

Recently Issued Accounting Standards

      In June 1999, Statement of Financial Accounting Standards (SFAS) No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - an amendment of FASB Statement No. 133" was issued. SFAS No. 137 delays the implementation of SFAS No. 133 (see below) until fiscal years beginning after June 15, 2000. This delay was due to the complexity of implementing this standard along with Year 2000 considerations. Currently, we do not invest in derivative instruments nor engage in hedging activities. Adoption of SFAS 137 is not expected to have a material impact on Vista.

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that all derivatives be recognized as either assets or liabilities on the balance sheet and be measured at fair value. If certain conditions exist, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends upon the specific use of the derivative and resulting designation. This statement amends SFAS No. 52, "Foreign Currency Translation." This statement supersedes SFAS No. 80, "Accounting for Future Contracts," SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance- Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." It amends SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," to include the disclosure provisions about concentrations of credit risk from SFAS No. 105. This statement was effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

Reclassifications

      Certain amounts in prior years' financial statements have been reclassified to conform to the current year's presentation.

NOTE 2

CASH AND DUE FROM BANKS

      Restrictions on cash and due from bank accounts are placed upon the banking subsidiaries by the Federal Reserve Banks. Certain amounts of reserve balances are required to be maintained at the Federal Reserve Banks based upon deposit levels and other factors. The average amount of reserve balances for the year ended December 31, 1999, was approximately $8.9 million. For the two-week period ended December 31, 1999, the average amount of reserve balances was approximately $10.1 million.

      Various deposit accounts are maintained with other banks to meet normal funds transaction requirements and to compensate other banks for certain correspondent services. These accounts are insured by the FDIC up to $100,000 per account. Management is responsible for assessing the credit risk of its correspondent banks.

      The withdrawal or usage restrictions of cash and due from bank balances did not have a significant impact on operations as of December 31, 1999.

NOTE 3

SECURITIES

      The amortized cost, gross unrealized gains and losses, estimated fair values and maturity distribution of the securities available for sale at December 31, 1999 and 1998, were as follows:

Securities Available for Sale                                  December 31, 1999
--------------------------------------------------------------------------------------------------
                                                               Gross        Gross        Estimated
                                              Amortized     Unrealized    Unrealized       Fair
Amounts in Thousands                             Cost          Gains        Losses         Value
==================================================================================================
U.S. Treasury securities                       $ 10,121      $      2      $   (125)      $  9,998
U.S. Government agencies and corporations         8,993            --          (253)         8,740
State and political subdivisions                 41,960            37        (2,155)        39,842
Corporate debt securities                        21,996             3        (1,269)        20,730
Mortgage-backed securities                      122,459           119        (3,611)       118,967
Equity securities                                 4,098            --          (100)         3,998
--------------------------------------------------------------------------------------------------
   Total securities available for sale         $209,627      $    161      $ (7,513)      $202,275
--------------------------------------------------------------------------------------------------

Securities Available for Sale                                  December 31, 1998
--------------------------------------------------------------------------------------------------
                                                               Gross        Gross        Estimated
                                              Amortized     Unrealized    Unrealized       Fair
Amounts in Thousands                             Cost          Gains        Losses         Value
==================================================================================================
U.S. Treasury securities                       $ 14,051      $    227      $     --       $ 14,278
U.S. Government agencies and corporations        10,042            62           (31)        10,073
State and political subdivisions                 35,640           688           (42)        36,286
Corporate debt securities                        11,703           137           (11)        11,829
Mortgage-backed securities                      102,740         1,228          (112)       103,856
Equity securities                                 3,864            --           (23)         3,841
--------------------------------------------------------------------------------------------------
   Total securities available for sale         $178,040      $  2,342      $   (219)      $180,163
--------------------------------------------------------------------------------------------------

Securities Available for Sale                    December 31, 1999          December 31, 1998
--------------------------------------------------------------------------------------------------
                                                             Estimated                   Estimated
                                              Amortized        Fair        Amortized       Fair
Amounts in Thousands                             Cost          Value         Cost          Value
==================================================================================================
Maturing within one year                       $ 10,889      $ 10,854      $ 10,035       $ 10,102
Maturing after one year but within five years    27,481        26,887        26,209         26,556
Maturing after five years but within ten years   10,037         9,426         5,646          5,770
Maturing after ten years                         34,663        32,143        29,546         30,038
No Maturity                                       4,098         3,998         3,864          3,841
Mortgage-backed securities                      122,459       118,967       102,740        103,856
--------------------------------------------------------------------------------------------------
   Total securities available for sale         $209,627      $202,275      $178,040       $180,163
==================================================================================================

      Proceeds from the sales of securities available for sale were $26.5 million in 1999, $29.7 million in 1998 and $29.2 million in 1997. Gross realized gains on sales were $128 thousand in 1999, $411 thousand in 1998 and $365 thousand in 1997. Gross realized losses on sales totaled $115 thousand in 1999, $75 thousand in 1998 and $61 thousand in 1997.

      Securities available for sale with a book value of $65.0 million and $53.0 million at December 31, 1999 and 1998, respectively, were pledged to secure public fund deposits, secured other borrowings and for other purposes required or permitted by law.

NOTE 4

LOANS

      Our mortgage, commercial and consumer loan activity is generally concentrated in Warren and Hunterdon counties in Western New Jersey and Northampton and Lehigh counties in Eastern Pennsylvania. Although we have a diversified loan portfolio, a substantial portion of our debtors' ability to honor their contracts is related to the strength of the local economies.

      Restructured loans were $1.6 million at December 31, 1999 and $1.2 million at December 31, 1998. There were no restructured loans returned to accrual status during 1999. There was one loan for $205 thousand which was returned to accrual status during 1998. Total nonaccrual loans included $998 thousand of restructured loans at December 31, 1999 and $754 thousand at December 31, 1998. Transfers from loans to other real estate owned totaled $195 thousand in 1999 and $614 thousand in 1998.

      The following table summarizes the nonaccrual and past due loans at December 31, 1999 and 1998:

Amounts in Thousands                                     1999              1998
--------------------------------------------------------------------------------
Nonaccrual loans                                        $2,672            $1,930
--------------------------------------------------------------------------------
Accrual loans past due
   90 days or more                                      $   19            $  160
--------------------------------------------------------------------------------
Interest income that would
   have been recorded under
   original terms                                       $   84            $   89
--------------------------------------------------------------------------------
Interest income recorded
   during the period                                    $  141            $   81
--------------------------------------------------------------------------------

      Loans to executive officers, directors and their affiliated interests amounted to $6.5 million at December 31, 1999 and 1998. During 1999, $15.1 million of new loans were made, and repayments totaled $15.1 million. During 1998, $9.1 million of new loans were made, and repayments totaled $8.4 million. All such related party loans were current as to principal and interest payments and were granted on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than the normal risk of collectibility. At December 31, 1999, no loans to executive officers, directors and their affiliated interests were renegotiated, past due or on nonaccrual status.

NOTE 5

ALLOWANCE FOR LOAN LOSSES

            The allowance for loan losses is based on estimates, and it is reasonably possible that ultimate losses may vary from the current estimates. These estimates are reviewed periodically and adjustments, as they become necessary, are reported in earnings in the periods in which they become known. An analysis of the allowance for loan losses as of December 31, 1999, 1998 and 1997, is as follows:

Amounts in Thousands                         1999          1998          1997
--------------------------------------------------------------------------------
Balance, beginning of year                  $ 4,524       $ 4,148       $ 3,903
   Additions:
       Provisions charged to
         expense                              1,048           780           830
       Recoveries of loans
         previously charged off                  76           135           151
   Deductions:
       Loans charged off                       (382)         (539)         (736)
--------------------------------------------------------------------------------
Balance, end of year                        $ 5,266       $ 4,524       $ 4,148
--------------------------------------------------------------------------------

      At December 31, 1999, total impaired loans were approximately $3.4 million, of which $419 thousand were valued based upon discounted cash flows and $2.98 million using the fair value of collateral. Based on these methods, $382 thousand of the $5.3 million allowance for loan losses was allocated against the $3.4 million of impaired loans. At December 31, 1998, total impaired loans were $1.9 million, of which $800 thousand were valued based upon discounted cash flows and $1.1 million using the fair value of collateral. Based on these methods, $278 thousand of the $4.5 million allowance for loan losses was allocated against the $1.9 million of impaired loans. The remaining allowance for loan losses, totaling $4.9 million at December 31, 1999, and $4.2 million at December 31, 1998, was available to absorb losses in the entire loan portfolio. Total average impaired loans during 1999 were $2.8 million and $2.2 million during 1998. Interest income on impaired loans totaled $194 thousand in 1999 and $61 thousand in 1998.

NOTE 6

PREMISES AND EQUIPMENT

      An analysis of premises and equipment as of December 31, 1999 and 1998, is as follows:

Amounts in Thousands                                  1999              1998
--------------------------------------------------------------------------------
Land and buildings                                  $  6,617           $  6,676
Furniture and equipment                                5,545              6,170
Leasehold improvements                                 1,135                842
--------------------------------------------------------------------------------
   Total cost                                         13,297             13,688
Less: Accumulated depreciation
   and amortization                                   (6,363)            (6,837)
--------------------------------------------------------------------------------
   Total premises and
     equipment, net                                 $  6,934           $  6,851
--------------------------------------------------------------------------------

      Furniture and equipment decreased in 1999 due to the retirement of assets in conjunction with the 1998 technology program. These assets were fully depreciated and consequently resulted in a corresponding reduction in accumulated depreciation. Depreciation and amortization expense for premises and equipment was $878 thousand in 1999, $911 thousand in 1998 and $870 thousand in 1997.

NOTE 7

DEPOSITS

      An analysis of time deposits at December 31, 1999 and 1998, is as follows:

Amounts in Thousands                                    1999                1998
--------------------------------------------------------------------------------
Time deposits:
   Certificates less
      than $100,000                                 $216,938            $196,632
   Certificates $100,000
      and over                                        51,104              41,620
--------------------------------------------------------------------------------
   Total time deposits                              $268,042            $238,252
--------------------------------------------------------------------------------

      A maturity schedule of time deposits of $100,000 and over is as follows:

Amounts in Thousands                                    1999                1998
--------------------------------------------------------------------------------
   3 months or less                                 $ 17,797            $ 15,997
   3 through 6 months                                 11,583               9,340
   6 through 12 months                                14,387              10,075
   Over one year                                       7,337               6,208
--------------------------------------------------------------------------------
    Total certificates
      $100,000 and over                             $ 51,104            $ 41,620
--------------------------------------------------------------------------------

NOTE 8

BORROWED FUNDS

      An analysis of borrowed funds as of December 31, 1999 and 1998, is as follows:

                                             1999                   1998
Amounts in Thousands    Maturity     -------------------------------------------
(except percentages)      date        Amount      Rate       Amount       Rate
--------------------------------------------------------------------------------
Treasury tax and
  loan note             Overnight    $    576     4.78%     $   522       5.14%
--------------------------------------------------------------------------------
Securities sold
  under agreements
  to repurchase         Overnight      17,259     3.56%      16,441       4.24%
--------------------------------------------------------------------------------
Federal Home Loan
  Bank repurchase
  agreements              2/29/00       3,000     5.75%          --         --
                          8/30/00       3,000     6.03%          --         --
                         12/31/00       4,000     5.94%          --         --
--------------------------------------------------------------------------------
Federal Home Loan
  Bank short-term
  advances                3/11/00       3,000     5.30%          --         --
                          6/13/00       3,000     5.96%          --         --
                          6/29/00       3,000     6.17%       3,000       6.17%
--------------------------------------------------------------------------------
Federal Home Loan
  Bank long-term
  advances                3/11/01       1,500     5.50%          --         --
                          3/11/02       1,000     5.65%          --         --
--------------------------------------------------------------------------------
Total borrowed funds                 $ 39,335               $19,963
--------------------------------------------------------------------------------

      As of December 31, 1999, we maintained an $18.5 million leverage program with $10.0 million classified as FHLB repurchase agreements, $2.5 million classified as FHLB long-term debt and $6.0 million classified as FHLB short-term debt. All advances from the FHLB are collateralized by securities owned by Vista. The weighted average cost of borrowings on the leverage program during 1999 was 5.50 percent.

      We have approximately $43 million in additional borrowing capacity from the FHLB.

      Borrowed funds from directors and their affiliated interests amounted to $1.0 million and $3.0 million at December 31, 1999 and 1998, respectively, and are included above.

NOTE 9

EMPLOYEE BENEFIT PLANS

      We maintain a noncontributory defined benefit retirement plan, funded through a self-administered trust, covering most employees with one or more years of continuous employment.

      The following sets forth the plan's funded status at December 31, 1999 and 1998, the measurement dates, and amounts recognized in the consolidated balance sheets at December 31, 1999 and 1998:

Amounts in Thousands                                    1999               1998
--------------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at end of
   prior year:                                      $ (5,029)          $ (4,477)
      Service cost                                      (267)              (247)
      Interest cost                                     (336)              (310)
      Actuarial gain (loss)                              106               (138)
      Benefit payments                                   301                143
--------------------------------------------------------------------------------
Benefit obligation at
      year-end                                      $ (5,225)          $ (5,029)
--------------------------------------------------------------------------------
Change in plan assets:
Fair value of plan assets at
   end of prior year                                $  6,881           $  6,004
      Contributions                                       --                 --
      Net investment income                              782              1,060
      Benefit payments                                  (301)              (143)
      Estimated administration
         expenses                                        (27)               (40)
--------------------------------------------------------------------------------
Fair value of plan assets at
      year-end                                      $  7,335           $  6,881
--------------------------------------------------------------------------------
Plan assets in excess of
      benefit obligation                            $  2,110           $  1,852
Unrecognized gain                                     (1,958)            (1,781)
Unrecognized prior service cost                         (336)              (371)
Unrecognized transition asset                           (178)              (213)
--------------------------------------------------------------------------------
   Accrued pension cost                             $   (362)          $   (513)
--------------------------------------------------------------------------------

      Net periodic pension cost for 1999, 1998 and 1997 included the following components:

Amounts in Thousands                           1999          1998          1997
--------------------------------------------------------------------------------
Service cost benefits earned
   during the year                            $ 267         $ 247         $ 223
Interest cost on projected
   benefit obligation                           336           310           283
Expected return on plan assets                 (782)         (535)         (427)
Net amortization/(deferral)                      29          (129)          (77)
--------------------------------------------------------------------------------
   Net periodic pension cost
      (benefit)                               $(150)        $(107)        $   2
--------------------------------------------------------------------------------

      In determining the periodic pension cost, the assumed discount rate was 6.75% in 1999, and 7% in 1998 and 1997. In determining the benefit obligation, the assumed discount rate was 7% for 1999, 1998 and 1997. The rate of increase in future salary levels was 4% in 1999, 1998 and in 1997. The expected long-term rate of return on assets used in determining net periodic pension cost was 9% in 1999, 1998 and 1997.

      At December 31, 1999 and 1998, the plan's assets consisted of the following components:

Amounts in Thousands                                    1999               1998
--------------------------------------------------------------------------------
Plan assets at year-end:
   Cash                                              $   345            $   416
   Fixed-income securities                             1,167              1,423
   Equity securities                                   5,850              5,069
Liabilities:
   Accrued expenses and
      taxes withheld                                     (27)               (27)
--------------------------------------------------------------------------------
Market value of plan assets                          $ 7,335            $ 6,881
--------------------------------------------------------------------------------

      We also maintain a qualified employee benefit plan under section 401(k) of the Internal Revenue Code covering substantially all full-time employees that have attained the age of 21 and have completed one year of service. Under the plan, employee contributions are partially matched by Vista. Matching contributions vest proportionally over five years of credited service. Total matching expense amounted to $135 thousand in 1999, $120 thousand in 1998 and $108 thousand in 1997.

      We also sponsor plans that provide contributory medical and noncontributory life insurance benefits covering most salaried and hourly employees. The cost of medical benefits was projected to increase at a rate of 5% in 1999 and for each year following. Increasing the assumed health care cost trend by one percent in each year would increase the accumulated postretirement benefit obligation (APBO) by $118 thousand and the aggregate of the service and interest components of net periodic postretirement cost for the year ended December 31, 1999, by $10 thousand. Decreasing the assumed health care cost trend by one percent in each year would decrease the APBO by $104 thousand and the aggregate of the service and interest components of net periodic postretirement cost for the year ended December 31, 1999, by $13 thousand. The present value of the APBO for each of these years assumed discount rates of 7%, 6.75% and 7% for 1999, 1998 and 1997, respectively, while determination of net periodic postretirement benefit cost was based on a 6.75%, 7% and 7% discount rate for 1999, 1998 and 1997, respectively. The rate of interest used in projecting future compensation levels was 4% in 1999, 1998 and 1997.

      The following sets forth the APBO and the net periodic postretirement benefit cost at December 31:

Amounts in Thousands                                       1999            1998
--------------------------------------------------------------------------------
Benefit obligation at
      end of prior year:                                $ 1,026         $ 1,016
         Service cost                                        31              32
         Interest cost                                       62              67
         Actuarial gain                                    (130)            (97)
         Benefit payments                                   (29)            (27)
         (Gain) loss from change in
            assumptions at year-end                         (34)             35
--------------------------------------------------------------------------------
Benefit obligation at year-end                          $   926         $ 1,026
--------------------------------------------------------------------------------
Plan obligation in excess of plan assets                $   926         $ 1,026
Unrecognized gain                                           503             445
Unrecognized transition asset                              (272)           (290)
--------------------------------------------------------------------------------
   Accrued accumulated postretirement
      benefit                                           $ 1,157         $ 1,181
--------------------------------------------------------------------------------

      The components of net periodic postretirement benefit cost for 1999, 1998 and 1997 were as follows:

Amounts in Thousands                             1999         1998         1997
--------------------------------------------------------------------------------
Service cost, benefits
      attributed to employee
      service during the year                    $ 31         $ 32         $ 34
Interest cost on accumulated
      postretirement benefit
      obligation                                   63           67           66
Amortization of transition
      obligation                                   18           18           18
Amortization of net gain                          (35)         (29)         (19)
--------------------------------------------------------------------------------
      Net periodic postretirement
       benefit cost                              $ 77         $ 88         $ 99
--------------------------------------------------------------------------------

      We recognize the annual net periodic postretirement cost on the straight-line basis and include the effect in salary and employee benefit expense.

      Estimates used in employee benefit plan computations are based on actuarial information available at a specific point in time. These actuarial estimates involve uncertainties and matters of judgement and could be significantly affected by any changes in assumptions or actual experience.

NOTE 10

STOCK OPTION PLAN

      The stock-based incentive compensation plan, was approved by our shareholders in 1998, under which certain employees receive stock option awards. The plan permits options granted to qualify as Incentive Stock Options under the Internal Revenue Code. No awards were granted under the plan in 1999. Stock options are granted with an exercise price equal to 100 percent of market value at the date of grant, have a ten-year term and vest ratably over four years from the date of grant.

      The following table presents stock option activity and related information for the two years ended December 31, 1999.

                                                         Weighted
                                                         Average
                                         Exercise        Exercise
                                           Price          Price           Number
--------------------------------------------------------------------------------
January 1, 1998
   Granted                                $16.67          $16.67          55,440
   Canceled                                    0               0               0
   Options exercised                           0               0               0
--------------------------------------------------------------------------------
December 31, 1998                         $16.67          $16.67          55,440
--------------------------------------------------------------------------------
   Granted                                $    0          $    0               0
   Canceled                                    0               0               0
   Options exercised                           0               0               0
--------------------------------------------------------------------------------
December 31, 1999                         $16.67          $16.67          55,440
--------------------------------------------------------------------------------

      At December 31, 1999, there were 60,060 additional shares available for grant under the Plan. The fair value of each option grant is estimated based on the date of grant using an option- pricing model. The following weighted-average assumptions were used in 1998: expected dividend yield of 2.29%; expected volatility of 21.0%; risk-free interest rate of 5.56%; and expected life of 5 years.

      We adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-based Compensation, and as permitted under SFAS No. 123 apply Accounting Principles Board Opinion No. 25 in accounting for the plan. Accordingly, no compensation expense has been recorded.

      If we had elected to adopt the optional recognition provisions of SFAS No. 123 for the stock option plan, reported net income and diluted earnings per share for 1999 and 1998 would have been changed to the pro forma amounts indicated below.

Amounts in Thousands
(except per share data)                                 1999                1998
--------------------------------------------------------------------------------
Net Income
   As reported                                     $   6,410           $   5,276
   Pro forma                                       $   6,352           $   5,218
Diluted earnings per share
   As reported                                     $    1.33           $    1.09
   Pro forma                                       $    1.32           $    1.08
--------------------------------------------------------------------------------

NOTE 11

INCOME TAXES

      The current and deferred amounts of the provision for income taxes for the years ended December 31, 1999, 1998 and 1997, were as follows:

Amounts in Thousands                       1999            1998            1997
--------------------------------------------------------------------------------
Federal:
   Current                              $ 2,727         $ 2,202         $ 2,070
   Deferred benefit                        (237)           (171)            (71)
State:
   Current                                  396             307             187
   Deferred benefit                         (65)            (40)            (15)
--------------------------------------------------------------------------------
Provision for income taxes              $ 2,821         $ 2,298         $ 2,171
--------------------------------------------------------------------------------

A reconciliation of the differences between the effective tax rate and the statutory federal income tax rate of 34% in 1999, 1998 and 1997 is as follows:

Amounts in Thousands
(except percentages)                        1999           1998            1997
--------------------------------------------------------------------------------
Income tax at
   statutory rate                        $ 3,139        $ 2,575         $ 2,273
Increase (decrease) in taxes
   resulting from:
   State taxes on income,
      net of federal income
      tax effect                             218            181             173
   Tax-exempt
      interest income                       (603)          (476)           (285)
Other, net                                    67             18              10
--------------------------------------------------------------------------------
Provision for income taxes               $ 2,821        $ 2,298         $ 2,171
--------------------------------------------------------------------------------
Effective tax rate                          30.6%          30.3%           32.5%
--------------------------------------------------------------------------------

      Items that gave rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998, were as follows:

Amounts in Thousands                                        1999            1998
--------------------------------------------------------------------------------
Provision for loan losses                                 $1,532          $1,477
Pension                                                      119             214
Postretirement benefits other
   than pension                                              413             500
Deferred loan fees                                           377             390
Net unrealized loss on securities
   available for sale                                      2,017              --
Other                                                        463             309
--------------------------------------------------------------------------------
   Deferred tax asset                                      4,921           2,890
--------------------------------------------------------------------------------
Net unrealized gain on securities
   available for sale                                         --             557
State taxes                                                  177             151
Discount accretion                                           114             171
Other                                                         56              58
--------------------------------------------------------------------------------
   Deferred tax liability                                    347             937
--------------------------------------------------------------------------------
   Net deferred tax asset                                 $4,574          $1,953
--------------------------------------------------------------------------------

      The net deferred tax asset of $4.6 million at December 31, 1999 and $2.0 million at December 31, 1998, is included in other assets in the accompanying consolidated balance sheets. Although realization of deferred taxes is not assured, management believes it is more likely than not that all of the net deferred tax asset will be realized. Therefore, there is no valuation allowance recorded for deferred taxes.

NOTE 12

COMMITMENTS AND CONTINGENCIES

Litigation

      Vista is party, in the ordinary course of business, to litigation involving collection matters, contract claims and other miscellaneous causes of action arising from its business. Management does not consider that any such proceedings depart from usual routine litigation and, in our judgment, the financial condition or results of operations will not be affected materially by any such proceedings.

Off-Balance Sheet Financial Instruments

      Vista may be a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of these instruments reflect the extent of involvement we have in particular classes of financial instruments. Our exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments.

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We evaluate each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. We are committed to advance $53.8 million and $48.5 million to its borrowers as of December 31, 1999 and 1998, respectively.

      Standby letters of credit are conditional commitments issued by Vista to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. We have entered into standby letters of credit with our customers totaling $2.9 million and $2.1 million as of December 31, 1999 and 1998, respectively.

      We adopted SFAS No. 119 in 1994, that prescribes disclosures about amounts, nature and terms of derivative financial instruments that are not subject to SFAS No. 105 because they do not result in off-balance sheet risk of accounting loss. This statement requires that distinctions be made between financial instruments held or issued for trading purposes and financial instruments held or issued for purposes other than trading.

      Vista did not (does not) issue or hold derivative instruments with the exception of loan commitments and standby letters of credit. These instruments are issued in the ordinary course of business to meet customer needs. Commitments to fund fixed-rate loans were immaterial at December 31, 1999. Variable-rate commitments were (are) generally issued for less than one year and carry market rates of interest. Such instruments are not likely to be affected by annual rate caps triggered by rising interest rates. Management believes that off-balance sheet risk is not material to the results of our operations or financial condition.

Noncancelable Lease Commitments

      At December 31, 1999, Vista was obligated under noncancelable operating leases for certain facilities and equipment. Total rental expense amounted to $1.4 million in 1999, $760 thousand in 1998 and $541 thousand in 1997.

      The minimum lease commitments for the year 2000 and thereafter are as follows:

Amounts in Thousands
--------------------------------------------------------------------------------
2000             $  1,433        2001     $  1,275      2002            $   887
2003             $    750        2004     $    629      After 2005      $ 3,607
--------------------------------------------------------------------------------

NOTE 13

COMMON STOCK

      We maintain an Employee Stock Purchase Plan, a Dividend Reinvestment Plan and a Board of Directors Stock Purchase Plan. During 1999, 60,096 shares were issued under these plans. At December 31, 1999, 249,849 shares were reserved for issuance under these plans.

      The Employee Stock Purchase Plan (ESPP) covers substantially all full-time employees and enables employees to purchase common stock, through the grant of options, up to an amount equal to 8% of their annualized base salary earned during the calendar year immediately preceding the year in which the employee is granted the options. Each option may be exercised by the employee for an amount equal to the closing Nasdaq bid price (Plan Price Per Share) on the last business day of the second week of February, May, August and November of each year, or, if there is no reported trade on such day, then the most recent day preceding such day (the Price Date). The options can only be exercised through December 31 of the grant year.

      The following is a summary of the activity of the options relating to the ESPP for the periods ended December 31, 1999, 1998 and 1997:

                                                                        Average
                                                       Number            Price
                                                     of Shares         per Share
--------------------------------------------------------------------------------
Balance, December 31, 1996                                 --               --
Options granted                                        32,285           $12.75
Options exercised                                      (6,107)           14.90
Options canceled                                      (26,178)           18.75
--------------------------------------------------------------------------------
Balance, December 31, 1997                                 --               --
Options granted                                        22,358           $19.13
Options exercised                                      (5,057)           19.83
Options canceled                                      (17,301)           20.75
--------------------------------------------------------------------------------
Balance, December 31, 1998                                 --               --
Options granted                                        23,819           $20.75
Options exercised                                      (2,906)           18.93
Options canceled                                      (20,913)           16.75
--------------------------------------------------------------------------------
Balance, December 31, 1999                                 --               --
================================================================================

      At December 31, 1999, 25,179 shares were reserved for issuance under the ESPP. On May 21, 1999 25,000 additional shares were reserved for the ESPP. The Dividend Reinvestment Plan (DRP) allows any participating shareholder to reinvest dividends and invest additional cash to purchase common stock at a price computed using the same methodology as for the ESPP.

      At December 31, 1999, 206,385 shares were reserved for issuance under the DRP.

      The Board of Directors Stock Purchase Plan (BDSPP) allows each member of the Board of Directors to elect to receive his or her entire compensation in shares of common stock. The number of shares which may be purchased is determined by computing a quotient, the numerator of which is the compensation payable to the Director for services rendered and the denominator of which is the Plan Price Per Share which is determined using the same methodology as for the ESPP and the DRP.

      At December 31, 1999, 18,285 shares were reserved for issuance under the BDSPP.

      Compensation expense that would have been recognized with respect to the ESPP and the BDSPP in accordance with the basis of fair value pursuant to SFAS No. 123, if we had so elected, would have been immaterial.

Employee Incentive Plan

      In 1998 the Board of Directors adopted a Management Incentive Plan for Vista and its subsidiaries. This plan sets individual performance objectives as well as financial performance objectives for Vista based solely on achieving certain earnings per share targets. If the target goal is met, then employees are eligible to receive additional cash compensation based on the achievement of their individual performance goals. The maximum bonus pool available is limited to no more than 5 percent of income before provision for income tax, adjusted for certain items.

NOTE 14

SHAREHOLDERS' EQUITY

      A limitation exists on the availability of the subsidiary Banks' undistributed net assets for the payment of dividends to the Parent Company. Permission from the Office of the Comptroller of the Currency (OCC) with respect to PNB, and the Federal Reserve Bank of Philadelphia with respect to Twin Rivers, is required if the total of dividends declared in a calendar year exceeds the total of net profits or losses, as defined, for that year, combined with the retained net profits or losses of the preceding two years. The retained net profits for Twin Rivers for the three years ended December 31, 1999, were $2.4 million. The retained net profits for PNB for the three years ended December 31, 1999, were $7.4 million. In the case of Twin Rivers, the Pennsylvania Department of Banking requires that dividends be declared and paid only out of accumulated net profits. The accumulated net profits for Twin Rivers were $3.3 million at December 31, 1999.

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

                                                                                     Minimum
Regulatory Capital Requirements                                Actual            Required Capital       Well Capitalized
                                                         ----------------------------------------------------------------
Amounts in Thousands (except percentages)                 Amount     Ratio      Amount      Ratio       Amount      Ratio
=========================================================================================================================
As of December 31, 1999:
   Total Risk-based Capital (to Risk-weighted Assets):
      Vista                                              $54,292     13.3%     $32,789       8.0%          N/A
      PNB                                                 38,333     13.4%      22,847       8.0%      $28,559      10.0%
      Twin Rivers                                         13,580     11.1%       9,821       8.0%       12,276      10.0%
   Tier I Capital (to Risk-weighted Assets):
      Vista                                              $49,167     12.0%     $16,394       4.0%          N/A
      PNB                                                 34,760     12.2%      11,424       4.0%      $17,135       6.0%
      Twin Rivers                                         12,116      9.9%       4,910       4.0%        7,366       6.0%
   Tier I Capital (to Average Assets):
      Vista                                              $49,167      7.5%     $26,405       4.0%          N/A
      PNB                                                 34,760      7.5%      18,658       4.0%      $23,322       5.0%
      Twin Rivers                                         12,116      6.3%       7,697       4.0%        9,621       5.0%

As of December 31, 1998:
Total Risk-based Capital (to Risk-weighted Assets):
      Vista                                              $49,470     14.0%     $28,247       8.0%          N/A
      PNB                                                 35,262     13.9%      20,364       8.0%      $25,455      10.0%
      Twin Rivers                                         11,929     11.9%       8,001       8.0%       10,001      10.0%
Tier I Capital (to Risk-weighted Assets):
      Vista                                              $45,055     12.8%     $14,123       4.0%          N/A
      PNB                                                 32,079     12.6%      10,182       4.0%      $15,273       6.0%
      Twin Rivers                                         10,682     10.7%       4,000       4.0%        6,000       6.0%
   Tier I Capital (to Average Assets):
      Vista                                              $45,055      7.7%     $23,323       4.0%          N/A
      PNB                                                 32,079      7.7%      16,684       4.0%      $20,855       5.0%
      Twin Rivers                                         10,682      6.5%       6,552       4.0%        8,190       5.0%
=========================================================================================================================

NOTE 15

BRANCH ACQUISITIONS

      In March 1999, we expanded our presence in Pennsylvania, through our affiliate Twin Rivers Community Bank with the addition of two new branches in Bethlehem, Pennsylvania. The Route 191 office located at 3815 Linden Street, Bethlehem Township and the Westgate office located at 2400 Schoenersville Road, Hanover Township, both in Northampton County increased the number of branch offices in Pennsylvania to six. No deposits were acquired as part of these transactions. As of December 31, 1999, $15.7 million in deposit growth was generated at these two branches.

NOTE 16

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

      In addition, the fair value estimates are based on existing on-balance sheet and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include property, plant and equipment. The tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. Accordingly, the aggregate fair value amounts presented below do not represent the underlying value of Vista taken as a whole. Fair value estimates, methods and assumptions for Vista's financial instruments follow.

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

Loans

      The fair value of performing loans is calculated by discounting scheduled contractual cash flows through the estimated matur- ities. Estimated discount rates reflect the credit risk inherent in these loans and are based on rates at which the same loans would be made under current market conditions. The fair value for significant nonperforming loans secured by real estate is based on recent external appraisals of the underlying collateral. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available internal information.

Deposits

      The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, interest-bearing demanddeposits, savings and money market accounts, is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit is based on the discounted value of contractual cash flows at current rates offered for similar contractual maturities.

Borrowed Funds

      For these short-term borrowings, the carrying value approximates fair value.

Long-term Debt

      Rates currently available for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Commitments to Extend Credit and Standby Letters of Credit

      Commitments to extend credit and standby letters of credit generally do not exceed one year or require payment of fees. Consequently, it is not practical to estimate fair value of these instruments.

      The estimated fair values of Vista's financial instruments follows:

                                 December 31, 1999          December 31, 1998
                              --------------------------------------------------
Amounts                       Carrying        Fair        Carrying        Fair
in Thousands                    Value         Value         Value         Value
--------------------------------------------------------------------------------
Financial assets:
  Cash and cash
    equivalents               $ 29,397      $ 29,397      $ 33,001      $ 33,001
  Securities
    available
    for sale                   202,275       202,275       180,163       180,163
  Net Loans                    405,612       400,014       365,002       372,167
--------------------------------------------------------------------------------
    Total financial
     assets                   $637,284      $631,686      $578,166      $585,331
--------------------------------------------------------------------------------
Financial liabilities:
  Deposits                    $567,122      $565,093      $522,742      $523,119
  Borrowed funds                30,835        30,769        16,963        16,963
  Long-term debt                 8,500         8,447         3,000         3,045
--------------------------------------------------------------------------------
    Total
     financial
     liabilities              $606,457      $604,309      $542,705      $543,127
--------------------------------------------------------------------------------

NOTE 17

VISTA BANCORP, INC. (PARENT COMPANY ONLY)

      Vista Bancorp, Inc. operates two wholly-owned subsidiaries, PNB and Twin Rivers. The earnings of these subsidiaries are recognized using the equity method of accounting. Accordingly, earnings are recorded as increases in Vista's investment, and dividends paid reduce the investment in the subsidiaries. Additional capital infusions into the subsidiaries increase Vista's investment in the subsidiaries. Subsidiary capital adjustments made in accordance with SFAS No. 115 increase (decrease) Vista's investment in the subsidiaries.

    Condensed financial statements are presented below and on the following page.

Condensed Balance Sheets

                                                     December 31,   December 31,
Amounts in Thousands                                    1999           1998
--------------------------------------------------------------------------------
Assets
   Cash and cash equivalents                          $ 1,005        $   260
   Securities available for sale,
     at fair value with a cost of
     $632 and $1,533, respectively                        517          1,534
   Investments in subsidiaries                         41,744         44,542
   Premises and equipment                                 674            462
   Other assets                                           446            262
--------------------------------------------------------------------------------
       Total Assets                                   $44,386        $47,060
--------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
   Other liabilities                                  $   426        $   224
--------------------------------------------------------------------------------
       Total Liabilities                                  426            224
--------------------------------------------------------------------------------
   Shareholders' Equity                                43,960         46,836
--------------------------------------------------------------------------------
       Total Liabilities and
          Shareholders' Equity                        $44,386        $47,060
================================================================================

Condensed Statements of Income

                                                                      For The Years Ended December 31,
                                                                    -----------------------------------
Amounts in Thousands                                                   1999          1998          1997
=======================================================================================================
Income:
   Dividend income from subsidiaries                                $ 2,835       $ 2,318       $ 2,035
   Interest income                                                       89           125           213
   Other income                                                          --             3             3
   Net gain on sale of securities                                         1            16            --
   Income from service fees                                           3,360         3,172         1,985
-------------------------------------------------------------------------------------------------------
   Total Operating Income                                             6,285         5,634         4,236
-------------------------------------------------------------------------------------------------------
Expense:
Interest expense                                                         --             4           127
   Salaries and benefits                                              2,350         2,033         1,274
   Occupancy expense                                                    143           132           131
   Furniture and equipment expense                                      767           740           532
   Other expense                                                        841           676           395
-------------------------------------------------------------------------------------------------------
   Total Operating Expense                                            4,101         3,585         2,459
-------------------------------------------------------------------------------------------------------
   Income Before Income Tax Benefit and
     Equity in Undistributed Earnings of Subsidiaries                 2,184         2,049         1,777
Income Tax Benefit                                                      197            90            88
-------------------------------------------------------------------------------------------------------
   Income Before Equity in Undistributed
     Earnings of Subsidiaries                                         2,381         2,139         1,865
Equity in Undistributed Earnings of Subsidiaries                      4,029         3,137         2,648
-------------------------------------------------------------------------------------------------------
   Net Income                                                       $ 6,410       $ 5,276       $ 4,513
=======================================================================================================

Condensed Statements of Cash Flows

                                                                      For The Years Ended December 31,
                                                                    -----------------------------------
Amounts in Thousands                                                   1999          1998          1997
=======================================================================================================
Cash Flows From Operating Activities:
     Net Income                                                     $ 6,410       $ 5,276       $ 4,513
        Adjustments to reconcile net income to
        net cash provided by operating activities:
     Depreciation and amortization                                      233           224           209
     Equity in undistributed earnings of subsidiaries                (4,029)       (3,137)       (2,648)
     Net change in other assets and other liabilities                    31            86           (49)
     Net amortization of premiums on securities                          --             2             2
     Net gain on sales of securities                                     (1)          (16)           --
-------------------------------------------------------------------------------------------------------
          Net Cash Provided by Operating Activities                   2,644         2,435         2,027
-------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
     Proceeds from maturities of securities available for sale          500            --            --
     Proceeds from sales of securities available for sale               501         1,515         1,000
     Purchases of securities available for sale                         (99)         (107)       (1,422)
     Investment in subsidiaries                                          --        (1,000)       (1,000)
     Net capital expenditures                                          (443)         (156)         (127)
-------------------------------------------------------------------------------------------------------
          Net Cash Provided By (Used In) Investing Activities           459           252        (1,549)
-------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
     Decrease in long-term debt                                          --        (1,222)         (276)
     Net proceeds from issuance of common stock                       1,146         1,679         1,260
     Net treasury stock transactions                                   (929)       (1,716)          (80)
     Cash dividends paid                                             (2,575)       (2,063)       (1,727)
-------------------------------------------------------------------------------------------------------
          Net Cash Used In Financing Activities                      (2,358)       (3,322)         (823)
-------------------------------------------------------------------------------------------------------
          Net Increase (Decrease) in Cash and Cash Equivalents          745          (635)         (345)
          Cash and Cash Equivalents, Beginning of Period                260           895         1,240
-------------------------------------------------------------------------------------------------------
          Cash and Cash Equivalents, End of Period                  $ 1,005       $   260       $   895
=======================================================================================================

NOTE 18

SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following tables summarize certain 1999 and 1998 quarterly financial information for Vista and are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the results for each quarter have been included.

Amounts in thousands (except per share data)
1999                                                        March 31      June 30    September 30    December 31
=================================================================================================================
Interest Income                                             $ 10,169      $ 10,741      $ 11,288       $ 11,756
Interest Expense                                               4,669         4,967         5,198          5,477
-----------------------------------------------------------------------------------------------------------------
   Net Interest Income                                         5,500         5,774         6,090          6,279
Provision for Loan Losses                                        225           252           286            285
-----------------------------------------------------------------------------------------------------------------
   Net Interest Income After Provision for Loan Losses         5,275         5,522         5,804          5,994
-----------------------------------------------------------------------------------------------------------------
Net Gains (Losses) on Sales of Securities                         71            17           (78)             3
Noninterest Income                                             1,063         1,091         1,005            971
Noninterest Expense                                            4,263         4,520         4,254          4,470
-----------------------------------------------------------------------------------------------------------------
   Income Before Provision for Income Taxes                    2,146         2,110         2,477          2,498
Provision for Income Taxes                                       673           628           748            772
-----------------------------------------------------------------------------------------------------------------
   Net Income                                               $  1,473      $  1,482      $  1,729       $  1,726
-----------------------------------------------------------------------------------------------------------------
   Earnings per Share                                       $   0.31      $   0.31      $   0.36       $   0.36
=================================================================================================================

1998                                                        March 31      June 30     September 30    December 31
=================================================================================================================
Interest Income                                             $  9,691      $ 10,085      $ 10,203       $ 10,304
Interest Expense                                               4,712         4,890         4,927          4,901
-----------------------------------------------------------------------------------------------------------------
   Net Interest Income                                         4,979         5,195         5,276          5,403
Provision for Loan Losses                                        195           195           195            195
-----------------------------------------------------------------------------------------------------------------
   Net Interest Income After Provision for Loan Losses         4,784         5,000         5,081          5,208
-----------------------------------------------------------------------------------------------------------------
Net Gain on Sales of Securities                                   50           157            31             98
Noninterest Income                                               670           755           786            932
Noninterest Expense                                            3,793         3,989         3,811          4,385
-----------------------------------------------------------------------------------------------------------------
   Income Before Provision for Income Taxes                    1,711         1,923         2,087          1,853
Provision for Income Taxes                                       541           587           625            545
-----------------------------------------------------------------------------------------------------------------
   Net Income                                               $  1,170      $  1,336      $  1,462       $  1,308
-----------------------------------------------------------------------------------------------------------------
   Earnings per Share                                       $   0.24      $   0.28      $   0.30       $   0.27
=================================================================================================================

NOTE 19

TRANSFERS OF FINANCIAL ASSETS

      The following table summarizes the changes in mortgage and SBA loan servicing rights:

                                                        Years Ended December 31,
Amounts in Thousands                                    1999               1998
--------------------------------------------------------------------------------
Balance, beginning of year                              $  43             $  46
      Originations                                        181                --
      Sales                                               (43)               --
      Amortization                                        (28)               (3)
--------------------------------------------------------------------------------
Balance, end of year                                    $ 153             $  43
--------------------------------------------------------------------------------

      Loan servicing assets increased to $153 thousand due to SBA loan originations offset in part by the sale of a mortgage servicing asset. At December 31, 1999, SBA loans of $6.0 million were being serviced. In March 1999, the $43 thousand mortgage servicing asset, related to $15.0 million in mortgages was sold at a gain of $35 thousand.

NOTE 20

OTHER COMPREHENSIVE INCOME

      We held securities classified as available for sale, which experienced net unrealized pre-tax depreciation in value of $9.5 million during the year ended December 31, 1999 and pre-tax appreciation in value of $321 thousand during the year ended December 31, 1998. The before-tax and after-tax amount for this category as well as the tax benefit, is summarized below.

                                                      December 31, 1999
                                           -------------------------------------
                                           Before Tax       Tax       Net-of-Tax
Amounts in Thousands                         Amount      (Benefit)      Amount
--------------------------------------------------------------------------------
Unrealized losses on securities:
   Unrealized holding losses
     arising during period                  $(9,463)      $(2,570)      $(6,893)
   Less: Reclassification adjustment
     for gains realized in net income            13             4             9
--------------------------------------------------------------------------------
Net unrealized loss                          (9,476)       (2,574)       (6,902)
--------------------------------------------------------------------------------
Other comprehensive loss                    $(9,476)      $(2,574)      $(6,902)
--------------------------------------------------------------------------------

                                                      December 31, 1998
                                           -------------------------------------
                                           Before Tax       Tax       Net-of-Tax
Amounts in Thousands                         Amount      (Benefit)      Amount
--------------------------------------------------------------------------------
Unrealized gains on securities:
   Unrealized holding gains
     arising during period                  $   657       $    33       $   624
   Less: Reclassification adjustment
     for gains realized in net income           336            88           248
--------------------------------------------------------------------------------
Net unrealized gain                             321           (55)          376
--------------------------------------------------------------------------------
Other comprehensive income (loss)           $   321       $   (55)      $   376
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         Report of Independent Auditors
--------------------------------------------------------------------------------

Rudolph, Palitz LLC

1777 Sentry Parkway West
Blue Bell, PA 19422

Board of Directors and Shareholders
Vista Bancorp, Inc.
Phillipsburg, New Jersey

We have audited the accompanying consolidated balance sheets of Vista Bancorp, Inc. and Subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vista Bancorp, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ Rudolph, Palitz LLC

Rudolph, Palitz LLC

January 28, 2000

Blue Bell, Pennsylvania

--------------------------------------------------------------------------------
                     Selected Consolidated Financial Summary
--------------------------------------------------------------------------------

Not covered by Report of Independent Accountants

Amounts in Thousands
(except per share and share data and ratios)                        1999          1998           1997          1996           1995
==================================================================================================================================
Selected Balance Sheet Data:
   Total Assets                                               $  654,668    $  593,046     $  543,467    $  498,201     $  457,240
   Total Securities                                              202,275       180,163        187,746       152,368        145,867
   Total Loans                                                   410,878       369,526        317,489       299,564        264,282
   Allowance for Loan Losses                                       5,266         4,524          4,148         3,903          3,932
   Total Net Loans                                               405,612       365,002        313,341       295,661        260,350
   Total Deposits                                                567,122       522,742        483,756       435,111        401,563
   Total Shareholders' Equity                                     43,960        46,836         43,302        38,815         35,845
----------------------------------------------------------------------------------------------------------------------------------
Selected Income Statement Data:
   Total Interest Income                                      $   43,954    $   40,283     $   37,948    $   33,865     $   31,060
   Total Interest Expense                                         20,311        19,430         19,198        16,849         15,257
----------------------------------------------------------------------------------------------------------------------------------
     Net Interest Income                                          23,643        20,853         18,750        17,016         15,803
   Provision for Loan Losses                                       1,048           780            830           380            190
----------------------------------------------------------------------------------------------------------------------------------
     Net Interest Income After Provision for Loan Losses          22,595        20,073         17,920        16,636         15,613
   Total Noninterest Income                                        4,143         3,479          2,800         2,486          2,062
   Total Noninterest Expense                                      17,507        15,978         14,036        12,726         11,346
----------------------------------------------------------------------------------------------------------------------------------
Income Before Provision for Income Taxes                           9,231         7,574          6,684         6,396          6,329
Provision for Income Taxes                                         2,821         2,298          2,171         2,148          2,236
----------------------------------------------------------------------------------------------------------------------------------
        Net Income                                                 6,410         5,276          4,513         4,248          4,093
----------------------------------------------------------------------------------------------------------------------------------
Per Share Data: (1)
   Net Income Per Share                                       $     1.33    $     1.09     $     0.95    $     0.91     $     1.02
   Cash Dividends                                                   0.53          0.44           0.36          0.33           0.30
   Book Value (2)                                                   9.12          9.74           9.01          8.23           7.76
   Weighted Average Number of Common Shares Outstanding
     for the Years Ended December 31,                          4,808,007     4,823,208      4,752,075     4,660,531      4,005,594
----------------------------------------------------------------------------------------------------------------------------------
Consolidated Ratios:
   Return on Average Assets                                         1.02%         0.93%          0.85%         0.89%          0.96%
   Return on Average Equity                                        13.56         11.83          11.18         11.65          15.02
   Dividend Payout Ratio                                           40.03         39.10          38.27         36.06          28.71
   Allowance for Loan Losses to Total Loans                         1.28          1.22           1.31          1.30           1.49
   Total Shareholders' Equity to Total Assets                       6.71          7.90           7.97          7.79           7.84
   Capital Adequacy Ratios: (3)
     Leverage Capital                                               7.45          7.73           7.61          7.57           7.69
     Tier I Risk-based Capital                                     12.00         12.76          13.58         13.33          13.45
     Total Risk-based Capital                                      13.25         14.01          14.99         14.90          15.39
==================================================================================================================================

(1) Adjusted for 10 percent stock dividend paid on June 10, 1998 and 5 percent stock dividend paid on May 21, 1999.
(2)   Book value per share is computed using period-end shares outstanding.
(3) Capital ratios are computed using period-end regulatory capital which excludes the SFAS No.115 adjustment to capital in accordance with the Federal Reserve Bank's Capital Guidelines.