Form 10-K405, Exhibit 13
period 2000-12-31
VISTA BANCORP INC
filed 2001-03-29
CIK 831979

                                   EXHIBIT 13

                 PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS
                    FOR FISCAL YEAR ENDED DECEMBER 31, 2000

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

OVERVIEW

        Vista Bancorp, Inc. (Vista), formed in 1988, is the parent holding company for Vista Bank, National Association, a commercial bank located in Phillipsburg, Warren County, New Jersey, that operates fifteen retail bank branches in New Jersey and Pennsylvania. Vista Bank is the successor organization after the August 2000 unification of Phillipsburg National Bank and Twin Rivers Community Bank that were former wholly owned subsidiaries. Vista Bancorp, Inc. common stock trades on the Nasdaq Stock Market under the symbol VBNJ.

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

RESULTS OF OPERATIONS -
2000 COMPARED WITH 1999

        For the year ended December 31, 2000, our net income increased by $600 thousand or 9 percent to $7.01 million compared to $6.41 million earned in 1999. Basic earnings per share increased 9 percent to $1.38 per share from $1.27 per share earned in 1999. All share and per share amounts have been restated to reflect the 5 percent stock dividend paid in May 2000.
        Our results for 2000 were again attributed to our strategy of investing in our organization to produce predictable and sustainable increases in earnings and earnings per share over the longer-term. We support this strategy with a focus on capital management, new technology advances and a belief that investment spending is fundemental to increasing revenue growth.
        During 2000 our operating expenses increased 3 percent or $600 thousand, excluding the non-recurring costs of $319 thousand to unify our bank subsidiaries under the new Vista Bank, N.A. charter.
        We leveraged our operating expenses to drive net interest income higher by $1.9 million and increased noninterest income from core banking operations, by $300 thousand. (Note: the net effects of investment security transactions are excluded from the definition of core banking revenues.) We also strengthened the allowance for loan losses in 2000 through a 21 percent increase to the provision for loan loss that compliments the 27 percent growth experienced in the average commercial loan portfolio.
        We also continued to sustain our returns on assets and capital in 2000 as our average equity increased by over $4 million and average assets increased by $56 million. Return on average shareholders' equity increased to 13.65 percent in 2000 compared to 13.56 percent in 1999 while return on average assets equaled 1.02 percent for both years.

   [The following table was depicted as a bar graph in the printed material]
                                 96       .89%
                                 97       .85%
                                 98       .93%
                                 99      1.02%
                                 00      1.02%

                            RETURN ON AVERAGE ASSETS
                                   (percent)

                                 96     11.65%
                                 97     11.18%
                                 98     11.83%
                                 99     13.56%
                                 00     13.65%

                            RETURN ON AVERAGE EQUITY
                                   (percent)

NET INTEREST INCOME
        Tax-equivalent net interest income increased 8 percent to $26.52 million from $24.56 million in 1999 on a $56 million increase in average interest-
 earning assets.
        The net interest margin, the difference between the tax-equivalent yield on interest-earning assets and the rate paid on funds to support those assets, narrowed to 4.07 percent in 2000, compared to 4.11 percent for 1999 but above the 4.01 percent reported for 1998. The decrease in the margin was the result of a higher cost of funds tied to the rise in the level of general market interest rates during 2000. The net interest margin was in a downward trend on a sequential basis for each quarter of 2000 but should begin to stabilize as the Federal Reserve has begun to ease interest rates.
        The tax-equivalent yield on average interest-earning assets increased 33 basis points to 7.85 percent in 2000 as we originated new loans, repriced existing ones and reinvested balance sheet cash flows into the higher average interest rate environment. In turn, the average cost of interest-bearing liabilities used to support interest-earning assets increased 42 basis points to
4.38 percent as we repriced retail customer deposit balances and borrowed wholesale funding at higher rates in 2000. The average prime rate, a key benchmark rate for commercial loan pricing, was 9.23 percent in 2000 and 8.00 percent in 1999, while the federal funds rate - the rate banks charge one another for overnight funds - averaged 6.26 percent in 2000 and 4.96 percent in 1999. Our cost of funds tends to track this rate over time but on a lagged basis.
   [The following table was depicted as a bar graph in the printed material]

                                 96     $17.2
                                 97     $19.1
                                 98     $21.6
                                 99     $24.6
                                 00     $26.5

                                 TAX-EQUIVALENT
                              NET INTEREST INCOME
                              (dollars in million)

NONINTEREST INCOME

        In recent years we have introduced various new products and services designed to increase convenience and access for customers to meet their banking needs. We support these initiatives with targeted marketing campaigns to create awareness and stimulate usage of these products and services, which, in turn, should drive an increase in revenue. For example, we now offer customers a full complement of electronic banking access to conduct their banking needs. Customers can access their accounts through automated teller machines, over the telephone and now through their personal computers through Vista ONLINE, our new PC banking program launched in 2000.
        In addition, we offer customers mutual funds and insurance annuity products through our 15-branch retail network in conjunction with Security First Group, a subsidiary of MetLife. Our check card has been met with excellent results and usage continues to grow exponentially while our recently revamped Trust and Asset management business is expected to contribute significantly to our future performance. We plan to capitalize on our long-standing New Jersey Trust department presence and take advantage of the opportunities we see in Pennsylvania by virtue of our bank unification.
        The revenues we generate from noninterest income sources, before consideration of security transactions, increased 7 percent to $4.44 million in 2000, as we continue to focus on new strategies and products to drive this revenue stream.
        Service charges on deposit accounts increased 17 percent to $2.21 million in 2000 as a change in pricing policy for checks returned for insufficient funds resulted in a 60 percent increase over 1999 to $1.3 million. Offsetting this increase was a decline of 23 percent in fees earned from service charges on demand deposits to $470 thousand as customers maintained higher account balances to offset the account charges.
        Other service charge revenue decreased 4 percent to $1.04 million in 2000 on lower levels of fees collected in relation to loan origination volumes which declined as residential mortgage origination slowed in the face of higher interest rates. However, fees generated from ATM usage, including surcharge fees from noncustomer usage, and check card usage surged 34 percent to $577 thousand in 2000 compared to 1999.
        From time to time, we sell investment securities for interest rate risk management purposes, to meet liquidity needs or to respond to developments in the financial markets. During 2000, we sold approximately $24 million of investment securities at a net loss of $230 thousand as compared to $13 thousand in gains recognized in 1999. Gross realized gains totaled $43 thousand while gross realized losses equaled $273 thousand. In comparison, in 1999, we sold approximately $26 million of investment securities at a net gain of $13 thousand. Gross realized gains totaled $128 thousand and gross realized losses equaled $115 thousand.

CONSOLIDATED AVERAGE BALANCES, NET INTEREST
INCOME AND AVERAGE RATES (TAX-EQUIVALENT BASIS)
--------------------------------------------------------------------------------

FOR THE YEARS ENDED DECEMBER 31,                             2000                        1999                        1998
------------------------------------------------------------------------------------------------------------------------------------
                                                   Average           Average  Average           Average   Average            Amounts
Amounts in Thousands                               Balances Interest Rates    Balances Interest  Rates    Balances  Interest  Rates
(except percentages)                                          (1)     (2)                 (1)     (2)                 (1)      (2)
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Federal funds sold and securities
        purchased under agreements to resell      $ 10,600    $ 674   6.36%   $ 8,529    $  426   4.99%    $ 5,723    $ 307    5.36%
Short-term investments                               1,122       66   5.88%     2,216       118   5.32%      4,654      241    5.18%
        TOTAL SHORT-TERM INVESTMENTS                11,722      740   6.31%    10,745       544   5.06%     10,377      548    5.28%
Securities:
        U.S. Treasury                                8,415      488   5.80%    10,011       582   5.81%     16,856    1,020    6.05%
        U.S. Government agencies and corporations  124,761    8,416   6.75%   125,426     8,014   6.39%    120,523    7,674    6.37%
        States and other political subdivisions (3) 38,904    2,629   6.76%    38,869     2,645   6.80%     32,253    2,156    6.68%
        Other                                       27,838    1,940   6.97%    21,800     1,418   6.50%     15,297    1,037    6.78%
------------------------------------------------------------------------------------------------------------------------------------
        TOTAL SECURITIES                           199,918   13,473   6.74%   196,106    12,659   6.46%    184,929   11,887    6.43%
====================================================================================================================================
Loans, net of unearned income: (4)
          Mortgage                                 132,877   10,129   7.62%   133,020     9,990   7.51%    136,239   10,301    7.56%
          Commercial (3)                           198,810   17,969   9.04%   156,609    13,638   8.71%    117,050   10,928    9.34%
          Consumer                                 108,986    8,872   8.14%   100,301     8,036   8.01%     89,387    7,324    8.19%
------------------------------------------------------------------------------------------------------------------------------------
        TOTAL LOANS                                440,673   36,970   8.39%   389,930    31,664   8.12%    342,676   28,553    8.33%
------------------------------------------------------------------------------------------------------------------------------------
        TOTAL INTEREST-EARNING ASSETS              652,313   51,183   7.85%   596,781    44,867   7.52%    537,982   40,988    7.62%
------------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                             21,704                     20,865                       17,894
Allowance for loan losses                           (5,797)                    (4,917)                      (4,356)
Other assets                                        15,837                     15,524                       15,532
-----------------------------------------------------------------------------------------------------------------------------------
        TOTAL NONINTEREST-EARNING ASSETS            31,744                     31,472                       29,070
-----------------------------------------------------------------------------------------------------------------------------------
        TOTAL ASSETS                             $ 684,057                  $ 628,253                    $ 567,052
====================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
        Demand                                   $  94,636  $ 1,699   1.80% $  85,524   $ 1,588   1.86%  $  79,060  $ 1,694    2.14%
        Savings                                    135,988    4,082   3.00%   140,498     4,225   3.01%    128,465    3,916    3.05%
        Time                                       228,425   12,888   5.64%   207,138    10,680   5.16%    196,919   10,701    5.43%
        Time deposits $100,000 and over             55,669    3,314   5.95%    48,482     2,369   4.89%     42,095    2,341    5.56%
-----------------------------------------------------------------------------------------------------------------------------------
        TOTAL INTEREST-BEARING DEPOSITS            514,718   21,983   4.27%   481,642    18,862   3.92%    446,539   18,652    4.18%
-----------------------------------------------------------------------------------------------------------------------------------
        Borrowed funds                              38,362    2,038   5.31%    24,392     1,022   4.19%     13,672      588    4.30%
        Long-term debt                               9,842      642   6.52%     7,460       427   5.72%      3,044      190    6.24%
-----------------------------------------------------------------------------------------------------------------------------------
        TOTAL BORROWED FUNDS
        AND LONG-TERM DEBT                          48,204    2,680   5.56%    31,852     1,449   4.55%     16,716      778    4.65%
-----------------------------------------------------------------------------------------------------------------------------------
        TOTAL INTEREST-BEARING LIABILITIES         562,922   24,663   4.38%   513,494    20,311   3.96%    463,255   19,430    4.19%
====================================================================================================================================
Noninterest-bearing demand deposits                 65,689                     63,231                       55,241
Other liabilities                                    4,078                      4,243                        3,956
-----------------------------------------------------------------------------------------------------------------------------------
        TOTAL NONINTEREST-BEARING LIABILITIES       69,767                     67,474                       59,197
-----------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity                                51,368                     47,285                       44,600
-----------------------------------------------------------------------------------------------------------------------------------
        TOTAL LIABILITIES AND SHAREHOLDERS'EQUITY $684,057                  $ 628,253                    $ 567,052
-----------------------------------------------------------------------------------------------------------------------------------
Interest Income/Earning Assets                               51,183   7.85%              44,867   7.52%              40,988    7.62%
-----------------------------------------------------------------------------------------------------------------------------------
Interest Expense/Earning Assets                              24,663   3.78%              20,311   3.41%              19,430    3.61%
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income and Margin (5)                        $  26,520   4.07%              24,556   4.11%            $ 21,558    4.01%
====================================================================================================================================

(1) Interest on loans includes fee income.
(2) Rates have been annualized and computed on a tax-equivalent basis using the federal income tax statutory rate of 34%.
(3) Tax-equivalent adjustments were $976 thousand for 2000, $913 thousand for 1999 and $705 thousand for 1998.
(4) Includes nonaccrual loans.
(5) Net interest income as a percent of average interest-earning assets on a tax -equivalent basis.

VOLUME/RATE ANALYSIS OF CHANGES
IN NET INTEREST INCOME (TAX-EQUIVALENT BASIS)

                                                     For The Year Ended December 31,           For The Year Ended December 31,
                                                             2000 vs. 1999                             1999 vs. 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                               Increase (Decrease)                        Increase (Decrease)
                                                               Due to Changes in:                         Due to Changes in:
                                                    --------------------------------------------------------------------------------
                                                     Total     Average    Average               Total     Average    Average
Amounts in Thousands                                Change(1)   Volume     Rate                Change(1)   Volume     Rate
====================================================================================================================================
Interest Income:
Federal funds sold                                 $   248    $   117    $   131              $   119    $   142    $   (23)
Short-term investments                                 (52)       (63)        11                 (123)      (130)         7
------------------------------------------------------------------------------------------------------------------------------------
     TOTAL SHORT-TERM INVESTMENTS                      196         54        142                   (4)        12        (16)
------------------------------------------------------------------------------------------------------------------------------------
Securities:
  U.S. Treasury                                        (94)       (93)        (1)                (438)      (399)       (39)
  U.S. Government agencies and corporations            402        (42)       444                  340        313         27
  States and other political subdivisions              (16)         2        (18)                 489        449         40
  Other                                                522        415        107                  381        425        (44)
------------------------------------------------------------------------------------------------------------------------------------
  TOTAL SECURITIES                                     814        282        532                  772        788        (16)
------------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income: (2)
  Mortgage                                             139        (11)       150                 (311)      (241)       (70)
  Commercial                                         4,331      3,797        534                2,710      3,487       (777)
  Consumer                                             836        705        131                  712        877       (165)
------------------------------------------------------------------------------------------------------------------------------------
     TOTAL LOANS                                     5,306      4,491        815                3,111      4,123     (1,012)
------------------------------------------------------------------------------------------------------------------------------------
         TOTAL INTEREST INCOME                       6,316      4,827      1,489                3,879      4,923     (1,044)
------------------------------------------------------------------------------------------------------------------------------------
Interest Expense:
  Demand                                               111        164        (53)                (106)       132       (238)
  Savings                                             (143)      (136)        (7)                 309        363        (54)
  Time                                               2,208      1,152      1,056                  (21)       541       (562)
  Time deposits $100,000 and over                      945        382        563                   28        331       (303)
------------------------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST-BEARING DEPOSITS                 3,121      1,562      1,559                  210      1,367     (1,157)
------------------------------------------------------------------------------------------------------------------------------------
 Borrowed funds                                      1,016        692        324                  434        449        (15)
------------------------------------------------------------------------------------------------------------------------------------
 Long-term debt                                        215        149         66                  237        254        (17)
------------------------------------------------------------------------------------------------------------------------------------
  TOTAL BORROWED FUNDS AND LONG-TERM DEBT            1,231        841        390                  671        703        (32)
------------------------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST EXPENSE                          4,352      2,403      1,949                  881      2,070     (1,189)
------------------------------------------------------------------------------------------------------------------------------------
        NET INTEREST INCOME (TAX-EQUIVALENT BASIS) $ 1,964    $ 2,424    $  (460)             $ 2,998    $ 2,853    $   145
====================================================================================================================================

(1) The volume/rate variance is allocated based on the percentage relationship of changes in volume and changes in rate to the "Total Change."
(2) Includes nonaccrual loans.

We also recorded $366 thousand in net gains from the sale of SBA loans on an originated and retained basis in 2000 compared to $362 thousand in 1999. Between 75 and 80 percent of each loan is guaranteed by the SBA and may be sold into the secondary market with the balance retained in the commercial loan portfolio. This form of lending is a valued source of profitability as it offers four distinct revenue streams. These include the cash gain on the sale, reinvestment of the gains, servicing fee revenues received for performing servicing functions on the portion sold and interest income on the portion of the loan retained in portfolio.


NONINTEREST INCOME AND NONINTEREST EXPENSE
                                                                          Years Ended December 31,           Percent Change
                                                                   ---------------------------------    --------------------------
Amounts in Thousands (except percentages)                              2000         1999        1998    2000 vs 1999  1999 vs 1998
==================================================================================================================================
Noninterest Income:
                Service charges on deposit accounts                $  2,210     $  1,887    $  1,709          17%          10%
                Other service charges                                 1,038        1,077         735          (4)          47
                Net gains on sales of loans (1)                         366          362          15          NM           NM
                Trust and asset management fees                         337          323         310           4            4
                Net (losses) gains on sales of securities (1)          (230)          13         336          NM           NM
                Other income                                            488          497         459          (2)           8
----------------------------------------------------------------------------------------------------------------------------------
                                TOTAL NONINTEREST INCOME           $  4,209     $  4,159    $  3,564           1%          17%
----------------------------------------------------------------------------------------------------------------------------------
Noninterest Expense:
                Salaries and benefits                              $  8,972     $  8,823    $  8,318           2%           6%
                Occupancy expense                                     1,983        1,748       1,412          13           24
                Furniture and equipment expense                       2,509        2,198       1,864          14           18
                Unification related expenses (1)                        319           --          --          NM           NM
                Other expenses                                        4,661        4,754       4,469          (2)           6
----------------------------------------------------------------------------------------------------------------------------------
                                TOTAL NONINTEREST EXPENSE          $ 18,444     $ 17,523    $ 16,063           5%           9%
----------------------------------------------------------------------------------------------------------------------------------
                Overhead Efficiency Ratio (2)                         59.58%       61.05%      64.69%
==================================================================================================================================

(1)  NM, not meaningful.
(2) The Overhead Efficiency Ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax-equivalent net interest income and noninterest income, excluding net security transactions.

Noninterest Expense
        The pace of growth in noninterest expense slowed considerably in 2000 to 3 percent, excluding the one-time costs of unifying our bank subsidiaries. Including the unification expenses, total noninterest expense increased 5 percent to $18.44 million in 2000. As we continue to grow our franchise and expand our geographical reach, we must make investments to attract and retain staff, expand and modernize our facilities and embrace technology to remain competitive. The increase in the level of operating expense in 2000 is consistent with these initiatives.
        A key financial measure we use to benchmark the efficiency of our cost structure is the relationship of total noninterest expense as a percent of total average assets. We strive to balance the growth in operating expense with overall balance sheet growth and profitability trends. In 2000, this measure averaged 2.70 percent reflecting a decrease from 2.79 percent in 1999.
        A second banking-industry standard used to measure efficiency is referred to as the "efficiency ratio." This standard attempts to quantify the cost of generating one dollar of revenue. The lower the percentage, the more efficient an organization is considered. Our efficiency ratio fell to 59.6 percent for 2000 from 61.0 percent in 1999 and is considered in line with banks of our size located in the Northeast section of the country.
        The largest component of noninterest expense is salary and benefit costs. In 2000, this category increased 2.0 percent to $8.97 million based on normal merit increases and higher medical benefit costs. The number of full-time equivalent employees declined to 219 at December 31, 2000 compared to 227 at December 31, 1999. Moreover, salary and benefit costs continue to trend lower over the last three years as a percent of total noninterest expense. Salary and benefit costs equaled 48.6 percent of total noninterest expense in 2000 compared to 50.4 percent in 1999 and 51.8 percent in 1998.
        Occupancy expense increased 13 percent to $1.98 million in 2000 due to costs associated with operating a larger organization with a growing number of facilities including our new and expanded operations center that opened in 2000.
        In the third quarter of 2000, we incurred $319 thousand in one-time costs for the unification of our two commercial bank subsidiaries into Vista Bank, N.A. These expenses included radio, television and newsprint advertising to brand our new organization, community events, the replacement of obsolete forms and signage and consultant expenses for technology and computer conversion needs.
        Furniture and equipment expense increased 14 percent to $2.51 million in 2000 on higher telecommunication costs and equipment leasing expense that was offset in part by lower depreciation charges as we shift from purchasing needed technology to leasing options. This decision lowers capital expenditure needs and lowers capital commitment.

PROVISION FOR INCOME TAXES

        The provision for income taxes increased to $3.04 million in 2000 from $2.82 million in 1999 due to a higher level of pretax income. The effective tax rate decreased slightly to 30.2 percent for 2000 compared to 30.6 percent in 1999. Differences between the book and tax basis of assets and liabilities recorded in the financial statements result in deferred taxes. Net deferred tax assets were $3.6 million at December 31, 2000 and $5.1 million at December 31, 1999.

RESULTS OF OPERATIONS -
1999 COMPARED WITH 1998

        For the year ended December 31, 1999, our net income increased 21 percent to $6.41 million compared to $5.28 million in 1998. Basic earnings per share increased 22 percent to $1.27 in 1999 from $1.04 in 1998. All share and per share amounts have been restated to reflect the 5 percent stock dividend paid in May 1999.
        The increase in net income for 1999 was due primarily to growth in net interest income and strong performance in fee-based revenues. Higher spending in support of new revenue-generating staff positions, expanded technology spending and costs tied directly to business volumes accounted for the majority of the increase in noninterest expense.
        Return on average shareholders' equity increased to 13.56 percent in 1999 compared to 11.83 percent in 1998 and the return on average assets increased to 1.02 percent in 1999 from .93 percent in 1998.
        Tax-equivalent net interest income increased 14 percent to $24.56 million in 1999 due primarily to a $59 million increase in average interest-earning assets and a net interest margin that expanded to 4.11 percent in 1999 from 4.01 percent in 1998.
        Total noninterest income, before investment security transactions, increased 28 percent to $4.15 million in 1999. Gains recognized on the sale of SBA loans, higher service charges on deposit accounts and fees recognized from loan origination activities combined with improved revenues from Trust and Asset Management operations to drive the increase.
        Total noninterest expense increased 9 percent to $17.52 million in 1999 as all expense categories reflected year-over-year growth.
        Salary and benefit expense increased 6 percent to $8.82 million in 1999 compared to $8.32 million in 1998. Occupancy expense increased 24 percent to $1.75 million in 1999 from $1.41 million in 1998.
        Furniture and equipment expense increased 18 percent to $2.20 million from $1.86 million in 1998. The increase was attributable to upgrades in technology infrastructure, including a new 24-hour telephone banking system, higher depreciation and equipment maintenance costs plus increased telecommunication expenses.
        The relationship of total noninterest expense to average assets equaled
2.79 percent in 1999 and 2.83 percent in 1998. Federal and state income tax expense increased to $2.82 million for 1999 from $2.30 million in 1998, on a higher level of pretax income. The effective tax rate was 30.6 percent in 1999, reflecting a slight increase from 30.3 percent in 1998, on a lower level of tax-exempt income.

FINANCIAL CONDITION

INTEREST-EARNING ASSETS AND
INTEREST-BEARING LIABILITIES

        In 2000, we continued to realize the benefits of our multi-year strategy to rebalance and improve the mix of our consolidated loan portfolio to drive earnings and profitability. Our strategy is focused on growing our commercial lending business by adding seasoned commercial lenders with a well-established book of business, expanding our lending territory, broadening our product lines and supporting the business with state of the art technology. We also focused on growing our consumer lending capabilities to meet strong consumer demand and shifting our strategy on mortgage lending from being a portfolio lender to an originator of fixed rate mortgages for a third party or secondary market investor for fee revenue. This action also increased our ability to better manage interest rate risk and increase our financial flexibility.
        The successful results of our strategies are clearly evident over the last three years. Loans as a whole, reflect a steady and increasing portion of total interest-earning assets while commercial loans represented 45 percent of the total loan portfolio on average in 2000, up from 40 percent in 1999 and 34 percent in 1998. Investment securities have increased steadily over the last three years on an absolute dollar-basis but have remained constant at approximately one-third of total average interest-earning assets. This portfolio generates significant cash flows, a steady source of increasing earnings and is the primary tool used to manage liquidity and interest rate risk.
        Our branch network has also grown significantly with 60 percent of our 15-branch network coming on line in the nineteen-nineties, with most of the growth achieved since 1994. Over this time frame, we have experienced growth in all deposit categories and importantly, the concentration of each deposit sector has remained constant on a relative basis within the context of a growing balance sheet. This has enabled us to fund our asset growth with core deposits, expand our net interest margins and drive growth in net interest income over a variety of interest rate environments.
        In 2000, interest-earning assets increased 9 percent or $55.5 million to average $652.3 million compared to $596.8 million in 1999, due to strong growth in loans. Total loans increased 13 percent or $50.7 million, to average $440.7 million, and securities available for sale increased slightly to average $200 million.
        Interest-bearing liabilities increased 10 percent or $49.4 million to average $562.9 million in 2000 compared to $513.5 million in 1999, due to growth in deposits, borrowed funds and long-term debt. Total interest bearing deposits increased $33.1 million to average $514.7 million and borrowed funds and long-term debt increased $16.3 million to average $48.2 million.

SECURITIES AVAILABLE FOR SALE

        At December 31, 2000, the securities available for sale portfolio had an estimated fair value that approximated its amortized cost. The portfolio had an unrealized net gain of $26 thousand comprised of $1.46 million of unrealized gross gains and $1.44 million of unrealized gross losses.
        The unrealized net gain or loss on available for sale securities is reported on an after tax basis as a component of accumulated other comprehensive income in shareholders' equity. At December 31, 2000 this adjustment equaled an unrealized net gain of $28 thousand compared to an unrealized net loss of $5.3 million at December 31, 1999.
        The unrealized net gain in the portfolio at December 31, 2000 was primarily attributed to lower interest rates in effect at the end of 2000. We may decide to sell securities to manage the level of earning assets (for example, to offset loan growth that may exceed expected maturities and prepayments of securities). (See Note 3 to Financial Statements for securities available for sale by security type).
        At December 31, 2000, the fair value of mortgage-backed securities totaled $114.7 million, or 59 percent of our securities portfolio. As an indication of interest rate risk, we estimated the effect of a 100 basis point increase in interest rates on the value of the mortgage-backed securities portfolio. We estimate that mortgage-backed securities would decrease in fair value from $114.7 million to $111.3 million.

LOANS

        Total average loans increased 13 percent or $50.7 million to $440.7 million in 2000, compared to average total loans of $389.9 million in 1999.
        Total commercial loans increased 27 percent or $42.2 million in 2000 to average $198.8 million due to strong commercial real estate loan origination activity. Total consumer loans increased 9 percent or $8.7 million in 2000 due to home equity lending. Mortgage loans remained flat on a year-over-year basis.
        The yield on total loans averaged 8.39 percent for 2000, a 27 basis point increase from the 8.12 percent average yield earned in 1999. The commercial loan portfolio generated an average yield of 9.04 percent in 2000 compared to 8.71 percent in 1999. The average yield on the mortgage portfolio increased in 2000 to 7.62 percent from 7.51 percent in 1999, while the yield on the consumer loan portfolio increased to 8.14 percent in 2000 from 8.01 percent in 1999.

   [The following table was depicted as a bar graph in the printed material]
                                 96      $435.1
                                 97      $483.8
                                 98      $522.7
                                 99      $567.1
                                 00      $592.7
                                 TOTAL DEPOSITS
                             (dollars in millions)

DEPOSITS

        The year 2000 was marked by rising interest rates for the majority of the year prompted by a robust economy and a tightening of interest rates by the Federal Reserve focused on containing inflation and moderating the pace of economic expansion. As the majority of our funding base consists of retail customer deposit accounts and consequently do not reprice simultaneously with changes in financial market rates, they provide a key tool for managing the adverse affects of rising interest rates.
        Total average deposits increased 6.5 percent or $35.5 million to $580.4 million in 2000. Our strategy to expand market share and fund earning asset growth with core deposits has enabled us to control interest expense, stabilize the net interest margin and grow profitability.
        Demand deposits increased in 2000 on average, despite a re-duction in rates paid on these account types. Further reductions in rates paid on transaction accounts were enacted in early 2001. Retail time deposits, including those in excess of $100,000, increased as expected due to the availability of higher interest rates being paid on these accounts. Savings accounts declined slightly as funds migrated to higher paying time deposits.
        The cost of funds on interest-bearing liabilities averaged 4.38 percent in 2000, an increase of 42 basis points from 1999.

BORROWED FUNDS AND LONG-TERM DEBT

        We raise funds through a range of sources including retail deposits, certificates of deposit, Federal Home Loan Bank advances, repurchase agreements, federal funds purchased, long-term debt and shareholders' equity. This enhanced funding flexibility limits dependence on any one source of funds and generally lowers the cost of funds. In making funding decisions management considers market conditions, prevailing interest rates, liquidity needs and the maturity profile of the balance sheet.
        In 2000, total borrowed funds and long-term debt increased $16.3 million to average $48.2 million and the average rate paid increased to 5.56 from 4.55 percent in 1999.
         From time to time we leverage the purchase of investment securities with wholesale borrowings from the Federal Home Loan Bank based on market conditions and arbitrage spread opportunities. We execute and monitor such transactions pursuant to policies approved by the Board of Directors that include borrowing limits, minimum capital ratios, earnings targets and exit strategies. It is our policy to limit leverage program borrowings to 10 percent of total assets with a minimum Tier 1 Capital ratio of 6 percent of total average assets and a minimum total risk-based capital ratio of 11 percent.
         Strategies have been established to terminate leverage transactions in the event that adverse economic conditions nullify the underlying transaction assumptions. Exit strategies include: sale of the leveraged assets, raising retail funding to replace FHLB borrowings, refinancing of FHLB debt at maturity, selling of unrelated securities to retire debt, use of normal balance sheet cash flows to reduce debt or natural unwinding of the transactions through the ordinary course of business.

NONPERFORMING ASSETS

        Nonperforming assets, defined as loans on nonaccrual status, other real estate acquired through foreclosure (OREO), and real estate held for investment, totaled $4.1 million at December 31, 2000 and $3.2 million at December 31, 1999. Nonperforming assets equaled less than one percent of total loans plus OREO in each year.
        Nonperforming loans increased $700 thousand to $3.4 million at December 31, 2000. The increase consisted of nonperforming mortgage loans that are generally well secured by real estate and historically have experienced negligible losses and consumer loans from the indirect auto portfolio.
        OREO increased to $704 thousand at December 31, 2000 compared to $553 thousand at December 31, 1999. The increase was due primarily to a $526 thousand reclassification of a land parcel previously reported in premises and equipment.
        A loan must be placed on nonaccrual status when principal or interest becomes 90 days or more past due, unless the loan is well secured and in the process of collection or Vista does not expect the loan to be fully repaid according to the original terms of the loan agreement. A nonaccrual loan may not be restored to accrual status until principal and interest is no longer due and unpaid or it otherwise becomes well secured.

ALLOWANCE FOR LOAN LOSSES
AND RELATED PROVISION

        The allowance for loan losses increased to $6.2 million at December 31, 2000 or 1.37 percent of total loans, from $5.3 million or 1.28 percent of total loans at December 31, 1999. The allowance for loan losses expressed as a percentage of nonperforming loans equaled 183 percent at December 31, 2000 and 197 percent at December 31, 1999.
        The provision for loan losses increased 24 percent to $1.3 million for 2000 compared to $1.05 million in 1999. This increase was due to strong loan growth and an increased concentration of commercial loans that generally carry higher credit risk. Charge-offs, net of recoveries, totaled $363 thousand for 2000 compared to $306 thousand for 1999. Net charge-offs as a percent of average total loans equaled less than one-quarter of one percent in 2000 and 1999.
        The allowance for loan losses is determined through a regular review of the loan portfolio in which management considers historical loss factors as well as qualitative factors, which may cause actual losses to differ from past trends. These qualitative factors include but are not limited to prevailing economic conditions, the volume and trends of nonperforming loans, concentrations of credit risk, and changes in loan policies or underwriting standards.
        The allowance for loan losses is comprised of specific allocations for individual loans while the general allocation is determined by loss factors associated with each loan type (i.e. commercial, consumer or mortgage) and allocated accordingly. Commercial loans of $200 thousand or more are reviewed individually.
        The allocated or required portion of the allowance for loan losses is calculated quarterly and compared to the total reserve balance to determine adequacy. The commercial loan reserve requirement is based on individual loans reviewed, historical loss levels, industry concentration analyses, delinquency trends, economic cycles, and other pertinent factors. The consumer and mortgage loan reserve requirements are based on the historical trend of the last four quarters loss factors. Management also reviews ratios such as the allowance for loan losses as a percent of total loans when analyzing the adequacy of the reserve.
        While we believe the allowance for loan losses is currently adequate, future additions to the allowance may be necessary as conditions change. The adequacy of the allowance is reviewed quarterly by the Board of Directors.

LIQUIDITY

        Liquidity is a measure of our ability to meet present and future financial obligations and commitments on a timely basis. Liquidity needs include sufficient cash flow to meet present and future loan commitments, deposit outflows and daily business operations. At the bank subsidiary level, liquidity is generally provided by deposit growth, maturities and sales of securities, repayments of loans, borrowings and retained earnings. Liquidity is provided to the Parent Company in the form of service fees paid by the bank subsidiaries, issuance of common stock through participation in the various stock plans and quarterly dividend payments from the bank subsidiaries.
        Liquidity is managed on a daily basis at both the Parent Company and subsidiary levels, enabling us to effectively monitor changes in liquidity and to react accordingly to market conditions. We believe that liquidity is sufficient to meet present and future financial obligations and commitments on a timely basis.
         At December 31, 2000, cash and cash equivalents equaled $37.8 million, an increase of $8.4 million from the $29.4 million in cash and cash equivalents on hand at December 31, 1999.
        Changes in cash are measured by changes in the three major classifications of cash flows that are defined as operating, investing and financing activities.
        At December 31, 2000, net cash provided by operating activities equaled $8.0 million consisting mainly of net income adjusted for non-cash charges, net security and loan sale activity plus an increase in deferred tax assets.
        Net cash used for investing activities totaled $28.4 million at December 31, 2000. Investing activities consisted of $30.0 million in purchases of available for sale securities plus $51.7 million in loan originations. $44.2 million in maturities and sales of available for sale securities combined with retail deposit growth and leveraged borrowings funded these investments.
        Net cash provided by financing activities totaled $28.7 million and consisted of increases in certain deposit categories, borrowed funds and long-term debt plus proceeds from common stock issuance, offset in part, by increased cash dividends paid and share purchases of $583 thousand.

CAPITAL RESOURCES

        We review capital adequacy on an ongoing basis in conjunction with regulatory guidelines, asset size, balance sheet composition and risk profile characteristics, including asset quality, interest rate risk and liquidity needs. An adequate capital base is important to support growth and expansion and to protect against unexpected losses that cannot be covered by current year earnings.
        Capital is generated through retained earnings, and the issuance of common stock through our Employee Stock Purchase Plan, Board of Directors Stock Purchase Plan and the Dividend Reinvestment Plan.
        At December 31, 2000, shareholders' equity increased $10.0 million to $54.0 million, compared to $44.0 million at December 31, 1999. This increase was the result of $5.4 million in appreciation in the fair value of available for sale securities, $7.0 million in net income, $1.2 million in proceeds from the issuance of common stock, offset in part, by cash dividends paid totaling $3.0 million and $583 thousand in share purchases.
        On March 31, 1999, Vista authorized the extension of its existing repurchase program to include an additional 100,000 shares of its common stock in the open market or through negotiated transactions. The initial repurchase program was announced in August 1998 and all 100,000 shares were purchased by March 31, 1999 for a total of $2.0 milllion or an average of $20.18 per share. Under the extended program,Vista completed the purchase of the additional 100,000 shares in February 2001 for a total of $1.76 million or an average of $17.65 per share.

        The quarterly cash dividend paid on our common stock increased to 15 cents per share during the second quarter of 2000. Common stock cash dividends totaled 58 cents per share for 2000 compared to 50 cents per share for 1999, an increase of 16 percent. In addition the Board of Directors approved a 5 percent stock dividend, which was paid on May 26, 2000, to shareholders of record on May 12, 2000. This followed a similar 5 percent stock dividend paid in May 1999. Accordingly, all per share and average share amounts have been restated to reflect the stock dividends.

   [The following table was depicted as a bar graph in the printed material]

                                 96       $.31
                                 97       $.34
                                 98       $.42
                                 99       $.50
                                 00       $.58

                            CASH DIVIDENDS PER SHARE

        Our dividend payout ratio equaled 42 percent for 2000, 40 percent for 1999 and 39 percent for 1998. We paid cash dividends totaling $3.0 million in 2000, an increase of $400 thousand or 15 percent over the $2.6 million paid in 1999.
        Vista's book value per common share at December 31, 2000, increased 22 percent to $10.57 compared to $8.69 at December 31, 1999. This increase was due to the appreciation in the fair value of available for sale securities, retained earnings and stock issued pursuant to our various plans.
        The Federal Reserve Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation subject Vista and its bank subsidiary to various regulatory requirements. For additional information on regulatory capital, see Note 14 of the Notes to Consolidated Financial Statements.
        Vista may be a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of condition. The contract or notional amounts of these instruments reflect the extent of involvement Vista has in particular classes of financial instruments. Vista uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
        We evaluate each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by extension of credit, is based on our credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. We were committed to advance $49.1 million and $53.8 million to borrowers as of December 31, 2000 and 1999, respectively.
        Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. We entered into standby letters of credit contracts with customers totaling $2.9 million as of December 31, 2000 and 1999.
        We do not issue nor hold derivative instruments with the exception of loan commitments and letters of credit. These instruments are issued in the ordinary course of business to meet customer needs. Commitments to fund fixed-rate loans were immaterial at December 31, 2000. Variable-rate commitments are generally issued for less than one year and carry market rates of interest.
        Such instruments are not likely to be affected by annual rate caps triggered by rising interest rates. We expect that off-balance sheet risk will not be material to the results of operations or financial condition.

INTEREST RATE SENSITIVITY

        The risk of adverse changes in the fair value of financial instruments arising from changes in prevailing interest rates is commonly referred to as market or interest rate risk. The primary objective of our asset/liability management activities is to increase net interest income while undertaking acceptable levels of interest rate risk. The Asset/Liability Management Committee (ALCO) actively manages interest rate risk by establishing policies to limit our exposure to interest rate risk. These policies require the use of sophisticated risk analysis tools in order to understand, measure, and monitor interest rate risk positions and to ensure compliance with policy guidelines. These policies are reviewed and approved annually by the Board of Directors.
        Interest rate risk can be defined either by the effect it has on profits or how it affects the value of capital. Profits are affected by changes in interest rates and net interest income due to the re-pricing characteristics and maturity structure of interest-sensitive assets and liabilities. Changes in the value of capital are measured by calculating the economic value of assets and liabilities under various rate environments. In order to maintain consistent profit performance and acceptable levels of economic capital in changing interest rate environments, we actively monitor and manage the re-pricing characteristics and maturity structure of assets and liabilities within established policy guidelines.
        Historically, the most common method of analyzing interest rate risk was to measure the maturity and re-pricing relationships between interest-earning assets and interest-bearing liabilities at a specific point-in-time, typically referred to as Gaps." A bank is considered liability-sensitive when the amount of its interest-bearing liabilities exceed the amount of its interest-earning assets. However, assets and liabilities with similar repricing and maturity characteristics may not re-price at the same time or to the same degree. Although the Gap position does give a measure of the magnitude of risk, it cannot accurately predict the impact of changes in prevailing interest rates on net income. The following table reflects our Gap position at December 31, 2000.

STATEMENT OF INTEREST SENSITIVITY GAP

                                                                                        DECEMBER 31, 2000
                                                        ----------------------------------------------------------------------------
                                                         90 DAYS 9     1 TO 180    181 TO 365     1 TO 5
Amounts in Thousands (except percentages)                 OR LESS        DAYS         DAYS         YEARS    THEREAFTER      TOTAL
====================================================================================================================================
Rate sensitive assets:
Federal funds sold and
    short-term investments                               $  11,751    $     --     $     --     $      --    $     --    $  11,751
Investment securities                                        7,776        5,759       14,901       65,556      101,207     195,199
Loans, net of unearned income
    Mortgage                                                 9,888        7,283       14,751       50,867       47,955     130,744
    Commercial                                              78,379       26,096       42,593       56,939        8,151     212,158
    Consumer                                                19,158       11,542       19,876       52,396        5,523     108,495
------------------------------------------------------------------------------------------------------------------------------------
                Total rate sensitive assets              $ 126,952    $  50,680    $  92,121    $ 225,758    $ 162,836   $ 658,347
------------------------------------------------------------------------------------------------------------------------------------
Rate sensitive liabilities:
Deposits:
    Interest-bearing demand deposits                     $  28,326    $   1,929    $   3,858    $  30,861    $  33,005    $  97,979
    Savings                                                 47,006        2,789        5,579       44,631       29,138      129,143
    Time                                                    42,209       67,761      146,929       36,834           --      293,733
Borrowed funds                                              31,323           --        4,000           --           --       35,323
Long-term debt                                               3,500           --           --        6,000           --        9,500
Shareholders' Equity                                            --           --           --           --       53,971       53,971
------------------------------------------------------------------------------------------------------------------------------------
                Total rate sensitive liabilities         $ 152,364    $  72,479    $ 160,366    $ 118,326    $ 116,114    $ 619,649
------------------------------------------------------------------------------------------------------------------------------------
                Period gap                               $ (25,412)   $ (21,799)   $ (68,245)   $ 107,432    $  46,722    $  38,698
                Cumulative gap                             (25,412)     (47,211)    (115,456)      (8,024)      38,698
                Cumulative gap to total assets               -3.66%       -6.79%      -16.61%       -1.15%        5.57%
====================================================================================================================================

        We believe that the simulation of net interest income and the economic value of capital over varying interest rate cycles provides a more meaningful measure of interest rate risk.
        We use computer-based simulation modeling techniques to analyze the sensitivity of net interest income and the value of capital to movements in interest rates. We project net interest income based on a flat or most-likely rate scenario (base case) and then against varying rate scenarios over a rolling twelve-month time period. Our modeling assumptions include contractual maturity and repricing characteristics of rate-sensitive assets and liabilities, and various assumptions regarding the impact of changing interest rates on prepayment speeds and other imbedded options of certain assets and liabilities. Income simulation enables management to measure the probable effects on the balance sheet and earnings not only from changes in interest rates, but also of proposed strategies for responding to them.
        Our Interest Rate Risk Management policy has established that interest income sensitivity will be considered acceptable if net interest income is within ten percent of net interest income in the base case scenario.
        Based on our modeling results, a gradual increase, or decrease, in interest rates of 100 basis points over a twelve-month period may reduce net income by approximately $200,000, or 2 percent. An immediate and permanent change of 100 basis points results in a 10 percent reduction in the value of capital when rates rise and a 9 percent increase in the value of capital when rates fall. At December 31, 2000, these results were acceptable under policy guidelines. In the event the model indicates an unacceptable level of risk, we could undertake a number of actions that would mitigate the risk, including the sale of a portion of the Available-For-Sale investment portfolio or extending the maturity of short-term liabilities. We cannot provide any assurance about the actual effect of changes in interest rates on net interest income or the value of capital.
        The following table lists the financial instruments that are sensitive to changes in interest rates, categorized by the instrument's expected maturity and estimated fair value as of December 31, 2000.

SCHEDULE OF MARKET RISK SENSITIVE INSTRUMENTS

                                                           EXPECTED MATURITY DATE - YEARS ENDED DECEMBER 31,
                                              --------------------------------------------------------------------------------------
                                                                                                                          Estimated
 Amounts in Thousands (except percentages)    RATE    2001       2002     2003     2004     2005    THEREAFTER    TOTAL   FAIR VALUE
====================================================================================================================================
INTEREST SENSITIVE ASSETS:
Federal funds sold and
    short-term investments                    5.99% $ 11,751   $     -  $      -  $     -  $   -     $   -      $ 11,751  $ 11,751
Investment securities                         6.78%   20,335    17,887    18,381   17,769   13,781    107,072    195,225   195,225
Loans, net of unearned income
    Mortgage                                  7.62%   20,231    15,672    13,972   12,339   10,466     58,064    130,744   128,868
    Commercial                                9.08%   65,994    43,078    30,028   21,016   14,659     37,383    212,158   212,085
    Consumer                                  8.14%   45,378    27,720    16,140    8,704    4,420      6,133    108,495   107,299
-----------------------------------------------------------------------------------------------------------------------------------
Total interest sensitive assets               7.90% $163,689  $104,357   $78,521  $59,828  $43,326   $208,652   $658,373  $655,228
====================================================================================================================================
INTEREST SENSITIVE LIABILITIES
Deposits:
    Savings                                   2.98% $ 21,944   $20,833   $16,578   $9,942  $ 8,095   $ 51,751   $129,143  $129,143
    Time                                      5.94%  256,898    32,100     2,568    1,524      643          -    293,733   293,977
Borrowed funds                                5.56%   35,323         -         -        -        -          -     35,323    35,381
Long-term debt                                6.63%    3,500     3,000     3,000        -        -          -      9,500     9,636
------------------------------------------------------------------------------------------------------------------------------------
Total interest sensitive liabilities          5.11% $317,665   $55,933   $22,146   $11,466 $ 8,738   $ 51,751   $467,699  $468,137
====================================================================================================================================

        An instrument's expected maturity is based on the contractual maturity of the underlying assets, adjusted for prepayments of principal over and above scheduled payments. Various assumptions are used to estimate expected maturity and fair value. Although specific assets and liabilities may have similar cash flow characteristics, they may react in different degrees to changes in interest rates. For example, variable-rate assets will not experience the same fair value volatility as fixed-rate assets, while other types of assets and liabilities may lag behind changes in market rates, such as deposit accounts. For investment securities, the expected maturity is based upon contractual maturity and prepayment of principal as appropriate. Prepayments are based on consensus data received from third-party sources, which reflects both historical experience and consensus rates. For loans, expected maturity is based upon contractual maturity plus prepayments using historical experience and projected prepayments. For deposit liabilities, we use decay factors in accordance with industry standards and our own historical experience. The actual maturity of these instruments could vary substantially if future prepayments differ from historical experience. Off-balance sheet items are not considered material.

EFFECTS OF INFLATION

   The impact of inflation on banks and bank holding companies is different from the inflationary impact on nonfinancial institutions. Banks have assets and liabilities, which are primarily monetary in nature and which tend to reflect changes in inflation. This is especially true for banks with a high percentage of rate-sensitive interest-earning assets and interest-bearing liabilities.
A bank can reduce the impact of inflation by managing its rate sensitivity gap position. We monitor and seek to mitigate the impact of interest rate changes by attempting to match the maturities of interest- earning assets and interest-bearing liabilities.

YEAR 2000

   We were keenly aware of the issues associated with the Y2K computer-related threat as the Year 2000 approached and had taken extensive measures to protect against potential adverse consequences on our business and our customers. All of our systems proved to be Year 2000 compliant.

CONSOLIDATED BALANCE SHEETS
================================================================================

DECEMBER 31,
================================================================================
Amounts in Thousands
(except per share and share data)                                             2000         1999
-------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents:
        Cash and due from banks                                           $  26,018    $  27,091
        Federal funds sold                                                   10,400        2,150
        Short-term investments                                                1,351          156
-------------------------------------------------------------------------------------------------
                TOTAL CASH AND CASH EQUIVALENTS                              37,769       29,397
-------------------------------------------------------------------------------------------------
Securities available for sale (Amortized cost: $195,199 and $209,627 in
        2000 and 1999, respectively)                                        195,225      202,275
-------------------------------------------------------------------------------------------------
Loans, net of unearned income:
        Mortgage                                                            130,744      130,544
        Commercial                                                          212,158      174,334
        Consumer                                                            108,495      106,000
-------------------------------------------------------------------------------------------------
                Total Loans                                                 451,397      410,878
        Allowance for loan losses                                            (6,166)      (5,266)
-------------------------------------------------------------------------------------------------
                TOTAL NET LOANS                                             445,231      405,612
-------------------------------------------------------------------------------------------------
Premises and equipment                                                        7,590        6,934
Accrued interest receivable                                                   3,869        3,607
Other assets                                                                  5,574        6,843
-------------------------------------------------------------------------------------------------
                        TOTAL ASSETS                                      $ 695,258    $ 654,668
-------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Deposits:
        Demand:
                Noninterest-bearing                                       $  71,845    $  68,188
                Interest-bearing                                             97,979       88,558
        Savings                                                             129,143      142,334
        Time                                                                293,733      268,042
-------------------------------------------------------------------------------------------------
                TOTAL DEPOSITS                                              592,700      567,122
-------------------------------------------------------------------------------------------------
Borrowed funds                                                               35,323       30,835
Long-term debt                                                                9,500        8,500
Accrued interest payable                                                      1,132        1,597
Other liabilities                                                             2,632        2,654
-------------------------------------------------------------------------------------------------
                TOTAL LIABILITIES                                           641,287      610,708
-------------------------------------------------------------------------------------------------
Commitments and contingencies
Shareholders' Equity:
        Common stock:  $.50 par value; shares authorized 10,000,000;
                shares issued, 5,107,845 and 4,819,002 at December
                31, 2000 and December  31, 1999, respectively                 2,554        2,409
        Paid-in capital                                                      30,782       26,674
        Retained earnings                                                    20,607       20,213
        Accumulated other comprehensive income (loss)                            28       (5,336)
-------------------------------------------------------------------------------------------------
                TOTAL SHAREHOLDERS' EQUITY                                   53,971       43,960
-------------------------------------------------------------------------------------------------
                        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $ 695,258    $ 654,668
=================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF INCOME
================================================================================

FOR THE YEARS ENDED DECEMBER 31,
================================================================================
Amounts in Thousands
(except per share and share data)                                                2000           1999          1998
---------------------------------------------------------------------------------------------------------------------
Interest Income:
    Interest and fees on loans .........................................   $    36,891    $    31,569   $    28,504
    Interest on federal funds sold .....................................           674            426           307
    Interest on short-term investments .................................            66            118           241
    Interest on securities:
            Taxable ....................................................        10,518         10,013         9,730
            Nontaxable .................................................         2,058          1,828         1,501
---------------------------------------------------------------------------------------------------------------------
            TOTAL INTEREST INCOME ......................................        50,207         43,954        40,283
---------------------------------------------------------------------------------------------------------------------
Interest Expense:
    Interest on deposits ...............................................        21,983         18,862        18,652
    Interest on borrowed funds .........................................         2,038          1,022           588
    Interest on long-term debt .........................................           642            427           190
---------------------------------------------------------------------------------------------------------------------
            TOTAL INTEREST EXPENSE .....................................        24,663         20,311        19,430
---------------------------------------------------------------------------------------------------------------------
                  NET INTEREST INCOME ................................          25,544         23,643        20,853
---------------------------------------------------------------------------------------------------------------------
Provision for Loan Losses .....................................................  1,263          1,048           780
---------------------------------------------------------------------------------------------------------------------
            Net Interest Income after Provision for Loan Losses ........        24,281         22,595        20,073
---------------------------------------------------------------------------------------------------------------------
Noninterest Income:
    Service charges on deposit accounts ................................         2,210          1,887         1,709
    Other service charges ..............................................         1,038          1,077           735
    Net gains on sales of loans ........................................           366            362            15
    Net (losses) gains on sales of securities ..........................          (230)            13           336
    Other income .......................................................           825            820           769
---------------------------------------------------------------------------------------------------------------------
            TOTAL NONINTEREST INCOME ...................................         4,209          4,159         3,564
---------------------------------------------------------------------------------------------------------------------
Noninterest Expense:
    Salaries and benefits ..............................................         8,972          8,823         8,318
    Occupancy expense ..................................................         1,983          1,748         1,412
    Furniture and equipment expense ....................................         2,509          2,198         1,864
    Unification related expenses .......................................           319             --            --
    Other expense ......................................................         4,661          4,754         4,469
---------------------------------------------------------------------------------------------------------------------
            TOTAL NONINTEREST EXPENSE ..................................        18,444         17,523        16,063
---------------------------------------------------------------------------------------------------------------------
                  Income Before Provision for Income Taxes ...........          10,046          9,231         7,574
Provision for Income Taxes ....................................................  3,036          2,821         2,298
---------------------------------------------------------------------------------------------------------------------
                  Net Income .........................................     $     7,010    $     6,410   $     5,276
---------------------------------------------------------------------------------------------------------------------
                  Basic Earnings per Share ...........................     $      1.38    $      1.27   $      1.04
---------------------------------------------------------------------------------------------------------------------
                  Weighted Average Number of Common Shares Outstanding       5,082,816      5,048,407     5,064,368
=====================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS' EQUITY
================================================================================

                                                               For the Years Ended December 31, 2000, 1999 and 1998
                                                                                                        Accumulated
                                                                                                           Other          Total
Amounts in Thousands                                Shares    Common   Paid-In   Retained   Treasury   Comprehensive   Shareholders'
(except per share and share data)                   Issued    Stock    Capital   Earnings     Stock        Income         Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                       4,168,013   $ 2,084   $ 14,345   $ 25,770   $ (87)       $ 1,190        $ 43,302
  Comprehensive Income:
    Net income - 1998                                   --        --         --      5,276      --             --           5,276
    Other comprehensive income, net of income taxes
         Net unrealized appreciation in the
         fair value of securities available             --        --         --         --      --            376             376
                                                                                                                           ---------
         for sale
  Comprehensive income:                                                                                                     5,652
  Cash dividends - $.42 per share                       --        --         --     (2,063)     --             --          (2,063)
  Net proceeds from issuance of common stock        83,992        42      1,644         --      --             --           1,686
  10% Stock dividend                               417,898       209      8,149     (8,365)     --             --              (7)
  Purchase of treasury stock                            --        --         --          4  (1,720)            --          (1,716)
  Retirement of treasury stock                     (92,015)      (46)    (1,761)        --   1,807             --              --
  Deferred compensation                                 --        --        (18)        --      --             --             (18)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                       4,577,888   $ 2,289   $ 22,359   $ 20,622    $ --        $ 1,566        $ 46,836
  Comprehensive Income:
    Net income - 1999                                   --        --         --      6,410      --             --           6,410
    Other comprehensive loss, net of income taxes
          Net unrealized depreciaton in the
          fair value of securities available            --        --         --         --      --         (6,902)         (6,902)
          for sale                                                                                                         ---------
  Comprehensive Loss:                                                                                                        (492)
  Cash dividends - $.50 per share                       --        --         --     (2,566)     --             --          (2,566)
  Net proceeds from issuance of common stock        60,096        30      1,080         --      --             --           1,110
  5% Stock dividend                                228,483       114      4,131     (4,253)     --             --              (8)
  Purchase of treasury stock                            --        --         --         --    (929)            --            (929)
  Retirement of treasury stock                     (49,600)      (25)      (904)        --     929             --              --
  Deferred compensation                              2,135         1          8         --      --             --               9
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                       4,819,002   $ 2,409   $ 26,674   $ 20,213    $ --       $ (5,336)       $ 43,960
  Comprehensive Income:
    Other comprehensive income, net of income taxes
          Net income - 2000                             --        --         --      7,010      --             --           7,010
          Net unrealized appreciation in the
          fair value of securities available            --        --         --         --      --          5,364           5,364
                                                                                                                           ---------
          for sale
  Comprehensive income:                                                                                                    12,374
  Cash dividends - $.58 per share                       --        --         --     (2,964)     --            --           (2,964)
  Net proceeds from issuance of common stock        85,038        43      1,176         --      --            --            1,219
  5% Stock dividend                                241,055       121      3,525     (3,652)     --            --               (6)
  Purchase of treasury stock                            --        --         --         --    (583)           --             (583)
  Retirement of treasury stock                     (37,250)      (19)      (564)        --     583            --               --
  Deferred compensation                                 --        --        (29)        --      --            --              (29)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                       5,107,845   $ 2,554   $ 30,782   $ 20,607    $ --          $ 28         $ 53,971
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================


For the Years Ended December 31,
================================================================================
Amounts in Thousands                                2000       1999       1998
--------------------------------------------------------------------------------
Cash Flows From Operating Activities:
  Net Income                                     $ 7,010    $ 6,410    $ 5,276
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Depreciation and amortization                    1,002        965      1,037
  Provision for loan losses                        1,263      1,048        780
  Provision for deferred taxes                      (553)      (302)      (212)
  Increase in accrued interest receivable           (262)      (474)      (160)
  (Decrease) increase in accrued interest payable   (465)       214        134
  Net change in other assets and other liabilities    91      1,669        187
  Net amortization of premium on securities           40        398        601
  Net losses (gains) on sales of securities          230        (13)      (336)
  Net gains on sales of loans                       (366)      (362)       (15)
--------------------------------------------------------------------------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES  7,990      9,553      7,292
--------------------------------------------------------------------------------
Cash Flows From Investing Activities:
 Proceeds from maturities of securities
  available for sale                              20,389     37,115     60,279
 Proceeds from sales of securities available
  for sale                                        23,814     26,491     29,673
 Purchases of securities available for sale      (30,045)   (95,578)   (82,313)
 Net increase in loans                           (51,667)   (48,689)   (54,235)
 Proceeds from sales of loans                     10,742      7,106      1,014
 Net capital expenditures                         (1,583)      (961)      (327)
--------------------------------------------------------------------------------
        NET CASH USED FOR INVESTING ACTIVITIES   (28,350)   (74,516)   (45,909)
--------------------------------------------------------------------------------
Cash Flows From Financing Activities:
 Net (decrease) increase in demand and savings
  deposits                                          (113)    14,590     34,669
 Net increase in time deposits                    25,691     29,790      4,317
 Net increase in borrowed funds                    4,488     13,872      8,104
 Net increase (decrease) in long-term debt         1,000      5,500     (1,222)
 Net proceeds from issuance of common stock        1,213      1,102      1,679
 Net treasury stock transactions                    (583)      (929)    (1,716)
 Cash dividends paid                              (2,964)    (2,566)    (2,063)
--------------------------------------------------------------------------------
       NET CASH PROVIDED BY FINANCING ACTIVITIES  28,732     61,359     43,768
--------------------------------------------------------------------------------
           Net Increase (Decrease) in Cash and
            Cash Equivalents                       8,372     (3,604)     5,151
           Cash and Cash Equivalents, Beginning
            of Period                             29,397     33,001     27,850
--------------------------------------------------------------------------------
       CASH AND CASH EQUIVALENTS, END OF PERIOD $ 37,769   $ 29,397   $ 33,001
--------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information:
                Interest paid                   $ 25,128   $ 20,097   $ 19,296
                Income taxes paid                  3,681      3,161      2,551
================================================================================
The accompanying notes to consolidated financial statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

NOTE 1
DESCRIPTION OF BUSINESS AND SUMMARY
OF SIGNIFICANT ACCOUNTING POLICIES

        The following is a description of the business and significant accounting policies of Vista Bancorp, Inc. and its subsidiary (Vista).

DESCRIPTION OF BUSINESS

        We provide a full range of retail and commercial banking services for consumers and small- to medium-size businesses primarily in Western New Jersey and Eastern Pennsylvania. Our lending and investing activities are funded primarily by deposits gathered through the retail branch office network. Lending is concentrated in mortgage, commercial and consumer loans to local borrowers. We also lend to borrowers outside our local area through the SBA program.
        Our success is dependent, to a certain extent, upon the economic conditions in the geographic markets we serve. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the results of operations and financial condition.

PRINCIPLES OF CONSOLIDATION

        Our consolidated financial statements include all of the accounts of the parent company and wholly-owned commercial bank subsidiary, Vista Bank, NA. All significant inter-company accounts and transactions have been eliminated.

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

LOANS

        Loans are stated at the principal amount outstanding, net of unearned income. The interest on loans is credited to income based upon the principal amount outstanding and stated interest rate. Loan origination fees are deferred and are included in unearned income. These fees are being amortized as an adjustment of the yield, generally over the contractual life of the related loans, and recorded as interest income.
         We originate loans through the Small Business Administration (SBA). Between 75 and 80 percent of each loan is guaranteed by the SBA and may be sold into the secondary market with the balance retained in the commercial loan portfolio.
        NONACCRUAL LOANS When management believes there is sufficient doubt as to the ultimate collectibility of principal or interest on any loan or generally when loans are 90 days or more past due, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management's judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.
        IMPAIRED LOANS Impaired loans are those loans that management deems it is unlikely to collect all amounts due (including both principal and interest) according to the contractual terms of the loan agreement. Impaired loans include nonaccrual loans plus other loans individually identified as impaired.
Impaired loans are measured based upon the present value of expected cash flows discounted at the loan's effective interest rate or using the fair value of collateral if the loan is collateral dependent.
        RESTRUCTURED LOANS Restructured loans are those loans whose terms have been modified because of deterioration in the financial condition of the borrower to provide for a reduction of either interest or principal or an extension of the payment period.

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

OTHER REAL ESTATE OWNED

        Other real estate owned consists of land and foreclosed assets and is stated at the lower of cost or estimated fair value less estimated costs to sell the property. When property is foreclosed upon, we write it down to the lower of the loan balance or fair value with the difference charged to income.

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

MARKETING AND ADVERTISING COSTS

        We initiate various marketing and advertising programs. All costs related to marketing and advertising are expensed in the period incurred. Marketing and advertising costs totaled $728 thousand in 2000, $689 thousand in 1999, and $668 thousand in 1998.

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

EARNINGS PER SHARE

        Earnings per share amounts, weighted average shares outstanding and all per share amounts have been adjusted in the accompanying financial statements to reflect the stock dividends declared in April 2000, April 1999 and May 1998.
        On April 21, 2000, we declared a 5 percent stock dividend to shareholders' of record May 12, 2000 and payable May 26, 2000. In connection therewith, 241,055 shares were issued.
        On April 16, 1999, a 5 percent stock dividend was declared to shareholders' of record as of May 3, 1999 and payable May 21, 1999. In connection therewith, 228,483 shares were issued.
        On May 15, 1998, a 10 percent stock dividend was declared to shareholders' of record as of June 1, 1998 and payable June 10, 1998. In connection therewith, 417,898 shares were issued.
        Basic and diluted earnings per share are presented and calculated based on income available to common shareholders and the weighted average number of shares outstanding during the reported periods. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.

Amounts in Thousands                               Years Ended December 31,
(except per share data)                            2000      1999      1998
--------------------------------------------------------------------------------
Net income available
        to common
        shareholders (numerator)                $ 7,010   $ 6,410   $ 5,276
 Weighted average common
        shares outstanding                        5,083     5,048     5,064
Effect of common
        stock equivalents                            --        --        --
--------------------------------------------------------------------------------
Weighted average shares
        outstanding (denominator
        for each calculation)                     5,083     5,048     5,064
--------------------------------------------------------------------------------
Basic earnings per share                        $  1.38   $  1.27   $  1.04
--------------------------------------------------------------------------------
Diluted earnings per share                      $  1.38   $  1.27   $  1.04
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

RECENTLY ISSUED
ACCOUNTING STANDARDS

        Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of FASB Statement No. 125" was issued in September 2000. SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement 125's provisions without reconsideration. This Statement is effective for transfers and servicing of financial assets and extinguishments liabilities occurring after March 31, 2001. It is effective for disclosures about securitizations and collateral and for recognition and reclassification of collateral for fiscal years ending after December 15, 2000. Adoption of SFAS 140 is not expected to have a material impact on Vista.
        Statement of Financial Accounting Standards (SFAS) No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133" was issued in September 2000 and is effective for fiscal years beginning after September 15, 2000. SFAS 138 amends SFAS 133 with some technical exceptions, none of which apply to Vista.
        Currently, we do not invest in derivative instruments nor engage in hedging activities. Adoption of SFAS 138 is not expected to have a material impact on Vista.

RECLASSIFICATIONS

        Certain amounts in prior years' financial statements have been reclassified to conform to the current year's presentation.

NOTE 2

CASH AND DUE FROM BANKS

        Restrictions on cash and due from bank accounts are placed upon the banking subsidiaries by the Federal Reserve Banks. Certain amounts of reserve balances are required to be maintained at the Federal Reserve Banks based upon deposit levels and other factors. The average amount of reserve balances for the year ended December 31, 2000, was approximately $8.2 million. For the two-week period ended December 31, 2000, the average amount of reserve balances was approximately $14.0 million.
        Various deposit accounts are maintained with other banks to meet normal funds transaction requirements and to compensate other banks for certain correspondent services. These accounts are insured by the FDIC up to $100,000 per account. Management is responsible for assessing the credit risk of its correspondent banks. The withdrawal or usage restrictions of cash and due from bank balances did not have a significant impact on operations as of December 31, 2000.

NOTE 3

SECURITIES

        The amortized cost, gross unrealized gains and losses, estimated fair values and maturity distribution of the securities available for sale at December 31, 2000 and 1999, were as follows:


SECURITIES AVAILABLE FOR SALE                                 DECEMBER 31, 2000
-------------------------------------------------------------------------------------------
                                                          GROSS     GROSS      ESTIMATED
                                           AMORTIZED   UNREALIZED   UNREALIZED   FAIR
Amounts in Thousands                         COST         GAINS     LOSSES       VALUE
-------------------------------------------------------------------------------------------
U.S. Treasury securities                   $   8,066   $    71   $    (1)     $   8,136
U.S. Government agencies and corporations      7,797        40       (20)         7,817
State and political subdivisions              37,094       260      (327)        37,027
Corporate debt securities                     24,481       171      (576)        24,076
Mortgage-backed securities                   114,205       911      (373)       114,743
Equity securities                              3,556         8      (138)         3,426
-------------------------------------------------------------------------------------------
       Total securities available for sale $ 195,199   $ 1,461   $(1,435)     $ 195,225
-------------------------------------------------------------------------------------------

SECURITIES AVAILABLE FOR SALE                                 DECEMBER 31, 1999
-------------------------------------------------------------------------------------------
                                                          GROSS     GROSS      ESTIMATED
                                           AMORTIZED   UNREALIZED   UNREALIZED   FAIR
Amounts in Thousands                         COST         GAINS     LOSSES       VALUE
-------------------------------------------------------------------------------------------
U.S. Treasury securities                   $  10,121   $     2   $  (125)     $   9,998
U.S. Government agencies and corporations      8,993        --      (253)         8,740
State and political subdivisions              41,960        37    (2,155)        39,842
Corporate debt securities                     21,996         3    (1,269)        20,730
Mortgage-backed securities                   122,459       119    (3,611)       118,967
Equity securities                              4,098        --      (100)         3,998
-------------------------------------------------------------------------------------------
       Total securities available for sale $ 209,627   $   161   $(7,513)     $ 202,275
-------------------------------------------------------------------------------------------

SECURITIES AVAILABLE FOR SALE                   DECEMBER 31, 2000       DECEMBER 31, 1999
-------------------------------------------------------------------------------------------
                                                       ESTIMATED               ESTIMATED
                                          AMORTIZED    FAIR        AMORTIZED   FAIR
Amounts in Thousands                        COST       VALUE          COST     VALUE
-------------------------------------------------------------------------------------------
Maturing within one year                   $   5,913   $ 5,915   $ 10,889     $  10,854
Maturing after one year but within five years 26,135    26,306     27,481        26,887
Maturing after five years but within ten years 9,113     9,020     10,037         9,426
Maturing after ten years                      36,277    35,815     34,663        32,143
No Maturity                                    3,556     3,426      4,098         3,998
Mortgage-backed securities                   114,205   114,743    122,459       118,967
-------------------------------------------------------------------------------------------
       Total securities available for sale $ 195,199  $195,225   $209,627     $ 202,275
-------------------------------------------------------------------------------------------

Proceeds from the sales of securities available for sale were $23.8 million in 2000, $26.5 million in 1999 and $29.7 million in 1998. Gross realized gains on sales were $43 thousand in 2000, $128 thousand in 1999 and $411 thousand in 1998. Gross realized losses on sales totaled $273 thousand in 2000, $115 thousand in 1999 and $75 thousand in 1998.
        Securities available for sale with a book value of $63.8 million and $65.0 million at December 31, 2000 and 1999, respectively, were pledged to secure public fund deposits, secured other borrowings and for other purposes required or permitted by law.

NOTE 4

LOANS

        Our mortgage, commercial and consumer loan activity is generally concentrated in Warren and Hunterdon counties in Western New Jersey and Northampton and Lehigh counties in Eastern Pennsylvania. Although we have a diversified loan portfolio, a substantial portion of our debtors' ability to honor their contracts is related to the strength of the local economies.
        Restructured loans were $1.5 million at December 31, 2000 and $1.6 million at December 31, 1999. There were no restructured loans returned to accrual status during 2000 and 1999. Total nonaccrual loans included $1.1 million of restructured loans at December 31, 2000 and $998 thousand at December 31, 1999. Transfers from loans to other real estate owned totaled $319 thousand in 2000 and $195 thousand in 1999.
        The following table summarizes the nonaccrual and past due loans at December 31, 2000 and 1999:

Amounts in Thousands                     2000         1999
--------------------------------------------------------------------------------
Nonaccrual loans                       $3,369       $2,672
--------------------------------------------------------------------------------
Accrual loans past due
        90 days or more                $   11       $   19
--------------------------------------------------------------------------------
Interest income that would
        have been recorded under
        original terms                 $  362       $  225
--------------------------------------------------------------------------------
Interest income recorded
        during the period              $  264       $  141
--------------------------------------------------------------------------------

        Loans to executive officers, directors and their affiliated interests amounted to $5.6 million at December 31, 2000 and $6.5 million at December 31, 1999. During 2000, $11.5 million of new loans were made, and repayments totaled $12.4 million. During 1999, $15.1 million of new loans were made, and repayments totaled $15.1 million. All such related party loans were current as to principal and interest payments and were granted on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than the normal risk of collectibility. At December 31, 2000, no loans to executive officers, directors and their affiliated interests were renegotiated, past due or on nonaccrual status.

NOTE 5

ALLOWANCE FOR LOAN LOSSES

        The allowance for loan losses is based on estimates, and it is reasonably possible that ultimate losses may vary from the current estimates. These estimates are reviewed periodically and adjustments, as they become necessary, are reported in earnings in the periods in which they become known. An analysis of the allowance for loan losses as of December 31, 2000, 1999 and 1998, is as follows:

Amounts in Thousands                       2000         1999           1998
--------------------------------------------------------------------------------
Balance, beginning of year              $ 5,266      $ 4,524         $ 4,148
      Additions:
          Provisions charged to
                expense                   1,263        1,048             780
          Recoveries of loans
                previously charged off       89           76             135
        Deductions:
          Loans charged off                (452)        (382)           (539)
--------------------------------------------------------------------------------
Balance, end of year                    $ 6,166      $ 5,266         $ 4,524
--------------------------------------------------------------------------------

        At December 31, 2000, total impaired loans were approximately $5.0 million, all of which were valued using the fair value of collateral. Based on these methods, $420 thousand of the $6.2 million allowance for loan losses was allocated against the $5.0 million impairment. At December 31, 1999, total impaired loans were approximately $3.4 million, of which $419 thousand were valued based upon discounted cash flows and $2.98 million using the fair value of collateral. Based on these methods, $382 thousand of the $5.3 million allowance for loan losses was allocated against the $3.4 million of impaired loans. At December 31, 1998, total impaired loans were $1.9 million, of which $800 thousand were valued based upon discounted cash flows and $1.1 million using the fair value of collateral. Based on these methods, $278 thousand of the $4.5 million allowance for loan losses was allocated against the $1.9 million of impaired loans. The remaining allowance for loan losses, totaling $5.8 million at December 31, 2000, $4.9 million at December 31, 1999, and $4.2 million at December 31, 1998 was available to absorb losses in the entire loan portfolio. Total average impaired loans were $4.8 million, during 2000, $3.1 million, during 1999, and $2.2 million during 1998. Interest income on impaired loans totaled $368 thousand in 2000, $162 thousand in 1999 and $61 thousand in 1998.

NOTE 6

PREMISES AND EQUIPMENT

        An analysis of premises and equipment as of December 31, 2000 and 1999, is as follows:

Amounts in Thousands                        2000            1999
--------------------------------------------------------------------------------
Land and buildings                     $   6,335       $   6,617
Furniture and equipment                    5,677           5,545
Leasehold improvements                     2,039           1,135
--------------------------------------------------------------------------------
        Total cost                        14,051          13,297
Less: Accumulated depreciation
        and amortization                  (6,461)         (6,363)
--------------------------------------------------------------------------------
        Total premises and
                equipment, net         $   7,590       $   6,934
--------------------------------------------------------------------------------

        Depreciation and amortization expense for premises and equipment was $927 thousand in 2000, $878 thousand in 1999 and $911 thousand in 1998.

NOTE 7

DEPOSITS

        An analysis of time deposits at December 31, 2000 and 1999, is as follows:

Amounts in Thousands                           2000            1999
--------------------------------------------------------------------------------
Time deposits:
        Certificates less
                than $100,000            $   235,573    $   216,938
        Certificates $100,000
                and over                      58,160         51,104
--------------------------------------------------------------------------------
        Total time deposits              $   293,733    $   268,042
--------------------------------------------------------------------------------

A maturity schedule of time deposits of $100,000 and over is as follows:

Amounts in Thousands                           2000            1999
--------------------------------------------------------------------------------
        1 year or less                   $    54,187    $    43,767
        1 through 2 years                      3,758          6,395
        2 through 3 years                        215            621
        3 through 4 years                          0            209
        Over 4 years                               0            112
--------------------------------------------------------------------------------
        Total certificates
         $100,000 and over               $    58,160    $     51,104
--------------------------------------------------------------------------------

NOTE 8

BORROWED FUNDS AND LONG-TERM DEBT

        An analysis of borrowed funds as of December 31, 2000 and 1999, is as follows:

                                               2000            1999
                                           -------------------------------------
Amounts in Thousands    Maturity
(except percentages)    date               Amount   Rate      Amount     Rate
--------------------------------------------------------------------------------
Treasury tax and
        loan note       Overnight        $     --     --     $   576     4.78%
--------------------------------------------------------------------------------
Secured
        Customer
        Deposits        Overnight          19,323   4.55%     17,259     3.56%
--------------------------------------------------------------------------------
Federal Home Loan
        Bank repurchase 2000                   --     --      10,000     5.91%
        agreements      2001                6,000   6.63%         --       --
                        2004                4,000   5.94%         --       --
--------------------------------------------------------------------------------
Federal Home Loan
        Bank advances   2000                   --     --       3,000     5.96%
                        2001                6,000   6.69%         --       --
--------------------------------------------------------------------------------
        Borrowed funds                     35,323             30,835
--------------------------------------------------------------------------------
Federal Home Loan
        Bank advances   2000                   --     --       6,000     5.74%
                        2001                3,500   6.22%      1,500     5.50%
                        2002                3,000   6.58%      1,000     5.65%
                        2003                3,000   7.15%         --       --
--------------------------------------------------------------------------------
        Long-term debt                      9,500              8,500
--------------------------------------------------------------------------------
Total borrowed funds
        and long-term debt               $ 44,823           $ 39,335
--------------------------------------------------------------------------------

        At December 31, 2000, we maintained a $15.5 million leverage program with $10.0 million classified as FHLB repurchase agreements, $4.5 million classified as FHLB short-term debt and $1.0 million classified as FHLB long-term debt. The weighted average cost of borrowings on the leverage program during 2000 was 6.14 percent. As of December 31, 1999, we maintained an $18.5 million leverage program with $10.0 million classified as FHLB repurchase agreements, $2.5 million classified as FHLB long-term debt and $6.0 million classified as FHLB short-term debt. The weighted average cost of borrowings on the leverage program during 1999 was 5.50 percent. All advances from the FHLB are collateralized by securities owned by Vista or by a blanket-lien on mortgage-related assets.
        We have approximately $22 million in additional borrowing capacity from the FHLB based on our FHLB stock held. Additional borrowing capacity exceeding this $22 million is available provided additional FHLB stock is purchased.
        Borrowed funds from directors and their affiliated interests amounted to $2.0 million and $1.0 million at December 31, 2000 and 1999, respectively, and are included above.

NOTE 9

EMPLOYEE BENEFIT PLANS

        We maintain a noncontributory defined benefit retirement plan, funded through a self-administered trust, covering most employees with one or more years of continuous employment. The following sets forth the plan's funded status at December 31, 2000 and 1999, the measurement dates, and amounts recognized in the consolidated balance sheets at December 31, 2000 and 1999:

Amounts in Thousands                       2000                  1999
--------------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at end of
        prior year:                    $ (5,225)            $  (5,029)
                Service cost               (274)                 (267)
                Interest cost              (340)                 (336)
                Actuarial gains             173                   106
                Benefit payments            318                   301
--------------------------------------------------------------------------------
Benefit obligation at
                year-end               $ (5,348)            $  (5,225)
--------------------------------------------------------------------------------
Change in plan assets:
Fair value of plan assets at
        end of prior year              $  7,335             $   6,881
                Contributions                --                    --
                Net investment income      (278)                  782
                Benefit payments           (318)                 (301)
                Estimated administration
                        expenses            (32)                  (27)
--------------------------------------------------------------------------------
Fair value of plan assets at
        year-end                       $  6,707             $   7,335
--------------------------------------------------------------------------------
Plan assets in excess of
        benefit obligation             $  1,359             $   2,110
Unrecognized gain                        (1,085)               (1,958)
Unrecognized prior service cost            (303)                 (336)
Unrecognized transition asset              (142)                 (178)
--------------------------------------------------------------------------------
        Accrued pension cost           $   (171)            $    (362)
--------------------------------------------------------------------------------

        Net periodic pension cost for 2000, 1999 and 1998 included the following components:

Amounts in Thousands                       2000        1999      1998
--------------------------------------------------------------------------------
Service cost benefits earned
        during the year                 $   274     $   267   $   247
Interest cost on projected
        benefit obligation                  341         336       310
Expected return on plan assets             (644)       (612)     (535)
Net amortization/(deferral)                (163)       (141)     (129)
--------------------------------------------------------------------------------
        Net periodic pension cost
                (benefit)              $   (192)    $  (150)  $  (107)
--------------------------------------------------------------------------------

        In determining the periodic pension cost, the assumed discount rate was 7% in 2000, 6.75% in 1999, and 7% in 1998. In determining the benefit obligation, the assumed discount rate was 7% for 2000, 1999, and 1998. The rate of increase in future salary levels was 4% in 2000, 1999, and in 1998. The expected long-term rate of return on assets used in determining net periodic pension cost was 9% in 2000, 1999, and 1998.
        At December 31, 2000 and 1999, the plan's assets consisted of the following components:

Amounts in Thousands                        2000                1999
--------------------------------------------------------------------------------
Plan assets at year-end:
        Cash                         $       300         $       345
        Fixed-income securities            1,393               1,167
        Equity securities                  5,061               5,850
Liabilities:
        Accrued expenses and
                taxes withheld               (47)                (27)
--------------------------------------------------------------------------------
Market value of plan assets          $     6,707          $    7,335
--------------------------------------------------------------------------------

        We also maintain a qualified employee benefit plan under section 401(k) of the Internal Revenue Code covering substantially all full-time employees that have attained the age of 21 and have completed one year of service. Under the plan, employee contributions are partially matched by Vista. Matching contributions vest proportionally over five years of credited service. Total matching expense amounted to $136 thousand in 2000, $135 thousand in 1999, and $120 thousand in 1998.
        We also sponsor plans that provide contributory medical and noncontributory life insurance benefits covering most salaried and hourly employees. The cost of medical benefits was projected to increase at a rate of 5% in 2000 and for each year following. Increasing the assumed health care cost trend by one percent in each year would increase the accumulated postretirement benefit obligation (APBO) by $122 thousand and the aggregate of the service and interest components of net periodic postretirement cost for the year ended December 31, 2000, by $12 thousand. Decreasing the assumed health care cost trend by one percent in each year would decrease the APBO by $97 thousand and the aggregate of the service and interest components of net periodic postretirement cost for the year ended December 31, 2000, by $9 thousand.
The present value of the APBO for each of these years assumed discount rates of 7%, 7%, and 6.75% for 2000, 1999, and 1998 respectively, while determination of net periodic postretirement benefit cost was based on a 7%, 6.75%, and 7% discount rate for 2000, 1999, and 1998, respectively. The rate of increase used in projecting future compensation levels was 4% in 2000, 1999, and 1998.
        The following sets forth the APBO and the net periodic postretirement benefit cost at December 31:

Amounts in Thousands                            2000                 1999
--------------------------------------------------------------------------------
Benefit obligation at
        end of prior year:               $       926        $       1,026
                Service cost                      26                   31
                Interest cost                     67                   62
                Actuarial gain                    (2)                (130)
                Benefit payments                 (29)                 (29)
                (Gain) loss from change in
                assumptions at year-end           --                  (34)
--------------------------------------------------------------------------------
Benefit obligation at year-end           $       988        $         926
--------------------------------------------------------------------------------
Plan obligation in excess of plan assets $       988        $         926
Unrecognized gain                                471                  503
Unrecognized transition asset                   (254)                (272)
--------------------------------------------------------------------------------
        Accrued accumulated postretirement
                benefit                  $     1,205        $       1,157
--------------------------------------------------------------------------------

        The components of net periodic postretirement benefit cost for 2000, 1999, and 1998 were as follows:

Amounts in Thousands                            2000      1999       1998
--------------------------------------------------------------------------------
Service cost, benefits
        attributed to employee
        service during the year           $       26  $     31   $     32
Interest cost on accumulated
        postretirement benefit
        obligation                                67        63         67
Amortization of transition
        obligation                                18        18         18
Amortization of net gain                         (34)      (35)       (29)
--------------------------------------------------------------------------------
        Net periodic postretirement
                benefit cost              $       77  $     77   $     88
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

NOTE 10

STOCK OPTION PLAN

        The stock-based incentive compensation plan, was approved by our shareholders in 1998, under which certain employees receive stock option awards. The plan permits options granted to qualify as Incentive Stock Options under the Internal Revenue Code. No awards were granted under the plan in 2000. Stock options are granted with an exercise price equal to 100 percent of market value at the date of grant, have a ten-year term and vest ratably over four years from the date of grant. The following table presents stock option activity and related information for the three years ended December 31, 2000.


                                               WEIGHTED
                                               AVERAGE
                               EXERCISE        EXERCISE
                               PRICE           PRICE          NUMBER
--------------------------------------------------------------------------------
January 1, 1998
        Granted              $  15.88         $  15.88        58,212
        Canceled                    0                0             0
        Options exercised           0                0             0
--------------------------------------------------------------------------------
December 31, 1998            $  15.88         $  15.88        58,212
--------------------------------------------------------------------------------
        Granted              $      0         $      0             0
        Canceled                    0                0             0
        Options exercised           0                0             0
--------------------------------------------------------------------------------
December 31, 1999            $  15.88         $  15.88        58,212
--------------------------------------------------------------------------------
        Granted              $      0         $      0             0
        Canceled                    0                0             0
        Options exercised           0                0             0
--------------------------------------------------------------------------------
December 31, 2000            $  15.88         $  15.88        58,212
--------------------------------------------------------------------------------

        At December 31, 2000, there were 63,063 additional shares available for grant under the Plan. The fair value of each option grant is estimated based on the date of grant using an option-pricing model. The following weighted-average assumptions were used in 1998: expected dividend yield of 2.29%; expected volatility of 21.0%; risk-free interest rate of 5.56%; and expected life of 5 years.
        We adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-based Compensation, and as permitted under SFAS No. 123 apply Accounting Principles Board Opinion No. 25 in accounting for the plan. Accordingly, no compensation expense has been recorded.
        If we had elected to adopt the optional recognition provisions of SFAS No. 123 for the stock option plan, reported net income and diluted earnings per share for 2000, 1999 and 1998 would have been changed to the pro forma amounts indicated below.

Amounts in Thousands
(except per share data)              2000            1999            1998
--------------------------------------------------------------------------------
Net Income
        As reported               $ 7,010         $ 6,410         $ 5,276
        Pro forma                 $ 6,952         $ 6,352         $ 5,218
Diluted earnings per share
        As reported               $  1.38         $  1.27         $  1.04
        Pro forma                 $  1.37         $  1.26         $  1.03
--------------------------------------------------------------------------------

NOTE 11

INCOME TAXES

        The current and deferred amounts of the provision for income taxes for the years ended December 31, 2000, 1999 and 1998, were as follows:

Amounts in Thousands                    2000          1999         1998
--------------------------------------------------------------------------------
Federal:
        Current                      $ 3,086       $ 2,727      $ 2,202
        Deferred benefit                (431)         (237)        (171)
State:
        Current                          503           396          307
        Deferred benefit                (122)          (65)         (40)
--------------------------------------------------------------------------------
Provision for income taxes           $ 3,036       $ 2,821      $ 2,298
--------------------------------------------------------------------------------

        A reconciliation of the differences between the effective tax rate and the statutory federal income tax rate of 34% in 2000, 1999, and 1998 is as follows:

Amounts in Thousands
(except percentages)                    2000          1999         1998
--------------------------------------------------------------------------------
Income tax at
        statutory rate               $ 3,415       $ 3,139      $ 2,575
Increase (decrease) in taxes
        resulting from:
        State taxes on income,
                net of federal income
                tax effect               251           218          181
        Tax-exempt
                interest income         (583)         (603)        (476)
Other, net                               (47)           67           18
--------------------------------------------------------------------------------
Provision for income taxes           $ 3,036       $ 2,821      $ 2,298
--------------------------------------------------------------------------------
Effective tax rate                      30.2%         30.6%        30.3%
--------------------------------------------------------------------------------

        Items that gave rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999, were as follows:

Amounts in Thousands                        2000                 1999
--------------------------------------------------------------------------------
Provision for loan losses          $       2,344        $       1,826
Pension                                       79                  126
Postretirement benefits other
        than pension                         452                  502
Deferred loan fees                           455                  425
Net unrealized loss on securities
        available for sale                    --                2,017
Other                                        639                  518
--------------------------------------------------------------------------------
        Deferred tax asset                 3,969                5,414
--------------------------------------------------------------------------------
Net unrealized gain on securities
        available for sale                     2                   --
State taxes                                  201                  177
Discount accretion                           148                  114
Other                                         17                   56
--------------------------------------------------------------------------------
        Deferred tax liability               368                  347
--------------------------------------------------------------------------------
        Net deferred tax asset     $       3,601        $       5,067
--------------------------------------------------------------------------------

        The net deferred tax asset of $3.6 million at December 31, 2000 and $5.1 million at December 31, 1999, is included in other assets in the accompanying consolidated balance sheets. Although realization of deferred taxes is not assured, management believes it is more likely than not that all of the net deferred tax asset will be realized. Therefore, there is no valuation allowance recorded for deferred taxes.

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

OFF-BALANCE SHEET
FINANCIAL INSTRUMENTS

        Vista may be a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of these instruments reflect the extent of involvement we have in particular classes of financial instruments. Our exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments.
        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We evaluate each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. We were committed to advance $49.1 million and $53.8 million to our borrowers as of December 31, 2000 and 1999, respectively.

        Standby letters of credit are conditional commitments issued by Vista to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. We have entered into standby letters of credit with our customers totaling $2.9 million as of December 31, 2000 and 1999, respectively.
        Vista did not (does not) issue or hold derivative instruments with the exception of loan commitments and standby letters of credit. These instruments are issued in the ordinary course of business to meet customer needs. Commitments to fund fixed-rate loans were immaterial at December 31, 2000. Variable-rate commitments were (are) generally issued for less than one year and carry market rates of interest. Such instruments are not likely to be affected by annual rate caps triggered by rising interest rates. Management believes that off-balance sheet risk is not material to the results of our operations or financial condition.

NONCANCELABLE LEASE COMMITMENTS

        At December 31, 2000, Vista was obligated under noncancelable operating leases for certain facilities and equipment. Total rental expense amounted to $1.6 million in 2000, $1.4 million in 1999 and $760 thousand in 1998.
        The minimum lease commitments for the year 2001 and thereafter are as follows:

Amounts in Thousand
--------------------------------------------------------------------------------
      2001    $     1,683   2002    $   1,264          2003    $       1,078
      2004    $       881   2005    $     746    After 2006    $       2,857
--------------------------------------------------------------------------------

NOTE 13

COMMON STOCK

        We maintain an Employee Stock Purchase Plan, a Dividend Reinvestment Plan and a Board of Directors Stock Purchase Plan. During 2000, 84,154 shares were issued under these plans. At December 31, 2000, 165,695 shares were reserved for issuance under these plans.
        The Employee Stock Purchase Plan (ESPP) covers substantially all full-time employees and enables employees to purchase common stock, through the grant of options, up to an amount equal to 8% of their annualized base salary earned during the calendar year immediately preceding the year in which the employee is granted the options. Each option may be exercised by the employee for an amount equal to the closing Nasdaq bid price (Plan Price Per Share) on the last business day of the second week of February, May, August and November of each year, or, if there is no reported trade on such day, then the most recent day preceding such day (the Price Date). The options can only be exercised through December 31 of the grant year.
        The following is a summary of the activity of the options relating to the ESPP for the periods ended December 31, 2000, 1999 and 1998:

                                                                Average
                                            Number              Price
                                           of Shares            per Share
--------------------------------------------------------------------------------
Balance, December 31, 1997                        --                --
Options granted                               22,358      $      19.13
Options exercised                             (5,057)            19.83
Options canceled                             (17,301)            20.75
--------------------------------------------------------------------------------
Balance, December 31, 1998                        --                --
Options granted                               23,819      $      20.75
Options exercised                             (2,906)            18.93
Options canceled                             (20,913)            16.75
--------------------------------------------------------------------------------
Balance, December 31, 1999                        --                --
Options granted                               25,950      $      18.13
Options exercised                             (3,879)            15.08
Options canceled                             (22,071)            17.13
--------------------------------------------------------------------------------
Balance, December 31, 2000                        --                --
--------------------------------------------------------------------------------

        At December 31, 2000, 21,300 shares were reserved for issuance under the ESPP. On May 21, 1999 25,000 additional shares were reserved for the ESPP.
        The Dividend Reinvestment Plan (DRP) allows any participating shareholder to reinvest dividends and invest additional cash to purchase common stock at a price computed using the same methodology as for the ESPP.
        At December 31, 2000, 130,894 shares were reserved for issuance under the DRP.
        The Board of Directors Stock Purchase Plan (BDSPP) allows each member of the Board of Directors to elect to receive his or her entire compensation in shares of common stock. The number of shares which may be purchased is determined by computing a quotient, the numerator of which is the compensation payable to the Director for services rendered and the denominator of which is the Plan Price Per Share which is determined using the same methodology as for the ESPP and the DRP.
        At December 31, 2000, 13,501 shares were reserved for issuance under the BDSPP.
        Compensation expense that would have been recognized with respect to the ESPP and the BDSPP in accordance with the basis of fair value pursuant to SFAS No. 123, if we had so elected, would have been immaterial.

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

NOTE 14

SHAREHOLDERS' EQUITY

        A limitation exists on the availability of the subsidiary Banks' undistributed net assets for the payment of dividends to the Parent Company. Permission from the Office of the Comptroller of the Currency (OCC) is required if the total of dividends declared in a calendar year exceeds the total of net profits or losses, as defined, for that year, combined with the retained net profits or losses of the preceding two years. The retained net profits for Vista Bank for the three years ended December 31, 2000, were $11.6 million.
        Vista is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Vista's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Vista must meet specific capital guidelines that involve quantitative measures of Vista's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Vista's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors.
        Quantitative measures established by regulation to ensure capital adequacy require Vista to maintain minimum amounts and ratios (set forth in the table below) of the total and Tier I capital to risk-weighted assets and of Tier I capital to quarterly average assets, as defined by bank regulators. To be categorized as well capitalized by the Banks' regulators, the Banks must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. The Banks' actual capital amounts and ratios are also presented in the table.

REGULATORY CAPITAL REQUIREMENTS

                                                                         Minimum
                                                       Actual          Required Capital        Well Capitalized
------------------------------------------------------------------------------------------------------------------------
                                                  Amount    Ratio      Amount      Ratio       Amount       Ratio
Amounts in Thousands (except percentages)
------------------------------------------------------------------------------------------------------------------------
As of December 31, 2000:
        Total Risk-Based Capital
               (to Risk Weighted Assets):
                Vista Bancorp, Inc.            $  59,582    13.1%     $ 36,447     8.0%           N/A       10.0%
                Vista Bank, N.A.                  57,036    12.6%       36,237               $ 45,296
        Tier 1 Capital (to Risk Weighted Assets):
                Vista Bancorp, Inc.            $  53,882    11.8%     $ 18,223     4.0%           N/A        6.0%
                Vista Bank, N.A.                  51,368    11.3%       18,118               $ 27,178
        Tier 1 Capital (to Average Assets):
                Vista Bancorp, Inc.            $  53,882     7.7%     $ 27,841     4.0%           N/A        5.0%
                Vista Bank, N.A.                  51,368     7.4%       27,746               $ 34,682
As of December 31, 1999:
        Total Risk-Based Capital
                (to Risk Weighted Assets):
                Vista Bancorp, Inc.            $  54,292    13.3%     $ 32,789                    N/A
                Phillipsburg National Bank        38,333    13.4%       22,847     8.0%      $ 28,559       10.0%
                Twin Rivers Community Bank        13,580    11.1%        9,821               $ 12,276
        Tier 1 Capital (to Risk Weighted Assets):
                Vista Bancorp, Inc.            $  49,167    12.0%     $ 16,394                    N/A
                Phillipsburg National Bank        34,760    12.2%       11,424     4.0%      $ 17,135        6.0%
                Twin Rivers Community Bank        12,116     9.9%        4,910               $  7,366
        Tier 1 Capital (to Average Assets):
                Vista Bancorp, Inc.            $  49,167     7.5%     $ 26,405                    N/A
                Phillipsburg National Bank        34,760     7.5%       18,658     4.0%      $ 23,322        5.0%
                Twin Rivers Community Bank        12,116     6.3%        7,697               $  9,621
------------------------------------------------------------------------------------------------------------------------

NOTE 15

BRANCH ACQUISITIONS

        In March 1999, we expanded our presence in Pennsylvania, with the addition of two new branches in Bethlehem, Pennsylvania. The Route 191 office located at 3815 Linden Street, Bethlehem Township and the Westgate office located at 2400 Schoenersville Road, Hanover Township, both in Northampton County increased the number of branch offices in Pennsylvania to six. No deposits were acquired as part of these transactions.

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

SECURITIES

        The carrying amounts for short-term investments equal fair value because they mature in six months or less and do not present unanticipated credit concerns. The fair value of intermediate and long-term securities is estimated based on market prices provided by independent securities market experts, bid quotations received from securities dealers, or other external market data.

LOANS

        The fair value of loans is calculated by discounting expected cash flows through the estimated maturities. Estimated discount rates reflect the credit risk inherent in these loans and are based on rates at which the same loans would be made under current market conditions. Assumptions regarding risk, cash flows and discount rates are judgmentally determined using available internal information.

DEPOSITS

        The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, interest-bearing demand deposits, savings and money market accounts, is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit is based on the discounted value of contractual cash flows at current rates offered for similar terms.

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

        The estimated fair values of Vista's financial instruments follows:

                                December 31, 2000       December 31, 1999
                             ---------------------------------------------------
Amounts                       Carrying       Fair      Carrying       Fair
in Thousands                   Value         Value      Value         Value
--------------------------------------------------------------------------------
Financial assets:
  Cash and cash
       equivalents           $  37,769    $  37,769   $  29,397     $  29,397
  Securities
       available
       for sale                195,225      195,225     202,275       202,275
  Net loans                    445,231      442,086     405,612       400,014
  Accrued interest
       receivable                3,869        3,869       3,607         3,607
--------------------------------------------------------------------------------
Total financial
         assets              $ 682,094    $ 678,949   $ 640,891     $ 635,293
--------------------------------------------------------------------------------
Financial liabilities:
  Deposits                   $ 592,700    $ 592,944   $ 567,122     $ 565,093
  Borrowed funds                35,323       35,381      30,835        30,769
  Long-term debt                 9,500        9,636       8,500         8,447
  Accrued interest
         payable                 1,132        1,132       1,597         1,597
--------------------------------------------------------------------------------
       Total financial
         liabilities         $ 638,655    $ 639,093   $ 608,054     $ 605,906
--------------------------------------------------------------------------------

NOTE 17

VISTA BANCORP, INC. (PARENT COMPANY ONLY)

        Vista Bancorp, Inc. operates a wholly-owned subsidiary Vista Bank, N.A., whose earnings are recognized using the equity method of accounting. Accordingly, earnings are recorded as increases in Vista's investment, and dividends paid reduce the investment in the subsidiary. Additional capital infusions into the subsidiary increase Vista's investment in the subsidiary.
        Condensed financial statements are presented below and on the following page.

CONDENSED BALANCE SHEETS

DECEMBER 31,                                    2000                 1999
--------------------------------------------------------------------------------
Amounts in Thousands
--------------------------------------------------------------------------------
ASSETS
        Cash and cash equivalents           $    507             $  1,005
        Securities available for sale,
                at fair value with a cost of
                $507 and $632, respectively      379                  517
        Investment in subsidiary              51,541               41,744
        Premises and equipment                 1,641                  674
        Other assets                             459                  446
--------------------------------------------------------------------------------
                Total Assets                $ 54,527             $ 44,386
--------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
        Other liabilities                        556                  426
--------------------------------------------------------------------------------
                Total Liabilities                556                  426
        Shareholders' Equity                  53,971               43,960
--------------------------------------------------------------------------------
                Total Liabilities and
                       Shareholders' Equity $ 54,527             $ 44,386
--------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31,                2000        1999         1998
--------------------------------------------------------------------------------
Amounts in Thousands
--------------------------------------------------------------------------------
Income:
   Dividend income from subsidiaries       $   2,904   $   2,835     $  2,318
   Interest income                                48          89          125
   Other income                                   12          --            3
   Net (losses) gains on sale of securities       (8)          1           16
   Income from service fees                    4,380       3,360        3,172
--------------------------------------------------------------------------------
   Total Operating Income                      7,336       6,285        5,634
--------------------------------------------------------------------------------
Expense:
   Interest expense                               --          --            4
   Salaries and benefits                       2,626       2,350        2,033
   Occupancy expense                             323         143          132
   Furniture and equipment expense             1,059         767          740
   Other expense                                 907         841          676
--------------------------------------------------------------------------------
   Total Operating Expense                     4,915       4,101        3,585
--------------------------------------------------------------------------------
Income Before Income Tax Benefit and
      Equity in Undistributed Earnings of
      Subsidiaries                             2,421       2,184        2,049
   Income Tax Benefit                            165         197           90
--------------------------------------------------------------------------------
   Income Before Equity in Undistributed
      Earnings of Subsidiaries                 2,586       2,381        2,139
Equity in Undistributed Earnings of
      Subsidiaries                             4,424       4,029        3,137
--------------------------------------------------------------------------------
   Net Income                              $   7,010   $   6,410      $ 5,276
--------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS


FOR THE YEARS ENDED DECEMBER 31,                2000        1999         1998
--------------------------------------------------------------------------------
Amounts in Thousands
--------------------------------------------------------------------------------
Cash Flows From Operating Activities:
   Net Income                              $   7,010   $   6,410       $ 5,276
      Adjustments to reconcile net income
      to net cash provided by
      operating activities:
      Depreciation and amortization              200         233           224
      Equity in undistributed earnings of
          subsidiaries                        (4,424)     (4,029)       (3,137)
      Net change in other assets and other
          liabilities                             93          31            86
      Net amortization of premiums on securities  --          --             2
      Net losses (gains) on sale of securities     8          (1)          (16)
--------------------------------------------------------------------------------
      Net Cash Provided by Operating
      Activities                               2,887       2,644         2,435
--------------------------------------------------------------------------------
Cash Flows From Investing Activities:
   Proceeds from maturities of securities
      available for sale                          --         500            --
   Proceeds from sales of securities available
      for sale                                   117         501         1,515
   Purchases of securities avaliable for sale     --         (99)         (107)
   Investment in subsidiaries                     --          --        (1,000)
   Net capital expenditures                   (1,168)       (443)         (156)
--------------------------------------------------------------------------------
      Net Cash (Used In) Provided
          by Investing Activities             (1,051)        459           252
--------------------------------------------------------------------------------
Cash Flows From Financing Activities:
   Decrease in long-term debt                     --          --        (1,222)
   Net proceeds from issuance of common stock  1,218       1,146         1,679
   Net treasury stock transactions              (583)       (929)       (1,716)
   Cash dividends paid                        (2,969)     (2,575)       (2,063)
--------------------------------------------------------------------------------
      Net Cash Used In Financing Activities   (2,334)     (2,358)       (3,322)
--------------------------------------------------------------------------------
      Net (Decrease) Increase in Cash and
      Cash Equivalents                          (498)        745          (635)
      Cash and Cash Equivalents, Beginning
      of Year                                  1,005         260           895
--------------------------------------------------------------------------------
      Cash and Cash Equivalents, End of Year  $  507     $ 1,005   $       260
--------------------------------------------------------------------------------

NOTE 18

SELECTED QUARTERLY FINANCIAL
INFORMATION (UNAUDITED)

        The following tables summarize certain 2000 and 1999 quarterly financial information for Vista and are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the results for each quarter have been included.


Amounts in Thousands (except per share data)
2000                                                          MARCH 31    JUNE 30  SEPTEMBER 30 DECEMBER 31
-----------------------------------------------------------------------------------------------------------
Interest Income                                               $ 11,844    $12,543   $ 12,816    $ 13,003
Interest Expense                                                 5,555      6,095      6,426       6,586
-----------------------------------------------------------------------------------------------------------
        Net Interest Income                                      6,289      6,448      6,390       6,417
Provision for Loan Losses                                          316        315        315         316
-----------------------------------------------------------------------------------------------------------
        Net Interest Income After Provision for Loan Losses      5,973      6,133      6,075       6,101
-----------------------------------------------------------------------------------------------------------
Net (Loss) Gain on Sales of Securities                            (242)        20       --            (8)
Noninterest Income                                               1,204        982      1,108       1,125
Noninterest Expense                                              4,387      4,596      4,855       4,588
-----------------------------------------------------------------------------------------------------------
        Income Before Provision for Income Taxes                 2,548      2,539      2,328       2,630
Provision for Income Taxes                                         799        798        656         782
-----------------------------------------------------------------------------------------------------------
                Net Income                                    $  1,749    $ 1,741   $  1,672    $  1,848
-----------------------------------------------------------------------------------------------------------
                Earnings per Share                            $   0.34    $  0.34   $   0.33    $   0.36
-----------------------------------------------------------------------------------------------------------


1999                                                          MARCH 31    JUNE 30  SEPTEMBER 30 DECEMBER 31
-----------------------------------------------------------------------------------------------------------
Interest Income                                               $ 10,169    $10,741   $ 11,288    $ 11,756
Interest Expense                                                 4,669      4,967      5,198       5,477
-----------------------------------------------------------------------------------------------------------
        Net Interest Income                                      5,500      5,774      6,090       6,279
Provision for Loan Losses                                          225        252        286         286
-----------------------------------------------------------------------------------------------------------
        Net Interest Income After Provision for Loan Losses      5,275      5,522      5,804       5,993
-----------------------------------------------------------------------------------------------------------
Net Gain (Loss) on Sales of Securities                              71         17        (78)          3
Noninterest Income                                               1,066      1,077      1,024         978
Noninterest Expense                                              4,266      4,506      4,273       4,476
-----------------------------------------------------------------------------------------------------------
        Income Before Provision for Income Taxes                 2,146      2,110      2,477       2,498
Provision for Income Taxes                                         673        628        748         772
-----------------------------------------------------------------------------------------------------------
                Net Income                                    $  1,473    $ 1,482   $  1,729    $  1,726
-----------------------------------------------------------------------------------------------------------
                Earnings per Share                            $   0.29    $  0.29   $   0.34    $   0.34
-----------------------------------------------------------------------------------------------------------


NOTE 19

TRANSFERS OF FINANCIAL ASSETS

        The following table summarizes the changes in mortgage and SBA loan servicing rights:
                                        YEARS ENDED DECEMBER 31,
Amounts in Thousands                     2000             1999
--------------------------------------------------------------------------------
Balance, beginning of year           $    153         $    43
        Originations                      209             181
        Sales                              --             (43)
        Amortization                      (59)            (28)
--------------------------------------------------------------------------------
Balance, end of year                 $    303         $   153
--------------------------------------------------------------------------------

        Loan servicing assets increased to $303 thousand due to SBA loan originations and the origination of a mortgage servicing asset. At December 31, 2000, $10.6 million in SBA and mortgage loans were being serviced compared to $6.0 million in serviced assets at December 31, 1999. In March 1999, the $43 thousand mortgage servicing asset, related to $15.0 million in mortgages was sold at a gain of $35 thousand.

NOTE 20

OTHER COMPREHENSIVE INCOME

        We held securities classified as available for sale, which experienced net unrealized pre-tax appreciation in value of $7.4 million during the year ended December 31, 2000 and pre-tax depreciation in value of $9.5 million during the year ended December 31, 1999. The before-tax and after-tax amount for this category as well as the tax benefit, is summarized below.

                                                      DECEMBER 31, 2000
                                           -------------------------------------
                                             BEFORE TAX       TAX    NET-OF-TAX
Amounts in Thousands                            AMOUNT     (BENEFIT)    AMOUNT
--------------------------------------------------------------------------------
Unrealized gains on securities:
        Unrealized holding gains
                arising during period        $  7,153     $  1,954    $  5,199
        Less: Reclassification adjustment
                for losses realized in
                net income                       (230)         (65)       (165)
--------------------------------------------------------------------------------
Net unrealized gain                             7,383        2,019       5,364
--------------------------------------------------------------------------------
Other comprehensive income                   $  7,383     $  2,019    $  5,364
--------------------------------------------------------------------------------

                                                      DECEMBER 31, 1999
                                           -------------------------------------
                                             BEFORE TAX       TAX     NET-OF-TAX
Amounts in Thousands                            AMOUNT     (BENEFIT)    AMOUNT
--------------------------------------------------------------------------------
Unrealized losses on securities:
        Unrealized holding losses
                arising during period        $ (9,463)    $ (2,570)    $(6,893)
        Less: Reclassification adjustment
                for gains realized in net income   13            4           9
--------------------------------------------------------------------------------
Net unrealized loss                            (9,476)      (2,574)      6,902)
--------------------------------------------------------------------------------
Other comprehensive loss                     $ (9,476)    $ (2,574)    $(6,902)
--------------------------------------------------------------------------------

[LOGO]  MCGLADREY & PULLEN, LLP
        -----------------------
        CERTIFIED PUBLIC ACCOUNTANTS



                          INDEPENDENT AUDITOR'S REPORT


Board of Directors and Shareholders
Vista Bancorp, Inc.
Phillipsburg, New Jersey


        We have audited the accompanying consolidated balance sheet of Vista Bancorp, Inc. and Subsidiary as of December 31, 2000 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vista Bancorp, Inc. and Subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


/s/McGladrey & Pullen LLP
----------------------------
McGladrey & Pullen LLP

Blue Bell, Pennsylvania
January 31, 2001

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders
Vista Bancorp, Inc.
Phillipsburg, New Jersey


        We have audited the accompanying consolidated balance sheet of Vista Bancorp, Inc. and Subsidiaries as of December 31, 1999 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vista Bancorp, Inc. and Subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.





/s/Rudolph, Palitz LLC
January 28, 2000
Blue Bell, Pennsylvania

SELECTED CONSOLIDATED FINANCIAL SUMMARY
================================================================================

Not covered by Report of Independent Accountants                     2000         1999         1998           1997          1996
------------------------------------------------------------------------------------------------------------------------------------
Amounts in Thousands
(except per share and share data and ratios)
------------------------------------------------------------------------------------------------------------------------------------
Selected Balance Sheet Data:
  Total Assets                                                  $  695,258   $  654,668    $  593,046    $  543,467   $   498,201
  Total Securities                                                 195,225      202,275       180,163       187,746       152,368
  Total Loans                                                      451,397      410,878       369,526       317,489       299,564
  Allowance for Loan Losses                                          6,166        5,266         4,524         4,148         3,903
  Total Net Loans                                                  445,231      405,612       365,002       313,341       295,661
  Total Deposits                                                   592,700      567,122       522,742       483,756       435,111
  Total Shareholders' Equity                                        53,971       43,960        46,836        43,302        38,815
------------------------------------------------------------------------------------------------------------------------------------
Selected Income Statement Data:
  Total Interest Income                                         $   50,207   $   43,954    $   40,283    $   37,948    $   33,865
  Total Interest Expense                                            24,663       20,311        19,430        19,198        16,849
------------------------------------------------------------------------------------------------------------------------------------
        Net Interest Income                                         25,544       23,643        20,853        18,750        17,016
  Provision for Loan Losses                                          1,263        1,048           780           830           380
------------------------------------------------------------------------------------------------------------------------------------
        Net Interest Income After Provision for Loan Losses         24,281       22,595        20,073        17,920        16,636
  Total Noninterest Income                                           4,209        4,159         3,564         2,800         2,486
  Total Noninterest Expense                                         18,444       17,523        16,063        14,036        12,726
------------------------------------------------------------------------------------------------------------------------------------
        Income Before Provision for Income Taxes                    10,046        9,231         7,574         6,684         6,396
  Provision for Income Taxes                                         3,036        2,821         2,298         2,171         2,148
------------------------------------------------------------------------------------------------------------------------------------
        Net Income                                              $    7,010   $    6,410    $    5,276    $    4,513    $    4,248
------------------------------------------------------------------------------------------------------------------------------------
Per Share Data: (1)
  Net Income Per Share                                          $     1.38   $     1.27    $     1.04    $     0.90    $     0.87
  Cash Dividends                                                      0.58         0.50          0.42          0.34          0.31
  Book Value (2)                                                     10.57         8.69          9.28          8.58          7.84
  Weighted Average Number of Common Shares Outstanding
        for the Years Ended December 31                          5,082,816    5,048,407     5,064,368     4,989,679     4,893,558
------------------------------------------------------------------------------------------------------------------------------------
Consolidated Ratios:
  Return on Average Assets                                            1.02%         1.02%         0.93%         0.85%         0.89%
  Return on Average Equity                                           13.65         13.56         11.83         11.18         11.65
  Dividend Payout Ratio                                              42.27         40.03         39.10         38.27         36.06
  Allowance for Loan Losses to Total Loans                            1.37          1.28          1.22          1.31          1.30
  Total Shareholders' Equity to Total Assets                          7.76          6.71          7.90          7.97          7.79
  Capital Adequacy Ratios: (3)
        Leverage Capital                                              7.74          7.45          7.73          7.61          7.57
        Tier I Risk-based Capital                                    11.83         12.00         12.76         13.58         13.33
        Total Risk-based Capital                                     13.08         13.25         14.01         14.99         14.90
------------------------------------------------------------------------------------------------------------------------------------

(1) Adjusted for 10 percent stock dividend paid on June 10, 1998 and 5 percent stock dividends paid on May 21, 1999, and May 26, 2000.
(2) Book value per share is computed using period-end shares outstanding.
(3) Capital ratios are computed using period-end regulatory capital which excludes the SFAS No. 115 adjustment to capital in accordance with the Federal Reserve Bank's Capital Guidelines.