Form 10-K, Exhibit 13
period 2001-12-31
VISTA BANCORP INC
filed 2002-03-22
CIK 831979

                                   EXHIBIT 13
                                   ----------

                  PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS
                     FOR FISCAL YEAR ENDED DECEMBER 31, 2001

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
AND RESULTS OF OPERATIONS

OVERVIEW

         Vista Bancorp, Inc. (Vista), formed in 1988, is the parent holding company for Vista Bank, National Association, a commercial bank located in Phillipsburg, Warren County, New Jersey, that operates sixteen retail bank branches in New Jersey and Pennsylvania. Vista Bank is the successor organization after the August 2000 unification of Phillipsburg National Bank and Twin Rivers Community Bank that were former wholly owned subsidiaries. Vista Bancorp, Inc. common stock trades on the Nasdaq Stock Market under the symbol VBNJ.

FORWARD LOOKING STATEMENTS

         In addition to historical information, this annual report and other reports and statements filed with the Securities and Exchange Commission (collectively, SEC filings) contain or may contain certain forward-looking statements and information that are based on beliefs of, and information currently available to, Vista management. When used in SEC filings and in oral statements by management the words "anticipate," "believe," "estimate," "expect," "future," "intend," "plan," and similar expressions as they relate to Vista or Vista management, identify forward-looking statements.

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

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         Management's discussion and analysis of its financial condition and results of operations are based upon Vista's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, management evaluates its estimates, including those related to securities, loans, allowance for loan losses, intangibles, deferred taxes, and derivatives. These policies, which may significantly affect the determination of financial position, results of operations and cash flows, are summarized in Note 1, Description of Business and Summary of Significant Accounting Policies, in the Notes to Consolidated Financial Statements, included elsewhere in this report. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

RESULTS OF OPERATIONS - 2001 COMPARED WITH 2000

         For the year ended December 31, 2001, our net income increased 17 percent to $8.18 million, an increase of $1.17 million compared to $7.01 million earned in 2000. Basic earnings per share increased 17 percent to $1.53 per share from $1.31 per share earned in 2000. All share and per share amounts have been restated to reflect the 5 percent stock dividend paid in May 2001, our fourth consecutive stock dividend dating back to 1998.

         Our results for 2001 were again attributed to our strategy of investing in our organization to produce predictable and sustainable increases in earnings and earnings per share over the longer-term. We support this strategy with a focus on capital management, technology investment and a belief that investment spending is fundamental to increasing revenue growth and maintaining control of expenses.

         During 2001, our operating expenses increased 4.6 percent or $835 thousand, excluding the non-recurring costs of $377 thousand in 2001 for defense of a proxy contest, investment banking fees related to the announced acquisition of Vista and $319 thousand incurred in 2000, to unify our bank subsidiaries under the Vista Bank, N.A. charter.

         In 2001, we leveraged our operating expenses to drive net interest income higher by $1.1 million and to increase non-interest income from core banking operations, by 12 percent or $538 thousand. (Note: the net effects of investment security transactions are excluded from the definition of core banking revenues.) We also strengthened the allowance for loan losses in 2001 despite a reduction to the provision for loan loss.

         We continued to improve our return on assets and capital in 2001 even as average equity increased by $3.9 million and average assets increased by $17 million. Return on average shareholders' equity increased to 14.79 percent in 2001 compared to 13.65 percent in 2000, while return on average assets equaled
1.17 percent and 1.02 percent in 2000.

NET INTEREST INCOME

         Tax-equivalent net interest income increased 4 percent to $27.50 million from $26.52 million in 2000 on a $14 million increase in average interest-earning assets and a wider net interest margin.

         The net interest margin, the difference between the tax-equivalent yield on interest-earning assets and the rate paid on funds to support those assets, expanded to 4.13 percent in 2001, compared to 4.07 percent for 2000 and above the 4.11 percent reported for 1999. The increase in the margin was the result of a lower cost of funds consistent with the decline in the level of general market interest rates during 2001 prompted by the Federal reserve reducing key interest rates a total of 11 times. The net interest margin performed in a range between 3.99 and 4.23 on a quarterly basis in 2001.

         The tax-equivalent yield on average interest-earning assets was lower by 39 basis points to 7.46 percent in 2001 as we originated new loans, repriced existing loans and reinvested balance sheet cash flows into the lower average interest rate environment. In turn, the average cost of interest-bearing liabilities used to support interest-earning assets was lower by 51 basis points to 3.87 percent as we repriced retail customer deposit balances and borrowed wholesale funding at lower rates in 2001. The average prime rate, a key benchmark rate for commercial loan pricing, was 6.92 percent in 2001 and 9.23 percent in 2000, while the federal funds rate - the rate banks charge one another for overnight funds - averaged 3.88 percent in 2001 and 6.26 percent in 2000. Our cost of funds tends to track federal funds over time on a lagged basis.


CONSOLIDATED AVERAGE BALANCES, NET INTEREST INCOME AND AVERAGE RATES (TAX-EQUIVALENT BASIS)
------------------------------------------------------------------------------------------------------------------------------------


FOR THE YEARS ENDED DECEMBER 31,                                    2001                                    2000
------------------------------------------------------------------------------------------------------------------------------------
                                                      Average                  Average       Average                      Average
                                                     Balances     Interest      Rates        Balances      Interest        Rates
Amounts in Thousands (except percentages)                            (1)         (2)                         (1)            (2)
====================================================================================================================================
ASSETS
Federal funds sold and securities purchased
        under agreements to resell                  $  19,739   $     833        4.22%      $  10,600    $     674          6.36%
Short-term investments                                 13,276         352        2.65%          1,122           66          5.88%
------------------------------------------------------------------------------------------------------------------------------------
        TOTAL SHORT-TERM INVESTMENTS                   33,015       1,185        3.59%         11,722          740          6.31%
------------------------------------------------------------------------------------------------------------------------------------
Securities:
        U.S. Treasury                                   6,812         386        5.67%          8,415          488          5.80%
        U.S. Government agencies and corporations     119,100       7,852        6.59%        124,761        8,416          6.75%
        States and other political subdivisions (3)    33,518       2,205        6.58%         38,904        2,629          6.76%
        Other (3)                                      33,978       2,351        6.92%         27,838        1,940          6.97%
------------------------------------------------------------------------------------------------------------------------------------
        TOTAL SECURITIES                              193,408      12,794        6.62%        199,918       13,473          6.74%
------------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income:  (4)
          Mortgage                                    124,066       9,471        7.63%        132,877       10,129          7.62%
          Commercial (3)                              213,929      18,065        8.44%        198,810       17,969          9.04%
          Consumer                                    101,496       8,143        8.02%        108,986        8,872          8.14%
------------------------------------------------------------------------------------------------------------------------------------
        TOTAL LOANS                                   439,491      35,679        8.12%        440,673       36,970          8.39%
------------------------------------------------------------------------------------------------------------------------------------
        TOTAL INTEREST-EARNING ASSETS                 665,914      49,658        7.46%        652,313       51,183          7.85%
------------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                18,047                                  21,704
Allowance for loan losses                              (6,382)                                 (5,797)
Other assets                                           23,005                                  15,837
------------------------------------------------------------------------------------------------------------------------------------
        TOTAL NONINTEREST-EARNING ASSETS               34,670                                  31,744
------------------------------------------------------------------------------------------------------------------------------------
        TOTAL ASSETS                                $ 700,584                               $ 684,057
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
        Demand                                      $ 108,090   $   1,601        1.48%      $  94,636    $   1,699          1.80%
        Savings                                       140,302       3,572        2.55%        135,988        4,082          3.00%
        Time                                          223,036      11,967        5.37%        228,425       12,888          5.64%
        Time deposits $100,000 and over                55,280       2,939        5.32%         55,669        3,314          5.95%
------------------------------------------------------------------------------------------------------------------------------------
        TOTAL INTEREST-BEARING DEPOSITS               526,708      20,079        3.81%        514,718       21,983          4.27%
------------------------------------------------------------------------------------------------------------------------------------
        Borrowed funds                                 33,641       1,286        3.82%         38,362        2,038          5.31%
        Long-term debt                                 12,585         789        6.27%          9,842          642          6.52%
------------------------------------------------------------------------------------------------------------------------------------
        TOTAL BORROWED FUNDS AND LONG-TERM DEBT        46,226       2,075        4.49%         48,204        2,680          5.56%
------------------------------------------------------------------------------------------------------------------------------------
        TOTAL INTEREST-BEARING LIABILITIES            572,934      22,154        3.87%        562,922       24,663          4.38%
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits                    68,718                                  65,689
Other liabilities                                       3,644                                   4,078
------------------------------------------------------------------------------------------------------------------------------------
        TOTAL NONINTEREST-BEARING LIABILITIES          72,362                                  69,767
------------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity                                   55,288                                  51,368
------------------------------------------------------------------------------------------------------------------------------------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $ 700,584                               $ 684,057
------------------------------------------------------------------------------------------------------------------------------------
Interest Income/Earning Assets                                     49,658        7.46%                      51,183          7.85%
------------------------------------------------------------------------------------------------------------------------------------
Interest Expense/Earning Assets                                    22,154        3.33%                      24,663          3.78%
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income and Margin (5)                              $  27,504        4.13%                   $  26,520          4.07%
====================================================================================================================================


FOR THE YEARS ENDED DECEMBER 31,                                    1999
----------------------------------------------------------------------------------------
                                                      Average                  Average
                                                      Balances    Interest      Rates
Amounts in Thousands (except percentages)                           (1)          (2)
========================================================================================
ASSETS
Federal funds sold and securities purchased
        under agreements to resell                  $   8,529     $     426      4.99%
Short-term investments                                  2,216           118      5.32%
----------------------------------------------------------------------------------------
        TOTAL SHORT-TERM INVESTMENTS                   10,745           544      5.06%
----------------------------------------------------------------------------------------
Securities:
        U.S. Treasury                                  10,011           582      5.81%
        U.S. Government agencies and corporations     125,426         8,014      6.39%
        States and other political subdivisions (3)    38,869         2,645      6.80%
        Other (3)                                      21,800         1,418      6.50%
----------------------------------------------------------------------------------------
        TOTAL SECURITIES                              196,106        12,659      6.46%
----------------------------------------------------------------------------------------
Loans, net of unearned income:  (4)
          Mortgage                                    133,020         9,990      7.51%
          Commercial (3)                              156,609        13,638      8.71%
          Consumer                                    100,301         8,036      8.01%
----------------------------------------------------------------------------------------
        TOTAL LOANS                                   389,930        31,664      8.12%
----------------------------------------------------------------------------------------
        TOTAL INTEREST-EARNING ASSETS                 596,781        44,867      7.52%
----------------------------------------------------------------------------------------
Cash and due from banks                                20,865
Allowance for loan losses                              (4,917)
Other assets                                           15,524
----------------------------------------------------------------------------------------
        TOTAL NONINTEREST-EARNING ASSETS               31,472
----------------------------------------------------------------------------------------
        TOTAL ASSETS                                $ 628,253
----------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
        Demand                                      $  85,524     $   1,588      1.86%
        Savings                                       140,498         4,225      3.01%
        Time                                          207,138        10,680      5.16%
        Time deposits $100,000 and over                48,482         2,369      4.89%
----------------------------------------------------------------------------------------
        TOTAL INTEREST-BEARING DEPOSITS               481,642        18,862      3.92%
----------------------------------------------------------------------------------------
        Borrowed funds                                 24,392         1,022      4.19%
        Long-term debt                                  7,460           427      5.72%
----------------------------------------------------------------------------------------
        TOTAL BORROWED FUNDS AND LONG-TERM DEBT        31,852         1,449      4.55%
----------------------------------------------------------------------------------------
        TOTAL INTEREST-BEARING LIABILITIES            513,494        20,311      3.96%
----------------------------------------------------------------------------------------
Noninterest-bearing demand deposits                    63,231
Other liabilities                                       4,243
----------------------------------------------------------------------------------------
        TOTAL NONINTEREST-BEARING LIABILITIES          67,474
----------------------------------------------------------------------------------------
Shareholders' Equity                                   47,285
----------------------------------------------------------------------------------------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $ 628,253
----------------------------------------------------------------------------------------
Interest Income/Earning Assets                                       44,867      7.52%
----------------------------------------------------------------------------------------
Interest Expense/Earning Assets                                      20,311      3.41%
----------------------------------------------------------------------------------------
Net Interest Income and Margin (5)                                $  24,556      4.11%
========================================================================================

(1)  Interest on loans includes fee income.

(2) Rates have been annualized and computed on a tax-equivalent basis using the federal income tax statutory rate of 34%.

(3) Tax-equivalent adjustments were $846 thousand for 2001, $976 thousand for 2000 and $913 thousand for 1999.

(4)  Includes nonaccrual loans.

(5) Net interest income as a percent of average interest-earning assets on a tax-equivalent basis.


VOLUME/RATE ANALYSIS OF CHANGES IN NET INTEREST INCOME (TAX-EQUIVALENT BASIS)
-------------------------------------------------------------------------------------------------------------------


                                                                             For The Year Ended December 31,
                                                                                     2001 vs. 2000
                                                                 --------------------------------------------------
                                                                                          Increase (Decrease)
                                                                                          Due to Changes in:
                                                                 --------------------------------------------------
                                                                   Total              Average             Average
Amounts in Thousands                                              Change(1)            Volume              Rate
===================================================================================================================
Interest Income:
Federal funds sold                                               $    159           $     441           $     (282)
Short-term investments                                                286                 343                  (57)
-------------------------------------------------------------------------------------------------------------------
      TOTAL SHORT-TERM INVESTMENTS                                    445                 784                 (339)
-------------------------------------------------------------------------------------------------------------------
Securities:
  U.S. Treasury                                                      (102)                (91)                 (11)
  U.S. Government agencies and corporations                          (564)               (376)                (188)
  States and other political subdivisions                            (424)               (356)                 (68)
  Other                                                               411                 425                  (14)
-------------------------------------------------------------------------------------------------------------------
      TOTAL SECURITIES                                               (679)               (398)                (281)
-------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income:  (2)
  Mortgage                                                           (658)               (673)                  15
  Commercial                                                           96               1,317               (1,221)
  Consumer                                                           (729)               (603)                (126)
-------------------------------------------------------------------------------------------------------------------
      TOTAL LOANS                                                  (1,291)                 41               (1,332)
-------------------------------------------------------------------------------------------------------------------
          TOTAL INTEREST INCOME                                    (1,525)                427               (1,952)
-------------------------------------------------------------------------------------------------------------------
Interest Expense:
  Demand                                                              (98)                223                 (321)
  Savings                                                            (510)                126                 (636)
  Time                                                               (921)               (299)                (622)
  Time deposits $100,000 and over                                    (375)                (23)                (352)
-------------------------------------------------------------------------------------------------------------------
      TOTAL INTEREST-BEARING DEPOSITS                              (1,904)                 27               (1,931)
-------------------------------------------------------------------------------------------------------------------
  Borrowed funds                                                     (752)               (230)                (522)
  Long-term debt                                                      147                 173                  (26)
-------------------------------------------------------------------------------------------------------------------
      TOTAL BORROWED FUNDS AND LONG-TERM DEBT                        (605)                (57)                (548)
-------------------------------------------------------------------------------------------------------------------
          TOTAL INTEREST EXPENSE                                   (2,509)                (30)              (2,479)
-------------------------------------------------------------------------------------------------------------------
               NET INTEREST INCOME (TAX-EQUIVALENT BASIS)        $    984           $     457           $      527
===================================================================================================================


                                                                             For The Year Ended December 31,
                                                                                     2000 vs. 1999
                                                                 --------------------------------------------------
                                                                                          Increase (Decrease)
                                                                                          Due to Changes in:
                                                                 --------------------------------------------------
                                                                   Total              Average             Average
Amounts in Thousands                                              Change(1)            Volume              Rate
===================================================================================================================
Interest Income:
Federal funds sold                                               $    248           $     117           $      131
Short-term investments                                                (52)                (63)                  11
-------------------------------------------------------------------------------------------------------------------
      TOTAL SHORT-TERM INVESTMENTS                                    196                  54                  142
-------------------------------------------------------------------------------------------------------------------
Securities:
  U.S. Treasury                                                       (94)                (93)                  (1)
  U.S. Government agencies and corporations                           402                 (42)                 444
  States and other political subdivisions                             (16)                  2                  (18)
  Other                                                               522                 415                  107
-------------------------------------------------------------------------------------------------------------------
      TOTAL SECURITIES                                                814                 282                  532
-------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income:  (2)
  Mortgage                                                            139                 (11)                 150
  Commercial                                                        4,331               3,797                  534
  Consumer                                                            836                 705                  131
-------------------------------------------------------------------------------------------------------------------
      TOTAL LOANS                                                   5,306               4,491                  815
-------------------------------------------------------------------------------------------------------------------
          TOTAL INTEREST INCOME                                     6,316               4,827                1,489
-------------------------------------------------------------------------------------------------------------------
Interest Expense:
  Demand                                                              111                 164                  (53)
  Savings                                                            (143)               (136)                  (7)
  Time                                                              2,208               1,152                1,056
  Time deposits $100,000 and over                                     945                 382                  563
-------------------------------------------------------------------------------------------------------------------
      TOTAL INTEREST-BEARING DEPOSITS                               3,121               1,562                1,559
-------------------------------------------------------------------------------------------------------------------
  Borrowed funds                                                    1,016                 692                  324
  Long-term debt                                                      215                 149                   66
-------------------------------------------------------------------------------------------------------------------
      TOTAL BORROWED FUNDS AND LONG-TERM DEBT                       1,231                 841                  390
-------------------------------------------------------------------------------------------------------------------
          TOTAL INTEREST EXPENSE                                    4,352               2,403                1,949
-------------------------------------------------------------------------------------------------------------------
               NET INTEREST INCOME (TAX-EQUIVALENT BASIS)        $  1,964           $   2,424           $     (460)
===================================================================================================================

(1) The volume/rate variance is allocated based on the percentage relationship of changes in volume and changes in rate to the "Total Change."

(2)  Includes nonaccrual loans.

NONINTEREST INCOME

         In recent years we have introduced various new products and services designed to increase convenience and access for customers to meet their banking needs. We support these initiatives with targeted marketing campaigns to create awareness and stimulate usage of these products and services, which, in turn, should drive an increase in revenue. For example, in addition to our 16 retail branches, we now offer customers a full range of electronic banking services to conduct their banking needs. Customers can access their accounts through automated teller machines, over the telephone through our voice response system and now by personal computers through Vista ONLINE, our PC banking program launched in 2000.

         In addition, we offer customers access to mutual funds and insurance annuity products through our 16-branch retail network in conjunction with Financial Share, a subsidiary of BANKMARK. Our check card has produced excellent results and usage continues to grow exponentially while our enhanced Trust and Asset Management business is expected to contribute significantly to future performance.

         The revenues we generated from noninterest income sources, before consideration of security transactions, increased 12 percent to $4.98 million in 2001, as we continued to focus on new strategies and products to drive this revenue stream.

         Service charges on deposit accounts increased 9 percent to $2.41 million in 2001. Fees collected from customers for insufficient funds resulted in a 15 percent increase over 2000 to $1.5 million. Partially offsetting this increase was a decline of 7 percent in fees earned from service charges on demand deposits to $439 thousand as customers maintained higher account balances to offset the account charges.

         Other service charge revenue increased 19 percent to $1.23 million in 2001 on higher levels of fees collected in relation to loan origination volumes that accelerated as residential mortgage origination surged on lower interest rates and refinancing activity. However, ATM revenues including surcharge fees from noncustomer usage remained flat with 2000 levels.

         As part of our liquidity management strategy, we purchased bank owned life insurance ("BOLI") with a cash surrender value of $14 million in July 2001. The purchase was funded by overnight liquid investments. BOLI involves the purchase of life insurance on a chosen group of employees, where Vista pays all premiums and is the owner and beneficiary of the policies. This pool of insurance is profitable due to the unique tax advantages of life insurance. This profitability is used to offset or finance all or a portion of future benefit cost increases. Vista records noninterest income based on appreciation in the cash surrender value which is included in other assets. For the year 2001, Vista recognized $351 thousand in earnings from this transaction.

         In the event of death of any insured participants, a notice of death claim will be filed with policy issuers. Upon receipt of insurance proceeds, BOLI assets will be reduced by the amount of the contract value of the insured immediately prior to death and any excess benefit over cash surrender value is credited to income in the period received. Generally, for tax purposes, all amounts represent the return of premiums paid, the increased value of the policy due to investment returns, or the death benefit feature.

         We expect to receive approximately $500 thousand in benefits in excess of contract value due to the death of one insured participant. This will be recorded as non-interest income in the first quarter of 2002.

         From time to time, we sell investment securities for interest rate risk management purposes, to meet liquidity needs, to respond to developments in the financial markets and for portfolio efficiency reasons. During 2001, we sold approximately $31 million of investment securities at a net gain of $252 thousand as compared to $230 thousand in losses recognized in 2000. Gross realized gains totaled $414 thousand while gross realized losses equaled $162 thousand during 2001. By comparison, in 2000, we sold approximately $24 million of investment securities at a net loss of $230 thousand. Gross realized gains totaled $43 thousand and gross realized losses equaled $273 thousand during 2000.

         We also recorded $118 thousand in net gains from the sale of SBA loans in 2001 compared to $366 thousand in 2000. Between 75 and 80 percent of each loan is guaranteed by the SBA and may be sold into the secondary market with the balance retained in the commercial loan portfolio. This form of lending is a valued source of profitability as it offers four distinct revenue streams. These include the cash gain on the sale, reinvestment of the gains, servicing fee revenues received for performing servicing functions on the portion sold and interest income on the portion of the loan retained in portfolio.


NONINTEREST INCOME AND NONINTEREST EXPENSE
                                                          Years Ended December 31,                       Percent Change
                                                 -------------------------------------------------------------------------------
Amounts in Thousands (except percentages)               2001            2000            1999       2001 vs 2000   2000 vs 1999
================================================================================================================================
Noninterest Income:
        Service charges on deposit accounts      $      2,405     $    2,210      $    1,887                 9%            17%
        Other service charges                           1,231          1,038           1,077                19             (4)
        Trust and asset management fees                   435            337             323                29              4
        Income on Bank-owned  Life Insurance (1)          351              -               -                NM             NM
        Net gains (losses) on sales of
        securities (1)                                    252           (230)             13                NM             NM
        Net gains on sales of loans (1)                   118            366             362                NM             NM
        Other income                                      437            488             497               (10)            (2)
--------------------------------------------------------------------------------------------------------------------------------
        TOTAL NONINTEREST INCOME                 $      5,229     $    4,209      $    4,159                24%             1%
--------------------------------------------------------------------------------------------------------------------------------
Noninterest Expense:
        Salaries and benefits                    $      9,665     $    8,972      $    8,823                 8%             2%
        Occupancy expense                               2,090          1,983           1,748                 5             13
        Furniture and equipment expense                 2,603          2,509           2,198                 4             14
        Unification related expenses (1)                    -            319               -                NM             NM
        Other expenses                                  4,979          4,661           4,754                 7             (2)
--------------------------------------------------------------------------------------------------------------------------------
        TOTAL NONINTEREST EXPENSE                $     19,337     $   18,444      $   17,523                 5%             5%
--------------------------------------------------------------------------------------------------------------------------------
        Overhead Efficiency Ratio (2)                   59.53%         59.58%          61.05%
================================================================================================================================

(1)    NM, not meaningful.
(2) The Overhead Efficiency Ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax-equivalent net interest income and noninterest income, excluding net security gains.

NONINTEREST EXPENSE
         The pace of growth in noninterest expense increased by almost 5 percent in 2001, excluding costs incurred to successfully defend a proxy contest and investment banking fees and the one-time costs of unifying our bank subsidiaries in 2000. As we continue to grow our franchise and expand our geographical reach, we must make investments to attract and retain staff, expand and modernize our facilities and embrace technology to remain competitive. The increase in the level of operating expense in 2001 is believed to be consistent with these initiatives.

         A key financial measure we use to benchmark the efficiency of our cost structure is the relationship of total noninterest expense as a percent of total average assets. We strive to balance the growth in operating expense with overall balance sheet growth and profitability trends. In 2001, this measure, including the non-recurring expenses, averaged 2.76 percent reflecting an increase from 2.70 percent in 2000. In 2001, our average assets increased 2 percent while net income grew 17 percent.

         A second banking-industry standard used to measure cost efficiency is referred to as the efficiency ratio. This standard attempts to quantify the cost of generating one dollar of revenue. The lower the percentage, the more efficient an organization is considered. Our efficiency ratio equaled 59.5 percent for 2001 and 59.6 percent in 2000 and is considered in line with banks our size located in the Northeast section of the country.

         The largest component of noninterest expense is salary and benefit costs which rose 8.0 percent to $9.67 million in 2001, as normal salary and wage adjustments combined with increased incentive compensation accruals and company-sponsored medical benefits to drive the increase in costs. Staffing costs also increased in 2001 as the pension plan contributed pre-tax cost reductions of $34 thousand compared to $192 thousand in 2000 and $150 thousand in 1999, principally because of the over funded pension plan (described in Note
9). These amounts represent less than 2.0 percent of pre-tax earnings in all years presented. The number of full-time equivalent employees was unchanged at 219 for the years ended December 31, 2001 and 2000. Moreover, salary and benefit costs remained in a predictable trend as a percent of total noninterest expense. Salary and benefit costs equaled 50.0 percent of total noninterest expense in 2001 compared to 48.6 percent in 2000 and 50.4 percent in 1999.

         Occupancy expense increased 5 percent to $2.09 million in 2001 due to costs associated with operating a larger organization with a growing number of facilities including a full year of operation of our new and expanded operations center that opened in May 2000 and the grand opening of our sixteenth full-service branch office, Greenwich Station, during the fourth quarter of 2001.

         Furniture and equipment expense increased 4 percent to $2.60 million in 2001 on higher telecommunication costs and equipment leasing expense that was offset in part by lower depreciation charges as we shift from purchasing needed technology to leasing options. This decision lowers capital expenditure needs and lowers capital commitment.

         In the third quarter of 2000, we incurred $319 thousand in one-time costs for the unification of our two commercial bank subsidiaries into Vista Bank, N.A. These expenses included radio, television and newsprint advertising and community events to brand our new organization, the replacement of obsolete forms and signage and consultant expenses for technology and computer conversion needs.

         Other expense increased 7 percent to $4.98 million in 2001 reflecting costs incurred to defend against a proxy contest and investment banking fees incurred in connection with the announced sale of Vista in November 2001.

PROVISION FOR INCOME TAXES

         The provision for income taxes increased to $3.47 million in 2001 from $3.04 million in 2000 due to a higher level of pretax income. The effective tax rate decreased to 29.8 percent for 2001 compared to 30.2 percent in 2000 due to the refund of prior year taxes. Excluding the positive impact of the refunds the effective tax rate equaled 30.6 percent.

         Differences between the book and tax basis of assets and liabilities recorded in the financial statements result in deferred taxes. Net deferred tax assets were $2.78 million at December 31, 2001 and $3.6 million at December 31, 2000.

RESULTS OF OPERATIONS - 2000 COMPARED WITH 1999

         For the year ended December 31, 2000, our net income increased 9 percent or $600 thousand to $7.01 million compared to $6.41 million earned in 1999. Basic earnings per share increased 8 percent to $1.31 per share from $1.21 per share earned in 1999. All share and per share amounts have been restated to reflect the 5 percent stock dividend paid in May 2000.

         Our results for 2000 were attributed to our strategy of investing in our organization to produce predictable and sustainable increases in earnings and earnings per share over the longer-term. We support this strategy with a focus on capital management, new technology advances and a belief that investment spending is fundamental to increasing revenue growth and controlling expenses.

         During 2000 our operating expenses increased 3 percent or $600 thousand, excluding the non-recurring costs of $319 thousand to unify our bank subsidiaries under the new Vista Bank, N.A. charter.

         We leveraged our operating expenses to drive net interest income higher by $1.9 million and increased noninterest income from core banking operations, by $300 thousand. (Note: the net effects of investment security transactions are excluded from the definition of core banking revenues.) We also strengthened the allowance for loan losses in 2000 through a 21 percent increase to the provision for loan loss that complements the 27 percent growth experienced in the average commercial loan portfolio.

         We also continued to sustain our returns on assets and capital in 2000 as our average equity increased by over $4 million and average assets increased by $56 million. Return on average shareholders' equity increased to 13.65 percent in 2000 compared to 13.56 percent in 1999, while return on average assets equaled 1.02 percent for both years.

FINANCIAL CONDITION

INTEREST-EARNING ASSETS AND INTEREST-BEARING LIABILITIES

         In 2001, we continued to realize the benefits of our multi-year strategy to rebalance and improve the mix of our consolidated loan portfolio to drive earnings and profitability. Our strategy is focused on growing our commercial lending business by adding seasoned commercial lenders with well-established customer relationships, expanding our lending territory, broadening our product lines and supporting the business with state of the art technology. We also focused on growing our consumer lending capabilities to meet strong consumer demand and shifting our strategy on mortgage lending from being a portfolio lender to an originator of fixed rate mortgages for a third party or secondary market investor for fee revenue. This action also increased our ability to better manage interest rate risk and increase our financial flexibility.

         The successful results of our strategies are clearly evident over the last three years. Loans as a whole, reflect a stable portion of total interest-earning assets while commercial loans represented 49 percent of the total loan portfolio on average in 2001, up from 45 percent in 2000 and 40 percent in 1999. Investment securities have remained constant at approximately one-third of total average interest-earning assets but with an over-weighting in mortgage-related assets and a larger commitment to corporate debt securities in 2001. This portfolio generates significant cash flows, a steady source of increasing earnings and is the primary tool used to manage liquidity and interest rate risk.

         Our branch network has also grown significantly with 63 percent of our 16-branch network coming on line within the last 10 years. Over this time frame, we have experienced growth in all deposit categories and more importantly, the concentration of each deposit sector has remained constant on a relative basis within the context of a growing balance sheet. This has enabled us to fund our asset growth with core deposits, expand our net interest margins and grow net interest income over a variety of interest rate environments.

         In 2001, interest-earning assets increased 2 percent or $13.6 million to average $665.9 million compared to $652.3 million in 2000. Total loans remained unchanged on average in 2001, as a slowing economy and lower interest rates led to a surge in refinancing activity and principal repayments. Securities available for sale declined to average $193.4 million from $199.9 in 2000, while overnight liquidity increased significantly to average $33 million for all 2001 and ended the year at $49.6 million.

         Interest-bearing liabilities increased 2 percent or $10.0 million to average $572.9 million in 2001 compared to $562.9 million in 2000, due to growth in deposits offset by a reduction in average borrowed funds. Total interest bearing deposits increased $12.0 million to average $526.7 million and borrowed funds and long-term debt decreased $2.0 million to average $46.2 million.

SECURITIES AVAILABLE FOR SALE

         At December 31, 2001, the securities available for sale portfolio had an estimated fair value that exceeded its amortized cost. The portfolio had an unrealized net gain of $2.6 million comprised of $3.5 million of gross unrealized gains and $900 thousand of gross unrealized losses.

         The unrealized net gain or loss on available for sale securities is reported on an after-tax basis as a component of accumulated other comprehensive income in shareholders equity. At December 31, 2001 this adjustment equaled an unrealized net gain of $1.9 million compared to an unrealized net gain of $28 thousand at December 31, 2000.

         The unrealized net gain in the portfolio at December 31, 2001 was primarily attributed to lower interest rates in effect at the end of 2001. We may decide to sell securities to manage the level of earning assets (for example, to offset loan growth that may exceed expected maturities and prepayments of securities). (See Note 3 to Financial Statements for securities available for sale by security type).

         At December 31, 2001, the fair value of mortgage-backed securities totaled $118.3 million, or 59 percent of our securities portfolio. As an indication of interest rate risk, we estimated the effect of a 100 basis point increase in interest rates on the value of the mortgage-backed securities portfolio. We estimate that mortgage-backed securities would decrease in fair value from $118.3 million to $114.6 million.

LOANS

         Total average loans were relatively unchanged at $439.5 million in 2001, compared to average total loans of $440.7 million in 2000. Total commercial loans increased 8 percent or $15.1 million in 2001 to average $213.9 million due to steady commercial real estate loan origination activity. Total consumer loans decreased 7 percent or $7.5 million in 2001 due to increased principal prepayments and runoff in the indirect auto portfolio. Mortgage loans declined 7 percent on accelerated levels of mortgage refinancing activity.

         The tax-equivalent yield on total loans averaged 8.12 percent for 2001, a 27 basis point decrease from the 8.39 percent average yield earned in 2000. The commercial loan portfolio generated an average yield of 8.44 percent in 2001 compared to 9.04 percent in 2000. The average yield on the mortgage portfolio was largely unchanged at 7.63 percent in 2001 from 7.62 percent in 2000, while the yield on the consumer loan portfolio decreased to 8.02 percent in 2001 from
8.14 percent in 2000.

DEPOSITS

         The year 2001 was marked by declining interest rates for the majority of the year prompted by a weak economy and significant easing of interest rates by the Federal Reserve that focused on containing inflation and stimulating the pace of economic expansion. As the majority of our funding base consists of retail customer deposit accounts that do not reprice at the same pace as changes in financial market rates, they provide a key tool for managing the potential adverse affects of volatile interest rates.

         Total average deposits increased 3.0 percent or $15.0 million to $595.4 million in 2001. Our strategy to expand market share and fund earning asset growth with core deposits has enabled us to control interest expense, stabilize the net interest margin and grow profitability.

         Demand deposits increased in 2001 on average, despite a reduction in rates paid on these account types. Retail time deposits, including those in excess of $100,000, declined slightly despite significantly lower rates paid on these accounts. Savings accounts increased slightly as funds migrated from higher paying time deposits and the equity markets as customers opted for safety.

         The cost of funds on interest-bearing liabilities averaged 3.87 percent in 2001, a decrease of 51 basis points from 2000.

BORROWED FUNDS AND LONG-TERM DEBT

         We raise funds through a range of sources including retail deposits, certificates of deposit, Federal Home Loan Bank advances, repurchase agreements, federal funds purchased, long-term debt and shareholders' equity. This enhanced funding flexibility limits dependence on any one source of funds and generally lowers the cost of funds. In making funding decisions management considers market conditions, prevailing interest rates, liquidity needs and the maturity structure of the balance sheet.

         In 2001, average borrowed funds and long-term debt decreased $2.0 million to average $46.2 million and the average rate paid decreased to 4.49 percent from 5.56 percent in 2000.

         From time to time we leverage the purchase of investment securities with wholesale borrowings from the Federal Home Loan Bank based on market conditions and arbitrage spread opportunities. We execute and monitor such transactions pursuant to policies approved by the Board of Directors that include borrowing limits, minimum capital ratios, earnings targets and exit strategies. It is our policy to limit leverage program borrowings to no more than 10 percent of total assets with a minimum Tier 1 Capital ratio of 6 percent of total average assets and a minimum total risk-based capital ratio of 11 percent. At December 31, 2001 $12 million of investment securities were leveraged by wholesale borrowings and represented less than 2 percent of total assets.

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

NONPERFORMING ASSETS

         Nonperforming assets, defined as loans on nonaccrual status, other real estate acquired through foreclosure (OREO), and real estate held for investment, totaled $2.9 million at December 31, 2001 and $4.1 million at December 31, 2000. Nonperforming assets equaled less than one percent of total loans plus OREO in each year.

         Nonperforming loans decreased $1.2 million to $2.2 million at December 31, 2001 and reflected a decrease in all loan categories.

         OREO decreased to $647 thousand at December 31, 2001 compared to $704 thousand at December 31, 2000. A loan must be placed on nonaccrual status when principal or interest becomes 90 days or more past due, unless the loan is well secured and in the process of collection or Vista does not expect the loan to be fully repaid according to the original terms of the loan agreement. A nonaccrual loan may not be restored to accrual status until principal and interest is no longer due and unpaid or it otherwise becomes well secured.

ALLOWANCE FOR LOAN LOSSES AND RELATED PROVISION

         The allowance for loan losses increased to $6.4 million at December 31, 2001 or 1.45 percent of total loans, from $6.2 million or 1.37 percent of total loans at December 31, 2000. The allowance for loan losses expressed as a percentage of nonperforming loans equaled 284 percent at December 31, 2001 and 183 percent at December 31, 2000.

         The provision for loan losses decreased 29 percent to $900 thousand for 2001 compared to $1.26 million in 2000. This decrease was due to a flat loan portfolio and a reduction in nonperforming assets. Charge-offs, net of recoveries, totaled $691 thousand for 2001 compared to $363 thousand for 2000. Net charge-offs as a percent of average total loans equaled less than one-quarter of one percent in 2001 and 2000.

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

         At December 31, 2001, cash and cash equivalents equaled $76.1 million, an increase of $38.3 million from the $37.8 million in cash and cash equivalents on hand at December 31, 2000.

         Changes in cash are measured by changes in the three major classifications of cash flows that are defined as operating, investing and financing activities.

         At December 31, 2001, net cash provided by operating activities equaled $9.6 million consisting mainly of net income adjusted for non-cash charges, net gains on security and loan sales plus an increase in deferred tax assets.

         Net cash used for investing activities totaled $6.4 million at December 31, 2001. Investing activities consisted of $77.5 million in purchases of available for sale securities plus the $14.4 million purchase of cash surrender value life insurance. $75.4 million in maturities and sales of available for sale securities combined with retail deposit growth and leveraged borrowings to fund these investments.

         Net cash provided by financing activities totaled $35.1 million and consisted of increases in certain deposit categories, borrowed funds and long-term debt plus proceeds from common stock issuance, offset in part, by increased cash dividends paid and share purchases of $2.1 million.

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

         At December 31, 2001, shareholders' equity increased $6.0 million to $60.0 million, compared to $54.0 million at December 31, 2000. This increase was the result of $1.9 million in appreciation in the fair value of available for sale securities, $8.2 million in net income, $1.5 million in proceeds from the issuance of common stock, offset in part, by $3.3 million in cash dividends paid and $2.1 million in share purchases.

         During the first quarter 2001, Vista announced successful completion of a 200,000 share repurchase program where it repurchased shares for a total cost of $3.7 million. The initial repurchase program was announced in August 1998 and all 100,000 shares were repurchased by March 31, 1999 for a total of $2.0 million or an average of $20.18 per share. On March 31, 1999, the program was extended to include an additional 100,000 shares which were repurchased by February 2001 for a total of $1.76 million or an average of $17.65 per share. These purchases were made pursuant to section 10b-18 from time to time in open market transactions at the discretion of management and stock availability.

         During the second quarter 2001, Vista announced that its Board of Directors had authorized a new 275,000 share repurchase program for approximately 5 percent of the company's outstanding shares. These purchases will be conducted in accordance with Rule 10b-18 from time to time in open market transactions at the discretion of management and stock availability. Through December 31, 2001, 79,800 shares were purchased for $1.6 million at an average price of $20.01 per share. The above references to per share amounts have not been adjusted to reflect the effect of stock dividends paid.

         The quarterly cash dividend paid on our common stock increased to 16 cents per share during the second quarter of 2001. Common stock cash dividends totaled 62 cents per share for 2001 compared to 55 cents per share for 2000, an increase of 13 percent. In addition the Board of Directors approved a 5 percent stock dividend, which was paid on May 25, 2001, to shareholders of record on May 11, 2001. This action followed a similar 5 percent stock dividend paid in May 2000. Accordingly, all per share and average share amounts have been restated to reflect the stock dividends.

         Our dividend payout ratio equaled 41 percent for 2001, 42 percent for 2000 and 40 percent for 1999. We paid cash dividends totaling $3.32 million in 2001, an increase of $360 thousand or 12 percent over the $2.96 million paid in 2000.

         Vista's book value per common share at December 31, 2001, increased 12 percent to $11.25 compared to $10.07 at December 31, 2000. This increase was due to the appreciation in the fair value of available for sale securities, retained earnings and stock issued pursuant to our various plans.

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

         We evaluate each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by extension of credit, is based on our credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. We were committed to advance $71.2 million and $49.1 million to borrowers as of December 31, 2001 and 2000, respectively.

         Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. We entered into standby letters of credit contracts with customers totaling $2.2 million and $2.9 million as of December 31, 2001 and 2000, respectively.

         We do not issue nor hold derivative instruments with the exception of loan commitments and letters of credit. These instruments are issued in the ordinary course of business to meet customer needs. Commitments to fund fixed-rate loans were immaterial at December 31, 2001. Variable-rate commitments are generally issued for less than one year and carry market rates of interest.

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

         Historically, the most common method of analyzing interest rate risk was to measure the maturity and re-pricing relationships between interest-earning assets and interest-bearing liabilities at a specific point-in-time, typically referred to as Gaps. A bank is considered liability-sensitive when the amount of its interest-bearing liabilities exceed the amount of its interest-earning assets. However, assets and liabilities with similar re-pricing and maturity characteristics may not re-price at the same time or to the same degree. Although the Gap position does give a measure of the magnitude of risk, it cannot accurately predict the impact of changes in prevailing interest rates on net income. The following table reflects our Gap position at December 31, 2001.

STATEMENT OF INTEREST SENSITIVITY GAP

                                                                           December 31, 2001
                                                  ----------------------------------------------------------------------
                                                   90 Days    91 to 180  181 to 365    1 to 5                   Total
Amounts in Thousands (except percentages)          or Less      Days        Days        Years     Thereafter    Balance
                                                   -------    ---------  ----------   --------    ----------    -------
Rate sensitive assets:
Federal funds sold and
    short-term investments                         $ 51,600    $    --    $     --    $     --    $      --     $ 51,600
Investment securities                                14,919      8,324      20,632      95,984       57,627      197,486
Loans, net of unearned income
    Mortgage                                         10,963      9,483      18,430      58,632       23,049      120,557
    Commercial                                       89,662     28,425      47,230      51,446        5,435      222,198
    Consumer                                         17,788     10,819      17,617      42,732        7,609       96,565

                                                  ----------------------------------------------------------------------
Total rate sensitive assets                        $184,932    $57,051    $103,909    $248,794    $  93,720     $688,406
                                                  ----------------------------------------------------------------------

Rate sensitive liabilities:
Deposits:
    Interest-bearing demand deposits               $ 31,436    $ 2,228    $  4,455    $ 35,642    $  38,459     $112,220
    Savings                                          62,087      3,585       7,170      57,364       32,438      162,644
    Time                                             53,790     47,041      80,942      88,211           --      269,984
Borrowed funds                                       29,064         --          --      10,000           --       39,064
Long-term debt                                        6,000         --          --       6,000           --       12,000
Shareholders' equity                                     --         --          --          --       60,031       60,031

                                                  ----------------------------------------------------------------------
Total rate sensitive liabilities                   $182,377    $52,854    $ 92,567    $197,217    $ 130,928     $655,943
                                                  ----------------------------------------------------------------------
Period Gap                                         $  2,555    $ 4,197    $ 11,342    $ 51,577   ($  37,208)    $ 32,463
Cumulative Gap                                     $  2,555    $ 6,752    $ 18,094    $ 69,671    $  32,463           --
Cumulative Gap to total assets                         0.35%      0.91%       2.44%       9.41%        4.39%          --
                                                  ----------------------------------------------------------------------

         We believe that the simulation of net interest income and the economic value of capital over varying interest rate cycles provides a more meaningful measure of interest rate risk.

         We use computer-based simulation modeling techniques to analyze the sensitivity of net interest income and the value of capital to movements in interest rates. We project net interest income based on a flat or most-likely rate scenario (base case) and then against varying rate scenarios over a rolling twelve-month time period. Our modeling assumptions include contractual maturity and repricing characteristics of rate-sensitive assets and liabilities, and various assumptions regarding the impact of changing interest rates on prepayment speeds and other embedded options of certain assets and liabilities. Income simulation enables management to measure the probable effects on the balance sheet and earnings not only from changes in interest rates, but also of proposed strategies for responding to them.

         Our Interest Rate Risk Management policy has established that interest income sensitivity will be considered acceptable if net interest income is within ten percent of net interest income in the base case scenario.

         Based on our modeling results, a gradual increase, or decrease, in interest rates of 100 basis points over a twelve-month period may affect net income by as much as $359,000, or 4 percent. An immediate and permanent change of 100 basis points results in a 6 percent reduction in the value of capital when rates rise and a 3 percent increase in the value of capital when rates fall. At December 31, 2001, these results were acceptable under policy guidelines. In the event the model indicates an unacceptable level of risk, we could undertake a number of actions that would mitigate the risk, including the sale of a portion of the Available-For-Sale investment portfolio or extending the maturity of short-term liabilities. We cannot provide any assurance about the actual effect of changes in interest rates on net interest income or the value of capital.

         The following table lists the financial instruments that are sensitive to changes in interest rates, categorized by the instrument's expected maturity and estimated fair value as of December 31, 2001.

SCHEDULE OF MARKET RISK SENSITIVE INSTRUMENTS

                                                          Expected Maturity Date - Years Ended December 31,
                                          ------------------------------------------------------------------------------------
Amounts in Thousands (except percentages)                                                                           Estimated
                                          Rate     2002      2003     2004     2005     2006   Thereafter   Total   Fair Value
                                          ----     ----      ----     ----     ----     ----   ----------   -----   ----------
INTEREST SENSITIVE ASSETS:

Federal funds sold and
    short-term investments                2.06%  $ 51,600  $     --  $    --  $    --  $    --  $     --   $ 51,600  $ 51,600
Investment securities                     6.50%    35,276    32,779   31,363   22,175   16,710    61,785    200,088   200,088
Loans, net of unearned income
    Mortgage                              7.51%    32,463    23,828   17,495   12,635    9,194    24,942    120,557   122,889
    Commercial                            7.41%    69,320    46,814   32,554   22,317   15,356    35,837    222,198   223,999
    Consumer                              7.67%    39,767    24,368   14,037    7,761    4,222     6,410     96,565    97,327

                                         ------------------------------------------------------------------------------------
Total interest sensitive assets           6.80%  $228,426  $127,789  $95,449  $64,888  $45,482  $128,974   $691,008  $695,903
                                         ------------------------------------------------------------------------------------

INTEREST SENSITIVE LIABILITIES:
Deposits:
    Savings                               1.85%  $ 28,531  $ 26,916  $21,243  $13,205  $10,603  $ 62,146   $162,644  $162,644
    Time                                  4.21%   181,360    68,016   19,088    1,121      399        --    269,984   272,005
Borrowed funds                            2.34%    29,064     3,000    7,000       --       --        --     39,064    39,340
Long-term debt                            6.25%     6,000     3,000       --    3,000       --        --     12,000    12,263

                                         ------------------------------------------------------------------------------------
Total interest sensitive liabilities      3.32%  $244,955  $100,932  $47,331  $17,326  $11,002  $ 62,146   $483,692  $486,252
                                         ------------------------------------------------------------------------------------

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


CONSOLIDATED BALANCE SHEETS

                                                                                                         DECEMBER 31,   DECEMBER 31,
Amounts in Thousands (except per share and share data)                                                       2001           2000
====================================================================================================================================
Assets
Cash and cash equivalents:
          Cash and due from banks                                                                        $     24,474   $    26,018
          Federal funds sold                                                                                    2,000        10,400
          Short-term investments                                                                               49,600         1,351
------------------------------------------------------------------------------------------------------------------------------------
                    TOTAL CASH AND CASH EQUIVALENTS                                                            76,074        37,769
------------------------------------------------------------------------------------------------------------------------------------
Securities available for sale (Amortized cost: $197,486 and $195,199 in 2001 and 2000, respectively)          200,088       195,225
------------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income:
          Mortgage                                                                                            120,557       130,744
          Commercial                                                                                          222,198       212,158
          Consumer                                                                                             96,565       108,495
------------------------------------------------------------------------------------------------------------------------------------
                    Total Loans                                                                               439,320       451,397
          Allowance for loan losses                                                                            (6,375)       (6,166)
------------------------------------------------------------------------------------------------------------------------------------
                    TOTAL NET LOANS                                                                           432,945       445,231
------------------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                                          7,991         7,590
Accrued interest receivable                                                                                     3,512         3,869
Other assets                                                                                                    5,121         5,574
Bank owned life insurance                                                                                      14,351             0
------------------------------------------------------------------------------------------------------------------------------------
                           TOTAL ASSETS                                                                  $    740,082   $   695,258
====================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
          Demand:
                    Noninterest-bearing                                                                  $     80,680   $    71,845
                    Interest-bearing                                                                          112,220        97,979
          Savings                                                                                             162,644       129,143
          Time                                                                                                269,984       293,733
------------------------------------------------------------------------------------------------------------------------------------
                    TOTAL DEPOSITS                                                                            625,528       592,700
------------------------------------------------------------------------------------------------------------------------------------
Borrowed funds                                                                                                 39,064        35,323
Long-term debt                                                                                                 12,000         9,500
Accrued interest payable                                                                                          721         1,132
Other liabilities                                                                                               2,738         2,632
------------------------------------------------------------------------------------------------------------------------------------
                    TOTAL LIABILITIES                                                                         680,051       641,287
------------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies                                                                                      --            --
Shareholders' Equity:
          Common stock:  $.50 par value; shares authorized 10,000,000; shares issued,
                    5,417,704 and 5,107,845 at December 31, 2001 and December 31, 2000, respectively            2,709         2,554
          Paid-in capital                                                                                      37,067        30,782
          Retained earnings                                                                                    19,951        20,607
          Treasury Stock (79,800 shares)                                                                       (1,597)            0
          Accumulated other comprehensive income                                                                1,901            28
------------------------------------------------------------------------------------------------------------------------------------
                    TOTAL SHAREHOLDERS' EQUITY                                                                 60,031        53,971
------------------------------------------------------------------------------------------------------------------------------------
                           TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                    $    740,082   $   695,258
====================================================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.



CONSOLIDATED STATEMENTS OF INCOME


                                                                                                For the Years Ended December 31,
Amounts in Thousands (except per share and share data)                                      2001             2000             1999
====================================================================================================================================
Interest Income:
         Interest and fees on loans                                                    $    35,601     $    36,891      $    31,569
         Interest on federal funds sold                                                        833             674              426
         Interest on short-term investments                                                    352              66              118
         Interest on securities:
                 Taxable                                                                    10,352          10,518           10,013
                 Nontaxable                                                                  1,674           2,058            1,828
------------------------------------------------------------------------------------------------------------------------------------
                 TOTAL INTEREST INCOME                                                      48,812          50,207           43,954
------------------------------------------------------------------------------------------------------------------------------------
Interest Expense:
         Interest on deposits                                                               20,079          21,983           18,862
         Interest on borrowed funds                                                          1,286           2,038            1,022
         Interest on long-term debt                                                            789             642              427
------------------------------------------------------------------------------------------------------------------------------------
                 TOTAL INTEREST EXPENSE                                                     22,154          24,663           20,311
------------------------------------------------------------------------------------------------------------------------------------
                         NET INTEREST INCOME                                                26,658          25,544           23,643
------------------------------------------------------------------------------------------------------------------------------------
Provision for Loan Losses                                                                      900           1,263            1,048
------------------------------------------------------------------------------------------------------------------------------------
                 Net Interest Income after Provision for Loan Losses                        25,758          24,281           22,595
------------------------------------------------------------------------------------------------------------------------------------
Noninterest Income:
         Service charges on deposit accounts                                                 2,405           2,210            1,887
         Other service charges                                                               1,231           1,038            1,077
         Income on life insurance                                                              351              --               --
         Net gains on sales of loans                                                           118             366              362
         Net gains (losses) on sales of securities                                             252            (230)              13
         Other income                                                                          872             825              820
------------------------------------------------------------------------------------------------------------------------------------
                 TOTAL NONINTEREST INCOME                                                    5,229           4,209            4,159
------------------------------------------------------------------------------------------------------------------------------------
Noninterest Expense:
         Salaries and benefits                                                               9,665           8,972            8,823
         Occupancy expense                                                                   2,090           1,983            1,748
         Furniture and equipment expense                                                     2,603           2,509            2,198
         Unification related expenses                                                           --             319               --
         Other expense                                                                       4,979           4,661            4,754
------------------------------------------------------------------------------------------------------------------------------------
                 TOTAL NONINTEREST EXPENSE                                                  19,337          18,444           17,523
------------------------------------------------------------------------------------------------------------------------------------
                         Income Before Provision for Income Taxes                           11,650          10,046            9,231

Provision for Income Taxes                                                                   3,473           3,036            2,821
------------------------------------------------------------------------------------------------------------------------------------
                         Net Income                                                    $     8,177     $     7,010      $     6,410
------------------------------------------------------------------------------------------------------------------------------------
                         Earnings per Share                                            $      1.53     $      1.31      $      1.21
------------------------------------------------------------------------------------------------------------------------------------
                         Weighted Average Number of Common Shares Outstanding            5,326,587       5,336,957        5,300,827
====================================================================================================================================


The accompanying notes to consolidated financial statements are an integral part of these statements.



CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                       For the Years Ended December 31, 2001, 2000 and 1999


Amounts in Thousands                                                  Shares        Common         Paid-in          Retained
(except per share and share data)                                     Issued        Stock          Capital          Earnings
====================================================================================================================================
Balance, December 31, 1998                                            4,577,888    $  2,289       $  22,359        $   20,622

         Comprehensive Income:
                 Net income - 1999                                            -           -               -             6,410
                 Other comprehensive loss, net of income taxes
                         Net unrealized depreciation in the
                         fair value of securities available for sale          -           -               -                 -

         Comprehensive loss:
         Cash dividends - $.48 per share                                      -           -               -            (2,566)
         Net proceeds from issuance of common stock                      60,096          30           1,080                 -
         5% Stock dividend                                              228,483         114           4,131            (4,253)
         Purchase of treasury stock                                           -           -               -                 -
         Retirement of treasury stock                                   (49,600)        (25)           (904)                -
         Deferred compensation                                            2,135           1               8                 -
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                                            4,819,002    $  2,409       $  26,674         $  20,213

         Comprehensive Income:
                 Net income - 2000                                            -           -               -             7,010
                 Other comprehensive income, net of income taxes
                         Net unrealized appreciation in the
                         fair value of securities available for sale          -           -               -                 -

         Comprehensive income:
         Cash dividends - $.55 per share                                      -           -               -            (2,964)
         Net proceeds from issuance of common stock                      85,038          43           1,176                 -
         5% Stock dividend                                              241,055         121           3,525            (3,652)
         Purchase of treasury stock                                           -           -               -                 -
         Retirement of treasury stock                                   (37,250)        (19)           (564)                -
         Deferred compensation                                                -           -             (29)                -
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                                            5,107,845    $  2,554       $  30,782         $  20,607

         Comprehensive Income:
                 Net income - 2001                                            -           -               -             8,177
                 Other comprehensive income, net of income taxes
                         Net unrealized appreciation in the
                         fair value of securities available for sale          -           -               -                 -

         Comprehensive income:
         Cash dividends - $.62 per share                                      -           -               -            (3,315)
         Net proceeds from issuance of common stock                      83,436          42           1,434                 -
         5% Stock dividend                                              254,523         127           5,383            (5,518)
         Purchase of treasury stock                                           -           -               -                 -
         Retirement of treasury stock                                   (28,100)        (14)           (532)                -
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                                            5,417,704    $  2,709       $  37,067         $  19,951
====================================================================================================================================


                                                                                             Accumulated
                                                                                                Other                  Total
Amounts in Thousands                                                      Treasury          Comprehensive          Shareholders'
(except per share and share data)                                          Stock               Income                 Equity
=================================================================================================================================
Balance, December 31, 1998                                               $        -          $      1,566          $      46,836

         Comprehensive Income:
                 Net income - 1999                                                -                     -                  6,410
                 Other comprehensive loss, net of income taxes
                         Net unrealized depreciation in the
                         fair value of securities available for sale              -                (6,902)                (6,902)
                                                                                                                   -------------
         Comprehensive loss:                                                                                                (492)
         Cash dividends - $.48 per share                                          -                     -                 (2,566)
         Net proceeds from issuance of common stock                               -                     -                  1,110
         5% Stock dividend                                                        -                     -                     (8)
         Purchase of treasury stock                                            (929)                    -                   (929)
         Retirement of treasury stock                                           929                     -                      -
         Deferred compensation                                                    -                     -                      9
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                                               $        -         $      (5,336)         $      43,960

         Comprehensive Income:
                 Net income - 2000                                                -                     -                  7,010
                 Other comprehensive income, net of income taxes
                         Net unrealized appreciation in the
                         fair value of securities available for sale              -                 5,364                  5,364
                                                                                                                   --------------
         Comprehensive income:                                                                                            12,374
         Cash dividends - $.55 per share                                          -                     -                 (2,964)
         Net proceeds from issuance of common stock                               -                     -                  1,219
         5% Stock dividend                                                        -                     -                     (6)
         Purchase of treasury stock                                            (583)                    -                   (583)
         Retirement of treasury stock                                           583                     -                      -
         Deferred compensation                                                    -                     -                    (29)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                                               $        -         $          28          $      53,971

         Comprehensive Income:
                 Net income - 2001                                                -                     -                  8,177
                 Other comprehensive income, net of income taxes
                         Net unrealized appreciation in the
                         fair value of securities available for sale              -                 1,873                  1,873
                                                                                                                   --------------
         Comprehensive income:                                                                                            10,050
         Cash dividends - $.62 per share                                          -                     -                 (3,315)
         Net proceeds from issuance of common stock                               -                     -                  1,476
         5% Stock dividend                                                        -                     -                     (8)
         Purchase of treasury stock                                          (2,143)                    -                 (2,143)
         Retirement of treasury stock                                           546                     -                      -
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                                               $   (1,597)        $       1,901          $      60,031
=================================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    For The Years Ended December 31,
Amounts in Thousands                                                                                 2001        2000         1999
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
         Net Income                                                                                $  8,177    $  7,010    $  6,410
         Adjustments to reconcile net income to net cash
          provided by operating activities:
                  Depreciation and amortization                                                       1,179       1,002         965
                  Provision for loan losses                                                             900       1,263       1,048
                  Provision for deferred taxes                                                           33        (553)       (302)
                  Decrease (increase) in accrued interest receivable                                    357        (262)       (474)
                  (Decrease) increase in accrued interest payable                                      (411)       (465)        214
                  Net change in other assets and other liabilities                                     (343)         91       1,669
                  Net amortization of premium on securities                                             116          40         398
                  Net (gains) losses on sales of securities                                            (252)        230         (13)
                  Net gains on sales of loans                                                          (118)       (366)       (362)
------------------------------------------------------------------------------------------------------------------------------------
                                 NET CASH PROVIDED BY OPERATING ACTIVITIES                            9,638       7,990       9,553
------------------------------------------------------------------------------------------------------------------------------------

Cash Flows From Investing Activities:
         Proceeds from maturities of securities available for sale                                   44,420      20,389      37,115
         Proceeds from sales of securities available for sale                                        30,969      23,814      26,491
         Purchases of securities available for sale                                                 (77,540)    (30,045)    (95,578)
         Net decrease (increase) in loans                                                             9,578     (51,667)    (48,689)
         Proceeds from sales of loans                                                                 2,016      10,742       7,106
         Net capital expenditures                                                                    (1,504)     (1,583)       (961)
         Purchase of cash surrender value life insurance                                            (14,351)       --          --
------------------------------------------------------------------------------------------------------------------------------------
                                 NET CASH USED FOR INVESTING ACTIVITIES                              (6,412)    (28,350)    (74,516)
------------------------------------------------------------------------------------------------------------------------------------

Cash Flows From Financing Activities:
         Net increase (decrease) in demand and savings deposits                                      56,577        (113)     14,590
         Net (decrease) increase in time deposits                                                   (23,749)     25,691      29,790
         Net increase in borrowed funds                                                               3,741       4,488      13,872
         Net increase in long-term debt                                                               2,500       1,000       5,500
         Net proceeds from issuance of common stock                                                   1,476       1,213       1,102
         Net treasury stock transactions                                                             (2,143)       (583)       (929)
         Cash dividends paid                                                                         (3,323)     (2,964)     (2,566)
------------------------------------------------------------------------------------------------------------------------------------
                                 NET CASH PROVIDED BY FINANCING ACTIVITIES                           35,079      28,732      61,359
------------------------------------------------------------------------------------------------------------------------------------

                                      Net Increase (Decrease) in Cash and Cash Equivalents           38,305       8,372      (3,604)
                                      Cash and Cash Equivalents, Beginning of Period                 37,769      29,397      33,001
------------------------------------------------------------------------------------------------------------------------------------
                                 CASH AND CASH EQUIVALENTS, END OF PERIOD                          $ 76,074    $ 37,769    $ 29,397
====================================================================================================================================

Supplemental Disclosures of Cash Flow Information:
         Interest paid                                                                             $ 22,565    $ 25,128    $ 20,097
         Income taxes paid                                                                            3,353       3,681       3,161

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

PRINCIPLES OF CONSOLIDATION

         Our consolidated financial statements include all of the accounts of the parent company and wholly-owned commercial bank subsidiary, Vista Bank, N.A. All significant inter-company accounts and transactions have been eliminated.

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

LOANS

         Loans are stated at the principal amount outstanding, net of unearned income. The interest on loans is credited to income based upon the principal amount outstanding and stated interest rate. Certain origination and commitment fees, and certain direct loan origination costs are deferred and amortized over the contractual life of the related loans. This results in an adjustment of the yield on the related loan.

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

BANK OWNED LIFE INSURANCE

         Bank owned life insurance ("BOLI") represents Vista's purchase of life insurance on a chosen group of employees. Vista pays all premiums and is the owner and beneficiary of the policies. The cash surrender value related to the BOLI is shown on Vista's balance sheet and totaled approximately $14.3 million as of December 31, 2001. The appreciation of cash surrender value, net of the cost of premiums paid, is recorded as non-interest income during 2001.

MARKETING AND ADVERTISING COSTS

         We initiate various marketing and advertising programs. All costs related to marketing and advertising are expensed in the period incurred. Marketing and advertising costs totaled $822 thousand in 2001, $728 thousand in 2000, and $689 thousand in 1999.

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

EARNINGS PER SHARE

         Earnings per share amounts, weighted average shares outstanding and all per share amounts have been adjusted in the accompanying financial statements to reflect the stock dividends declared in April 2001, April 2000 and April 1999.

         On April 19, 2001, we declared a 5 percent stock dividend to shareholders' of record May 11, 2001 and payable May 25, 2001. In connection therewith, 254,523 shares were issued.

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

Amounts in Thousands                             YEARS ENDED DECEMBER 31,
(except per share data)                       2001        2000         1999
============================================================================
Net income available
        to common
        shareholders (numerator)          $  8,177    $  7,010     $  6,410
Weighted average common
        shares outstanding                   5,327       5,337        5,301
 Effect of common
        stock equivalents                        8           -            -
----------------------------------------------------------------------------
Weighted average shares
        outstanding adjusted
        for assumed conversion               5,335       5,337        5,301
----------------------------------------------------------------------------
Basic earnings per share                   $  1.53     $  1.31      $  1.21
----------------------------------------------------------------------------
Diluted earnings per share                 $  1.53     $  1.31      $  1.21
============================================================================

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

USE OF ESTIMATES

         The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

         The allowance for loan losses is based on estimates, and it is reasonably possible that ultimate losses may vary from the current estimates.

STOCK-BASED COMPENSATION

         We adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", but elected to continue to utilize the intrinsic value method of accounting for recording stock-based compensation expense provided for in Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees".

RECENTLY ISSUED ACCOUNTING STANDARDS

         In October 2001, the Financial Accounting Standards Board issued FASB Statement 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Statement 144 supersedes FASB Statement 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" but retains many of the fundamental provisions of that statement. This statement is effective for fiscal years beginning after December 15, 2001. Early adoption is permitted. Adoption of SFAS 144 is not expected to have a material impact on Vista.

         In July 2001, the Financial Accounting Standards Board issued two statements - Statement 141, "Business Combinations", and Statement 142, "Goodwill and Other Intangible Assets" which will potentially impact reported goodwill and other intangible assets.

Statement 141:
o    Eliminates the pooling method for accounting for business combinations.
o Requires that intangible assets that meet certain criteria be reported separately from goodwill.
o Requires negative goodwill arising from a business combination to be recorded as an extraordinary gain.

Statement 142:
o Eliminates the amortization of goodwill and other intangible assets that are deemed to have an indefinite life.
o Requires, at a minimum, annual impairment tests for goodwill and other intangible assets that are determined to have an indefinite life.

Upon adoption of these Statements, we are required to:
o Re-evaluate goodwill and other intangible assets that arose from business combinations entered into before July 1, 2001. If the recorded other intangible assets do not meet the criteria for recognition, they should be classified to goodwill. Similarly, if there are other intangible assets that meet the criteria for recognition but were not separately recorded from goodwill, they should be reclassified from goodwill.
o Reassess the useful lives of intangible assets and adjust the remaining amortization periods accordingly.
o    Write-off any remaining negative goodwill.

These standards are required to be implemented in our 2002 financial statements. The adoption of these standards will not have a material impact on the financial statements.

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

         Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", as amended by SFAS 137 and SFAS 138, is effective for Vista's fiscal year beginning January 1, 2001. SFAS 133 requires that all derivative instruments be recognized on the balance sheet at their fair value. Accounting for changes in fair value of a derivative depends upon the specific use of the derivative and resulting designation. As of December 31, 2001, we did not hold or issue derivative instruments nor engage in hedging activities. Therefore, SFAS 133, as amended, has not had a material impact on Vista's financial condition or results of operation.

NOTE 2
CASH AND DUE FROM BANKS

         Restrictions on cash and due from bank accounts are placed upon the banking subsidiaries by the Federal Reserve Banks. Certain amounts of reserve balances are required to be maintained at the Federal Reserve Banks based upon deposit levels and other factors. The average amount of reserve balances for the year ended December 31, 2001, was approximately $3.0 million. For the two-week period ended December 31, 2001, the average amount of reserve balances was approximately $5.1 million.

         Various deposit accounts are maintained with other banks to meet normal funds transaction requirements and to compensate other banks for certain correspondent services. These accounts are insured by the FDIC up to $100,000 per account. Management is responsible for assessing the credit risk of its correspondent banks.

         The withdrawal or usage restrictions of cash and due from bank balances did not have a significant impact on operations as of December 31, 2001.

NOTE 3
SECURITIES

         The amortized cost, gross unrealized gains and losses, estimated fair values and maturity distribution of the securities available for sale at December 31, 2001 and 2000, were as follows:

SECURITIES AVAILABLE FOR SALE                                      DECEMBER 31, 2001
======================================================================================================
                                                                   Gross        Gross      Estimated
                                                   Amortized    Unrealized   Unrealized      Fair
Amounts in Thousands                                  Cost         Gains       Losses        Value
======================================================================================================
U.S. Treasury securities                           $    4,038    $     177   $       -     $   4,215

U.S. Government agencies and corporations                 839           18           -           857

State and political subdivisions                       35,807          246        (396)       35,657

Corporate debt securities                              36,098          764        (112)       36,750

Mortgage-backed securities                            116,381        2,218        (287)      118,312

Equity securities                                       4,323           34         (60)        4,297
------------------------------------------------------------------------------------------------------
       Total securities available for sale         $  197,486     $  3,457   $    (855)   $  200,088
------------------------------------------------------------------------------------------------------


SECURITIES AVAILABLE FOR SALE                                      DECEMBER 31, 2000
======================================================================================================
                                                                   Gross        Gross      Estimated
                                                   Amortized    Unrealized   Unrealized      Fair
Amounts in Thousands                                  Cost         Gains       Losses        Value
======================================================================================================
U.S. Treasury securities                           $    8,066      $    71   $       (1)   $   8,136

U.S. Government agencies and corporations               7,797           40          (20)       7,817

State and political subdivisions                       37,094          260         (327)      37,027

Corporate debt securities                              24,481          171         (576)      24,076

Mortgage-backed securities                            114,205          911         (373)     114,743

Equity securities                                       3,556            8         (138)       3,426
------------------------------------------------------------------------------------------------------
       Total securities available for sale         $  195,199      $ 1,461   $   (1,435)   $ 195,225
------------------------------------------------------------------------------------------------------


SECURITIES AVAILABLE FOR SALE                         DECEMBER 31, 2001         DECEMBER 31, 2000
======================================================================================================
                                                                 Estimated                 Estimated
                                                   Amortized       Fair       Amortized      Fair
Amounts in Thousands                                  Cost         Value        Cost         Value
======================================================================================================
Maturing within one year                           $    7,355   $    7,458  $     5,913   $    5,915

Maturing after one year but within five years          18,375       19,027       26,135       26,306

Maturing after five years but within ten years         14,471       14,517        9,113        9,020

Maturing after ten years                               36,581       36,477       36,277       35,815

No Maturity                                             4,323        4,297        3,556        3,426

Mortgage-backed securities                            116,381      118,312      114,205      114,743
------------------------------------------------------------------------------------------------------
       Total securities available for sale         $  197,486   $  200,088  $   195,199   $  195,225
------------------------------------------------------------------------------------------------------

         Proceeds from the sales of securities available for sale were $31.0 million in 2001, $23.8 million in 2000 and $26.5 million in 1999. Gross realized gains on sales were $414 thousand in 2001, $43 thousand in 2000 and $128 thousand in 1999. Gross realized losses on sales totaled $162 thousand in 2001, $273 thousand in 2000 and $115 thousand in 1999.

         Securities available for sale with a book value of $75.3 million and $63.8 million at December 31, 2001 and 2000, respectively, were pledged to secure public fund deposits, secured other borrowings and for other purposes required or permitted by law.

NOTE 4
LOANS

         Our mortgage, commercial and consumer loan activity is generally concentrated in Warren and Hunterdon counties in Western New Jersey and Northampton and Lehigh counties in Eastern Pennsylvania. Although we have a diversified loan portfolio, a substantial portion of our debtors' ability to honor their contracts is related to the strength of the local economies.

         Restructured loans were $1.4 million at December 31, 2001 and $1.5 million at December 31, 2000. Three restructured loans for a total of $781 thousand were returned to accrual status during 2001. There were no restructured loans returned to accrual status during 2000. Total nonaccrual loans included $257 thousand of restructured loans at December 31, 2001 and $1.1 million at December 31, 2000. Transfers from loans to other real estate owned totaled $272 thousand in 2001 and $319 thousand in 2000.

         The following table summarizes the nonaccrual and past due loans at December 31, 2001 and 2000:

Amounts in Thousands                            2001         2000
==================================================================
Nonaccrual loans                            $  2,245     $  3,369
------------------------------------------------------------------
Accrual loans past due
          90 days or more                   $      -     $     11
------------------------------------------------------------------
Interest income that would
          have been recorded under
          original terms                    $    665     $    362
------------------------------------------------------------------
Interest income recorded
          during the period                 $    456     $    264
==================================================================

         Loans to executive officers, directors and their affiliated interests amounted to $6.2 million at December 31, 2001 and $5.6 million at December 31, 2000. During 2001, $8.8 million of new loans were made, and repayments totaled $8.2 million. During 2000, $11.5 million of new loans were made, and repayments totaled $12.4 million. All such related party loans were current as to principal and interest payments and were granted on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than the normal risk of collectibility. At December 31, 2001, no loans to executive officers, directors and their affiliated interests were renegotiated, past due or on nonaccrual status.

NOTE 5
ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is based on estimates, and it is reasonably possible that ultimate losses may vary from the current estimates. These estimates are reviewed periodically and adjustments, as they become necessary, are reported in earnings in the periods in which they become known. An analysis of the allowance for loan losses as of December 31, 2001, 2000 and 1999, is as follows:

Amounts in Thousands                           2001        2000        1999
=============================================================================
Balance, beginning of year                  $  6,166    $  5,266    $  4,524
       Additions:
           Provisions charged to
              expense
                                                 900       1,263       1,048
           Recoveries of loans
              previously charged off
                                                 146          89          76
       Deductions:
            Loans charged off                   (837)       (452)       (382)
-----------------------------------------------------------------------------
Balance, end of year                        $  6,375    $  6,166    $  5,266
=============================================================================

         At December 31, 2001, total impaired loans were approximately $3.4 million, all of which were valued using the fair value of collateral. Based on this method, $145 thousand of the $6.4 million allowance for loan losses was allocated against the $3.4 million impairment. At December 31, 2000, total impaired loans were approximately $5.0 million, all of which were valued using the fair value of collateral. Based on this method, $420 thousand of the $6.2 million allowance for loan losses was allocated against the $5.0 million impairment. At December 31, 1999, total impaired loans were approximately $3.4 million, of which $419 thousand were valued based upon discounted cash flows and $2.98 million using the fair value of collateral. Based on these methods, $382 thousand of the $5.3 million allowance for loan losses was allocated against the $3.4 million of impaired loans. The remaining allowance for loan losses, totaling $6.2 million at December 31, 2001, $5.8 million at December 31, 2000, and $4.9 million at December 31, 1999 was available to absorb losses in the entire loan portfolio. Total average impaired loans were $4.6 million, during 2001, $4.8 million, during 2000, and $3.1 million during 1999. Interest income on impaired loans totaled $416 thousand in 2001, $368 thousand in 2000 and $162 thousand in 1999.

NOTE 6
PREMISES AND EQUIPMENT

         An analysis of premises and equipment as of December 31, 2001 and 2000, is as follows:

Amounts in Thousands                            2001         2000
==================================================================
Land and buildings                          $  6,452     $  6,335
Furniture and equipment                        6,749        5,677
Leasehold improvements                         2,306        2,039
------------------------------------------------------------------
      Total cost                              15,507       14,051

Less: Accumulated depreciation
      and amortization                        (7,516)      (6,461)
------------------------------------------------------------------
      Total premises and
             equipment, net                 $  7,991     $  7,590
==================================================================

         Included in furniture and equipment above are approximately $326 thousand of leased property under capital leases as of December 31, 2001. There was no property under capital leases as of December 31, 2000.

         Depreciation and amortization expense for premises and equipment was $1.1 million in 2001, $927 thousand in 2000 and $878 thousand in 1999.

NOTE 7
DEPOSITS

         An analysis of time deposits at December 31, 2001 and 2000, is as follows:

Amounts in Thousands                                         2001         2000
===============================================================================
Time deposits:
          Certificates less
                than $100,000                           $ 216,146     $235,573
          Certificates $100,000
                and over                                   53,838       58,160
-------------------------------------------------------------------------------
          Total time deposits                           $ 269,984     $293,733
===============================================================================

A maturity schedule of time deposits of $100,000 and over is as follows:

Amounts in Thousands                                         2001         2000
===============================================================================
          1 year or less                                 $ 38,350      $54,187
          1 through 2 years                                12,624        3,758
          2 through 3 years                                 2,633          215
          3 through 4 years                                   231            -
          Over 4 years                                          -            -
-------------------------------------------------------------------------------
          Total certificates                             $ 53,838      $58,160
           $100,000 and over
===============================================================================

NOTE 8
BORROWED FUNDS AND LONG-TERM DEBT

         An analysis of borrowed funds as of December 31, 2001 and 2000, is as follows:


                                                                   2001                        2000
                                                         -------------------------   -------------------------
                                               Maturity
Amounts in Thousands (except percentages)        date       Amount        Rate          Amount        Rate
--------------------------------------------------------------------------------------------------------------

Secured Customer Deposits                     Overnight         28,752      2.91%           19,323      4.55%
--------------------------------------------------------------------------------------------------------------

Federal Home Loan Bank repurchase agreements     2001                -          -            6,000      6.63%
                                                 2003            3,000      5.60%                -          -
                                                 2004            7,000      5.81%            4,000      5.94%
--------------------------------------------------------------------------------------------------------------

Federal Home Loan Bank advances                  2001                -          -            6,000      6.69%
--------------------------------------------------------------------------------------------------------------

Capital Lease Liability                          2004              312     18.37%                -         -
--------------------------------------------------------------------------------------------------------------
    Borrowed funds                                              39,064                      35,323
--------------------------------------------------------------------------------------------------------------

Federal Home Loan Bank advances                  2001                -          -            3,500      6.22%
                                                 2002            6,000      6.00%            3,000      6.58%
                                                 2003            3,000      7.15%            3,000      7.15%
                                                 2005            3,000      5.85%                -          -
--------------------------------------------------------------------------------------------------------------
    Long-term debt                                              12,000                       9,500
--------------------------------------------------------------------------------------------------------------
       Total borrowed funds and long-term debt              $   51,064                  $   44,823
==============================================================================================================

         At December 31, 2001, we maintained a $14.0 million leverage program with $10.0 million classified as FHLB repurchase agreements and $4.0 million classified as FHLB short-term debt. The weighted average cost of borrowings on the leverage program during 2001 was 5.74 percent. As of December 31, 2000, we maintained an $15.5 million leverage program with $10.0 million classified as FHLB repurchase agreements, $4.5 million classified as FHLB short-term debt and $1.0 million classified as FHLB long-term debt. The weighted average cost of borrowings on the leverage program during 2000 was 6.14 percent. All advances from the FHLB are collateralized by securities owned by Vista or by a blanket-lien on mortgage-related assets.

         We have approximately $44 million in additional borrowing capacity from the FHLB based on our FHLB stock held. Additional borrowing capacity exceeding this $44 million is available provided additional FHLB stock is purchased.

         Borrowed funds from directors and their affiliated interests amounted to $1.8 million and $2.0 million at December 31, 2001 and 2000, respectively, and are included above.

NOTE 9
EMPLOYEE BENEFIT PLANS

         We maintain a noncontributory defined benefit retirement plan, funded through a self-administered trust, covering most employees with one or more years of continuous employment.

         The following sets forth the plan's funded status at December 31, 2001 and 2000, the measurement dates, and amounts recognized in the consolidated balance sheets at December 31, 2001 and 2000:


Amounts in Thousands                                         2001               2000
=====================================================================================
Change in benefit obligation:
Benefit obligation at end of
              prior year:                               $ (5,348)          $ (5,225)
                    Service cost                            (285)              (274)
                    Interest cost                           (357)              (340)
                    Actuarial (losses) gains                 (49)                173
                    Benefit payments                         524                 318
-------------------------------------------------------------------------------------
Benefit obligation at year-end                          $ (5,515)          $  (5,348)
=====================================================================================
Change in plan assets:
Fair value of plan assets at
              end of prior year                         $  6,707           $   7,335
                    Contributions                              -                   -
                    Net investment loss                     (335)               (310)
                    Benefit payments                        (523)               (318)
-------------------------------------------------------------------------------------
Fair value of plan assets at
              year-end                                  $  5,849           $   6,707
-------------------------------------------------------------------------------------
Plan assets in excess of
              benefit obligation                        $    333           $   1,359
Unrecognized gain                                            (95)             (1,085)
Unrecognized prior service cost                             (268)               (303)
Unrecognized transition asset                               (107)               (142)
-------------------------------------------------------------------------------------
              Accrued pension cost                      $   (137)          $    (171)
=====================================================================================

         Net periodic pension cost for 2001, 2000 and 1999 included the following components:

Amounts in Thousands                               2001        2000        1999
===============================================================================
Service cost benefits earned
         during the year                        $   285     $   274     $   267
Interest cost on projected
         benefit obligation                         357         341         336
Expected return on plan assets                     (580)       (644)       (612)
Net amortization/(deferral)                         (96)       (163)       (141)
-------------------------------------------------------------------------------
         Net periodic pension cost
                   (benefit)                    $   (34)    $  (192)    $  (150)
===============================================================================

         In determining the periodic pension cost, the assumed discount rate was 7% in 2001, 7.00% in 2000, and 6.75% in 1999. In determining the benefit obligation, the assumed discount rate was 7% for 2001, 2000, and 1999. The rate of increase in future salary levels was 4% in 2001, 2000, and in 1999. The expected long-term rate of return on assets used in determining net periodic pension cost was 9% in 2001, 2000, and 1999.

At December 31, 2001 and 2000, the plan's assets consisted of the following components:

Amounts in Thousands                               2001        2000
====================================================================
Plan assets at year-end:
         Cash                                  $     51    $    300
         Fixed-income securities                  1,329       1,393
         Equity securities                        4,484       5,061
Liabilities:
         Accrued expenses and
                   taxes withheld                   (15)        (47)
--------------------------------------------------------------------
Market value of plan assets                    $  5,849    $  6,707
====================================================================

         We also maintain a qualified employee benefit plan under section 401(k) of the Internal Revenue Code covering substantially all full-time employees that have attained the age of 21 and have completed one year of service. Under the plan, employee contributions are partially matched by Vista. Matching contributions vest proportionally over five years of credited service. Total matching expense amounted to $132 thousand in 2001, $136 thousand in 2000, and $135 thousand in 1999.

         We also sponsor plans that provide contributory medical and noncontributory life insurance benefits covering most salaried and hourly employees. The cost of medical benefits was projected to increase at a rate of 5% in 2001 and for each year following. Increasing the assumed health care cost trend by one percent in each year would increase the accumulated postretirement benefit obligation (APBO) by $201 thousand and the aggregate of the service and interest components of net periodic postretirement cost for the year ended December 31, 2001, by $20 thousand. Decreasing the assumed health care cost trend by one percent in each year would decrease the APBO by $165 thousand and the aggregate of the service and interest components of net periodic postretirement cost for the year ended December 31, 2001, by $16 thousand. The present value of the APBO for each of these years assumed discount rate of 7%, for 2001, 2000, and 1999 respectively, while determination of net periodic postretirement benefit cost was based on a 7%, 7%, and 6.75% discount rate for 2001, 2000, and 1999, respectively. The rate of increase used in projecting future compensation levels was 4% in 2001, 2000, and 1999.

         The following sets forth the APBO and the net periodic postretirement benefit cost at December 31, 2001 and 2000:

Amounts in Thousands                                       2001          2000
==============================================================================
Benefit obligation at
         end of prior                                  $    989       $   926
         year:
               Service cost                                  40            26
               Interest cost                                 82            67
               Actuarial loss (gain)                        149           (2)
               Benefit payments                            (40)          (29)
               Loss from change in
               assumptions at year-end                      159             -
------------------------------------------------------------------------------
Benefit obligation at year-end                         $  1,379       $   988
------------------------------------------------------------------------------
Plan obligation in excess of plan assets               $  1,379       $   988
Unrecognized gain                                           145           471
Unrecognized transition asset                             (236)         (254)
------------------------------------------------------------------------------
         Accrued accumulated postretirement
               benefit                                 $  1,288       $ 1,205
==============================================================================

         The components of net periodic postretirement benefit cost for 2001, 2000, and 1999 were as follows:


Amounts in Thousands                                       2001          2000         1999
===========================================================================================
Service cost, benefits
         attributed to employee
         service during the year                        $    40        $   26       $   31
Interest cost on accumulated
         postretirement benefit
         obligation                                          82            67           63
Amortization of transition
         obligation                                          18            18           18
Amortization of net gain                                    (17)          (34)         (35)
-------------------------------------------------------------------------------------------
         Net periodic postretirement
               benefit cost                             $   123        $   77       $   77
===========================================================================================

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

NOTE 10
STOCK OPTION PLAN

         The stock-based incentive compensation plan, was approved by our shareholders in 1998, under which certain employees receive stock option awards. The plan permits options granted to qualify as Incentive Stock Options under the Internal Revenue Code. No awards were granted under the plan in 2001. Stock options are granted with an exercise price equal to 100 percent of market value at the date of grant, have a ten-year term and vest ratably over four years from the date of grant.

         The following table presents stock option activity and related information for the three years ended December 31, 2001.

                                                      WEIGHTED
                                                      AVERAGE
                                          EXERCISE    EXERCISE
                                            PRICE       PRICE       NUMBER
----------------------------------------------------------------------------
December 31, 1998                         $  15.11    $  15.11       61,119
----------------------------------------------------------------------------
              Granted                            -           -            -
              Canceled                           -           -            -
              Options exercised                  -           -            -
----------------------------------------------------------------------------
December 31, 1999                         $  15.11    $  15.11       61,119
----------------------------------------------------------------------------
              Granted                            -           -            -
              Canceled                           -           -            -
              Options exercised                  -           -            -
----------------------------------------------------------------------------
December 31, 2000                         $  15.11    $  15.11       61,119
----------------------------------------------------------------------------
              Granted                            -           -            -
              Canceled                           -           -            -
              Options exercised              15.11       15.11       32,470
----------------------------------------------------------------------------
December 31, 2001                         $  15.11    $  15.11       28,649
----------------------------------------------------------------------------

         At December 31, 2001, there were 66,219 additional shares available for grant under the Plan. The fair value of each option grant is estimated based on the date of grant using an option-pricing model. The following weighted-average assumptions were used in 1998: expected dividend yield of 2.29%; expected volatility of 21.0%; risk-free interest rate of 5.56%; and expected life of 5 years.

         We adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-based Compensation, and as permitted under SFAS No. 123 apply Accounting Principles Board Opinion No. 25 in accounting for the plan. Accordingly, no compensation expense has been recorded.

         If we had elected to adopt the optional recognition provisions of SFAS No. 123 for the stock option plan, reported net income and diluted earnings per share for 2001, 2000 and 1999 would have been changed to the pro forma amounts indicated below.

Amounts in Thousands
(except per share data)                        2001          2000          1999
================================================================================
Net Income
              As reported                 $   8,177     $   7,010     $   6,410
              Pro forma                   $   8,109     $   6,952     $   6,352
Diluted earnings per share
              As reported                 $    1.53     $    1.31     $    1.21
              Pro forma                   $    1.52     $    1.30     $    1.20
================================================================================

NOTE 11
INCOME TAXES

         The current and deferred amounts of the provision for income taxes for the years ended December 31, 2001, 2000 and 1999, were as follows:

Amounts in Thousands                            2001         2000        1999
--------------------------------------------------------------------------------
Federal:
           Current                           $   2,976     $  3,086    $  2,727
           Deferred benefit                         39        (431)       (237)
State:
           Current                                 464          503         396
           Deferred benefit                        (6)        (122)        (65)
--------------------------------------------------------------------------------
Provision for income taxes                   $   3,473     $  3,036    $  2,821

         A reconciliation of the differences between the effective tax rate and the statutory federal income tax rate of 34% in 2001, 2000, and 1999 is as follows:


Amounts in Thousands
(except percentages)                                    2001         2000        1999
----------------------------------------------------------------------------------------
Income tax at
           statutory rate                             $  3,961     $  3,415    $  3,139
Increase (decrease) in taxes
           resulting from:
           State taxes on income,
                    net of federal income
                    tax effect                             303          251         218
           Tax-exempt
                    interest income                      (509)        (583)       (603)
Other, net                                               (282)         (47)          67
----------------------------------------------------------------------------------------
Provision for income taxes                            $  3,473     $  3,036    $  2,821
----------------------------------------------------------------------------------------
Effective tax rate                                       29.8%        30.2%       30.6%
========================================================================================

         Items that gave rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000, were as follows:

Amounts in Thousands                                  2001         2000
----------------------------------------------------------------------------
Provision for loan losses                              $  2,415     $  2,344
Pension                                                      83           79
Postretirement benefits other
           than pension                                     526          452
Deferred loan fees                                          359          455
Other                                                       488          639
----------------------------------------------------------------------------
           Deferred tax asset                             3,871        3,969
----------------------------------------------------------------------------
Net unrealized gain on securities
           available for sale                               701            2
State taxes                                                 199          201
Discount accretion                                          183          148
Other                                                         3           17
----------------------------------------------------------------------------
           Deferred tax liability                         1,086          368
----------------------------------------------------------------------------
           Net deferred tax asset                      $  2,785     $  3,601
----------------------------------------------------------------------------

         The net deferred tax asset of $2.8 million at December 31, 2001 and $3.6 million at December 31, 2000, is included in other assets in the accompanying consolidated balance sheets. Although realization of deferred taxes is not assured, management believes it is more likely than not that all of the net deferred tax asset will be realized. Therefore, there is no valuation allowance recorded for deferred taxes.

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

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We evaluate each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. We were committed to advance $71.2 million and $49.1 million to our borrowers as of December 31, 2001 and 2000, respectively.

         Standby letters of credit are conditional commitments issued by Vista to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. We have entered into standby letters of credit with our customers totaling $2.2 million and $2.9 million as of December 31, 2001 and 2000, respectively.

         Vista did not (does not) issue or hold derivative instruments with the exception of loan commitments and standby letters of credit. These instruments are issued in the ordinary course of business to meet customer needs. Commitments to fund fixed-rate loans were immaterial at December 31, 2001. Variable-rate commitments were (are) generally issued for less than one year and carry market rates of interest. Such instruments are not likely to be affected by annual rate caps triggered by rising interest rates. Management believes that off-balance sheet risk is not material to the results of our operations or financial condition.

NONCANCELABLE LEASE COMMITMENTS

         At December 31, 2001, Vista was obligated under noncancelable operating leases for certain facilities and equipment. Total rental expense amounted to $1.6 million in 2001, $1.6 million in 2000 and $1.4 million in 1999.

         The minimum lease commitments for the year 2002 and thereafter are as follows:

Amounts in Thousand
-------------------------------------------------------------------------------
2002    $  1,337              2003    $  1,196                2004    $  1,072
2005    $    818              2006    $    616          After 2007    $  2,267
-------------------------------------------------------------------------------

NOTE 13
COMMON STOCK

         We maintain an Employee Stock Purchase Plan, a Dividend Reinvestment Plan and a Board of Directors Stock Purchase Plan. During 2001, 50,966 shares were issued under these plans. At December 31, 2001, 114,729 shares were reserved for issuance under these plans.

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

The following is a summary of the activity of the options relating to the ESPP for the periods ended December 31, 2001, 2000 and 1999:
                                                                AVERAGE
                                                   NUMBER        PRICE
                                                 OF SHARES     PER SHARE
----------------------------------------------------------------------------

Balance, December 31, 1998                               -              -
Options granted                                     23,819     $    20.75
Options exercised                                  (2,906)          18.93
Options canceled                                  (20,913)          16.75
----------------------------------------------------------------------------
Balance, December 31, 1999                               -              -
Options granted                                     25,950     $    18.13
Options exercised                                  (3,879)          15.08
Options canceled                                  (22,071)          17.13
----------------------------------------------------------------------------
Balance, December 31, 2000                               -              -
Options granted                                     34,700     $    14.88
Options exercised                                  (6,974)          18.61
Options canceled                                  (27,726)          26.52
----------------------------------------------------------------------------
Balance, December 31, 2001                               -              -

         At December 31, 2001, 14,326 shares were reserved for issuance under the ESPP. On May 21, 1999 25,000 additional shares were reserved for the ESPP.

         The Dividend Reinvestment Plan (DRP) allows any participating shareholder to reinvest dividends and invest additional cash to purchase common stock at a price computed using the same methodology as for the ESPP.

         At December 31, 2001, 89,727 shares were reserved for issuance under the DRP.

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

         At December 31, 2001, 10,676 shares were reserved for issuance under the BDSPP.

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

Permission from the Office of the Comptroller of the Currency (OCC) is required if the total of dividends declared in a calendar year exceeds the total of net profits or losses, as defined, for that year, combined with the retained net profits or losses of the preceding two years. The retained net profits for Vista Bank for the three years ended December 31, 2001, were $12.6 million.

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

REGULATORY CAPITAL REQUIREMENTS

                                                                         Minimum
                                               Actual                Required Capital           Well Capitalized
                                        ----------------------------------------------------------------------------
Amounts in Thousands                    Amount         Ratio       Amount          Ratio      Amount         Ratio
====================================================================================================================
As of December 31, 2001:
    Total Risk-Based Capital (to Risk
    Weighted Assets):
       Vista Bancorp, Inc.                 $61,750      11.9%         $41,432      8.0%             N/A      10.0%
       Vista Bank, N.A.                     59,455      11.5%          41,228                   $51,535
    Tier 1 Capital (to Risk Weighted
    Assets):
       Vista Bancorp, Inc.                 $55,375      10.7%         $20,716      4.0%             N/A       6.0%
       Vista Bank, N.A.                     53,080      10.3%          20,614                   $30,921
    Tier 1 Capital (to Quarterly
    Average Assets):
       Vista Bancorp, Inc.                 $55,375       7.7%         $28,891      4.0%             N/A       5.0%
       Vista Bank, N.A.                     53,080       7.4%          28,797                   $35,996

As of December 31, 2000:
    Total Risk-Based Capital (to Risk
    Weighted Assets):
       Vista Bancorp, Inc.                 $59,582      13.1%         $36,447      8.0%             N/A      10.0%
       Vista Bank, N.A.                     57,036      12.6%          36,237                   $45,296
    Tier 1 Capital (to Risk Weighted
    Assets):
       Vista Bancorp, Inc.                 $53,882      11.8%         $18,223      4.0%             N/A       6.0%
       Vista Bank, N.A.                     51,368      11.3%          18,118                   $27,178
    Tier 1 Capital (to Quarterly
    Average Assets):
       Vista Bancorp, Inc.                 $53,882       7.7%         $27,841      4.0%             N/A       5.0%
       Vista Bank, N.A.                     51,368       7.4%          27,746                   $34,682

NOTE 15
RECENT DEVELOPMENT

         On November 19, 2001, Vista Bancorp and United National Bancorp jointly announced they entered into a definitive agreement in which United will acquire Vista in a fixed exchange of cash and stock. United National Bancorp is the $1.9 billion asset commercial bank holding company for United Trust Bank which operates a network of 35 offices throughout Essex, Hunterdon, Middlesex, Morris, Somerset, Union and Warren counties in New Jersey.

NOTE 16
BRANCH AND DEPOSIT ACQUISITIONS

         In November of 2001, we opened our sixteenth full-service office in the Greenwich Station Mall, Greenwich Township, New Jersey. In addition to a full-service lobby, the branch will have safe deposit box facilities, drive-up tellers and 24-hour ATM banking. No deposits were acquired as part of these transactions.

         In the third quarter of 2001, Vista completed the acquisition of $8 million in deposits and certain loans of the Sovereign Bank office located at 117 Main Street in Flemington, New Jersey. All deposits and acquired loans were transferred to Vista's Flemington Office at 309 Highway 202, Flemington, New Jersey.


NOTE 17
DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

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

         The estimated fair values of Vista's financial instruments follows:

                                            DECEMBER 31, 2001                DECEMBER 31, 2000
                                    ------------------------------------------------------------------
                                           CARRYING           FAIR          CARRYING          FAIR
Amounts in Thousands                        VALUE            VALUE            VALUE           VALUE
------------------------------------------------------------------------------------------------------
Financial assets:
         Cash and cash equivalents       $    76,074      $    76,074      $   37,769     $    37,769
         Securities available for sale       200,088          200,088         195,225         195,225
         Net loans                           432,945          437,840         445,231         442,086
         Accrued interest receivable           3,512            3,512           3,869           3,869
------------------------------------------------------------------------------------------------------
Total financial assets                   $   712,619      $   717,514      $  682,094     $   678,949
------------------------------------------------------------------------------------------------------
Financial liabilities:
         Deposits                        $   625,528      $   627,549      $  592,700     $   592,944
         Borrowed funds                       39,064           39,340          35,323          35,381
         Long-term debt                       12,000           12,263           9,500           9,636
         Accrued interest payable                721              721           1,132           1,132
------------------------------------------------------------------------------------------------------
Total financial liabilities              $   677,313      $   679,873      $  638,655     $   639,093
------------------------------------------------------------------------------------------------------

NOTE 18
VISTA BANCORP, INC. (PARENT COMPANY ONLY)

     Vista Bancorp, Inc. operates a wholly-owned subsidiary Vista Bank, N.A., whose earnings are recognized using the equity method of accounting. Accordingly, earnings are recorded as increases in Vista's investment, and dividends paid reduce the investment in the subsidiary. Additional capital infusions into the subsidiary increase Vista's investment in the subsidiary.

         Condensed financial statements are presented on the following pages.

CONDENSED BALANCE SHEETS


                                                                December 31,              December 31,
Amounts in Thousands                                               2001                      2000
---------------------------------------------------------------------------------------------------------
ASSETS
      Cash and cash equivalents                               $          662           $             507
      Securities available for sale, at fair value with
          a cost of $507 and $507, respectively                          484                         379
      Investments in subsidiaries                                     57,527                      51,541
      Premises and equipment                                           1,799                       1,641
      Other assets                                                       472                         459
---------------------------------------------------------------------------------------------------------
              Total Assets                                    $       60,944           $          54,527
---------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

      Capital Lease Liability                                 $          312           $               -

      Other liabilities                                                  601                         556
---------------------------------------------------------------------------------------------------------
              Total Liabilities                                          913                         556

      Shareholders' Equity                                            60,031                      53,971
---------------------------------------------------------------------------------------------------------
              Total Liabilities and Shareholders' Equity      $       60,944           $          54,527
---------------------------------------------------------------------------------------------------------


CONDENSED STATEMENTS OF INCOME

                                                                 For The Years Ended December 31,
                                                       =====================================================
      Amounts in Thousands                                   2001                 2000                 1999
------------------------------------------------------------------------------------------------------------
Income:
          Dividend income from subsidiaries            $    4,790           $    2,904            $   2,835
          Interest income                                      39                   48                   89
          Other income                                          -                   12                    -
          Net (losses) gains on sale of securities              -                  (8)                    1
          Income from service fees                          4,560                4,380                3,360
------------------------------------------------------------------------------------------------------------
                Total Operating Income                      9,389                7,336                6,285
------------------------------------------------------------------------------------------------------------
Expense:
          Interest expense                                     10                    -                    -
          Salaries and benefits                             3,032                2,626                2,350
          Occupancy expense                                   367                  323                  143
          Furniture and equipment expense                   1,122                1,059                  767
          Other expense                                     1,274                  907                  841
------------------------------------------------------------------------------------------------------------
                Total Operating Expense                     5,805                4,915                4,101
------------------------------------------------------------------------------------------------------------
Income Before Income Tax Benefit and
          Equity in Undistributed Earnings of
                Subsidiaries                                3,584                2,421                2,184
          Income Tax Benefit                                  411                  165                  197
------------------------------------------------------------------------------------------------------------
Income Before Equity in Undistributed
          Earnings of Subsidiaries                          3,995                2,586                2,381
Equity in Undistributed Earnings of Subsidiaries            4,182                4,424                4,029
------------------------------------------------------------------------------------------------------------
          Net Income                                   $    8,177           $    7,010             $  6,410
============================================================================================================


CONDENSED STATEMENTS OF CASH FLOWS
                                                                     For the Years Ended December 31,
                                                                    ===================================
Amounts in Thousands                                                      2001        2000        1999
-------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
     Net Income                                                     $    8,177   $   7,010   $   6,410
              Adjustments to reconcile net income to net cash
              provided by operating activities:
               Depreciation and amortization                               339         200         233
               Equity in undistributed earnings of subsidiaries         (4,182)     (4,424)     (4,029)
               Net change in other assets and other liabilities             (3)         93          31
               Net losses (gains) on sale of securities                      -           8          (1)
-------------------------------------------------------------------------------------------------------
                    Net Cash Provided by Operating Activities            4,331       2,887       2,644
-------------------------------------------------------------------------------------------------------

Cash Flows From Investing Activities:
     Proceeds from maturities of securities available for sale               -           -         500
     Proceeds from sales of securities available for sale                    -         117         501
     Purchases of securities avaliable for sale                              -           -         (99)
     Net capital expenditures                                             (498)     (1,168)       (443)
-------------------------------------------------------------------------------------------------------
                    Net Cash (Used In) Provided by Investing
                       Activities                                         (498)     (1,051)        459
-------------------------------------------------------------------------------------------------------

Cash Flows From Financing Activities:
     Increase in other borrowings                                          312           -           -
     Net proceeds from issuance of common stock                          1,476       1,218       1,146
     Net treasury stock transactions                                    (2,143)       (583)       (929)
     Cash dividends paid                                                (3,323)     (2,969)     (2,575)
-------------------------------------------------------------------------------------------------------
                    Net Cash Used In Financing Activities               (3,678)     (2,334)     (2,358)
-------------------------------------------------------------------------------------------------------

                    Net Increase (Decrease) in Cash and Cash
                      Equivalents                                          155       (498)         745
                    Cash and Cash Equivalents, Beginning of Year           507       1,005         260
-------------------------------------------------------------------------------------------------------
                    Cash and Cash Equivalents, End of Year           $     662   $     507   $   1,005
=======================================================================================================

NOTE 19
SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

         The following tables summarize certain 2001 and 2000 quarterly financial information for Vista and are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the results for each quarter have been included.

    Amounts in Thousands (except per share data)

    2001                                                  MARCH 31        JUNE 30         SEPTEMBER 30      DECEMBER 31
    =====================================================================================================================
    Interest Income                                      $   12,637     $    12,510      $       11,997     $    11,668
    Interest Expense                                          6,313           5,899               5,246           4,696
    ---------------------------------------------------------------------------------------------------------------------
            Net Interest Income                               6,324           6,611               6,751           6,972

    ---------------------------------------------------------------------------------------------------------------------
    Provision for Loan Losses                                   225             225                 225             225
    ---------------------------------------------------------------------------------------------------------------------
            Net Interest Income After Provision               6,099           6,386               6,526           6,747
            for Loan Losses
    ---------------------------------------------------------------------------------------------------------------------
    Net Gain (Loss) on Sales of Securities                       85              89                  85              (8)
    Noninterest Income                                          981           1,179               1,368           1,450
    Noninterest Expense                                       4,710           4,854               4,832           4,941
    ---------------------------------------------------------------------------------------------------------------------
            Income Before Provision for Income Taxes          2,455           2,800               3,147           3,248

    ---------------------------------------------------------------------------------------------------------------------
    Provision for Income Taxes                                  659             851                 952           1,011
    ---------------------------------------------------------------------------------------------------------------------
                      Net Income                         $    1,796     $     1,949      $        2,195     $     2,237
    ---------------------------------------------------------------------------------------------------------------------
                      Basic Earnings per Share           $     0.33     $      0.36      $         0.41     $      0.42
    =====================================================================================================================

    Amounts in Thousands (except per share data)

    2000                                                  MARCH 31        JUNE 30         SEPTEMBER 30      DECEMBER 31
    =====================================================================================================================
    Interest Income                                      $   11,844     $    12,543      $       12,816     $    13,003
    Interest Expense                                          5,555           6,095               6,426           6,586
    ---------------------------------------------------------------------------------------------------------------------
            Net Interest Income                               6,289           6,448               6,390           6,417

    Provision for Loan Losses                                   316             315                 315             316
    ---------------------------------------------------------------------------------------------------------------------
            Net Interest Income After Provision               5,973           6,133               6,075           6,101
            for Loan Losses
    ---------------------------------------------------------------------------------------------------------------------
    Net (Loss) Gain on Sales of Securities                     (242)             20                   -              (8)
    Noninterest Income                                        1,204             982               1,108           1,125
    Noninterest Expense                                       4,387           4,596               4,855           4,588
    ---------------------------------------------------------------------------------------------------------------------
            Income Before Provision for Income Taxes          2,548           2,539               2,328           2,630

    Provision for Income Taxes                                  799             798                 656             782
    ---------------------------------------------------------------------------------------------------------------------

                      Net Income                         $    1,749     $     1,741      $        1,672     $     1,848
    ---------------------------------------------------------------------------------------------------------------------

                      Basic Earnings per Share           $     0.32     $      0.32      $         0.31     $      0.34
    =====================================================================================================================

NOTE 20
TRANSFERS OF FINANCIAL ASSETS

         The following table summarizes the changes in mortgage and SBA loan servicing rights:

                                            YEARS ENDED DECEMBER 31,
Amounts in Thousands                          2001              2000
---------------------------------------------------------------------
Balance, beginning of year                 $   303          $    153
          Originations
                                                79               209
          Sales
                                                 -                 -
          Amortization
                                              (68)              (59)
---------------------------------------------------------------------
Balance, end of year                       $   314          $    303
---------------------------------------------------------------------

         Loan servicing assets, net of related amortization, increased to $314 thousand due to SBA loan originations. At December 31, 2001, $10.9 million in SBA and mortgage loans were being serviced compared to $10.6 million in serviced assets at December 31, 2000.

NOTE 21
OTHER COMPREHENSIVE INCOME

         We held securities classified as available for sale, which experienced net unrealized pre-tax appreciation in value of $2.6 million during the year ended December 31, 2001, pre-tax appreciation in value of $7.4 million during the year ended December 31, 2000 and pre-tax depreciation in value of $9.5 million during the year ended December 31, 1999. The before-tax and after-tax amount for this category as well as the tax benefit, is summarized below.

                                                                      December 31, 2001
                                                       ----------------------------------------------
                                                         Before Tax          Tax        Net-of-Tax
Amounts in Thousands                                       Amount                          Amount
-----------------------------------------------------------------------------------------------------
Unrealized gains on securities:
          Unrealized holding gains
                arising during period                       $    2,828       $    771      $   2,057
          Less: Reclassification adjustment
                for gains realized in net income                   252             68            184
-----------------------------------------------------------------------------------------------------
Net unrealized gain                                              2,576            703          1,873
-----------------------------------------------------------------------------------------------------
Other comprehensive income                                  $    2,576       $    703      $   1,873
-----------------------------------------------------------------------------------------------------
                                                                    December 31, 2000
                                                       ----------------------------------------------
                                                         Before Tax          Tax         Net-of-Tax
Amounts in Thousands                                       Amount          (Benefit)       Amount
-----------------------------------------------------------------------------------------------------
Unrealized gains on securities:
          Unrealized holding gains
                arising during period                       $    7,153      $   1,954      $   5,199
          Less: Reclassification adjustment
                for losses realized in net income                 (230)           (65)          (165)
-----------------------------------------------------------------------------------------------------
Net unrealized gain                                              7,383          2,019          5,364
-----------------------------------------------------------------------------------------------------
Other comprehensive income                                  $    7,383      $   2,019      $   5,364
-----------------------------------------------------------------------------------------------------
                                                                    December 31, 1999
                                                       ----------------------------------------------
                                                         Before Tax          Tax         Net-of-Tax
Amounts in Thousands                                       Amount          (Benefit)       Amount
-----------------------------------------------------------------------------------------------------
Unrealized gains on securities:
          Unrealized holding gains
                arising during period                       $  (9,463)     $   2,570      $  (5,893)
          Less: Reclassification adjustment
                for losses realized in net income                  13              4              9
-----------------------------------------------------------------------------------------------------
Other comprehensive income                                  $  (9,476)     $   2,574      $  (6,902)
-----------------------------------------------------------------------------------------------------

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Shareholders
Vista Bancorp, Inc.
Phillipsburg, New Jersey

        We have audited the accompanying consolidated balance sheets of Vista Bancorp, Inc. and Subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vista Bancorp, Inc. and Subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ McGladrey & Pullen, LLP
---------------------------
McGladrey & Pullen, LLP
Blue Bell, Pennsylvania
January 25, 2002

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Vista Bancorp, Inc.
Phillipsburg, New Jersey

        We have audited the accompanying consolidated balance sheet of Vista Bancorp, Inc. and Subsidiaries as of December 31, 1999 and the related consolidated statement of income, changes in shareholders' equity and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vista Bancorp, Inc. and Subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the year ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ Rudolph, Palitz LLC
-----------------------
Rudolph, Palitz LLC
January 28, 2000
Blue Bell, Pennsylvania

SELECTED CONSOLIDATED FINANCIAL SUMMARY

Not covered by Report of Independent Accountants


Amounts in Thousands
(except per share and share data and ratios)                                        2001            2000             1999
=============================================================================================================================
Selected Balance Sheet Data:
    Total Assets                                                             $   740,082    $    695,258     $    654,668
    Total Securities                                                             200,088         195,225          202,275
    Total Loans                                                                  439,320         451,397          410,878
    Allowance for Loan Losses                                                      6,375           6,166            5,266
    Total Net Loans                                                              432,945         445,231          405,612
    Total Deposits                                                               625,528         592,700          567,122
    Total Shareholders' Equity                                                    60,031          53,971           43,960
=============================================================================================================================

Selected Income Statement Data:
    Total Interest Income                                                    $    48,812    $     50,207     $     43,954
    Total Interest Expense                                                        22,154          24,663           20,311
-----------------------------------------------------------------------------------------------------------------------------
         Net Interest Income                                                      26,658          25,544           23,643
    Provision for Loan Losses                                                        900           1,263            1,048
-----------------------------------------------------------------------------------------------------------------------------
         Net Interest Income After Provision for Loan Losses                      25,758          24,281           22,595
    Total Noninterest Income                                                       5,229           4,209            4,159
    Total Noninterest Expense                                                     19,337          18,444           17,523
-----------------------------------------------------------------------------------------------------------------------------
         Income Before Provision for Income Taxes                                 11,650          10,046            9,231
    Provision for Income Taxes                                                     3,473           3,036            2,821
-----------------------------------------------------------------------------------------------------------------------------
         Net Income                                                          $     8,177    $      7,010     $      6,410
=============================================================================================================================

Per Share Data: (1)
    Net Income Per Share                                                     $      1.53    $       1.31     $       1.21
    Cash Dividends                                                                  0.62            0.55             0.48
    Book Value (2)                                                                 11.25           10.07             8.28
    Weighted Average Number of Common Shares Outstanding
         for the Years Ended December 31,                                      5,326,587       5,336,957        5,300,828
=============================================================================================================================

Consolidated Ratios:
    Return on Average Assets                                                        1.17%           1.02%            1.02%
    Return on Average Equity                                                       14.79           13.65            13.56
    Dividend Payout Ratio                                                          40.54           42.27            40.03
    Allowance for Loan Losses to Total Loans                                        1.45            1.37             1.28
    Total Shareholders' Equity to Total Assets                                      8.11            7.76             6.71
    Capital Adequacy Ratios: (3)
         Leverage Capital                                                           7.67            7.74             7.45
         Tier I Risk-based Capital                                                 10.69           11.83            12.00
         Total Risk-based Capital                                                  11.92           13.08            13.25
=============================================================================================================================

Amounts in Thousands
(except per share and share data and ratios)                                        1998          1997
===========================================================================================================
Selected Balance Sheet Data:
    Total Assets                                                             $   593,046    $  543,467
    Total Securities                                                             180,163       187,746
    Total Loans                                                                  369,526       317,489
    Allowance for Loan Losses                                                      4,524         4,148
    Total Net Loans                                                              365,002       313,341
    Total Deposits                                                               522,742       483,756
    Total Shareholders' Equity                                                    46,836        43,302
===========================================================================================================

Selected Income Statement Data:
    Total Interest Income                                                    $    40,283    $   37,948
    Total Interest Expense                                                        19,430        19,198
-----------------------------------------------------------------------------------------------------------
         Net Interest Income                                                      20,853        18,750
    Provision for Loan Losses                                                        780           830
-----------------------------------------------------------------------------------------------------------
         Net Interest Income After Provision for Loan Losses                      20,073        17,920
    Total Noninterest Income                                                       3,564         2,800
    Total Noninterest Expense                                                     16,063        14,036
-----------------------------------------------------------------------------------------------------------
         Income Before Provision for Income Taxes                                  7,574         6,684
    Provision for Income Taxes                                                     2,298         2,171
-----------------------------------------------------------------------------------------------------------
         Net Income                                                          $     5,276    $    4,513
===========================================================================================================

Per Share Data: (1)
    Net Income Per Share                                                     $      0.99        $ 0.86
    Cash Dividends                                                                  0.40          0.32
    Book Value (2)                                                                  8.84          8.17
    Weighted Average Number of Common Shares Outstanding
         for the Years Ended December 31,                                      5,317,586     5,239,163
===========================================================================================================

Consolidated Ratios:
    Return on Average Assets                                                        0.93%         0.85%
    Return on Average Equity                                                       11.83         11.18
    Dividend Payout Ratio                                                          39.10         38.27
    Allowance for Loan Losses to Total Loans                                        1.22          1.31
    Total Shareholders' Equity to Total Assets                                      7.90          7.97
    Capital Adequacy Ratios: (3)
         Leverage Capital                                                           7.73          7.61
         Tier I Risk-based Capital                                                 12.76         13.58
         Total Risk-based Capital                                                  14.01         14.99
===========================================================================================================

(1) Adjusted for 10 percent stock dividend paid on June 10, 1998 and 5 percent stock dividends paid on May 21, 1999, May 26, 2000, and May 25, 2001.

(2)   Book value per share is computed using period-end shares outstanding.

(3) Capital ratios are computed using period-end regulatory capital which excludes the SFAS No. 115 adjustment to capital in accordance with the Federal Reserve Bank's Capital Guidelines.